                        IN THE UNITED STATES BANKRUPTCY COURT
                        FOR THE EASTERN DISTRICT OF LOUISIANA


In the Matter of:                 :    No. 95-14545 TMB
                                  :    Section A
HARRAH'S JAZZ COMPANY,            :
                                  :    JOINTLY ADMINISTERED
                   Debtor.        :    WITH
----------------------------------:
                                  :
In the Matter of:                 :    No. 95-14544 TMB
                                  :    Section A
HARRAH'S JAZZ FINANCE CORP.,      :
                                  :    Chapter 11
                   Debtor.        :    Reorganization
----------------------------------:
                                  :
In the Matter of:                 :    No. 95-14871 TMB
                                  :    Section A
HARRAH'S NEW ORLEANS              :
INVESTMENT COMPANY,               :
                                  :    Chapter 11
                   Debtor.        :    Reorganization
----------------------------------:


                  DEBTORS' FIFTH AMENDED JOINT DISCLOSURE STATEMENT
              PURSUANT TO SECTIONS 1125 AND 1127 OF THE BANKRUPTCY CODE



                                  December 10, 1997

                            UNITED STATES BANKRUPTCY COURT
                            EASTERN DISTRICT OF LOUISIANA


In the Matter of:                 :    No. 95-14545 TMB
                                  :    Section A
HARRAH'S JAZZ COMPANY,            :
                                  :    JOINTLY ADMINISTERED
                   Debtor.        :    WITH
----------------------------------
                                  :
In the Matter of:                 :    No. 95-14544 TMB
                                  :    Section A
HARRAH'S JAZZ FINANCE CORP.,      :
                                  :    Chapter 11
                   Debtor.        :    Reorganization
----------------------------------:
                                  :
In the Matter of:                 :    No. 95-14871 TMB
                                  :    Section A
HARRAH'S NEW ORLEANS              :
INVESTMENT COMPANY,               :
                                  :    Chapter 11
                   Debtor.        :    Reorganization
----------------------------------:

                  DEBTORS' FIFTH AMENDED JOINT DISCLOSURE STATEMENT
              PURSUANT TO SECTIONS 1125 AND 1127 OF THE BANKRUPTCY CODE


Dated: December 10, 1997

                                       JENNER & BLOCK
                                       One IBM Plaza
                                       Chicago, Illinois 60611
                                       Telephone:  (312) 222-9350
                                       Fax:  (312) 840-7353

                                       WILLIAM HARDY PATRICK, III
                                       A Professional Corporation
                                       10636 Linkwood Court
                                       Baton Rouge, Louisiana 70810-2854
                                       Telephone:  (504) 767-1460
                                       Fax:  (504) 769-0010

                                       Attorneys for Harrah's Jazz Company
                                       and Harrah's Jazz Finance Corp.

                                       BRONFIN & HELLER, LLC
                                       650 Poydras Street, Suite 2500
                                       New Orleans, Louisiana 70130
                                       Telephone:  (504) 568-1888
                                       Fax:  (504) 522-0949

                                       Attorneys for Harrah's New Orleans
                                       Investment Company

                                       LATHAM & WATKINS
                                       885 Third Avenue
                                       New York, New York 10022
                                       Telephone:  (212) 906-1200
                                       Fax:  (212) 751-4864

                                       Attorneys for Harrah's
                                       Entertainment, Inc.

                                  TABLE OF CONTENTS

I.  INTRODUCTION..............................................................1

II.  OVERVIEW OF THE PLAN . . . . . . . . . . . . . . . . . . . . . . . .    6

III.  GENERAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . .   21
        A.   Description of HJC and Events Leading
             to Commencement of Chapter 11 Cases. . . . . . . . . . . . .   21
        B.   Description of the Casino. . . . . . . . . . . . . . . . . .   23
        C.   Construction . . . . . . . . . . . . . . . . . . . . . . . .   25
        D.   Description of the Manage. . . . . . . . . . . . . . . . . .   25
        E.   Certain Prepetition Legal Proceedings. . . . . . . . . . . .   25
             1.       McCall Litigation . . . . . . . . . . . . . . . . .   26
             2.       Tucker Litigation . . . . . . . . . . . . . . . . .   28
             3.       Landmarks Litigation (Joan of Arc). . . . . . . . .   28
             4.       Tucker Litigation (Joan of Arc) . . . . . . . . . .   29
             5.       HNOIC/NOLDC Litigation. . . . . . . . . . . . . . .   30
        F.   Regulation . . . . . . . . . . . . . . . . . . . . . . . . .   30
        G.   Employees. . . . . . . . . . . . . . . . . . . . . . . . . .   35

IV.  EVENTS DURING THE CHAPTER 11 CASES . . . . . . . . . . . . . . . . .   35
        A.   Filing of the Chapter 11 Petitions . . . . . . . . . . . . .   35
        B.   Retention of Professionals by the Debtors. . . . . . . . . .   36
        C.   Appointment of the Official Committees . . . . . . . . . . .   37
        D.   Litigation With the City of New Orleans and the RDC. . . . .   39
        E.   HJC's Use of Cash Collateral . . . . . . . . . . . . . . . .   42
        F.   Enclosure of the Casino Structure. . . . . . . . . . . . . .   44
        G.   Debtor In Possession Financing Provided by
             HET or Its Affiliates. . . . . . . . . . . . . . . . . . . .   44
        H.   Debtors' Exclusive Right to File Plan(s) . . . . . . . . . .   47
        I.   Discovery of the Proponents and Others . . . . . . . . . . .   47
        J.   Litigation with HJC's Prepetition Contractors. . . . . . . .   47
             1.       Centex Lawsuit. . . . . . . . . . . . . . . . . . .   47
             2.       Other Litigation With Centex. . . . . . . . . . . .   48
             3.       Broadmoor's Motion to Compel
                      Assumption or Rejection . . . . . . . . . . . . . .   49
             4.       Broadmoor's Motions for Relief from
                      the Automatic Stay. . . . . . . . . . . . . . . . .   49
        K.   Bondholders Committee's Application for Order
             Permitting Securities Trading in Certain Circumstances . . .   49
        L.   WARN Act Litigation. . . . . . . . . . . . . . . . . . . . .   49
        M.   Bondholder Class Actions . . . . . . . . . . . . . . . . . .   51
        N.   Sapir Litigation . . . . . . . . . . . . . . . . . . . . . .   53
        O.   Bar Date . . . . . . . . . . . . . . . . . . . . . . . . . .   54
        P.   Claims Analysis. . . . . . . . . . . . . . . . . . . . . . .   54
        Q.   Negotiations With Other Parties. . . . . . . . . . . . . . .   55
        R.   Filing of Plan on April 3, 1996 and
             Confirmation of Third Amended Plan . . . . . . . . . . . . .   55
        S.   United States Trustee's Motion to Convert or Dismiss . . . .   56
        T.   Filing of Certain Lawsuits by Debtors and NOLDC. . . . . . .   56

V.  THE PLAN OF REORGANIZATION. . . . . . . . . . . . . . . . . . . . . .   57
        A.   Classification and Treatment of Claims and
             Equity Interests . . . . . . . . . . . . . . . . . . . . . .   57
             1.       Administrative Expense Claims . . . . . . . . . . .   57
             2.       Priority Tax Claims . . . . . . . . . . . . . . . .   58
             3.       Class A1 -- Other Priority Claims (Impaired). . . .   58
             4.       Class A2 -- Non-Bondholder Secured
                      Claims (Impaired) . . . . . . . . . . . . . . . . .   59
             5.       Class A3 -- Bank Claims and Old Bank Collateral
                      Agent Claims (Impaired) . . . . . . . . . . . . . .   59
             6.       Class A4 -- Bondholder Claims (Impaired). . . . . .   61
             7.       Class A5 -- Old Indenture Predecessor Trustee
                      and Old Indenture Predecessor Collateral Agent
                      Claims (Impaired) . . . . . . . . . . . . . . . . .   63
             8.       Class A6 -- WARN Act Claims (Impaired). . . . . . .   63
             9.       Class A7 -- General Unsecured Claims (Impaired) . .   64
             10.      Class A8 -- Penalty Claims (Impaired) . . . . . . .   64
             11.      Class A9 -- HJC Equity Interests (Impaired) . . . .   65
             12.      Class B1 -- Other Priority Claims (Impaired). . . .   65
             13.      Class B2 -- Bank Claims (Impaired). . . . . . . . .   65
             14.      Class B3 -- Bondholder Claims (Impaired). . . . . .   65
             15.      Class B4 -- WARN Act Claims (Impaired). . . . . . .   66
             16.      Class B5 -- General Unsecured Claims (Impaired) . .   66
             17.      Class B6 -- Penalty Claims (Impaired) . . . . . . .   66
             18.      Class B7 -- Equity Interests (Impaired) . . . . . .   66
             19.      Class C1 -- Other Priority Claims (Impaired). . . .   66
             20.      Class C2 -- Secured Claims (Impaired) . . . . . . .   67
             21.      Class C3 -- WARN Act Claims (Impaired). . . . . . .   67
             22.      Class C4 -- Unsecured Claims (for which
                      HJC is liable) (Impaired) . . . . . . . . . . . . .   67
             23.      Class C5 -- General Unsecured Claims (Impaired) . .   67
             24.      Class C6 -- NOLDC/Showboat Claim (Impaired) . . . .   68
             25.      Class C7 -- Penalty Claims (Impaired) . . . . . . .   68
             26.      Class C8 -- Equity Interests (Impaired) . . . . . .   68
        B.   Settlement of Certain Claims and Prosecution and
             Assignment of Certain Claims . . . . . . . . . . . . . . . .   68
             1.       NOLDC Shareholders/HET Settlement Agreement;
                      GPCI and Hemmeter/HET Settlement Agreement;
                      Froelich/HET Settlement Agreement; NOLDC/Grand
                      Palais Settlement Agreement . . . . . . . . . . . .   79
             2.       Release by Debtors of Causes of Action Against
                      the HET Group, the Debtors Group, the
                      Bondholders Committee Group, NOLDC Group and
                      Grand Palais Group. . . . . . . . . . . . . . . . .   81
             3.       Release by Bondholders of Causes of Action
                      Against HET Group, Debtors Group, Bondholders
                      Committee Group, City Group, State Group,
                      NOLDC Group, Grand Palais Group, and
                      Bank/Underwriter Group. . . . . . . . . . . . . . .   82
             4.       Release by Debtors of Causes of Action Against
                      Bank/Underwriter Group. . . . . . . . . . . . . . .   83
             5.       Release by Debtors of Causes of Action Against
                      the State Group . . . . . . . . . . . . . . . . . .   84
             6.       Release by Debtors of Causes of Action Against
                      the City and RDC. . . . . . . . . . . . . . . . . .   84
             7.       Release by Grand Palais Bondholders of Causes of
                      Action Against the HET Group, the Debtors Group,
                      the Bondholders Committee Group, the City Group,
                      the State Group, the NOLDC Group, the Grand Palais
                      Group and the Bank/Underwriter Group. . . . . . . .   85
             8.       Injunction Against Commencement of Individual
                      Actions Against the HET Group, the Debtors Group,
                      the Bondholders Committee Group, the City Group,
                      the State Group, the NOLDC Group, the Grand Palais
                      Group and the Bank/Underwriter Group. . . . . . . .   86
             9.       Assigned Litigation Claims. . . . . . . . . . . . .   87
             10.      Extinguishment of Certain Causes of Action
                      Under the Avoiding Power Provisions . . . . . . . .   87
             11.      Assignment and Prosecution of Assigned
                      Litigation Claims, Judgment Reduction Protection
                      and Distribution of Recoveries from Assigned
                      Litigation Claims . . . . . . . . . . . . . . . . .   88
             12.      Approval of Other Settlement Agreements . . . . . .   89
        C.   Executory Contracts and Unexpired Leases . . . . . . . . . .   90
             1.       General Development Agreement . . . . . . . . . . .   91
             2.       Canal Street Casino Lease . . . . . . . . . . . . .   93
             3.       Casino Operating Contract . . . . . . . . . . . . .   95
             4.       Management Agreement. . . . . . . . . . . . . . . .   96
             5.       Completion Guarantees . . . . . . . . . . . . . . .   98
             6.       Completion Loan Agreement . . . . . . . . . . . . .  101
             7.       Construction Lien Indemnity Obligation Agreement. .  101
             8.       Basin Street Casino Lease . . . . . . . . . . . . .  101
             9.       Title Insurance . . . . . . . . . . . . . . . . . .  103
             10.      Broadmoor Contract. . . . . . . . . . . . . . . . .  103
             11.      Architect Contract. . . . . . . . . . . . . . . . .  103
             12.      Audubon Contract. . . . . . . . . . . . . . . . . .  103
             13.      Centex Contract . . . . . . . . . . . . . . . . . .  104
        D.   Means for Implementation and Execution of the Plan . . . . .  104
             1.       General Corporate Matters . . . . . . . . . . . . .  104
             2.       Effective Date Transactions . . . . . . . . . . . .  104
             3.       Distributions Generally . . . . . . . . . . . . . .  113
             4.       Services of Old Indenture Trustee . . . . . . . . .  114
             5.       Distributions to be Made to Bondholders as of
                      Distribution Record Date. . . . . . . . . . . . . .  114
             6.       Cancellation and Surrender of Existing
                      Securities and Agreements . . . . . . . . . . . . .  114
             7.       Distributions of Cash . . . . . . . . . . . . . . .  114
             8.       Timing of Distributions . . . . . . . . . . . . . .  114
             9.       Hart-Scott-Rodino Compliance. . . . . . . . . . . .  115
             10.      Minimum Distributions; No Duplicative
                      Distributions; No Interest. . . . . . . . . . . . .  115
             11.      Fractional Shares . . . . . . . . . . . . . . . . .  115
             12.      Delivery of Distributions . . . . . . . . . . . . .  115
             13.      Fees and Expenses of Disbursing Agents. . . . . . .  115
             14.      Time Bar to Cash Payments . . . . . . . . . . . . .  116
             15.      Transfer of Release Pool Distributions. . . . . . .  116
             16.      Objection Deadline. . . . . . . . . . . . . . . . .  116
             17.      Authority to Oppose Claims. . . . . . . . . . . . .  116
             18.      No Distributions Pending Allowance. . . . . . . . .  117
             19.      Determination by Bankruptcy Court . . . . . . . . .  117
             20.      Treatment of Disputed Claims. . . . . . . . . . . .  117
        E.   Effect of Confirmation of Plan . . . . . . . . . . . . . . .  117
             1.       Revesting of Assets . . . . . . . . . . . . . . . .  117
             2.       Discharge of Debtor . . . . . . . . . . . . . . . .  118
             3.       Dissolution of Debtors. . . . . . . . . . . . . . .  119
             4.       Exculpations. . . . . . . . . . . . . . . . . . . .  119

        F.   Conditions Precedent to Confirmation and Effective Date. . .  119
             1.       Effective Date. . . . . . . . . . . . . . . . . . .  119
             2.       Condition Precedent to Confirmation of the Plan . .  120
             3.       Conditions Precedent to Effective Date. . . . . . .  120
             4.       Waiver of Conditions. . . . . . . . . . . . . . . .  122
             5.       Effect of Failure of Conditions . . . . . . . . . .  122
             6.       Status of Satisfaction of Conditions. . . . . . . .  123
        G.   Miscellaneous Provisions . . . . . . . . . . . . . . . . . .  124
             1.       Retention of Jurisdiction . . . . . . . . . . . . .  124
             2.       Exemption from Transfer Taxes . . . . . . . . . . .  124
             3.       Post-Confirmation Date Fees and Expenses of
                      Professional Persons. . . . . . . . . . . . . . . .  124
             4.       Committees. . . . . . . . . . . . . . . . . . . . .  124
             5.       Amendment or Modification
                      of the Plan; Severability . . . . . . . . . . . . .  124
             6.       Revocation or Withdrawal of the Plan. . . . . . . .  125
             7.       Binding Effect. . . . . . . . . . . . . . . . . . .  125
             8.       JCC Intermediary. . . . . . . . . . . . . . . . . .  125

VI.  CONFIRMATION AND CONSUMMATION PROCEDURE. . . . . . . . . . . . . . .  125
        A.   Solicitation of Votes. . . . . . . . . . . . . . . . . . . .  125
        B.   The Confirmation Hearing . . . . . . . . . . . . . . . . . .  126
        C.   Confirmation . . . . . . . . . . . . . . . . . . . . . . . .  127
             1.       Acceptance. . . . . . . . . . . . . . . . . . . . .  127
             2.       Unfair Discrimination
                      and Fair and Equitable Tests. . . . . . . . . . . .  128
             3.       Feasibility . . . . . . . . . . . . . . . . . . . .  128
             4.       Best Interests Test . . . . . . . . . . . . . . . .  130
        D.   Consummation . . . . . . . . . . . . . . . . . . . . . . . .  131
        E.   Term Loans and Working Capital Facility. . . . . . . . . . .  131
        F.   Junior Subordinated Credit Facility. . . . . . . . . . . . .  133
        G.   Convertible Junior Subordinated Debentures . . . . . . . . .  133
        H.   HET Warrant. . . . . . . . . . . . . . . . . . . . . . . . .  133
        I.   HET/JCC Agreement. . . . . . . . . . . . . . . . . . . . . .  134

VII.  MANAGEMENT OF THE REORGANIZED DEBTORS . . . . . . . . . . . . . . .  135
        A.   Entity Structure . . . . . . . . . . . . . . . . . . . . . .  135
        B.   Board of Directors and Management. . . . . . . . . . . . . .  136
             1.       Composition of the Board of Directors . . . . . . .  136
             2.       Identity, Affiliations, and
                      Nature of Certain Compensation. . . . . . . . . . .  138

VIII.  APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS
       THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN . . . . . . . . . . 138

IX.  CERTAIN RISK FACTORS TO BE CONSIDERED. . . . . . . . . . . . . . . .  139
        A.   Overall Risks to Recovery by Holders of Claims . . . . . . .  140
             1.       Uncertainty Regarding Gaming Regulation . . . . . .  140
             2.       Ability to Commence Operations as Scheduled . . . .  141
             3.       Suitability . . . . . . . . . . . . . . . . . . . .  141
             4.       Litigation. . . . . . . . . . . . . . . . . . . . .  142
             5.       Conflicts of Interest . . . . . . . . . . . . . . .  142

             6.       Financial Forecast. . . . . . . . . . . . . . . . .  142
             7.       No Operating History; Lack
                      of Prior Gaming Experience. . . . . . . . . . . . .  143
             8.       Availability of Term Loans
                      and Working Capital Facility  . . . . . . . . . . .  143
             9.       Negotiations with the State . . . . . . . . . . . .  143
             10.      Competition . . . . . . . . . . . . . . . . . . . .  143
             11.      Reliance on Single Market . . . . . . . . . . . . .  144
             12.      Lack of Experienced Personnel . . . . . . . . . . .  144
             13.      Repurchase of Securities
                      Relating to Gaming Matters. . . . . . . . . . . . .  144
             14.      Absence of Public Trading Market. . . . . . . . . .  145
             15.      Uncertainty Regarding Tax Treatment
                      of the New Bonds, New Contingent Bonds. . . . . . .  145
             16.      Uncertainty Regarding Objections to Claims. . . . .  145
             17.      Uncertainty Regarding Amount of Certain Claims. . .  145
             18.      Uncertainty Regarding City and State Approvals. . .  146
             19.      Uncertainty Regarding Termination of City
                      Agreement and Canal Street Casino Lease . . . . . .  146
        B.   Hart-Scott-Rodino Act Requirements . . . . . . . . . . . . .  146

X.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN . . . . . . . . .  147
        A.   Tax Consequences to Holders of Claims in
             Classes A1, A2, A3(a), A3(b), A5, A6, A7, A8,
             B1, B2, B4, B5, B6, C1, C2, C3, C4, C5, C6 and C7. . . . . .  148
        B.   Tax Consequences to Holders of
             Claims in Classes A4 and B3 (Bondholders). . . . . . . . . .  148
             1.       Treatment of JCC Holding, JCC and JCC
                      Intermediary as a Single Taxable Entity . . . . . .  149
             2.       Exchange of Old Bonds by Bondholders. . . . . . . .  149
             3.       Classification of New Bonds and New
                      Contingent Bonds as Equity Rather Than Debt . . . .  151
             4.       Tax Treatment of New Bonds
                      and New Contingent Bonds. . . . . . . . . . . . . .  152
             5.       Tax Treatment of Receipt of
                      Common Stock for Certain Releases . . . . . . . . .  158
             6.       Tax Treatment of Penalties for Failure
                      to Register Class A New Common Stock,
                      New Bonds and New Contingent Bonds. . . . . . . . .  159
             7.       Backup Withholding and Reporting Requirements . . .  159
        C.   Tax Consequences to JCC Holding. . . . . . . . . . . . . . .  159

XI.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN. . . . . .  160
        A.   Liquidation Under Chapter 7. . . . . . . . . . . . . . . . .  160
        B.   Alternative Plan or Plans of Reorganization. . . . . . . . .  160

XII.  CONCLUSION AND RECOMMENDATION . . . . . . . . . . . . . . . . . . .  161

                                   I. INTRODUCTION

        Harrah's Jazz Company, a Louisiana general partnership and debtor in possession ("HJC"), Harrah's Jazz Finance Corp., a Delaware corporation and debtor in possession ("FINANCE CORP."), Harrah's New Orleans Investment Company, a Nevada corporation and debtor in possession ("HNOIC" and, together with HJC and Finance Corp., the "DEBTORS"), and Harrah's Entertainment, Inc., a Delaware corporation ("HET" and, together with the Debtors, the "PROPONENTS"), submit this Fifth Amended Joint Disclosure Statement (the "DISCLOSURE STATEMENT") pursuant to Sections 1125 and 1127 of title 11 of the United States Code (the "BANKRUPTCY CODE") to holders of Claims against and Equity Interests in the Debtors in connection with (i) the solicitation of acceptances or rejections of the Debtors' Third Amended Joint Plan of Reorganization, As Modified Through December 10, 1997 (the "PLAN") filed by the Proponents with the United States Bankruptcy Court for the Eastern District of Louisiana (the "BANKRUPTCY COURT") and (ii) the hearing to consider approval of the proposed plan modifications (the "CONFIRMATION HEARING") scheduled for the date set forth in the accompanying notice. Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

        On April 28, 1997, the Bankruptcy Court granted an order confirming the Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as Modified, dated February 26, 1997 (the "EXISTING PLAN") filed by the Proponents. The Effective Date of (and as defined in) the Existing Plan is conditioned upon, among other things, the execution and delivery of a new Casino Operating Contract and all necessary approvals, if any, from the State of Louisiana (the "STATE"). Although the Louisiana Gaming Control Board ("LGCB") approved a new Casino Operating Contract and related documents in connection with the Existing Plan, the State has taken the position that the State legislature must also give its approval, which the State legislature failed to do in its regular session which adjourned on June 23, 1997. The Proponents have elected to modify the Existing Plan to provide, among other things, for a guaranty of the annual minimum payments due under the Modified Casino Operating Contract. On December 9, 1997, the LGCB, among other things, unanimously approved the Amended Proposed New Casino Operating Contract (the "MODIFIED CASINO OPERATING CONTRACT") for submission to the Governor of the State with the request that he submit the Modified Casino Operating Contract to the State legislature for its approval.

        The primary modifications made in the Existing Plan and contained in the accompanying Plan are as follows:

    - GUARANTY OF MINIMUM ANNUAL PAYMENT OF $100 MILLION UNDER THE MODIFIED CASINO OPERATING CONTRACT. The Plan provides that for each fiscal year ending March 31, JCC will cause to be provided a guaranty of the $100 million minimum payment, and a failure to do so will result in a termination of the Modified Casino Operating Contract (a "MINIMUM PAYMENT GUARANTY"). The Plan further provides that HET and Harrah's Operating Company, Inc., a Delaware corporation and a wholly-owned subsidiary of HET ("HOCI"), will provide a Minimum Payment Guaranty, which guarantees for fiscal years ending March 31, 1999 and March 31, 2000, the reorganized Debtors' annual, minimum payment obligation of $100 million to the LGCB pursuant to the Modified Casino Operating Contract, which guaranty will be renewable (subject to certain non-renewal conditions) through the fiscal year ending March 31, 2004 pursuant to that certain HET/JCC Agreement among HET, HOCI and the reorganized Debtor (the "HET/JCC AGREEMENT "). In exchange for providing a guaranty of the minimum payment due under the Casino Operating Contract pursuant to the HET/JCC Agreement, HET and HOCI will receive, among other things, annual payments from the reorganized Debtors and a first lien on substantially all property of the reorganized Debtors, all as more fully set forth in the Plan and the exhibits thereto, to secure the reorganized Debtor's obligations under the HET/JCC Agreement.

    - MODIFIED TERMS FOR DEBT SECURITIES ISSUED TO BONDHOLDERS PURSUANT TO THE PLAN. The Plan provides that Senior Subordinated Notes with Contingent Interest issued to the Bondholders (as defined below) in partial satisfaction of their claims will bear fixed interest, payable semi-annually, at a rate of 5.867% per annum (rather than 8% under prior versions of the Plan) increasing over the first three years to 6.214% per annum in the third through fifth years (as set forth in the Bondholder Term Sheet) and increasing to 8% per annum after the first five years (collectively, "FIXED INTEREST"), plus contingent interest based upon satisfaction of certain earnings criteria. All payments in respect of the Senior Subordinated Contingent Notes will be limited to 75% of EBITDA (as defined below) of JCC over $85 million and under approximately $109.4 million (rather than under $106.1 million under the Existing Plan) calculated on an annual basis. The first six semi-annual payments of Fixed Interest (instead of the first four payments under prior Plan versions) may be made in kind, rather than in cash. In addition, thereafter, Fixed Interest may be paid in kind, management fees may be deferred, fees under the HET/JCC Agreement may be deferred and principal on the bank debt may be deferred if EBITDA for the prior twelve months is less than $28.5 million. Accrual of interest on the Senior Subordinated Notes with Contingent Interest will begin on the Effective Date (as defined below) of the Plan (instead of November 15, 1996 under the Existing Plan) and will have a maturity date of eleven years after the Effective Date (rather than eight). These notes will be secured by a lien on substantially all of the assets of the reorganized Debtors, but will be junior to the liens securing the reorganized Debtors' obligation to reimburse HET and HOCI with respect to draws on any Minimum Payment Guaranty. These liens will also be junior to or PARI PASSU with liens securing certain tranches of the bank loans to be provided to the reorganized Debtors under the Plan. See Section V.D.2., "The Plan of
        Reorganization--Means for Implementation and Execution of the Plan--Effective Date Transactions," and Section VI.E.,
        "Confirmation and Consummation Procedure--Term Loans and Working Capital Facility."

    - MODIFIED CREDIT FACILITIES FOR THE REORGANIZED DEBTORS. The credit facilities for the reorganized Debtors will consist of $195 million in term loans in two tranches. Both tranches of debt will be secured by substantially all of the assets of the reorganized Debtors. Tranche A (with up to $60 million of availability) will rank senior to Tranche B (with up to $135 million of availability), and both will rank junior to the obligations of the reorganized Debtors to reimburse HET and HOCI with respect to draws by the LGCB under the HET/JCC Agreement. HET and HOCI will guarantee portions of each of the two tranches. The reorganized Debtors will also have a working capital facility of $25 million, which will be secured by substantially all of the assets of the reorganized Debtors (ranking junior to liens securing Tranche A and ranking senior to liens securing

        Tranche B) and will be guaranteed by HET and HOCI. In addition, HET will provide a junior subordinated credit facility in the amount of $10 million. See Section VI.E., "Confirmation and Consummation Procedure--Term Loans and Working Capital Facility" and Section VI.F., "--Junior Subordinated Credit Facility."


        PURSUANT TO SECTION 1127(d) OF THE BANKRUPTCY CODE, IF YOU HAVE ALREADY TIMELY VOTED TO ACCEPT OR REJECT THE EXISTING PLAN, YOU WILL BE DEEMED TO HAVE ACCEPTED OR REJECTED, AS THE CASE MAY BE, THE ACCOMPANYING MODIFIED PLAN UNLESS YOU AFFIRMATIVELY CHANGE YOUR VOTE ON THE ACCOMPANYING BALLOT. Bondholders as of May 5, 1997 will be deemed to have given or not given the releases in the manner elected with respect to the Existing Plan for purposes of this Plan, unless such Bondholders affirmatively change their release election by the procedure approved by the Bankruptcy Court. Again, the accompanying modified Plan will become effective only if the Existing Plan does not become effective. In March 1997, copies of the Existing Plan and a third amended version of the Disclosure Statement were distributed to holders of Claims against and interests in the Debtors, and holders of Claims that were entitled to vote on the Existing Plan were sent ballots on which they could indicate their acceptance or rejection of the Existing Plan. The Existing Plan received the requisite votes for acceptance by creditors and was confirmed by order of the Bankruptcy Court dated April 28, 1997. The Proponents are proposing the modifications contained in the accompanying Plan pursuant to Section 1127(b) of the Bankruptcy Code, and have sought and obtained approval of this Fifth Amended Disclosure Statement in support of the Plan, as modified. Accompanying the copies of this Disclosure Statement distributed to holders of Claims entitled to vote are ballots for acceptance or rejection of the Plan, as modified, to be returned to the Ballot Agent (as defined below), all in accordance with the procedures set out in the accompanying notice.

        Attached as Exhibits to this Disclosure Statement are copies of the following:

    -   The Plan and the exhibits thereto (Exhibit A);

    -   Projected Financial Information (Exhibit B); and

    -   Debtors' Liquidation Analysis (Exhibit C).

In addition, a ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims that are entitled to vote to accept or reject the Plan.

        After notice and a hearing, the Bankruptcy Court approved this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors' creditors to make an informed judgment whether to accept or reject (including whether to change their acceptance or rejection of) the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

        EACH OF THE DEBTORS' CREDITORS THAT IS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN SHOULD READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING OR DETERMINING WHETHER TO CHANGE THEIR VOTE ON THE PLAN OR CHANGING THEIR RELEASE ELECTION WITH RESPECT TO THE EXISTING PLAN.

        Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired under the terms and provisions of a chapter 11 plan are entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders of claims or interests will not receive or retain any property under a chapter 11 plan are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders of claims or interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan.

        Classes A1, A2, A3(a) and A3(b), A4, A5, A6, A7, B1, B2, B3, B4, B5,
C1, C2, C3, C4, C5 and C6 of the Plan are impaired and, to the extent such Claims are Allowed Claims, the holders of such Claims will receive distributions under the Plan. Holders of Claims in those Classes are entitled to vote to accept or reject the Plan. Classes A8, A9, B6, B7, C7 and C8 do not receive any distributions under the Plan and the holders of those Claims and Equity Interests are conclusively presumed to have rejected the Plan. Therefore, the Debtors are soliciting acceptances only from holders of Claims in Classes A1, A2, A3(a) and A3(b), A4, A5, A6, A7, B1, B2, B3, B4, B5, C1, C2, C3, C4, C5 and
C6. See Section V.A., "The Plan of Reorganization--Classification and Treatment of Claims and Equity Interests."

        The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. For a complete description of the requirements for confirmation of the Plan, see Section VI., "Confirmation and Consummation Procedure."

        If a Class of Claims or Equity Interests rejects the Plan or is deemed to reject the Plan, the Debtors have the right to request confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code. Section 1129(b) permits the confirmation of a plan notwithstanding the nonacceptance of such plan by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section VI.C.2., "Confirmation and Consummation Procedure--Confirmation--Unfair Discrimination and Fair and Equitable Tests."

        With respect to those Classes of Claims and Equity Interests that are deemed to have rejected the Plan, the Proponents intend to request confirmation of the Plan pursuant to Sections 1127 and Section 1129(b) of the Bankruptcy Code. If one or more of the Classes entitled to vote on the Plan votes to reject the Plan, the Proponents reserve the right to request confirmation of the Plan over the rejection of the Plan by such Class or Classes (however, the Proponents acknowledge that the Plan, in the form of the "Third Amended Joint Plan of Reorganization, As Modified Through December 10, 1997", cannot be confirmed under the cramdown requirements of Section 1129(b) if Class A4 does not accept the Plan). The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing.

        After carefully reviewing this Disclosure Statement, including the Exhibits, each holder of an Allowed Claim in Classes A1, A2, A3(a) and A3(b), A4, A5, A6, A7, B1, B2, B3, B4, B5, C1, C2, C3, C4, C5 and C6 should vote on the Plan. THE INDENTURE TRUSTEE FOR THE 14-1/4% FIRST MORTGAGE NOTES DUE 2001 WITH CONTINGENT INTEREST OF HJC AND FINANCE CORP. (THE "OLD BONDS") IS NOT PERMITTED TO VOTE ON BEHALF OF THE HOLDERS OF THE OLD BONDS AND, CONSEQUENTLY, EACH HOLDER OF OLD BONDS (A "BONDHOLDER") MUST

SUBMIT ITS OWN BALLOT.

        THE PROPONENTS BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CREDITORS AND URGE THAT CREDITORS VOTE TO ACCEPT THE PLAN.

        THE COMMITTEE OF UNSECURED CREDITORS APPOINTED IN HJC's CHAPTER 11 CASE SUPPORTS THE PLAN.


        THE COMMITTEE OF BONDHOLDERS APPOINTED IN HJC'S CHAPTER 11 CASE SUPPORTS THE PLAN.

        If you are entitled to vote to accept or reject the Plan, a ballot is enclosed for the purpose of voting on the Plan. If you hold a Claim in more than one Class and you are entitled to vote Claims in more than one Class, you will receive a ballot or ballots which will permit you to vote in all appropriate Classes of Claims. Please vote and return your ballot(s) to the "BALLOT AGENT" as follows:

               Balloting Agent for IN RE HARRAH'S JAZZ COMPANY, ET AL.
                              c/o Price Waterhouse, LLP
                                    P.O. Box 81109
                               Chicago, Illinois  60681


BONDHOLDERS SHOULD NOT RETURN THEIR OLD BONDS WITH THEIR BALLOTS.

        TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED NO LATER THAN THE TIME AND DATE SET FORTH IN THE ACCOMPANYING NOTICE.

        IF YOU HAVE ALREADY TIMELY VOTED TO ACCEPT OR REJECT THE EXISTING PLAN, YOU WILL BE DEEMED TO HAVE ACCEPTED OR REJECTED, AS THE CASE MAY BE, THE ACCOMPANYING MODIFIED PLAN UNLESS YOU AFFIRMATIVELY CHANGE YOUR VOTE ON THE ACCOMPANYING BALLOT.

        If you are a creditor entitled to vote on the Plan and you did not receive a ballot, received a damaged ballot or lost your ballot, or if you have any questions concerning the procedures for voting on the Plan, please call Vincent E. Lazar (of Jenner & Block, counsel to HJC and Finance Corp.) at (312) 923-8497. The Ballot Agent cannot provide any advice with respect to voting for or against the Plan and no information provided by the Ballot Agent shall alter, supplement or amend any disclosure contained in this Disclosure Statement.

        Pursuant to Section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on the date and at the time set forth in the accompanying notice before the Honorable Thomas M. Brahney, III, United States Bankruptcy Judge, at the United States Bankruptcy Court, 501 Magazine Street, 709 Hale Boggs Building, New Orleans, Louisiana. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before the time and date set forth in the accompanying notice, in the manner described below in Section VI.B., "Confirmation and Consummation Procedure--The Confirmation Hearing." The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

                               II. OVERVIEW OF THE PLAN

    THE DESCRIPTION OF THE PLAN SET FORTH BELOW CONSTITUTES A SUMMARY ONLY. CREDITORS, HOLDERS OF EQUITY INTERESTS AND OTHER PARTIES IN INTEREST ARE URGED TO REVIEW THE MORE DETAILED DESCRIPTION OF THE PLAN CONTAINED IN SECTION V OF THIS DISCLOSURE STATEMENT AS WELL AS THE PLAN ITSELF.

        The primary purposes of the Plan are to:

        - provide for an expeditious emergence from chapter 11 by the Debtors to allow for the opening of a land-based casino in New Orleans scheduled to open twelve months after the Effective Date;

        - enable the Debtors immediately to re-commence construction of a first-class gaming facility with substantial revenue-generating potential and thereby provide jobs and income for the people of the City of New Orleans and the State of Louisiana;

        - provide for a guaranty of the annual minimum payment to be made to the LGCB pursuant to a Modified Casino Operating Contract;

        - de-leverage the Debtors significantly by converting a substantial portion of the claims of Bondholders into new common stock of the reorganized entity;

        - provide the Debtors' creditors with the highest possible recoveries under the circumstances, including payment in full, in cash of Allowed, general, unsecured claims against HJC; and

        - bring an end to the significant costs and delay associated with the litigation that has plagued the Debtors and other parties.

        Under the Plan, the assets and business of the Debtors will vest in Jazz Casino Company, L.L.C. ("JCC"), a newly formed Louisiana limited liability company, on the effective date of the Plan as defined in Section 1.97 of the Plan (the "EFFECTIVE DATE"). The Plan provides that, for federal income tax purposes, such vesting shall be deemed to have occurred as a deemed exchange by the Bondholders of the Old Bonds for such assets and business, and deemed exchanges by the Bondholders of such assets and business for the Class A New Common Stock (as defined below), the New Bonds (as defined below), and the New Contingent Bonds (as defined below). See Section X.B.1., "Certain Federal Income Tax Consequences of the Plan--Tax Consequences to Holders of Claims in Classes A4 and B3 (Bondholders)--Exchange of Old Bonds by the Bondholders." JCC will fund the completion of construction of the land-based casino facility to be located on the site of the former Rivergate Convention Center in New Orleans (the "CASINO") from the following sources: (i) a $60 million term loan (the "A TERM LOAN") from a syndicate of lenders led by Bankers Trust Company ("BTCO"),
(ii) a $135 million term loan from BTCo (the "B TERM LOAN" and, together with the A Term Loan, the "TERM LOANS"), (iii) the sale to the Participating Banks (as defined in Section V.B.4. below), Salomon Brothers Inc ("SALOMON"), Donaldson, Lufkin & Jenrette ("DLJ") and BT Securities Corporation of approximately $26 million aggregate principal amount of Convertible Junior Subordinated Debentures of JCC (the "CONVERTIBLE JUNIOR SUBORDINATED DEBENTURES"), (iv) a credit facility pursuant to which HET has agreed to make available up to $10 million of subordinated indebtedness (the "JUNIOR SUBORDINATED CREDIT FACILITY") to fund project costs to the extent that such costs exceed amounts available under the Term Loans (excluding Tranche A-1 and Tranche A-2 (both as defined below)), the proceeds from the sale of the Convertible Junior Subordinated Debentures and the Harrah's New Equity Investment (as defined below), and (v) an equity investment by HET, Harrah's Crescent City Investment Company, a Nevada corporation and wholly-owned subsidiary of HET, and/or another affiliate of HET (the "HARRAH'S INVESTOR") in an amount equal to the difference between $75 million and the then outstanding principal amount of debtor-in-possession financing provided at any time on or before the Effective Date (as defined below) (including any then outstanding portion of any Future DIP Loan (as defined below) which is approved by the Bankruptcy Court) by HOCI or an affiliate thereof (the "DIP LENDER") to HJC (the "HARRAH'S NEW EQUITY INVESTMENT"). The Junior Subordinated Credit Facility shall be applied to project costs prior to amounts under Tranche A-1 and Tranche A-2 of the Term Loans. JCC will also have up to $25 million available for working capital purposes under a working capital line of credit (the "WORKING CAPITAL FACILITY" and, together with the Term Loans, the "BANK LOANS").

        The Bank Loans will be secured by substantially all of the assets of JCC (excluding the Modified Casino Operating Contract, the Casino's bankroll and the Gross Revenue Share Payments (as defined below)). The Bank Loans will be secured on a second lien priority basis, junior only to a lien securing certain obligations of JCC under the HET/JCC Agreement. Within the Bank Loans, the A Term Loan will be senior to the Working Capital Facility, and the Working Capital Facility will be senior to the B Term Loan. The B Term Loan will be PARI PASSU with the New Bonds and the New Contingent Bonds (each as defined below). The A Term Loan will consist of three tranches: (i) an A-1 tranche with up to $10 million of availability ("TRANCHE A-1"); (ii) an A-2 tranche with up to $20 million of availability ("TRANCHE A-2"); and (iii) an A-3 tranche with up to $30 million of availability ("TRANCHE A-3"). The B Term Loan will consist of two tranches: (i) a B-1 tranche with up to $30 million of availability ("TRANCHE B-1"); and (ii) a B-2 tranche with up to $105 million of availability ("TRANCHE B-2"). HET and HOCI will provide a payment guarantee or a "put" agreement with respect to Tranche A-2 of the A Term Loan, Tranche B-2 of the B Term Loan and the Working Capital Facility. Each of the A Term Loan, the B Term Loan and the Working Capital Facility will be obtained by HJC pursuant to Section 364 of the Bankruptcy Code and assumed by JCC, and the Convertible Junior Subordinated Debentures will be sold by HJC pursuant to Section 364 of the Bankruptcy Code and HJC's obligations thereunder will be assumed by JCC. See Section VI.E., "Confirmation and Consummation Procedure--Term Loans and Working Capital Facility," Section VI.F., "--Junior Subordinated Credit Facility," Section VI.G., "--Convertible Junior Subordinated Debentures" and Section IX.A.8., "Certain Risk Factors to be Considered--Overall Risks to Recovery by Holders of Claims--Availability of Term Loans and Working Capital Facility."

        JCC will be a single member limited liability company, wholly-owned by JCC Intermediary Company, L.L.C., a Louisiana limited liability company ("JCC INTERMEDIARY"), which, in turn, will be a single member limited liability company, wholly-owned by JCC Holding Company, a Delaware corporation ("JCC HOLDING" and, together with JCC and JCC Intermediary, the "JCC ENTITIES"). Pending the resolution of certain structural considerations, JCC Intermediary may be eliminated prior to the Effective Date. In such case, JCC will be wholly-owned by JCC Holding. Upon consummation of the Plan, the capital stock of JCC Holding will consist of shares of Class A common stock, par value $.01 per share ("CLASS A NEW COMMON

STOCK"), and shares of Class B common stock, par value $.01 per share ("CLASS B NEW COMMON STOCK" and, together with the Class A New Common Stock, the "NEW COMMON STOCK"). Under the Plan, the Harrah's Investor will purchase, among other things, shares of Class B New Common Stock in exchange for the Harrah's New Equity Investment. The Class B New Common Stock issued on account of the Harrah's New Equity Investment and other consideration will constitute 49.9% of the New Common Stock. Also under the Plan, shares of Class A New Common Stock which constitute 37.1% of the New Common Stock will be distributed on a PRO RATA basis to the Bondholders, and shares of Class A New Common Stock which constitute 13% of the New Common Stock will be issued to a disbursing agent for the benefit of Bondholders who consent to certain releases as provided in the Plan. See Section V.B., "Plan of Reorganization--Settlement of Certain Claims and Prosecution and Assignment of Certain Claims--Consensual Non-Debtor Releases," and the release description chart contained therein. The Harrah's Investor will contribute a number of its shares equal to 2% of the New Common Stock to a disbursing agent for the benefit of Bondholders who consent to certain releases as provided in the Plan (which shares will become shares of Class A New Common Stock upon receipt by such Bondholders). In addition, under certain settlement agreements contemplated under the Plan, the Harrah's Investor will transfer from its distribution (i) options to purchase a number of shares of Class B New Common Stock constituting 4.5% of the New Common Stock to the shareholders of New Orleans/Louisiana Development Corporation ("NOLDC") or their designees, and (ii) a number of its shares constituting 3 1/2% of the New Common Stock to the senior secured bondholders of Grand Palais Casino, Inc. ("GRAND PALAIS") (which shares will become shares of Class A New Common Stock upon receipt by such bondholders).

        In consideration of HET's payment guarantee or "put" agreement in respect of Tranche A-2 of the A Term Loan, Tranche B-2 of the B Term Loan, and the Working Capital Facility, Harrah's Investor will receive, among other things, the HET Warrant (as defined below) to purchase additional shares of New Common Stock such that, upon exercise of the HET Warrant in its entirety, Harrah's Investor would own 50.0% of the New Common Stock, subject to certain adjustments. The number of shares issuable upon exercise of the HET Warrant will be adjusted as necessary to reflect the transfer of shares upon exercise of the options held by NOLDC shareholders to purchase from HET up to 4.5% of the common stock of JCC Holding. The HET Warrant will be exercisable at any time after the Transition Date (as defined below) until the sixth anniversary of the opening of the Casino, in whole or in part on a PRO RATA basis at a price of $15.00 per share of New Common Stock. If the shareholders of NOLDC and/or their designees have not exercised their options to purchase 4.5% of the New Common Stock, Harrah's Investor will not be permitted to exercise the HET Warrant with respect to that number of shares which would cause Harrah's Investor to own more than 50.0% of the New Common Stock until such time as such exercise would not cause Harrah's Investor to own more than 50.0% of the New Common Stock. If at any time after the Transition Date, the closing bid price of New Common Stock has exceeded $20.00 per share for sixty consecutive trading days, JCC Holding's board of directors may elect to give written notice to Harrah's Investor of an election to redeem 75% of the warrants at $0.05 per warrant unless Harrah's Investor exercises the warrant within 45 days after the date of such notice.
See Section VI.E., "Confirmation and Consummation Procedure--Term Loans and Working Capital Facility," and Section VI.H., "--HET Warrant."

        In addition, the Bondholders will receive (i) $187.5 million in aggregate principal amount of Senior Subordinated Notes due 2009 with Contingent Payments of JCC (the "NEW BONDS"), which will pay Fixed Interest semi-annually at a rate of 5.867% per annum increasing over the first three years to a rate of 6.214% per annum in the third through fifth years (as set forth in the Bondholder Term Sheet), and increasing to 8% per annum after the first five years, and contingent payments based on a percentage of

EBITDA (as defined below) of JCC; and (ii) a PRO RATA share of Senior Subordinated Contingent Notes due 2009 of JCC (the "NEW CONTINGENT BONDS"), on which all payments will be contingent based on a percentage of EBITDA of JCC. JCC will have the option of making the first six semi-annual payments of Fixed Interest on the New Bonds in kind ("PIK") rather than in cash; provided, however, that JCC must pay the first four semi-annual payments of Fixed Interest in kind if Tranche A-1 and/or Tranche A-2 is outstanding when such payments are due. JCC will have the option to pay the fifth and sixth semi-annual payments of Fixed Interest in kind. If JCC pays Fixed Interest in kind on any of the first six semi-annual interest payment dates, HNOMC will defer its Base Management Fees and HET and HOCI will defer their fees under the HET/JCC Agreement to the extent that the cash savings from paying Fixed Interest in kind is needed for cash flow deficiencies other than for repayment of Tranche A-1 and Tranche A-2. If JCC is required to pay Fixed Interest in kind with respect to the third, fourth, fifth or sixth semi-annual interest payment because of the terms of the Term Loans, or if JCC elects to pay Fixed Interest in kind during such periods, the Incentive Management Fee payable to HNOMC will be deferred during such corresponding period. The Term Loans provide for quarterly amortization; however, such payments on principal will be deferred during an initial period of operations to be agreed upon if (i) JCC has elected to pay Fixed Interest in kind during the interest period ending prior to the current quarter, (ii) HNOMC has deferred both Base Management Fees and Incentive Management Fees for the corresponding interest period and (iii) HET and HOCI have deferred their fees under the HET/JCC Agreement. After repayment of Tranche A-1 and Tranche A-2, deferred Base Management Fees and deferred guaranty fees shall be due and payable PRO RATA to HNOMC out of excess cash flow at such time and to the extent that EBITDA exceeds $65 million; deferred Incentive Management Fees shall be due and payable to HNOMC out of excess cash flow after repayment of any deferred Base Management Fees and deferred guaranty fees at such times and to the extent that EBITDA exceeds $75 million.

        Payments of Fixed Interest in kind or deferrals of fees and other obligations are possible if JCC does not meet certain EBITDA targets starting with the fourth year after the Effective Date. If EBITDA for JCC is not in excess of $28.5 million for the twelve months ending one month prior to each semi-annual interest payment date, Fixed Interest on the New Bonds will be paid in kind, the Base and Incentive Management Fees will be deferred, amortization under the Term Loans will be deferred and the fees due under the HET/JCC Agreement will be deferred. See Section V.C.4., "The Plan of Reorganization--Executory Contracts and Unexpired Leases--Management Agreement." Interest payments not made in kind are payable in cash.

        The New Bonds and the New Contingent Bonds will be secured by a lien on all of the assets of JCC (excluding the Modified Casino Operating Contract, the Casino's bankroll and the Gross Revenue Share Payments) junior to the liens securing certain obligations of JCC under the Minimum Payment Guaranty, the A Term Loan, the Working Capital Facility, and any refinancings thereof which do not increase the principal amount of indebtedness outstanding and available thereunder (except to the extent (x) accrued and unpaid interest and/or other amounts owing with respect to the refinanced indebtedness is refinanced and/or
(y) of the fees and expenses incurred in connection with the refinanced indebtedness) or decrease the weighted-average maturity thereof, and PARI PASSU with the liens securing the B Term Loan, and any refinancings thereof which do not increase the principal amount of indebtedness outstanding and available thereunder (except to the extent (x) accrued and unpaid interest and/or other amounts owing with respect to the refinanced indebtedness is refinanced and/or
(y) of the fees and expenses incurred in connection with the refinanced indebtedness) or decrease the weighted-average maturity thereof. See Section V.D.2.c., "Plan of Reorganization--Means for Implementation and Execution of the Plan--Effective Date Transactions--New Bond Documents--New Bonds" and "--New Contingent Bonds."

        JCC Holding's board of directors will consist of an equal number of (i) directors elected by the holders of a majority of the shares of Class B New Common Stock (the "HET DIRECTORS") and (ii) directors elected by the holders of a majority of the shares of the Class A New Common Stock (the "INDEPENDENT DIRECTORS" or as initially selected by the Bondholders Committee, the "BONDHOLDERS DIRECTOR NOMINEES"). JCC Holding will pay reasonable directors' fees to all of the Independent Directors and HET Directors who are not employees of HET (or its subsidiaries) (including without limitation annual and per-meeting fees and, in the discretion of JCC Holding's board of directors, long-term compensation awards), will pay out-of-pocket expenses for all directors, and will carry adequate and long-term compensation directors' insurance for the benefit of all directors. The HET Directors will generally supervise the day-to-day activities with respect to the JCC Entities, except upon the occurrence of certain Flip Events (as defined below) relating to bankruptcy filings by or against HNOMC (as defined below), HET, or certain related entities or certain defaults under material agreements, in which event the Independent Directors will supervise the day-to-day activities with respect to the JCC Entities. Certain Flip Events will require the addition of an Independent Director, and events constituting a Change of Control (as defined below) will generally require the addition of an HET Director. Certain significant transactions relating to the JCC Entities will generally require the approval of a majority of both the HET Directors and the Independent Directors. See Section VII.B., "Management of the Reorganized Debtors--Board of Directors and Management."

        Under the Plan, each holder of an Allowed, general, unsecured claim against HJC will receive payment of 100% of its Allowed claim in cash.

        On March 6, 1996, HJC and the City of New Orleans (the "CITY") and the Rivergate Development Corporation (the "RDC") reached an agreement (the "MARCH 6 AGREEMENT") with respect to amendments to (i) the long-term lease for the Rivergate site (the "CANAL STREET CASINO LEASE"), (ii) the General Development Agreement (the "GDA"), which governs the design, development and construction of the Casino and related facilities, (iii) the lease of the City's municipal auditorium, where HJC operated a casino on a temporary basis prior to the chapter 11 filing (the "BASIN STREET CASINO LEASE"), (iv) that certain Agreement by and between the City and HJC dated as of October 5, 1994 (the "OCTOBER 5 AGREEMENT") concerning additional City payments and (v) other contracts and plans, including the "open access" program and plans. Subsequent to entering into the March 6 Agreement, HJC, the City and the RDC engaged in negotiations on the form of an agreement that would implement the terms of the March 6 Agreement. HJC, the City and the RDC have executed, and on September 12, 1996 the Bankruptcy Court deemed effective upon such execution (see Section IV.D., "Events During the Chapter 11 Cases--Litigation with the City of \New Orleans and the RDC"), the Agreement Regarding Modifications and Related Agreements in Respect of Amended and Restated Canal Street Casino Lease, Termination of Basin Street Casino Lease, Amended and Restated General Development Agreement, the Conditional Use Ordinances and Other Regulatory Matters (as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time, including, without limitation, any modifications included in the forms of the Lease Documentation (as defined therein) submitted to the Council for the City on September 12, 1996, and approved by the Council of the City on October 3, 1996, and any forbearance agreement related thereto, the "CITY AGREEMENT"), a copy of which is attached as Exhibit "A" to the Existing Plan, which agreement implements and, in some respects, supplements the March 6 Agreement, and provides for the modification of the Canal Street Casino Lease and the GDA, and the termination of the Basin Street Casino Lease. Modifications of agreements as provided in the City Agreement reflect, among other things, (a) the fact that the Debtors have been the subject of chapter 11 proceedings, (b) the new ownership and capital structure (including the Term Loans, the Working Capital Facility, and the Harrah's New Equity Investment), and (c) the revised design and opening schedule for the Casino. The Plan reflects the terms of the City Agreement.

        The time periods for various approvals contemplated by the City Agreement did not timely occur, and each of the City, the RDC and HJC have the right to terminate the City Agreement. None of such parties has exercised such rights. The parties are negotiating regarding the terms of the City Agreement or a forbearance agreement. Pursuant to the City Agreement, the City Council on October 3, 1996 approved the form of the amended Canal Street Casino Lease and exhibits, amended General Development Agreement and exhibits, and the Basin Street Casino Termination Agreement and exhibits. Prior to confirmation of the Plan, HJC anticipates that it will submit further revisions to the City Council of the amended Canal Street Casino Lease and amended General Development Agreement and certain of the exhibits thereto with respect to technical changes in such documentation and related follow-up approvals. There is no assurance that the parties will agree to an amended City Agreement or a forbearance agreement or not exercise their rights to terminate the City Agreement. Any such termination or a refusal by the City and RDC to execute and deliver the amended Canal Street Casino Lease and exhibits and amended General Development Agreement and exhibits would prevent consummation of the Plan.

        Descriptions of agreements contained in this Disclosure Statement between the City and/or the RDC, on one hand, and HJC or JCC, on the other, constitute the Debtors' understanding of the documents which is not necessarily shared by the City or the RDC. Furthermore, in all cases, it is the terms of the agreements as adopted by these parties and approved by the appropriate governmental authorities that will govern, rather than these descriptions.

        On November 4, 1997, the Governor of the State of Louisiana (the "STATE") publicly expressed his support for the project with a rolling guaranty concept. On December 9, 1997, the LGCB, among other things, unanimously approved the Modified Casino Operating Contract for submission to the Governor of the State with the request that he submit the Modified Casino Operating Contract to the State legislature for its approval. SEE Section IX.A.1., "Certain Risk Factors to be Considered--Overall Risks to Recovery by Holders of Claims--Uncertainty Regarding Gaming Regulation." The Plan and the Projected Financial Information (attached to this Disclosure Statement as Exhibit B) were prepared in accordance with the terms of the State Term Sheet (attached to the Plan as Exhibit B thereto). The Modified Casino Operating Contract reflects the reduced size of the Casino (as compared with the original plans), the revised opening schedule for the Casino and certain other non-economic modifications. The Plan does not provide for any concessions regarding the minimum compensation to the State mandated by the Gaming Act (as defined below).

        Current holders of equity interests in the Debtors will not receive any distributions on account of such equity interests under the Plan.

        The Plan provides for releases by the Debtors of claims against other parties in interest and consensual releases by non-debtors of claims against other non-debtor persons or entities. Such releases, and injunctions in support of such releases, are summarized and described in greater detail in Section V.B. below.

        In connection with the Plan, HET and HOCI will execute and deliver guarantees for the completion of the Casino for the benefit of (i) the City and the RDC, (ii) the LGCB, (iii) the holders of New Bonds and New Contingent Bonds, and (iv) the lenders under the Bank Loans (the "NEW COMPLETION GUARANTEES"). In addition, HET and HOCI will guarantee payment in full of Allowed Unsecured Claims of HJC. The failure of the lenders under the Term Loans to disburse funds will not terminate the obligations of HET and HOCI under the New Completion Guarantees. See Section V.C.5., "The Plan of Reorganization--Executory Contracts and Unexpired Leases--Completion Guarantees."

        Also, as discussed above, HET and HOCI have proposed to provide a Minimum Payment Guaranty for the fiscal years ending March 31, 1999 and March 31, 2000, which is renewable on a yearly basis through March 31, 2004, subject to certain non-renewal conditions and early termination provisions. By entering into the HET/JCC Agreement and providing a Minimum Payment Guaranty, HET and HOCI are not obligated to provide a Minimum Payment Guaranty for the entire term of the Modified Casino Operating Contract, but rather have proposed only to provide it for the period and on terms and conditions specified therein. HET and HOCI have expressly informed JCC, the State and the LGCB that they have not agreed to renew a Minimum Payment Guaranty beyond March 31, 2004, or in any prior year in which HET's and HOCI's obligation to furnish a Minimum Payment Guaranty does not renew by the express terms of the HET/JCC Agreement. HET and HOCI have informed the Debtors, JCC, the State and the LGCB that any decision they make concerning whether to renew any Minimum Payment Guaranty or the HET/JCC Agreement will be made in their sole discretion, acting only in their best interests. The State and the LGCB acknowledge and the JCC Entities will acknowledge that (i) HET and HOCI are not obligated to and have not given any assurances to the Debtors, JCC, the State or the LGCB that they will renew the HET/JCC Agreement beyond March 31, 2004, or renew any Minimum Payment Guaranty for any earlier fiscal year in which HET's and HOCI's obligation to furnish a Minimum Payment Guaranty does not renew under the express terms of the HET/JCC Agreement, (ii) HET and HOCI have the right to make any such renewal decision by considering only their best interests, and (iii) HET and HOCI need not consider the interests of any other parties in making any such renewal decision, notwithstanding that HET and HOCI are involved in a number of capacities in respect of the JCC Entities. Upon termination of the HET/JCC Agreement, JCC will be required to secure a substitute guarantor to provide a Minimum Payment Guaranty or the Casino will be unable to open under the terms of the Modified Casino Operating Contract. Such substitute guarantor may or may not be HET and there can be no assurance that JCC will be able to locate a substitute guarantor on satisfactory terms.

        In accordance with the provisions of the Bankruptcy Code, claims against, and equity interests in, the Debtors are divided into classes in the Plan. The classification of claims and interests and their treatment under the Plan may be summarized as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
         CLASS DESCRIPTION          TREATMENT UNDER THE PLAN
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 ADMINISTRATIVE CLAIMS           Each holder of an Allowed Administrative
 (Unclassified)                  Expense Claim against a Debtor will receive
                                 (i) the amount of such holder's Allowed Claim
Costs of the bankruptcy          in one cash payment on, or as soon as
proceeding and expenses of       practicable after, the later of the Effective
operating Debtors' businesses    Date and the day on which such Claim becomes an
as specified in Section 503(b)   Allowed Claim (but in no event later than the
of the Bankruptcy Code.          tenth Business Day after the later of those two
                                 dates) , or (ii) such other treatment as may be
                                 agreed upon in writing by the applicable Debtor
                                 and such holder; PROVIDED, HOWEVER, that an
                                 Administrative Expense Claim representing a
                                 liability incurred in the ordinary course of
                                 business of a Debtor may be paid in the
                                 ordinary course of business by such Debtor, and
                                 PROVIDED FURTHER, that the payment of an
                                 Allowed Administrative Expense Claim
                                 representing a right to payment under Sections
                                 365(b)(l)(A), 365(b)(l)(B), or Section
                                 365(d)(3) of the Bankruptcy Code may be made in
                                 one or more cash payments over a period of time
                                 as is determined to be appropriate by the
                                 Bankruptcy Court.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
         CLASS DESCRIPTION          TREATMENT UNDER THE PLAN
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 PRIORITY TAX CLAIMS
 (Unclassified)                  Except to the extent that the holder of an
                                 Allowed Priority Tax Claim agrees to a
 Allowed Claims entitled to      different treatment, each holder of an
 priority under Sections 502(i)  Allowed Priority Tax Claim, at the sole
 and 507(a)(8) of the            option of JCC, will receive (i) cash in an
 Bankruptcy Code.                amount equal to such Allowed Priority Tax
                                 Claim on the later of the Effective Date and
                                 the date such Priority Tax Claim becomes an
                                 Allowed Priority Tax Claim, or as soon
                                 thereafter as is practicable (but in no
                                 event later than the tenth Business Day
                                 after the later of those two dates), or (ii)
                                 equal quarterly cash payments in an aggregate
                                 amount equal to such Allowed Priority Tax
                                 Claim, together with inetrest at a fixed
                                 annual rate to be determined by the
                                 Bankruptcy Court or otherwise agreed to by
                                 JCC and such holder, over a period through
                                 the sixth anniversary of the date of
                                 assessment of such Allowed Priority Tax
                                 Claim, or upon such other terms determined
                                 by the Bankruptcy Court to provide the holder
                                 of such Allowed Priority Tax Claim deferred
                                 cash payments having a value, as of the
                                 Effective Date, equal to such Allowed
                                 Priority Tax Claim.
--------------------------------------------------------------------------------
 CLASS A1:  OTHER PRIORITY       IMPAIRED:  Each holder of an Allowed Class A1
 CLAIMS AGAINST HJC              Claim will receive cash in an amount equal to
                                 such Allowed Claim on the later of the
 Class A1 consists of all        Effective Date and the date such Claim becomes
 Allowed Other Priority Claims   an Allowed Claim, or as soon as practicable
 against HJC.                    thereafter.
--------------------------------------------------------------------------------

 CLASS A2:  NON-BONDHOLDER       IMPAIRED:  Each Allowed Class A2 Claim, except
 SECURED CLAIMS AGAINST HJC      as provided in the immediately following two
                                 sentences, notwithstanding any contractual
 Class A2 consists of all        provision or applicable law that entitles the
 Allowed Secured Claims against  holder of an Allowed Claim in Class A2 to
 HJC other than the Secured      demand or receive payment of such Claim prior
 Claims specified in Class A3,   to the stated maturity of such Claim from and
 A4 or A5.                       after the occurrence of a default, will be
                                 reinstated and rendered unimpaired in
                                 accordance with Section 1124(2) of the
                                 Bankruptcy Code.  JCC may, in its discretion,
                                 assign, abandon or surrender any property
                                 securing any Secured  Claim in Class A2 to the
                                 holder of such Secured Claim, which will result
                                 in impaired treatment under the Bankruptcy
                                 Code. The Court will determine the value of any
                                 such property so assigned, abandoned or
                                 surrendered, and any Deficiency Claim resulting
                                 therefrom will be paid as a Class A7 or A8
                                 Claim.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
         CLASS DESCRIPTION          TREATMENT UNDER THE PLAN
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 CLASS A3:  BANK CLAIMS AND OLD  IMPAIRED:  The Claim of each holder in Class
 BANK COLLATERAL AGENT CLAIMS    A3(a) shall be allowed in an amount equal to:
 AGAINST HJC                     (i) with respect to any holder that
                                 participated in the pre-petition standby letter
 Class A3 consists of two        of credit issued by BTCo in the amount of
 separate subclasses.  Class     $5,000,000 and previously drawn in full by
 A3(a) consists of all Allowed   Broadmoor as the beneficiary, such holder's
 Secured Claims of the           Pro Rata Share of the sum of $5,000,000 plus
 Participating Banks and Old     all unpaid interest thereon (at the nondefault
 Bank Collateral Agent against   rate specified in the Old Bank Credit
 HJC and Class A3(b) consists    Documents) and unpaid fees in respect of such
 of all Allowed Secured Claims   letter of credit that accrue through the
 of the Non-Participating Banks  Effective Date; (ii) with respect to any holder
 against HJC.                    that participated in the undrawn Standby Letter
                                 of Credit S10269 issued by BTCo in the amount
                                 of $1,500,000 in favor of the City, such
                                 holder's Pro Rata Share of the unpaid fees in
                                 respect of such letter of credit that accrue
                                 through the Effective Date; (iii) the amount
                                 paid by such holder respect of the Wachtell
                                 Fees and Expenses (as defined below) which
                                 shall not include any fees and expenses in
                                 connection with the Convertible Junior
                                 Subordinated Debentures, the A Term Loan, the
                                 B Term Loan and/or the Working Capital
                                 Facility), provided that such holder purchases
                                 on the Effective Date additional Convertible
                                 Junior Subordinated Debentures in an amount
                                 equal to its Pro Rata Share of the Wachtell
                                 Fees and Expenses; and (iv) in the case of the
                                 Administrative Agent, all the unpaid facing
                                 fees arising under the Old Bank Credit
                                 Agreement through the Effective Date;
                                 provided, however, that Class A3(a) Claims
                                 of FNBC as a Participating Bank and Old Bank
                                 Collateral Agent will be allowed and
                                 otherwise treated in accordance with the
                                 provisions of the FNBC Settlement Agreement.
                                 Each Allowed Class A3(a) Claim will be
                                 paid from the Withheld Funds on the
                                 Effective Date by the Administrative Agent,
                                 and, to the extent such Withheld Funds are
                                 insufficient to pay Allowed Class A3(a)
                                 Claims of FNBC, the unpaid portion of
                                 FNBC's Allowed Class A3(a) Claim will be
                                 paid by JCC.  Any remaining Withheld Funds
                                 will be remitted by the Administrative Agent
                                 to the Old Bank Collateral Agent for
                                 distribution pursuant to Section 4.3(b)(ii)
                                 of the Plan. The Participating Banks and
                                 FNBC as the Old Bank Collateral Agent will
                                 waive all of their other Class A3(a) Claims
                                 against the Debtor and will not receive any
                                 distributions on account thereof. As a
                                 condition to the allowance of their
                                 respective Class A3(a) Claims, the holders
                                 of Class A3(a) Claims will purchase on the
                                 Effective Date Convertible Junior
                                 Subordinated Debentures in an aggregate
                                 principal amount equal to the sum of (x)
                                 $11,000,000 plus (y) in the case of any
                                 holders of Class A3(a) Claims electing to
                                 have the portion of their Class A3(a) Claim
                                 described in clause (iii) above allowed, the
                                 aggregate amount of Class A3(a) Claims
                                 allowed pursuant to clause (iii).  The
                                 $11,000,000 portion of the Convertible
                                 Junior Subordinated Debentures to be
                                 purchsed by each holder of a Class A3(a)
                                 Claim pursuant to clause (x) in the
                                 immediately preceding sentence will be based
                                 on the ratio of the amount of fees and
                                 expenses paid
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
         CLASS DESCRIPTION          TREATMENT UNDER THE PLAN
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 Claim pursuant to clause (x) in the
                                 immediately preceding sentence shall be
                                 based on the ratio of the amount of fees and
                                 expenses paid to such holder in connection
                                 with the credit facility under the Old Bank
                                 Credit Documents to the aggregate amount of
                                 fees and expenses paid to all holders of
                                 Class A3(a) Claims in connection with such
                                 credit .  Notwithstanding anything to the
                                 contrary in the Plan, FNBC will be obligated
                                 to purchase the principal amount of
                                 Convertible Junior Subordinated Debentures
                                 specified in the FNBC Settlement Agreement,
                                 and $357,150 of such principal amount will
                                 be deemed to have been purchased by FNBC as
                                 a holder of Class A3(a) Claims and will be
                                 credited against the $11,000,000 in
                                 aggregate principal amount of Convertible
                                 Junior Subordinated Debentures to be
                                 purchased by holders of Class A3(a) Claims
                                 pursuant to the terms of Section 4.3(a)(ii)
                                 of the Plan.  Each holder of an Allowed
                                 Class A3(b) Claim (i) will receive from the
                                 Withheld Funds remitted to the Old Bank
                                 Collateral Agent pursuant to the Plan as
                                 soon as practicable after the later of the
                                 Effective Date and the date on which all of
                                 the Allowed Secured Claims in Class A3(b)
                                 have been estimated pursuant to the
                                 Estimation Order, an amount of cash equal to
                                 the lesser of (A) the portion of such
                                 holder's estimated Allowed Secured Claim
                                 that has been liquidated as of the date of
                                 such Estimation Order and (B) the product of
                                 (x) the amount of such Withheld Funds and
                                 (y) a fraction, the numerator of which is
                                 the amount specified in the immediately
                                 preceding clause (A) above and the
                                 denominator of which is the aggregate amount
                                 of each holder's estimated Allowed Secured
                                 Claim that has been liquidated as of the
                                 date of the Estimation Order, (ii) will
                                 retain a portion of the Withheld Funds equal
                                 to the aggregate amount of each such
                                 holder's estimated Class A3(b) Claim that
                                 remains Contingent as of such date, which
                                 retained funds shall secure the unliquidated
                                 portion of each holder's unliquidated
                                 estimated Class A3(b) Claims, and (iii) will
                                 remit promptly to JCC the balance of such
                                 Withheld Funds.  The Plan provides for
                                 subsequent distributions from the Withheld
                                 Funds to holders of Allowed Class A3(b)
                                 Claims on account of their Class A3(b)
                                 Claims after each six-month anniversary of
                                 the Effective Date as estimated Allowed
                                 Class A3(b) claims are liquidated.  In the
                                 event the Claims of the holders in Class
                                 A3(b) are allowed as Secured Claims in an
                                 aggregate amount in excess of the amount of
                                 Withheld Funds distributed to the Old Bank
                                 Collateral Agent pursuant to the Plan, then
                                 each such holder will receive the
                                 "indubitable equivalent" as determined by
                                 Final Order of the Bankruptcy Court with
                                 respect to that portion of such holder's
                                 Allowed Secured Claim in excess of the Pro
                                 Rata Share of such Withheld Funds.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
         CLASS DESCRIPTION          TREATMENT UNDER THE PLAN
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 CLASS A4:  BONDHOLDER CLAIMS
 AGAINST HJC                     IMPAIRED:  Each record holder of an Allowed
                                 Class A4 Claim will receive (i) 8.529 shares
 Class A4 consists of all        of Class A New Common Stock for each $1,000
 Allowed Secured and Unsecured   of the principal amount of the Old Bonds held
 Claims of the Bondholders       by such holder on the Distribution Record Date,
 against HJC.                    (ii) $431 in principal amount of New Bonds for
                                 each $1,000 of the principal amount of the
                                 Old Bonds held by such holder on the
                                 Distribution Record Date, (iii) its Pro Rata
                                 Share of the New Contingent Bonds, (iv) its
                                 Pro Rata Share of the interests in the
                                 proceeds of the Assigned Litigation Claims
                                 allocated to holders of Allowed Class A4
                                 Claims (as of the Distribution Record Date)
                                 and/or Releasing Bondholders, as applicable,
                                 under Section 5.9 of the Plan and (v) in the
                                 case of any holder which is a Releasing
                                 Bondholder (as defined below), from the
                                 Release Pool (as defined below) (as of the
                                 Release Pool Distribution Record Date), as
                                 consideration for its release of claims
                                 against the HET Group, the Debtors Group,
                                 the Bondholders Committee Group, the City
                                 Group, the State Group, the NOLDC Group, the
                                 Grand Palais Group and the Bank/Underwriter
                                 Group (each as defined below) if such holder
                                 specifically elects to release such claims
                                 as provided in Section 5.2 of the Plan,
                                 3.448 shares of Class A New Common Stock for
                                 each $1,000 in principal amount of Old Bonds
                                 held by such holder on the Release Pool
                                 Distribution Record Date plus its Pro Rata
                                 Share (based on the total principal amount
                                 of Old Bonds held by all Releasing
                                 Bondholders) of Class A New Common Stock
                                 consisting of 86.67% of the Unsubscribed
                                 Release Pool Shares (as defined below)
                                 (subject to the Plan's restriction on the
                                 issuance of fractional shares).  The
                                 foregoing distributions are deemed to
                                 include the distribution to which each
                                 holder of an Allowed Claim in Class A4 is
                                 entitled as a holder of an Allowed Claim in
                                 Class B3.
--------------------------------------------------------------------------------

 CLASS A5:  OLD INDENTURE        IMPAIRED: All of FNBC's Claims as Old Indenture
 PREDECESSOR TRUSTEE AND OLD     Predecessor Trustee and Old Indenture
 INDENTURE PREDECESSOR           Predecessor Collateral Agent will be allowed
 COLLATERAL AGENT CLAIMS         and otherwise treated in accordance with the
 AGAINST HJC                     provisions of the FNBC Settlement Agreement.

 Class A5 consists of all
 Allowed Secured Claims of the
 Old Indenture Predecessor
 Trustee and the Old Indenture
 Predecessor Collateral Agent
 against HJC.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
         CLASS DESCRIPTION          TREATMENT UNDER THE PLAN
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 CLASS A6:  WARN ACT CLAIMS
                                 IMPAIRED:  On or as soon as practicable after
 Class A6 consists of all        the Effective Date, JCC shall pay the sum of
 Allowed WARN Act Claims         $2.265 million MINUS the fees and expenses of
 against HJC of holders who are WARN Act Counsel incurred in connection with part of the Certified WARN Act its representation of the holders of WARN Act
 Class and are bound by the      Claims, and a portion of certain taxes
 WARN Act Settlement.            attributable to the WARN Act settlement (all
                                 as more fully described in the February 20, 1997 Bankruptcy Court order approving the settlement of WARN Act Claims), to holders of Allowed 11/95 WARN Act Claims based on their respective Pro Rata Interests in the balance of the $2.265 million payment, subject to any tax or other withholdings required by law. The Allowed amount of the WARN Act Claim of each 11/95 WARN Act
                                 Claimant for purposes of determining his or her Pro Rata Interest shall be determined by WARN Act Counsel in its reasonable discretion pursuant to a set of objective and nondiscriminatory criteria to be filed with the Bankruptcy Court on or before the Effective Date. In addition, to the extent such positions are or become available, JCC shall offer each 11/95 WARN Act Claimant re-employment to his or her former position or, if his or her former position no longer exists or is not then available, to a substantially equivalent position, prior to offering employment to such position to any other Person other than any 11/95 WARN Act
                                 Claimant.

                                 As for the 8/95 WARN Act Claimants, JCC (A)
                                 shall place each 8/95 WARN Act Claimant on a
                                 preferential re-hire list for one year
                                 following the date on which the Casino opens
                                 for business, and (B) to the extent such
                                 positions are or become available, shall
                                 offer re-employment to his or her former
                                 position or, if his or her former position
                                 no longer exists or is not then available,
                                 to a substantially equivalent position,
                                 prior to offering employment to such
                                 position to any Person other than 11/95 WARN
                                 Act Claimant, any 8/95 WARN Act Claimant or
                                 any Person who was formerly employed and laid off by the Flamingo Casino.
--------------------------------------------------------------------------------

 CLASS A7:  GENERAL UNSECURED    IMPAIRED: JCC will pay to each holder of an
 CLAIMS AGAINST HJC              Allowed Class A7 Claim cash in an amount
                                 equal to such Allowed Claim on the later of the
 Class A7 consists of all of     Effective Date and the date on which such
 Allowed Unsecured Claims        Claim becomes an Allowed Claim, or as soon as
 against HJC other than the      practicable thereafter.
 Unsecured Claims of the
 Bondholders and the Unsecured
 Claims in Class A6 or A8.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         CLASS DESCRIPTION          TREATMENT UNDER THE PLAN
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 CLASS A8: CLAIMS AGAINST HJC    IMPAIRED:  Holders of Class 8 Claims will not
                                 receive any distributions on account of such
 Class A8 consists of all        Claims, and on the Effective Date, all Class
 Allowed Penalty Claims (as      A8 Claims will be extinguished; provided,
 defined below) against HJC.     however, that if a Valuation Order (as defined

                                 below) is entered on or before the Effective
                                 Date, each holder of an Allowed Claim in
                                 Class A8 will receive its Pro Rata Share of
                                 the interests in the proceeds of Assigned
                                 Debtor Litigation Claims as allocated to
                                 holders of Allowed Class A8 Claims under
                                 Section 5.9 of the Plan.  Each holder of a
                                 Class A8 Claim is conclusively presumed to
                                 have rejected the Plan as a holder of a
                                 Class A8 Claim and is not entitled to vote
                                 to accept or reject the Plan.
--------------------------------------------------------------------------------

 CLASS A9:  EQUITY INTERESTS     IMPAIRED:  Holders of Allowed HJC Equity
 IN HJC                          Interests will not receive any distributions
                                 on account of such Equity Interests; and on
 Class A9 consists of all        the Effective Date, all Equity Interests in
 Allowed Equity Interests in     HJC will be extinguished.
 HJC, and any option, warrant
 or other agreement requiring
 the issuance of any such
 Equity Interest.
--------------------------------------------------------------------------------

 CLASS B1:  OTHER PRIORITY       IMPAIRED:  Each holder of an Allowed Class B1
 CLAIMS AGAINST FINANCE CORP.    Claim will receive cash in an amount equal to
                                 such Allowed Claim on the later of the
 Class B1 consists of all        Effective Date and the date such Claim becomes
 Allowed Other Priority Claims   an Allowed Claim, or as soon as practicable
 against Finance Corp.           thereafter.
--------------------------------------------------------------------------------

 CLASS B2:  BANK CLAIMS AGAINST  IMPAIRED:  Each holder of an Allowed Class B2
 FINANCE CORP.                   Claim will receive, as soon as practicable
                                 after the later of the Effective Date and the
 Class B2 consists of all        date on which all of the Allowed Secured
 Allowed Secured Claims of the   Claims in Class B2 have been allowed or
 Banks and the Old Bank          disallowed by Final Order, its PRO RATA share
 Collateral Agent against        (based on the ratio of its Allowed Class B2
 Finance Corp.                   Claim to the aggregate amount of all Allowed

                                 Secured Claims in Class B2 and Class B3) of
                                 $1,000 in cash.  The distribution to which
                                 each holder of an Allowed Class B2 Claim
                                 which is also a holder of an Allowed Class
                                 A3(a) Claim is entitled shall be deemed part
                                 of, and satisfied upon receipt of, the
                                 distributions which such holder is entitled
                                 to receive as a holder of an Allowed Class
                                 A3(a) Claim.
--------------------------------------------------------------------------------

 CLASS B3:  BONDHOLDER CLAIMS    IMPAIRED:  Each holder of an Allowed Class B3
 AGAINST FINANCE CORP.           Claim will receive its Pro Rata Share of
                                 shares of Class A New Common Stock and New
 Class B3 consists of all        Bonds which, in the aggregate, have a value
 Allowed Secured and Unsecured   equal to the product of (i) $1,000 and (ii) a
 Claims against Finance Corp.    fraction, the numerator of which is the
 of the Bondholders.             aggregate amount of Allowed Secured Claims in
                                 Class B3, and the denominator of which is
                                 the aggregate amount of Allowed Secured
                                 Claims in Class B2 and Class B3.  The
                                 distribution to which each holder of an
                                 Allowed Class B3 Claim is entitled shall be
                                 deemed part of, and satisfied upon receipt
                                 of, the distributions which such holder is
                                 entitled to receive as a holder of an
                                 Allowed Class A4 Claim.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
         CLASS DESCRIPTION          TREATMENT UNDER THE PLAN
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 CLASS B4:  WARN ACT CLAIMS
 AGAINST FINANCE CORP.
                                 IMPAIRED:  Each holder of an Allowed Claim in
 Class B4 consists of all        Class B4 will be deemed to have received on
 Allowed WARN Act Claims         account of his or her Class B4 Claims, and in
 against Finance Corp. of        full satisfaction thereof, the distribution
 holders who are part of the     and/or other treatment he or she receives as
 Certified WARN Act Class and    a holder of a Class A6 Claim pursuant to
 are bound by the WARN Act       Section 4.6 of the Plan, and no other
 Settlement.                     distribution will be provided to such holder
                                 on account of his or her Class B4 Claims.
--------------------------------------------------------------------------------

 CLASS B5:  GENERAL UNSECURED    IMPAIRED:  JCC will pay to each holder of an
 CLAIMS AGAINST FINANCE CORP.    Allowed Claim in Class B5 cash in an amount
                                 equal to such Allowed Claim on the later of
 Class B5 consists of all        the Effective Date and the date on which such
 Allowed Unsecured Claims        Claim becomes an Allowed Claim, or as soon as
 against Finance Corp. other     practicable thereafter.
 than the Unsecured Claims of
 the Bondholders.
--------------------------------------------------------------------------------

 CLASS B6:  PENALTY CLAIMS       IMPAIRED:  Holders of Class B6 Claims will not
 AGAINST FINANCE CORP.           receive any distributions on account of such
                                 Claims, and on the Effective Date, all
 Class B6 consists of all        Class B6 Claims will be extinguished; provided,
 Allowed Penalty Claims against  however, that if a Valuation Order is entered
 Finance Corp.                   on or before the Effective Date, each holder of
                                 an Allowed Class B6 Claim will be deemed to
                                 have received on account of its Class B6 Claim,
                                 and in full satisfaction thereof, the
                                 distribution it receives as a holder of a Class
                                 A8 Claim pursuant to Section 4.8 of the Plan.
                                 Each holder of a Class B6 Claim is conclusively
                                 presumed to have rejected the Plan as a holder
                                 of a Class B6 Claim and is not entitled to
                                 vote to accept or reject the Plan.
--------------------------------------------------------------------------------

 CLASS B7:  EQUITY INTERESTS     IMPAIRED:  Holders of Allowed Finance Corp.
 IN FINANCE CORP.                Equity Interests will not receive any
                                 distributions on account of such Equity
 Class B7 consists of all        Interests. On the Effective Date, all Equity
 Allowed Equity Interests in     Interests in Finance Corp. will be
 Finance Corp., and any option,  extinguished.
 warrant or other agreement
 requiring the issuance of any
 such Equity Interest.
--------------------------------------------------------------------------------

 CLASS C1:  OTHER PRIORITY
 CLAIMS AGAINST HNOIC            IMPAIRED:  Each holder of an Allowed Class C1
                                 Claim will receive cash in an amount equal to
 Class C1 consists of all        such Allowed Claim on the later of the
 Allowed Other Priority Claims   Effective Date and the date such Claim becomes
 against HNOIC.                  an Allowed Claim, or as soon as practicable
                                 thereafter.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
         CLASS DESCRIPTION          TREATMENT UNDER THE PLAN
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 CLASS C2:  SECURED CLAIMS
 AGAINST HNOIC
                                 IMPAIRED:  Each Allowed Class C2 Claim, except
 Class C2 consists of all        as provided in the immediately following two
 Allowed Secured Claims against  sentences, notwithstanding any contractual
 HNOIC.                          provision or applicable law that entitles
                                 the holder of an Allowed Claim in Class C2
                                 to demand or receive payment of such Claim
                                 prior to the stated maturity of such Claim
                                 from and after the occurrence of default,
                                 will be reinstated and rendered unimpaired
                                 in accordance with Section 1124(2) of the
                                 Bankruptcy Code.  JCC may, in its
                                 discretion, assign, abandon or surrender any
                                 property securing any Secured Claim in Class
                                 C2 to the holder of such Secured Claim,
                                 which will result in impaired treatment
                                 under the Bankruptcy Code. The Court will
                                 determine the value of any such property so
                                 assigned, abandoned or surrendered, and any
                                 Deficiency Claim resulting therefrom will be
                                 paid as a Class C5 or C7 Claim.
--------------------------------------------------------------------------------

 CLASS C3:  WARN ACT CLAIMS      IMPAIRED:  Each holder of an Allowed Claim in
 AGAINST HNOIC                   Class C3 will be deemed to have received on
                                 account of his or her Class C3 Claims, and in
 Class C3 consists of all        full satisfaction thereof, the distribution
 Allowed WARN Act Claims         and/or other treatment he or she receives
 against HNOIC of holders who    as a holder of a Class A6 Claim pursuant to
 are part of the Certified WARN  Section 4.6 of the Plan, and no other
 Act Class and are bound by the  distribution will be provided to such holder
 WARN Act Settlement.            on account of his or her Class C3 Claims.
--------------------------------------------------------------------------------

 CLASS C4:  UNSECURED CLAIMS     IMPAIRED:  Each holder of an Allowed Class C4
 AGAINST HNOIC (FOR WHICH HJC    Claim will be  deemed to have received on
 IS LIABLE)                      account of its Class C4 Claim the distribution
                                 it receives as a holder of a Class A7 Claim
 Class C4 consists of all        pursuant to Section 4.7 of the Plan, and no
 Allowed Unsecured Claims        other distribution will be provided to such
 against HNOIC for which HJC is  holder on account of its Class C4 Claims.
 also liable.
--------------------------------------------------------------------------------


 CLASS C5:  GENERAL UNSECURED    IMPAIRED:  Each holder of an Allowed Class C5
 CLAIMS AGAINST HNOIC            Claim will receive the lesser of the amount of
                                 its Allowed Class C5 Claim or its Pro Rata
 Class C5 consists of all        Share of $1,000 in cash.
 Allowed Unsecured Claims
 against HNOIC other than
 Unsecured Claims in Class C3,
 C4, C6 or C7.
--------------------------------------------------------------------------------

 CLASS C6:  NOLDC/SHOWBOAT       IMPAIRED: In accordance with the terms of the
 CLAIM AGAINST HNOIC             NOLDC Plan and the NOLDC Shareholders/HET
                                 Settlement Agreement, consideration will be
 Class C6 consists of the        furnished directly to Showboat in exchange
 Allowed Claim of NOLDC against  for a full release from Showboat to NOLDC. This
 HNOIC for reimbursement of a    transaction will result in a release of NOLDC's
 portion of the amount owing by  Class C6 Claim.  No distributions will be
 NOLDC to Showboat.              provided to NOLDC on account of its Class C6
                                 Claim.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
         CLASS DESCRIPTION          TREATMENT UNDER THE PLAN
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 CLASS C7:  PENALTY CLAIMS
 AGAINST HNOIC
                                 IMPAIRED:  Holders of Class C7 Claims will not
 Class C7 consists of all        receive any distributions on account of such
 Allowed Penalty Claims against  Claims, and on the Effective Date, all Class C7
 HNOIC.                          Claims will be extinguished; provided, however,
                                 that if a Valuation Order is entered on or
                                 before the Effective Date, each holder of an
                                 Allowed Claim in Class C7 will be deemed to
                                 have received on account of its Class C7 Claim,
                                 and in full satisfaction thereof, the
                                 distribution it receives as a holder of a
                                 Class A8 Claim pursuant to Section 4.8 of the
                                 Plan.  Each holder of a Class C7 Claim is
                                 conclusively presumed to have rejected the Plan
                                 as a holder of Class C7 Claim and is not
                                 entitled to vote to accept or reject the Plan.
--------------------------------------------------------------------------------

 CLASS C8:  EQUITY INTERESTS
 IN HNOIC
                                 IMPAIRED:  The holder of Allowed Equity
 Class C8 consists of all        Interests in HNOIC will not receive any
 Allowed Equity Interests in     distributions on account of such Equity
 HNOIC, and any option, warrant  Interests.  On the Effective Date, all Equity
 or other agreement requiring    Interests in HNOIC will be extinguished.
 the issuance of any such
 Equity Interest.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                               III. GENERAL INFORMATION

A.  DESCRIPTION OF HJC AND EVENTS LEADING TO COMMENCEMENT OF CHAPTER 11 CASES

        HJC is a Louisiana general partnership comprised of (i) HNOIC, a wholly-owned subsidiary of HOCI, which, in turn, is a wholly-owned subsidiary of HET, (ii) NOLDC and (iii) Grand Palais (collectively, the "PARTNERS"). HJC was formed on November 29, 1993 for the purposes of developing, owning and operating the Casino. HJC entered into an exclusive contract (the "CASINO OPERATING CONTRACT") with the Louisiana Economic Development and Gaming Corporation (the "LEDGC") to develop and operate the sole land-based casino currently permitted by law in Orleans Parish, Louisiana and entered into the Canal Street Casino Lease with the City and the RDC for the site in New Orleans designated by law for the Casino's development. The site for the Casino is in downtown New Orleans on the site of the former Rivergate Convention Center at the foot of Canal and Poydras Streets, adjacent to the City's French Quarter (the "RIVERGATE"). HJC, the RDC and the City also entered into the GDA which governed the design, development and construction of the Casino and related facilities, and the Open Access Program and Plans regarding hiring goals and programs (the "OPEN ACCESS PROGRAM AND PLANS"). Pursuant to a Casino Management Agreement (the "CASINO MANAGEMENT AGREEMENT"), HJC engaged Harrah's New Orleans Management Company ("HNOMC"), a wholly-owned subsidiary of HOCI, to manage the operations of the Casino. Under the Casino Management Agreement, HNOMC employed the employees of the Basin Street Casino as agent for HJC.

        Certain executives and/or directors of the Debtors are also executives and/or directors of HET. Among others, Philip G. Satre is the Chairman of the Board, President and Chief Executive Officer of HET, a member of the Executive Committee of HJC, a Director and President of Finance Corp., and a Director and President of HNOIC; and Colin V. Reed is Executive Vice-President and Chief Financial Officer of HET, a member of the Executive Committee of HJC, a Director and Senior Vice-President of Finance Corp, and a Director and Senior Vice-President of HNOIC.

         On November 16, 1994, HJC closed a series of transactions to finance development of the Casino, including (i) a $170 million equity contribution by the Partners which consisted of cash, fixed assets and project development expenses incurred by the Partners, (ii) the sale of $435 million of the Old Bonds, and (iii) bank credit facilities providing for loans of up to $175 million aggregate principal amount (the "BANK CREDIT FACILITIES"). The Old Bonds and the Bank Credit Facilities were senior obligations of HJC, ranked PARI PASSU in right of payment, and were secured on an equal and ratable basis (with certain exceptions) by a substantial portion of HJC's assets, including a first mortgage and security agreement covering all of the real property interests and personal property owned by HJC (except the Casino Operating Contract, the Casino's bankroll and the Gross Revenue Share Payments). The Old Bonds were also secured, pending disbursement to HJC, by a pledge of a cash collateral account into which the proceeds from the offering of the Old Bonds were deposited. In addition to the equity contribution, the Bank Credit Facilities, and the offering of the Old Bonds, the Partners anticipated that approximately $72 million of cash would be available from cash flow generated by the operations of a casino (the "BASIN STREET CASINO") to be operated by HJC in the City's Municipal Auditorium until the Casino at the Rivergate site was completed.

         In January 1995, HJC began construction of the Casino. The Casino was scheduled to open early in the second quarter of 1996 and was scheduled to contain approximately 200,000 square feet of gaming space with at least 5,500 slot machines and approximately 200 table games. At the same time, HJC also began renovating the Municipal Auditorium adjacent to the north end of the French Quarter for use as the Basin Street Casino until the Casino opened at the Rivergate site.

         On May 1, 1995, the Basin Street Casino opened with approximately 76,000 square feet of net gaming space, 3,046 slot machines and approximately 85 table games. The Basin Street Casino was open 24 hours a day, seven days a week, except for approximately 65 hours from May 9 to May 11, 1995, when HJC was forced to close the Basin Street Casino because of a flood in the New Orleans area.

         HJC had originally projected that the Basin Street Casino would have gross gaming revenues of approximately $395 million per year, or an average of approximately $33 million a month. Instead, gross gaming revenues from the Basin Street Casino for the months of May, June and July 1995 were $11.2 million, $13.2 million and $14.8 million, respectively, and HJC suffered net losses of $15.2 million, $14.0 million and $14.2 million, respectively, in those three months. In an attempt to reduce such losses, in August, 1995 HJC reduced the work force in the Basin Street Casino by approximately 15%. HJC also reduced the number of its slot machines in the Basin Street Casino from 3,046 to 2,150. Gross gaming revenues were not adversely affected by these changes. Gross revenues for August, September and October 1995 were $13.3 million, $12.0 million and $14.4 million, respectively. Operating results did not improve, however. HJC posted net losses in August, September and October 1995 of $13.5 million, $12.3 million and $12.0 million, respectively.

         HJC believes that the Basin Street Casino's results were principally impacted by the location of the Basin Street Casino (which is outside the traditional area of entertainment activity and tourist visitation in New Orleans), the competition from the established Mississippi Gulf Coast gaming marketplace, a slower than usual summer tourist season in New Orleans, and the availability of dockside riverboat gaming in Louisiana. HJC believes that such riverboats, when permitted to remain moored to their docks and allow continuous ingress and egress of customers, provided enhanced and direct competition with the Basin Street Casino as land-based casinos.

         By November 1995, all of the Partners' equity contribution and substantially all of the proceeds from the offering of the Old Bonds had been depleted. HJC had spent approximately $607 million on the construction of the Casino and renovation of the Basin Street Casino, the purchase of equipment and operating systems, the payment of interest expense on the Old Bonds and the Bank Credit Facilities, and the payment of rent and compensation to the City and the State. Construction of the Casino was approximately 60% complete and, as a result of design modifications and project cost overruns, including the addition of hard cost contingencies, the approved project budget for the Casino and the Basin Street Casino had increased from the original amount of $815 million to $823.5 million; however, the actual cost of constructing the Casino as originally designed is likely to have exceeded this amount. In addition, as set forth above, the Basin Street Casino had suffered significant operating losses in every month of operation.

         During a meeting on November 19, 1995, BTCo, acting as agent for the lending banks under the Bank Credit Facilities, informed HNOIC, the partner of HJC responsible for financing matters under HJC's Partnership Agreement, that the lending banks would not disburse funds to HJC under the terms of the Bank Credit Facilities. BTCo advised HNOIC that after reviewing certain financial information of HJC, including HJC's forecasts of reduced gross gaming revenues for the Casino, it believed that there was a material adverse change in the financial prospects of HJC under the Bank Credit Facilities. Subsequently, HNOIC advised Grand Palais and NOLDC, the other partners of HJC, of such developments. Faced with an absence of funding because of BTCo's action, on November 21, 1995, HJC decided to close the Basin Street Casino and suspend construction of the Casino. HJC also decided to file for bankruptcy protection. On November 21, 1995, BTCo declared the Bank Credit Facilities in default, accelerated the maturity of and terminated the bank loans, and withdrew
$157 million of the cash on deposit in the bank's cash collateral account at First National Bank of Commerce (together with its successors and assigns, "FNBC"), the collateral agent under the Bank Credit Facilities. Thereafter, on November 22, 1995, HJC and Finance Corp. filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. On December 22, 1995, HNOIC filed a voluntary bankruptcy petition under Chapter 11 of the Bankruptcy Code. The filing by HNOIC was made to facilitate efforts to reorganize HJC.

B.  DESCRIPTION OF THE CASINO

         Under the Plan, the Basin Street Casino will not re-open.  See
Section V.C.8., "The Plan of Reorganization--Executory Contracts and Unexpired Leases--Basin Street Casino Lease." The Casino is scheduled to open, subject to receipt of the appropriate regulatory approvals, 12 months after the Effective Date and will include 100,000 square feet of net gaming space, a 250-seat buffet, the Poydras Tunnel Area (as defined below), two parking garages and approximately 15,000 square feet of multi-function, special event, food service and meeting-room space on the first floor of the premises (collectively, "CASINO--PHASE I"). JCC may elect to include an additional 30,000 square feet of net gaming space (for a total of 130,000 square feet of net gaming space) if JCC elects to proceed with such additional 30,000 square feet of net gaming space and if JCC's EBITDA and customer demand reach levels appropriate to justify further expansion of the Casino.

         Concurrent with the construction of Casino--Phase I, approximately 150,000 square feet of multipurpose non-gaming entertainment space on the second floor of the premises will be constructed to the point at which the shell of the structure is complete and the space is suitable for tenant build-out ("SECOND FLOOR SHELL CONSTRUCTION--PHASE II"). Subject to entering into tenant leases, the build-out of non-gaming tenant improvements on the second floor will begin during or following completion of Second Floor Shell Construction--Phase II. Second Floor Shell Construction--Phase II is scheduled to be completed before or substantially concurrently with the opening of Casino--Phase I.

         The completion and opening of the Casino in accordance with the foregoing schedule is subject to, among other things, timely receipt of State, City and other regulatory approvals, customary commercial conditions, timely confirmation of the Plan, and other considerations. See Section IX.A., "Certain Risk Factors to Be Considered--Overall Risks to Recovery By Holders of Claims--Uncertainty Regarding Gaming Regulation," "--Ability to Commence Operations as Scheduled," and "--Uncertainty Regarding City and State Approvals."

         As redesigned pursuant to the Plan, the Casino will contain four themed areas named The Jazz Court, The Mardi Gras Court, The Smuggler's Court and The Court of Good Fortune. The remaining space will be used for additional gaming activities, a food service area, casino support facilities, and multi-function, special event and meeting-room space. The Jazz Court will have a raised domed ceiling and occupy the center of the Casino. The Casino's design will continue to reflect the architectural heritage of 19th Century New Orleans and will be designed to complement the City's many tourist highlights. To maintain operational efficiency and a dynamic atmosphere, the Casino will be designed so that individual gaming areas can be opened or closed to patrons depending on volume. Parking for between 400 and 500 cars and approximately 145,000 square feet of back-of-house and support areas will be provided underneath the main gaming floor. Across Poydras Street and connected to the Casino by an underground tunnel will be a newly constructed parking facility which will contain approximately 1,550 parking spaces.

         As part of the redesigned Casino, the second floor will be initially developed for non-gaming uses. A group consisting of representatives of the RDC and JCC will develop a master plan for the initial build-out and leasing of the second floor for the non-gaming uses. The master plan is expected to be approved following the Effective Date. The master plan is intended to establish
(i) leasing guidelines regarding rent, tenant improvements and concessions,
(ii) permissible uses, (iii) guidelines for brokerage fees, (iv) an initial capital improvement budget, and (v) an operating budget for the first year of second-floor operation. The second floor of the Casino is anticipated to be ready for leasing following the opening of Casino--Phase I. The tenant improvement build-out and development is scheduled to begin following the completion of Second Floor Shell Construction--Phase II. The initial non-gaming tenant improvement build-out and development will be consistent with the master plan. The LGCB shall have approval rights over such master plan based upon the terms of the Gaming Act. The LGCB shall also have the authority to approve all subleases and uses on the second floor to ensure that such use is consistent with the Gaming Act and the Rules and Regulations.

         JCC will be permitted to lease the second floor to JCC Development Company, L.L.C., a single member limited liability company that will, directly or indirectly, be wholly-owned by JCC Holding ("JCC DEVELOPMENT"). See Section V.C.2., "The Plan of Reorganization--Executory Contracts and Unexpired Leases--Canal Street Casino Lease." JCC Development will manage and lease the second floor development in a manner consistent with the master plan. JCC may convert any portion of the second floor in the future to gaming use, subject to approval of the LGCB and the Modified Casino Operating Contract. If, however, such conversion were to reduce the sublease revenue payable to the RDC, JCC would be required to compensate the RDC for such reduction.

         Subject to the approval of the LGCB, all games typically available in Las Vegas casinos, except sports betting, will be permitted at the Casino, which, under existing law, will be open 24 hours per day, 365 days per year and will extend credit, with no loss or wagering limits. See Section IX.A.1., "Certain Risk Factors to Be Considered--Overall Risks to Recovery by Holders of Claims--Uncertainty Regarding Gaming Regulation" and Section III.F., "General Information--Regulation."

C.  CONSTRUCTION

         On November 22, 1995, HJC suspended construction of the Casino. Since the commencement of HJC's bankruptcy case, and pursuant to an order by the Bankruptcy Court, HJC has negotiated an agreement with Centex Landis Construction Co., Inc. ("CENTEX"), the primary contractor for the Casino prior to the filing of HJC's bankruptcy petition, to resume construction to enclose the Casino. See Section IV.F., "Events During the Chapter 11 Cases--Enclosure of the Casino Structure." HJC has also reached an agreement with Centex with respect to full-scale construction of the Casino (which agreement is attached to the Existing Plan as Exhibit "L"). HJC also reached an agreement with Broadmoor with respect to construction of the Casino's parking facilities (which agreement is attached to the Existing Plan as Exhibit "H"). The settlement agreement provides that if the Effective Date did not occur by July 31, 1997 thereby preventing the issuance of a notice to proceed, Broadmoor has the right to have its contract deemed rejected and to pursue its proof of claim, a right Broadmoor has not yet exercised. In the event Broadmoor exercises that right, HJC would have to negotiate a new settlement agreement with Broadmoor or have to retain a replacement contractor to complete the parking facility.

D.  DESCRIPTION OF THE MANAGER

         Under the Plan, JCC will engage HNOMC to manage the Casino. HNOMC is an indirect wholly-owned subsidiary of HET and was formed in May 1993 for the purpose of acting as the manager of the Casino.

         HET, though its operating subsidiaries and other affiliates, currently operates casino entertainment facilities in eight states and Auckland, New Zealand. Such facilities include: casino hotels in the five traditional U.S. gaming markets of Reno, Lake Tahoe, Las Vegas and Laughlin, Nevada, and Atlantic City, New Jersey; riverboat casinos in Joliet, Illinois, Vicksburg and Tunica, Mississippi, Shreveport, Louisiana, and North Kansas City and St. Louis, Missouri; casinos on Indian lands near Phoenix, Arizona and Seattle, Washington; and a land-based casino in Auckland, New Zealand. The marketing strategy for such facilities is generally designed to appeal primarily to the broad middle-market gaming customer segment. As of December 31, 1996, HET, through its operating subsidiaries and other affiliates, operated a total of approximately 701,200 square feet of casino space, 19,011 slot machines, 941 table games, 6478 hotel rooms or suites, approximately 131,400 square feet of convention space, 56 restaurants, 6 showrooms and 6 cabarets.

E.  CERTAIN PREPETITION LEGAL PROCEEDINGS

         An immediate effect of the filing of the above-captioned cases (the "CHAPTER 11 CASES") by the Debtors was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of litigation against the Debtors. This injunction remains in effect unless modified or lifted by order of the Bankruptcy Court.

         As of the Petition Date (as defined below), the Debtors had been named as defendants in litigation in which monetary damages were sought. Any Claims based upon such litigation may be liquidated in the Bankruptcy Court, afforded the treatment to which such liquidated Claims are entitled under the Plan and discharged in accordance with the Bankruptcy Code.

         In addition, the Debtors were parties to prepetition litigation in which relief other than, or in addition to, monetary damages was sought. A summary of the history and status of certain of such litigation is set forth below.

    1.   MCCALL LITIGATION

         On April 26, 1993, a lawsuit was filed in the Civil District Court for the Parish of Orleans (the "CIVIL DISTRICT COURT") captioned MCCALL V. MCCALL, ET AL. (the "MCCALL LITIGATION"). Plaintiffs asserted an ownership interest in certain land underlying the Rivergate site and also sought permanent injunctive relief prohibiting the use of such land for the Casino. The lawsuit also challenged the manner in which the RDC was formed and its authority to enter into the Canal Street Casino Lease and the Basin Street Casino Lease. HJC intervened in the lawsuit and aligned itself with the City and the RDC. On February 22, 1994, the Civil District Court granted the motion for summary judgment filed by the City, the RDC and HJC, thereby dismissing all claims. On February 23, 1995, the state appellate court unanimously affirmed the Civil District Court's ruling that plaintiffs did not have an ownership interest in any land underlying the Rivergate site and remanded the case to the Civil District Court to determine whether plaintiffs had standing to assert the other claims concerning the authority of the RDC to enter into the Canal Street Casino Lease and the Basin Street Casino Lease. On April 28, 1995, all parties to the litigation applied to the Louisiana Supreme Court for writs of certiorari. On June 30, 1995, the Louisiana Supreme Court unanimously denied all writ applications. The property claims in this litigation have been resolved in favor of HJC, the City and the RDC. On December 5, 1995, the Civil District Court dismissed the cause of action challenging the constitutionality of the RDC for lack of standing. Harry McCall then filed a notice of appeal.

         On March 12, 1996, Harry McCall, one of the claimants in the McCall Litigation, filed a motion in the Bankruptcy Court seeking relief from the automatic stay in bankruptcy to pursue this appeal. A hearing on Mr. McCall's motion for relief from the stay was held on April 2, 1996, following which the Bankruptcy Court modified the automatic stay to permit the McCall Litigation to proceed. On April 18, 1996, HJC, the City and the RDC filed a joint motion asking the Bankruptcy Court to amend and restate its order granting Mr. McCall's motion for relief from the automatic stay. A hearing on the joint motion was held on May 13, 1996, and the Bankruptcy Court granted the joint motion. Specifically, the Bankruptcy Court amended the order granting relief from the stay to clarify that the automatic stay did not apply, and had never applied, to the McCall Litigation or any appeal taken therefrom. On October 10, 1996, the Fourth Circuit Court of Appeals for the State of Louisiana voted 2-1 to reverse the trial court's dismissal for lack of standing. Under the Louisiana Constitution, this non-unanimous decision required that the appeal be heard before a five-judge panel of the same court. Oral argument before the five-judge panel took place on October 29, 1996 and that panel also reversed the trial court's dismissal for lack of standing with respect to the cause of action challenging the constitutionality of the RDC. The City, the RDC and HJC each applied for a writ of certiorari with the Louisiana Supreme Court, which was denied without comment.

         In addition, on April 6, 1994, Harry McCall filed a motion in Civil District Court to enforce a purported settlement agreement of the McCall Litigation entered into with HJC, asserting that he was entitled to receive settlement proceeds based upon a settlement agreement. HJC does not believe that a binding settlement agreement was reached with Mr. McCall. On July 8, 1994, the Civil District Court ruled that Mr. McCall's motion was procedurally defective. He subsequently failed to cure the deficiency and, on September 12, 1994, the court dismissed Mr. McCall's motion to enforce the settlement. Mr. McCall filed a notice of appeal and, on October 12, 1995, the Fourth Circuit Court of Appeals for the State of Louisiana reversed the district court's ruling, allowing Mr. McCall to pursue his claim. On March 12, 1996, Harry and Henry McCall filed a proof of claim against HJC in the amount of $2,000,000 which appeared to be based upon the purported settlement that was the subject of the April 1994 motion in Civil District Court. They also filed an adversary proceeding in the Bankruptcy Court in late May of 1996 seeking to enforce the purported settlement agreement. HJC filed an objection to the McCalls' claim on May 2, 1996. Since then, the Bankruptcy Court ordered that HJC's objection to the proof of claim and the adversary proceeding be consolidated for purposes of trial and discovery. At a hearing on September 16, 1996, the Bankruptcy Court ruled that Thomas Tucker, attorney for the McCalls, could not be both a witness and attorney in the matter. The trial was adjourned to give Mr. Tucker time to decide which role he would take. On September 26, 1996, the McCalls filed a motion seeking an interlocutory appeal on this decision of the Bankruptcy Court. At that time, the Bankruptcy Court stayed the underlying action pending a decision on the appeal. On October 16, 1996, the District Court denied the motion for an interlocutory appeal. The McCalls' motion for reconsideration of the decision was also denied. Subsequently, Mr. Tucker elected to be a witness.

          On April 18, 1997, the Debtors and Thomas Tucker, Harry McCall,
Henry McCall and Susan LaFaye (an attorney who claims an interest in proceeds of the McCall Litigation) (the "MCCALL CLAIMANTS") reached a tentative agreement to settle various litigation and other legal claims, demands and causes of action (the "MCCALL SETTLEMENT AGREEMENT"). The McCall Settlement Agreement provides, among other things, that:

    (i) The McCall Claimants and the law firm of Tucker & West will withdraw and dismiss with prejudice any and all proofs of claim and other demands for payment filed by any one or more of them in the Chapter 11 Cases, including any adversary proceedings, and also will release any and all claims, demands, suits and causes of action of any type they have against HJC and other persons identified in the McCall Settlement Agreement.

    (ii) The McCall Claimants will file in HJC's case an amended proof of claim in which they will jointly assert against HJC an unsecured claim in the amount of $145,500, which HJC will recognize as a valid and enforceable general, unsecured claim against HJC.

    (iii) On the later of (a) the Effective Date or (b) the date on which a court of competent jurisdiction enters judgments dismissing all of the litigation described in (iv) below with prejudice, HJC will deliver payment of the amended claim to an escrow agent designated in the McCall Settlement Agreement. Thereafter, the escrow agent will distribute to Ms. LaFaye the sum of $9,500, and will distribute to the other McCall Claimants, as their interests
may appear, the sum of $87,985.   The balance, or $48,015, will be held in
escrow, and will be disbursed together with any accrued interest on the earlier of (a) the first anniversary of the Effective Date or (b) the date of commencement of gaming at the Casino. If, however, prior to the date of commencement of gaming at the Casino, HJC advises the escrow agent that there has been a default under the McCall Settlement Agreement, there will be no distribution from escrow until the escrow agent receives an appropriate order or judgment from the Bankruptcy Court authorizing distribution and identifying the recipients.

    (iv) The McCall Claimants will dismiss with prejudice their adversary proceeding in HJC's bankruptcy proceeding and all the actions they have filed relating to HJC and the Casino.

    (v) The McCall Claimants and Tucker & West will not, individually or collectively, take any action, whether directly or acting through any other person or entity, to oppose the conducting of casino gaming operations including, but not limited to (a) filing of any suits, actions or other proceedings against HJC and its successors, (b) seeking to retard, delay or deny the issuance to HJC and its successors of any licenses, orders, grants or other awards by any governmental entity or (c) assisting any other person with respect to the foregoing.

    (vi) Each of the McCall Claimants and Tucker & West will release any and all claims, demands, suits and causes of action of any type they have against HJC and other persons identified in the McCall Settlement Agreement.

          The parties to the McCall Settlement Agreement are currently engaged in the preparation of a definitive agreement to resolve their disputes, which will then be executed and submitted to the Bankruptcy Court for its approval.

          The McCall Settlement Agreement contemplates that Harry McCall will dismiss the McCall Litigation with prejudice on the Effective Date.

    2.    TUCKER LITIGATION

          A lawsuit captioned TUCKER V. CITY OF NEW ORLEANS was filed on
October 5, 1994 against the City (the "TUCKER LITIGATION") in the Civil District Court for the Parish of Orleans by a resident of the Parish challenging the validity of three casino-related ordinances adopted by the City Council on September 23, 1994 which authorized, among other things, amendments to the Canal Street Casino Lease. The lawsuit also challenges the constitutionality of a clarifying amendment to the Louisiana Economic Development and Gaming Corporation Law ("GAMING ACT"). The clarifying amendment addresses a provision of the Canal Street Casino Lease which requires at least 80% of the persons employed by the Casino to be residents of Orleans Parish. The effects of the ordinances and the amendment to the Gaming Act were, among other things, (i) to clarify the intent of the Gaming Act that a provision of a contract (to which the gaming operator is a party) that requires more than 50% of the persons employed to be residents of any one parish is void, but that the contract as an entirety would not be void under the Gaming Act, and (ii) to reduce the residency requirement in the Canal Street Casino Lease if necessary to comply with applicable law. On November 18, 1994, the City filed preliminary exceptions contending that the plaintiff had failed to name indispensable and necessary parties as defendants. On March 13, 1995 and August 17, 1995, the plaintiff filed supplemental amended petitions. On September 22, 1995, the City requested the plaintiff consider its prior filed exceptions as applicable.
There has been no activity in the case since that time.

          Mr. Tucker and the law firm of Tucker & West filed proofs of claims against the estates of HJC and HNOIC for amounts which they allege were owed to them with respect to the Tucker Litigation and other litigations, including the McCall Litigation. HJC and HNOIC filed objections to these proofs of claims. Subsequently, on August 13, 1996, the claimants consented to disallowance of these claims.

          The McCall Settlement Agreement contemplates that the Tucker Litigation will be dismissed with prejudice as of the Effective Date.

    3.    LANDMARKS LITIGATION (JOAN OF ARC)

          On December 6, 1994, a lawsuit captioned LOUISIANA LANDMARKS
SOCIETY, INC. V. CITY OF NEW ORLEANS, RIVERGATE DEVELOPMENT CORPORATION, AND HARRAH'S JAZZ COMPANY (the "LANDMARKS LITIGATION") was filed seeking to prevent, among other things, HJC from moving the Joan of Arc statue or using any part of the Place de France without the approval of the Secretary of the United States Department of the Interior.

The Place de France is located adjacent to the Casino. The original design plans for the Casino contemplated locating the main access areas for the Casino in the area currently in use as the Place de France. The plaintiff alleged that the Place de France was developed with federal funds for historic purposes and that, therefore, the statue could not be relocated and that the Place de France could not be converted to another use without the approval of the Secretary of the Interior. The plaintiff also alleged a pendent state law claim that the Place de France had been dedicated as a park by the City and that the conversion of the Place de France to another use would require the approval of the Louisiana State Legislature. On January 27, 1995, the United States District Court for the Eastern District of Louisiana (the "DISTRICT COURT") issued an order permanently restraining the City, the RDC and HJC from removing the Joan of Arc statue or using any part of the Place de France without the approval of the United States Secretary of the Interior. The City, the RDC and HJC filed notices of appeal. The plaintiff filed a cross-appeal regarding the scope of the injunction. Oral argument on the appeal took place on February 7, 1996 after HJC sought, and received, relief from the automatic stay to proceed with the appeal. On June 7, 1996, the United States Court of Appeals for the Fifth Circuit reversed the decision of the District Court, vacated the permanent injunction entered by the District Court, rendered a judgment of dismissal against the plaintiff for failure to state a cause of action on the grounds that there is no implied private right of action under the applicable federal statute, and dismissed the plaintiff's cross-appeal regarding the scope of the injunction as moot. On July 12, 1996, the Fifth Circuit denied plaintiff's petition for rehearing.

         Because of this litigation, HJC had to redesign the southern part of the Casino, at substantial cost. As a result of the modification, the size of the Casino was decreased by approximately 2,400 square feet.

         The City has requested the written approval of the United States Secretary of the Interior to remove the Joan of Arc statue from the Place de France. Such approval has not yet been received and may not be forthcoming. If such approval is received and the Joan of Arc statue is removed, HJC may decide to make further modifications to the entrance to the Casino.

         Louisiana Landmarks Society, Inc., James Logan and the law firm of Tucker & West filed proofs of claims against the estates of HJC and HNOIC for amounts they alleged were owed to them as a result of the Landmarks Litigation. HJC and HNOIC filed objections to these proofs of claims. On August 13, 1996, Louisiana Landmarks Society, Inc. and the others consented to disallowance of their claims.

    4.   TUCKER LITIGATION (JOAN OF ARC)

         On July 24, 1996, Thomas Tucker filed another lawsuit entitled, TUCKER
V. CITY OF NEW ORLEANS AND RIVERGATE DEVELOPMENT CORPORATION, seeking to enjoin alteration of the Place de France absent the express written approval of the United States Secretary of the Interior. None of the Debtors has been named as a defendant. The lawsuit, however, could affect the development of the Casino. Mr. Tucker has characterized his claim as one based upon section 1983 of title 42 of the United States Code for purported violations of his rights of due process and equal protection. The factual allegations of the complaint are virtually identical to those asserted in the Landmarks Litigation. Mr. Tucker served as counsel of record for the plaintiff in the Landmarks Litigation, and he is both a member and trustee of that plaintiff. On October 14, 1996, Tucker filed an amended complaint naming First American Title Insurance Company as an additional defendant. Upon information and belief, all the defendants were thereafter served with the complaint. HJC sought and received permission to intervene in the action on January 21, 1997.

         The McCall Settlement Agreement contemplates that this suit will be dismissed with prejudice on the Effective Date.

    5.   HNOIC/NOLDC LITIGATION

         On September 26, 1995, HNOIC brought a lawsuit against NOLDC in the District Court seeking a declaratory judgment that (i) HNOIC was a 52.93% owner of HJC, (ii) the 1994 option agreement with NOLDC had expired, and (iii) NOLDC was not a "material partner" of HJC. This lawsuit is pending as Civil Action No. 95-3165.

         On September 28, 1995, NOLDC brought a lawsuit against, among other parties, HNOIC and HJC in the Civil District Court for the Parish of Orleans seeking (i) a temporary restraining order enjoining the expiration of the 1994 option agreement and removal of NOLDC from its status as a material partner of HJC, (ii) a rescission of the fourth amendment to HJC's partnership agreement (governing, among other matters NOLDC's dilution of interest in HJC and NOLDC's status as a material partner of HJC), (iii) restoration of NOLDC to a full 33.3% ownership in HJC, and (iv) unspecified damages against all defendants except HJC. This lawsuit was filed as Civil Action No. 95-14653.

         On September 29, 1995, NOLDC obtained a temporary restraining order from the Louisiana Civil District Court, directing HNOIC and HJC to treat NOLDC as a material partner until a hearing on an injunction could be held on October 9, 1995. On October 5, 1995, the defendants removed NOLDC's state court complaint to the District Court, where it is now pending as Civil Action No. 95-3272. On October 6, 1995, NOLDC sought to obtain an extension of its temporary restraining order from the District Court. NOLDC's request was denied, and no date for any further hearing was set. Following the filing of bankruptcy by NOLDC, the litigation was placed on inactive status by the court. At the time of the filing of NOLDC's bankruptcy, no discovery on the merits had been taken.

         It is contemplated that, pursuant to the NOLDC Shareholders/HET Settlement Agreement (described in Section V.B.1. below), all of the litigation among NOLDC, HNOIC and HJC will be dismissed on the Effective Date.

F.  REGULATION

    RECENT LEGISLATION

         On March 18, 1996, the Governor of the State of Louisiana called a special session of the State legislature to consider a number of topics, including topics relating to the Casino. The special session convened on March 24, 1996 and ended on April 19, 1996. Several laws were enacted as a result of the special session which may impact the Plan and/or JCC's rights under the Gaming Act and the Modified Casino Operating Contract.

         One such law called for parish-by-parish referenda during the November 5, 1996 election (the "LOCAL OPTION ELECTION") to decide, on an item-by-item basis, whether riverboat gaming, video poker gaming, and in Orleans Parish, the land-based casino, should be permitted to operate in the particular parish. On November 5, 1996, voters in Orleans Parish elected to permit land-based casino gaming in that parish. Nevertheless, the Proponents believe that this law had a material adverse effect on HJC and the Plan even prior to voter action because it impaired the Proponents' ability to obtain financing for the Plan until after the

Local Option Election and by increasing the costs related to the Plan. See Sections IX.A.1., IX.A.8., "Certain Risk Factors to be Considered--Overall Risks to Recovery by Holders of Claims--Uncertainty Regarding Gaming Regulation" and
"  Availability of Term Loans and Working Capital Facility."

         Another such law purports to affect certain rights of the casino operator under the Casino Operating Contract. This law purports to provide (i) the State and all its political subdivisions (including LGCB) with retroactive immunity from liability and from suit for any action or failure to act on the part of the State, or any political subdivision of the State (including LGCB), and (ii) authority to the Governor by executive order, subject to legislative approval, or to the State legislature by act or resolution, to set aside or order renegotiation or revocation of a casino operating contract when the casino operator is either voluntarily or involuntarily placed in bankruptcy, receivership, conservatorship, or some similar status.

         Another such law, among other things, purports to retroactively amend the Gaming Act: (i) to state that the conduct of gaming operations upon riverboats in accordance with the provisions of the Louisiana Riverboat Economic Development and Gaming Control Act or otherwise while upon a designated waterway while temporarily at dockside does not constitute the authorization of additional land-based casino gaming operations which relieves the casino gaming operator of the obligation to pay compensation to the LGCB; and (ii) to provide that governmental inaction which results in the operation of another land-based casino in Orleans Parish shall not relieve the operator of the Casino of the obligation to pay compensation to the LGCB. This law also purports to provide that in the event of litigation between the casino gaming operator and either LEDGC or the State or any of its political subdivisions, the casino gaming operator must continue to make all payments to the LGCB and to the State and any of its political subdivisions as required by law during the pendency of such litigation, and that any failure to make the required payments will render the casino gaming operator unsuitable.

         The Proponents believe that each of these pieces of legislation may be unconstitutional, unenforceable, or otherwise legally infirm.

         In addition, on May 1, 1996, the Governor signed into law a bill which dissolves the separate boards that had governed riverboat gaming and land-based casino gaming, including the LEDGC, and purports to substitute in their place the LGCB. This single board, consisting of nine voting members and two EX OFFICIO members, is empowered to regulate most forms of gambling in the State, including the land-based casino. Although the existing rules and regulations promulgated by the LEDGC remain in force and effect at this time, the LGCB has been empowered to repeal any such rules and regulations and promulgate its own rules and regulations. This law also authorizes the Louisiana State Police to, among other things, conduct investigations and audits of gaming license applicants and to assist the LGCB in determining compliance with the gaming laws and regulations. Given their lack of experience in dealing with the LGCB and the new regulatory framework established by the State legislature, the Proponents are unable at this time to determine what effect, if any, this legislative change will have on the likelihood that the Proponents will be successful in negotiating with the LGCB with respect to the Casino Operating Contract and the impact of future rules and regulations on the Plan and JCC.

         Further, on March 31, 1997, the State legislature convened a general session which was concluded on June 23, 1997. During the legislative session, the State legislature authorized the use of slot machines at race tracks located in three parishes in the State (but not Orleans Parish), subject to a 15,000 square foot limitation. The authorization for this bill was subject to a local option election in each of the parishes where the race tracks are located and remains subject to further legislative action on the fees to be imposed. The voters in two of the three parishes approved the use of slot machines at race tracks located in those parishes. See Section IX.A.9., "Certain Risk Factors to be Considered--Overall Risk to Recovery by Holders of Claims--Competition."

         On April 29, 1997, the LGCB unanimously approved for submission to the Governor and the State legislature a new Casino Operating Contract with respect to the Existing Plan. Although the State legislature considered the approval of such a new Casino Operating Contract, the State legislature did not approve or disapprove this contract during the 1997 Regular Session. During the 1997 Regular Session, the House of Representatives of the State legislature (the "HOUSE") approved a resolution which purports to preclude the use of a mail ballot for approval of the Modified Casino Operating Contract by the House. Further, the resolution purports to require a special session of the House called by the House, instead of the mail ballot procedure, if a Modified Casino Operating Contract is put forward for approval by the House.

         On November 4, 1997, the Governor of the State publicly expressed his support for the project with a rolling guaranty concept. On December 9, 1997, the LGCB, among other things, unanimously approved the Modified Casino Operating Contract for submission to the Governor of the State with the request that he submit the Modified Casino Operating Contract to the State legislature for its approval.

    EXISTING REGULATION

         The ownership and operation of the Casino are subject to pervasive governmental regulation, including regulation by the LGCB (as successor to the LEDGC) in accordance with the terms of the Gaming Act, the rules and regulations promulgated thereunder from time to time (the "RULES AND REGULATIONS"), and the Casino Operating Contract. The LGCB is empowered to regulate a wide spectrum of gaming and non-gaming related activities.

         The Gaming Act authorized the LEDGC (the LGCB's predecessor), among other things, to enter into a casino operating contract with a casino operator for the conduct of casino gaming operations at a single land-based gaming establishment, having at least 100,000 square feet of useable space, to be located at a facility at the Rivergate site. The term of the contract is not to exceed a total of 20 years with one ten-year renewal option. Under the Plan, the minimum compensation payable to the LGCB from gaming operations at the Casino will be 18 1/2% of gross gaming revenues, or $100 million annually, whichever is greater. See Section V.C.3., "The Plan of Reorganization--Executory Contracts and Unexpired Leases--Casino Operating Contract."

         The Gaming Act and the Rules and Regulations establish significant regulatory requirements with respect to gaming activities and the casino operator, including, without limitation, requirements with respect to minimum accounting and financial practices, standards for gaming devices and surveillance, licensure requirements for vendors and employees, standards for credit extension and collection, and permissible food services. Failure to comply with the Gaming Act and the Rules and Regulations could result in disciplinary action, including fines and suspension or revocation of a license or suitability. Certain regulatory violations could also constitute an event of default under the Casino Operating Contract.

         Under the Gaming Act, no person is eligible to receive a license or enter into a contract to conduct casino gaming operations unless, among other things, the LGCB is satisfied the applicant is suitable. The Gaming Act and the Rules and Regulations also require suitability findings for, among others, the casino manager, anyone with a direct ownership interest or the ability to control the casino operator or casino manager (as well as their intermediary and holding companies), certain officers and directors of such companies, and certain vendors and employees of the casino operator. Suitability requires a demonstration by each applicant, by clear and convincing evidence, that, among other things, (i) he is a person of good character, honesty and integrity, (ii) his prior activities, criminal record, if any, reputation, habits and associations do not pose a threat to the public interest of the State or the regulation and control of casino gaming or create or enhance the dangers of unsuitable, unfair or illegal practices, methods and activities in the conduct of gaming or the carrying on of the business and financial arrangements incidental thereto, and (iii) he is capable of and is likely to conduct the activities for which a license or contract is sought. In addition, to be found suitable for purposes of the Casino Operating Contract, the casino operator must demonstrate by clear and convincing evidence that:
(i) it has or guarantees acquisition of adequate business competence and experience in the operation of casino gaming operations; (ii) the proposed financing is adequate for the proposed operation and is from suitable sources; and (iii) it has or is capable of and guarantees the obtaining of a bond or satisfactory financial guarantee of sufficient amount, as determined by the LGCB, to guarantee successful completion of and compliance with the Casino Operating Contract or such other projects that are regulated by the LGCB.

         Under the Gaming Act and Rules and Regulations, the LGCB can also require that the holder of debt securities issued by the casino operator or its affiliated companies and the holders of equity interests in holding companies of the casino operator be found suitable. Any person holding or controlling a five percent or more equity interest in a non-publicly traded, direct or indirect, holding company of the casino operator or casino manager or ten percent or more equity interest in a publicly traded direct or indirect holding company of the casino operator or casino manager, is presumed to have the ability to control the casino operator or casino manager, as the case may be, requiring a finding of suitability, unless, among other things: (i) the presumption is rebutted by clear and convincing evidence; or (ii) the holder is one of several specified passive institutional investors holding a stated minimum amount of assets and, upon request, such institution files a certification stating that they do not have an intention to influence the affairs of the casino operator or casino manager.

         Under the Gaming Act and Rules and Regulations, the LGCB has the authority to deny, revoke, suspend, limit, condition, or restrict any finding of suitability. Under the Rules and Regulations, the LGCB also has the authority to take further action on the grounds that the person found suitable is associated with, or controls, or is controlled by, or is under common control with, an unsuitable or disqualified person. Under the Rules and Regulations and the Casino Operating Contract, if at any time the LGCB finds that any person required to be and remain suitable has failed to demonstrate suitability, the LGCB may, consistent with the Gaming Act and the Casino Operating Contract, take any action that the LGCB deems necessary to protect the public interest. Under the Rules and Regulations, however, if a person associated with the casino operator or an affiliate, intermediary, or holding company thereof has failed to be found or remain suitable, the LGCB shall not declare the casino operator or its affiliate, intermediary, or holding company, as the case may be, unsuitable if such companies comply with the conditional licensing provisions, take immediate good faith action and comply with any order of the LGCB to cause such person to dispose of its interest, and, before such disposition, ensure that the disqualified person does not receive any ownership benefits. The above safe harbor protections do not apply if: (i) the casino manager has failed to remain suitable, (ii) the casino operator is engaged in a relationship with the unsuitable person and had actual or constructive knowledge of the wrongdoing causing the LGCB's action, (iii) the casino operator is so tainted by such person that it affects the suitability of the casino operator under the standards of the Gaming Act, or (iv) the casino operator cannot meet the suitability standard contained in the Gaming Act and the Rules and Regulations.

         In June 1992, the State legislature authorized a single land-based casino in New Orleans and designated the Rivergate site as the location of the casino. In April 1992, prior to the enactment of the legislation, the City issued a request for proposals ("RFP") for a casino lease on that site. In June 1992, HET submitted a proposal along with a number of other applicants. The City narrowed the list to a group of four bidders, including HET, and issued a second RFP in September 1992. The City awarded the lease to a joint venture which included Grand Palais. The State then issued a RFP to select the entity to receive the license to operate gaming at the Rivergate site. A joint venture between HET and NOLDC responded to the RFP and to a second RFP issued by the State in July 1993 and the HET/NOLDC joint venture was awarded the license. Thereafter, HNOIC, Grand Palais and NOLDC formed HJC. After the State's attorney general declared the original RFP process flawed, the State issued a third RFP in April 1994 and HJC was awarded the license to operate a casino at the Rivergate site.

         On July 15, 1994, the LEDGC entered into the Casino Operating Contract with HJC, which sets forth the general parameters of, among other things, the location and design and construction requirements of the Basin Street Casino and the Casino, the agreed upon compensation requirements due to the LEDGC from gaming operations, the requirements for financing the Casino, and other contractual and regulatory requirements. In connection with the execution of the Casino Operating Contract, the LEDGC found HJC, HNOMC and certain related intermediary and holding companies and certain of their officers and directors to be suitable. In addition, at the time of the issuance of the Old Bonds, the LEDGC issued certain orders concerning the suitability of the holders thereof. Since the filing of the Chapter 11 Cases, neither the LEDGC nor the LGCB has informed HJC or any other person required to be found suitable that it is taking action to revoke any finding of suitability in accordance with the Gaming Act or Rules and Regulations, nor has the LEDGC or the LGCB given any notice of default under the Casino Operating Contract.

         Under the Gaming Act, the LGCB has the right to set aside or renegotiate the provisions of the Casino Operating Contract if the casino operator is voluntarily or involuntarily placed in bankruptcy, receivership, conservatorship or similar status. HJC believes that certain provisions of this statute are unenforceable pursuant to Sections 365(e)(1) and 525 of the Bankruptcy Code. Nevertheless, the LGCB maintains the right to renegotiate the Casino Operating Contract in connection with the Plan. In addition, a law enacted as a result of the special session of the State legislature purports to provide authority to the Governor, subject to legislative approval, or to the State legislature, to set aside or order renegotiation or revocation of the Casino Operating Contract when the casino operator is placed in bankruptcy.

         Under the Plan and subject to certain approvals from the LGCB, the Casino Operating Contract requirements would be amended in certain respects, including the elimination of temporary casino operations, alterations of the size and scope of the Casino and permission for a revised opening schedule for the Casino. See Section V.C.3., "The Plan of Reorganization--Executory Contracts and Unexpired Leases--Casino Operating Contract." In addition, in connection with the Plan, certain rulings, approvals and findings of suitability will be required, including, findings of suitability with respect to any directors of the JCC Entities and any persons having the ability to significantly affect the affairs thereof and certain other approvals relating to the modified design of the Casino and the revised opening schedule.

    FEDERAL REGULATION

         In August 1996, the President signed into law a bill that creates a federal commission to examine the rapid growth of the gaming industry and its impact on American society. The law creates a nine-member National Gambling Impact and Policy Commission to study the economic and social impact of gaming and report its findings to Congress and the President within two years. The commission could recommend changes in state or federal gaming policies. Additional federal regulation or taxation of the gaming industry could occur as a result of investigations or hearings by the committee.

    ZONING AND LAND USE

         The Proponents have obtained certain conditional use approvals from the City for the Casino and the parking facilities for the Casino. Certain of such approvals, however, are subject to further review and additional approvals may be required. Although JCC expects to obtain all required conditional use approvals for the Casino and its operations, no assurances can be given that JCC will receive the required approvals.

         Because the Casino does not comply with all requirements of the City's zoning ordinance, the Proponents have requested and received a number of waivers from the City Council. Some uncertainty exists, however, as to the City Council's authority to grant such waivers. In addition, the zoning ordinance may be subject to differing interpretations and, depending upon the interpretation, certain required waivers may or may not be requested or granted. Accordingly, no assurances can be given that the Casino will comply with the zoning ordinance in all material respects. See Section IX.A.2., "Certain Risk Factors to be Considered--Ability to Commence Operations as Scheduled."

G.  EMPLOYEES

         JCC will recruit and train employees to operate the Casino. Upon the opening of Casino--Phase I, JCC expects to employ approximately 3,000 new employees. See Section IX.A.12., "Certain Risk Factors to be Considered--Overall Risks to Recovery by Holders of Claims--Lack of Experienced Personnel." Under the settlement with the WARN Act Claimants (as discussed in Section IV.L. below and as reflected in the Plan), former casino employees will be offered preferential re-employment to their former positions or substantially equivalent positions to the extent that such jobs are or become available.

                        IV. EVENTS DURING THE CHAPTER 11 CASES

A.  FILING OF THE CHAPTER 11 PETITIONS

         HJC and Finance Corp. filed petitions for relief under chapter 11 of the Bankruptcy Code on November 22, 1995 in the United States Bankruptcy Court for the District of Delaware. On November 30, the Bankruptcy Court (in Louisiana), upon the consent of HJC and Finance Corp., ordered that their cases be transferred from Delaware to the Bankruptcy Court. HNOIC filed its chapter 11 petition in the Bankruptcy Court on December 22, 1995. (As used herein, the term "PETITION DATE" means November 22, 1995 with respect to HJC and Finance Corp., and December 22, 1995 with respect to HNOIC.) The Bankruptcy Court has ordered that HJC's and Finance Corp.'s cases be jointly administered.

B.  RETENTION OF PROFESSIONALS BY THE DEBTORS

         HJC and Finance Corp. have retained the following professionals, as indicated, to represent and advise them in connection with their chapter 11 cases:

                        ATTORNEYS (FOR HJC AND FINANCE CORP.)

              Jenner & Block
              One IBM Plaza, Suite 4400
              Chicago, IL  60611

              William Hardy Patrick, III
              A Professional Corporation
              10636 Linkwood Court
              Baton Rouge, LA  70810-2854

                           FINANCIAL ADVISOR (FOR HJC ONLY)

              Jefferies & Company, Inc.
              11100 Santa Monica Boulevard, 10th Floor
              Los Angeles, CA  90025

                                      -- and --

              400 Poydras Street
              New Orleans, LA  70130

                              ACCOUNTANTS (FOR HJC ONLY)

              Price Waterhouse
              2001 Ross Avenue, Suite 1800
              Dallas, TX  75201-2997

                      ACCOUNTANTS (FOR VARIOUS SPECIAL PURPOSES)

              Arthur Andersen LLP
              201 St. Charles Avenue, Suite 4500
              New Orleans, LA  70170-4500

In addition, HJC has retained special counsel for specific purposes pursuant to orders of the Bankruptcy Court.

         HNOIC has retained the following law firm to represent it in connection with its chapter 11 case:

              Bronfin & Heller, LLC
              650 Poydras Street, Suite 2500
              New Orleans, LA  70130

C.  APPOINTMENT OF THE OFFICIAL COMMITTEES

         On January 10, 1996, the United States Trustee appointed (i) a committee of unsecured creditors (the "CREDITORS COMMITTEE") to represent the interests of unsecured creditors of HJC, and (ii) the Bondholders Committee (together with the Creditors Committee, the "COMMITTEES") to represent the interests of the Bondholders. Since their formation, the Committees have consulted with the Debtors concerning the administration of the Chapter 11 Cases.

         The members of the Committees, as of the date of filing of this Disclosure Statement, are set forth below:

                                 CREDITORS COMMITTEE

              Centex Landis Construction Co., Inc.
              c/o James Landis
              300 Lafayette St., Suite 100
              New Orleans, LA  70130

              Broadmoor
              c/o John F. Lipani, Esq.
              730 S. Tonti St.
              P.O. Drawer 53266
              New Orleans, LA  70153

              Culinary Design & Fixture, Inc.
              c/o Richard J. Tomeny, Jr.
              202 Veterans Boulevard
              Metairie, LA 70005

              The Elwyn Gee Group, Inc.
              c/o Elwyn Gee
              27 Commercial Blvd.
              Suite D
              Movato, CA  94949

              Michael Demling Associates
              c/o Michael Demling
              701 W. Delilah Rd., Suite A
              Pleasantville, NJ  08232

              Angelica Uniform Group,
              a Div. of Angelica Corporation
              c/o Walter W. Timm, Corp. Counsel
              424 So. Woods Mill Road, Suite 300
              Chesterfield, MO  63017

              HJV, a Joint Venture
              c/o Walter A. Mullins
              826 Perdido Street
              New Orleans, LA  70112

                                      ATTORNEYS

              Breazeale, Sachse & Wilson, L.L.P.
              LL & E Tower, Suite 2400
              909 Poydras St.
              New Orleans, LA  70112-0500

                                  FINANCIAL ADVISOR

              The Blackstone Group L.P.
              345 Park Avenue
              New York, NY  10154

                                BONDHOLDERS COMMITTEE

              Merrill Lynch Asset Management
              800 Scudders Mill Road
              Plainsboro, NJ  08536

              Harris Associates L.P.
              2 North LaSalle Street, Suite 500
              Chicago, IL  60602-3790

              Standard Mortgage Company
              300 Plaza, One Shell Square
              New Orleans, LA  70139

                                      ATTORNEYS

              Weil, Gotshal & Manges LLP
              767 Fifth Avenue
              New York, NY  10153-0001

              McGlinchey Stafford
              643 Magazine Street
              New Orleans, LA  70130

                                  FINANCIAL ADVISOR

              Ladenburg Thalmann Co., Inc.
              590 Madison Avenue
              New York, New York 10022

D.  LITIGATION WITH THE CITY OF NEW ORLEANS AND THE RDC

         Shortly after HJC's chapter 11 filing, the City and the RDC filed two motions seeking to compel HJC's performance under the Basin Street Casino Lease and the Canal Street Casino Lease: (i) Motion to Require the Debtor in Possession to Comply With Lease Obligations Under Unexpired Lease of Non-Residential Real Property (the "BASIN STREET CASINO MOTION"); and (ii) Motion to Require the Debtor in Possession to Comply With Lease Obligations to Prevent Loss or Damage to Casino Structure (the "CASINO MOTION"). Through the Basin Street Casino Motion, the City and RDC sought, among other things, to compel HJC to make postpetition rental and other payments under the Basin Street Casino Lease and to reopen the Basin Street Casino. Through the Casino Motion, they sought to compel HJC to take certain actions to protect the Casino site and structure from loss or damage. Both motions were resolved (on an interim basis with respect to the Basin Street Casino Motion) by consent orders between the City, the RDC and HJC.

         The consent order with respect to the Basin Street Casino Motion required HJC to furnish the City and the RDC with certain financial and other information they had sought and to pay up to $100,000 in warehouse charges to secure the release of certain of the City's property. The Court's consideration of the remainder of the relief sought by the City and the RDC, including an order compelling HJC to reopen the Basin Street Casino, was adjourned until a later date and, as set forth below, the remainder of the Basin Street Casino Motion was resolved by agreement between HJC, the City and the RDC announced in open court on March 4, 1996.

         The consent order with respect to the Casino Motion (the "DECEMBER 12 CONSENT ORDER") required HJC to take certain measures and expend certain amounts to protect and preserve the Casino structure, including completing the enclosure of the structure, performing work on the streets and sidewalks by the Casino construction site (the "PERIMETER WORK"), providing security for the premises and maintaining certain insurance coverage.

         Meanwhile, the City and the RDC, on the one hand, and HJC, on the other, engaged in other litigation, including litigation over HJC's ability to retain its rights under the leases for the Basin Street Casino and Casino sites. Under the Bankruptcy Code, a debtor is entitled to "assume" or "reject" certain types of contracts, including unexpired leases of real property. In order to assume a contract, a debtor must, among other things, cure (or provide "adequate assurance" of prompt cure of) existing defaults and provide the other party(ies) to the contract with "adequate assurance of future performance" under the contract; a debtor's rejection of a contract is treated as a breach by the debtor which occurred just prior to the bankruptcy filing. Under the Bankruptcy Code, HJC had until 60 days after it filed its chapter 11 case, or January 22, 1996, to assume or reject the Basin Street Casino Lease and the Canal Street Casino Lease, unless the Bankruptcy Court extended that deadline (the "ASSUMPTION DEADLINE"). Prior to January 22, 1996, HJC filed a motion seeking an extension of the Assumption Deadline through the time provided for in a confirmed chapter 11 plan of reorganization for HJC, which motion the City and the RDC opposed. After a hearing on HJC's motion held on January 17, 1996, the Bankruptcy Court extended the Assumption Deadline through March 4, 1996.

         At a hearing held on March 4, 1996, HJC, the City and the RDC announced the terms of a global settlement, which was reflected in the March 6 Agreement, and which included, among other things, (i) a schedule for lease payments to be made by HJC under the Basin Street Casino Lease, including an immediate payment of the $4.3 million and additional amounts totaling approximately $5.7 million to be placed in escrow on April 3, 1996 (see Section V.C.8., "The Plan of Reorganization--Executory Contracts and Unexpired Leases--Basin Street Casino Lease"), (ii) an agreement in principle on certain terms of a plan of reorganization for HJC, including a waiver by the City of any requirement to reopen the Basin Street Casino, (iii) a stay of litigation between the City and HJC (and HJC's partners and their affiliates) through June 30, 1996, (iv) a requirement that HJC file a plan of reorganization on or before April 3, 1996, (v) an agreement that a $2 million deposit by HJC would be applied by the City in full payment of all prepetition claims and certain postpetition claims of the City and the RDC under the Basin Street Casino Lease, including payments under the Open Access Program and Plans, and (vi) a release by the City and the RDC of any damages as a result of rejection of the Basin Street Casino Lease, except in certain circumstances. Provided that certain conditions were satisfied under the March 6 Agreement, the City also agreed to support HJC's plan of reorganization and not to take any action inconsistent with confirmation of such plan. Based upon that agreement, which the Bankruptcy Court formally approved on March 12, 1996, the Bankruptcy Court granted HJC the right to seek to assume the Basin Street Casino Lease and the Canal Street Casino Lease, and other contracts, through the time provided for in the chapter 11 plan of reorganization to be confirmed in HJC's case.

         On March 28, 1996, HJC, the City and the RDC filed a Joint Motion to Supplement and Restate Order Granting Debtor's Motion for Extension of Time to Assume or Reject Unexpired Leases of Non-Residential Real Property (the "JOINT AMENDMENT MOTION"). Through the Joint Amendment Motion, HJC, the City and the RDC sought to amend the order extending the Assumption Deadline to provide that, with respect to any lease or other agreement constituting an unexpired lease of non-residential real property with the City and/or the RDC, such deadline would extend through June 30, 1996, or as otherwise provided by the Bankruptcy Court, rather than through the time provided in HJC's plan of reorganization. The Joint Amendment Motion was granted by order of the Bankruptcy Court dated March 30, 1996. Through subsequent orders of the Bankruptcy Court, such deadline has been extended through the earlier of (i) the date of confirmation of the Plan, with any assumption to be effective as of the Effective Date, and (ii) 27 days after the effective date of any termination of the City Agreement in the event of a termination of the City Agreement prior to confirmation of the Plan.

         In addition to resolving issues raised by the Basin Street Casino Motion and litigation with respect to the Assumption Deadline, the March 6 Agreement resolved other pending litigation between the City and the RDC and HJC, including litigation over HJC's obligations under the Basin Street Casino Lease that arose after the Petition Date. In that litigation, HJC had sought a determination by the Bankruptcy Court that HJC was entitled to offset $2 million that HJC asserted it was owed by the City against HJC's postpetition obligations under the Basin Street Casino Lease. The March 6 Agreement resolved this litigation.

         The March 6 Agreement called for, among other things, completion of
(i) lease documentation to reflect the points agreed upon by HJC, the City and the RDC, and (ii) documentation and plans (in coordination with State authorities) for the return of the Basin Street Casino to the City. Subsequent to their entry into the March 6 Agreement, HJC, the City and the RDC engaged in negotiations on the form of an agreement that would implement the terms of the March 6 Agreement (which form is attached as Exhibit "A" to the Existing Plan). The City Agreement implements and, in some respects, supplements the March 6 Agreement and sets forth a procedure to modify the Canal Street Casino Lease and the GDA and to terminate the Basin Street Casino Lease. Among its provisions, the City Agreement:

         (a) establishes the amount and terms of HJC's obligations under the Amended Canal Street Casino Lease (as defined below) and the Amended GDA (as defined below);

         (b) establishes an acceptable format for reorganized HJC's corporate structure and financing;

         (c) modifies HJC's rights to use the Casino property for certain non-gaming functions;

         (d) provides the terms and a schedule for construction and development of the Casino property;

         (e) quantifies HJC's obligations with respect to its return of the Basin Street Casino to the City and the termination of the Basin Street Casino Lease; and

         (f) calls for amendments to the conditional use ordinances governing the development and operation of the Casino.

(The amendments of HJC's agreements with the City and the RDC which are called for by the City Agreement are reflected in the summaries of such agreements, as amended, set forth in Section V.C. below. As set forth above, descriptions of agreements contained in this Disclosure Statement between the City and/or the RDC, on one hand, and HJC or JCC, on the other, constitute the Debtors' understanding of the documents which is not necessarily shared by the City or the RDC. Furthermore, in all cases, it is the terms of the agreements as adopted by these parties and approved by the appropriate governmental authorities that will govern, rather than these descriptions.)

         By motion dated August 6, 1996, HJC sought the Bankruptcy Court's approval of the City Agreement and authorization for HJC to enter into such agreement (the "APPROVAL MOTION"). Following a hearing held on August 26, 1996, the Bankruptcy Court granted the Approval Motion, subject to certain conditions. In addition, on September 12, 1996, the Bankruptcy Court ordered that, for purposes of the order granting the Approval Motion, "the City Agreement shall be deemed effective upon the execution thereof by the Debtor and the RDC, and the Debtor shall thereupon be authorized to perform all actions required under the City Agreement including, but not limited to, the release of rent from the `Rent Escrow' as provided in Section A.11.c. of the City Agreement." HJC and the RDC have executed the City Agreement, and on

October 3, 1996, the City Council approved the amendments and agreements called for under the City Agreement.

         Subsequent to the Bankruptcy Court order granting the Approval Motion, the Orleans Parish School Board filed a motion seeking a determination of the Bankruptcy Court (i) that it is a third party beneficiary of the Basin Street Casino Lease and the Amended Canal Street Casino Lease, (ii) that neither the order approving the March 6 Agreement nor the order granting the Approval Motion is enforceable as to the School Board, and (iii) that the School Board is entitled to receipt of all rental payments pursuant to the Basin Street Casino Lease and the Amended Canal Street Casino Lease. The School Board maintains that HJC has failed to pay the sum of $1,036,000 for the year 1995. In addition, the School Board maintains that HJC is obligated to make annual payments of $2,000,000 upon the termination of the Basin Street Casino Lease and that the City and RDC may not modify the School Board's alleged right to such payment without the School Board's consent. HJC and the City dispute the School Board's assertions. HJC and the City objected to the School Board's motion on the procedural ground that the issues raised by the School Board could be presented only by means of an adversary proceeding under applicable Bankruptcy Rules. On November 6, 1996, the Bankruptcy Court sustained HJC's and the City's objection and denied the School Board's motion.

         By a stipulation dated April 30, 1997, the School Board and the Debtors resolved their disputes. The stipulation provides, among other things, that the School Board has an Allowed unsecured claim against HJC in the amount of $300,000. Such amount will be paid in monthly installments out of the rent received by JCC for use of the second floor of the Casino.

         In addition, the City has filed a Motion for Payment of Administrative Claims asserting administrative claims in the amount of $2,872,275.89 purportedly on account of real estate and personal property taxes and interest for 1996. The City and the Debtors negotiated a resolution to this claim which provides that the City is granted an administrative expense claim for payment of certain real estate and personal property taxes and that such amounts will be paid within 60 days of the Effective Date; provided that if the Effective Date did not occur prior to September 1, 1997, the City would have the right to renew its request for immediate payment and the Debtor retained the right to object to such request. To date, the City has not made such a request of the Bankruptcy Court.

         On October 28, 1997, the City and RDC filed a motion with the Bankruptcy Court to require HJC to negotiate in good faith pursuant to the City Agreement to reimburse the City and RDC for their professional fees and expenses incurred from January 1, 1997 through September 30, 1997 (in the amount of $603,151.04), and to reimburse the City and RDC for the cost of curtains (approximately $156,100) in connection with the restoration of the Municipal Auditorium, the site of the former Basin Street Casino. HJC has agreed in principle to reimburse the City and RDC for the professional fees and expenses incurred since January 1, 1997. HJC is discussing with the City the schedule for making such reimbursements.

E.  HJC'S USE OF CASH COLLATERAL

         Almost immediately upon the filing of HJC's chapter 11 petition, HJC needed to use funds to satisfy certain postpetition obligations, such as those relating to protecting the Casino structure (described above in Section IV.D., "Events During the Chapter 11 Cases--Litigation With the City of New Orleans and the RDC"). On the Petition Date, HJC held funds in accounts at FNBC and Hibernia National Bank

("HIBERNIA"). The Bondholders have contended that funds on deposit at both banks were, and are, subject to their liens and, therefore, that such funds constitute "cash collateral," as that term is used in the Bankruptcy Code. The Bankruptcy Code prohibits HJC from using the Bondholders' cash collateral unless
(i) the Bondholders consent to such use, or (ii) the Bondholders are provided with "adequate protection" of their interest in the cash collateral in connection with such use.

         Therefore, in order to ensure that it would have adequate funds available to comply with orders of the Bankruptcy Court requiring, among other things, certain payments in connection with protecting the Casino structure, HJC, in December 1995, filed an Emergency Motion for Authority to Use Cash Collateral or, in the Alternative, to Surcharge Secured Creditors. Through that motion, HJC sought authorization for the immediate use of up to $1.65 million in cash collateral (i) to make approximately $250,000 in improvements to Poydras Street, (ii) to make an estimated $1.3 million in improvements to the Basin Street Casino and Casino sites, and (iii) to pay up to $100,000 to secure the release of certain property of the City. HJC's request for immediate use of such funds was resolved through an agreed order between HJC and Fidelity Management & Research Company and Fidelity Management Trust Company (collectively, "FIDELITY"), the Bondholder with the largest holdings of Old Bonds at such time. (The Bondholders Committee had not yet been appointed at the time). That agreed order authorized HJC's immediate use of up to $1.65 million for the purposes set forth above, granted the Bondholders certain priority claim and lien rights as "adequate protection," and preserved the parties' rights with respect to characterization of the funds at issue as "cash collateral" or not.

         In January 1996, HJC filed an Amended Motion for Authority to Use Cash Collateral or, in the Alternative, to Surcharge Secured Creditors, seeking authorization for the use of cash collateral to carry out orders of the Bankruptcy Court, including the order requiring enclosure of the Casino structure and the satisfaction of certain other postpetition obligations in accordance with a proposed budget. Upon the consent of the Bondholders Committee and FNBC, as indenture trustee and collateral agent for the Bondholders, the Bankruptcy Court entered an order (the "FIRST CASH COLLATERAL ORDER") with respect to HJC's amended motion which (i) authorized HJC's use of funds on deposit at Hibernia and FNBC for payment of expenses incurred from November 22, 1995 through March 4, 1996 in accordance with HJC's proposed budget, (ii) specified the accounts from which certain payments were to be made,
(iii) granted the Bondholders "adequate protection" in the form of priority claims and lien rights, (iv) preserved the parties' rights with respect to the characterization of the funds at issue as "cash collateral" or not, and (v) required HJC to issue reports on expenditures made pursuant to the order.

         Because HJC's authorization to use cash collateral under the terms of the First Cash Collateral Order was to expire on March 4, 1996, HJC, prior to that date, filed another motion, which sought authorization to use funds on deposit at Hibernia and FNBC in accordance with an updated budget through April 8, 1996. Again, with the consent of the Bondholders Committee and FNBC, the Bankruptcy Court granted an order (the "SECOND CASH COLLATERAL ORDER") authorizing such use on terms similar to those of the First Cash Collateral Order.

         In addition, on March 29, 1996, HJC filed a Preliminary Motion to Modify Final Cash Collateral Order to Implement Settlement Agreement with Rivergate Development Corporation and City of New Orleans to enable HJC to make certain escrow payments required to be made on or before April 3, 1996 under the March 6 Agreement. Following a hearing on such motion held on April 3, 1996 and negotiations with the Bondholders Committee, the Bankruptcy Court, by order dated April 9, 1996, approved the use of $1.352 million of HJC's cash on hand to make a portion of such payments.

         For the period subsequent to April 8, 1996 (through which the Second Cash Collateral Order authorized HJC's use of cash collateral), HJC has obtained continued authority to use cash collateral consistent with the First and Second Cash Collateral Orders by filing motions seeking such relief and by submitting stipulated orders to the Bankruptcy Court for entry.

         Following approval by the LGCB and the Bankruptcy Court, Norwest Bank Minnesota, N.A. has become the successor indenture trustee, collateral agent, registrar and paying agent for the Bondholders.

F.  ENCLOSURE OF THE CASINO STRUCTURE

         Soon after the Petition Date, HJC was determined to complete the enclosure of the Casino and, accordingly, entered into the consent order with respect to the Casino Motion which provided for such enclosure work, among other things. (As discussed above in Section IV.E., "Events During the Chapter 11 Cases--HJC's Use of Cash Collateral", HJC sought and obtained authorization to use funds that might constitute the Bondholders' cash collateral to pay for such enclosure work.) In order to comply with the Bankruptcy Court's orders, HJC then entered into negotiations with its prepetition general contractor, Centex, on the terms of an agreement for the completion of the enclosure work. Those negotiations resulted in a "Close In Agreement" under which Centex would be paid $8.5 million to enclose the Casino structure over a six-month period. HJC sought approval of the Close In Agreement by the Bankruptcy Court, which was granted at a hearing held on February 23, 1996. Construction under the Close In Agreement commenced on or about March 11, 1996 to protect the interior of the Casino. The work to protect the interior of the Casino is substantially complete.

G.  DEBTOR IN POSSESSION FINANCING PROVIDED BY HET OR ITS AFFILIATES

         In order to make the initial $4.3 million payment to the RDC required under the March 6 Agreement, HJC sought and received authorization to incur debtor in possession financing to supplement the $1.8 million of its own funds that were available for such payment in the principal amount of $2.5 million (the "FIRST DIP LOAN") from the DIP Lender. The Bankruptcy Court approved the First DIP Loan by final order dated April 9, 1996.

         The DIP Lender subsequently agreed to fund up to an additional $10 million in debtor-in-possession financing (the "SECOND DIP LOAN"), to fund (i) certain of the payments under the March 6 Agreement, and (ii) certain costs associated with resumed construction of the Casino. On April 9, 1996, the Bankruptcy Court entered an interim order authorizing HJC to borrow from the DIP Lender $4.416 million of the $10 million agreed to be funded by the DIP Lender through the Second DIP Loan. The Second DIP Loan, to the extent of $4.416 million, was approved by the Bankruptcy Court by final order entered April 30, 1996.

         Because of the delay in the Chapter 11 Cases associated with the State of Louisiana's legislation requiring an election in Orleans Parish in November, 1996 to determine whether to permit gaming activities to be conducted at the Casino, HJC lacked sufficient funds to pay for the remaining work under the Close In Agreement (discussed above in Section IV.F., "Events During the Chapter 11 Cases--Enclosure of the Casino Structure.") and the other administrative expenses which HJC would incur prior to the effective date of any confirmed plan of reorganization in the Chapter 11 Cases (even if the Joint Cash Collateral Motion, discussed above in Section IV.E., "Events During the Chapter 11 Cases-HJC's Use of Cash Collateral," were granted). Thus, HJC sought to obtain additional debtor in possession financing from the

DIP Lender in the aggregate principal amount, including the First DIP Loan and the Second DIP Loan, of up to $18 million (the "THIRD DIP LOAN").

         At a final hearing held on August 26, 1996, the Bankruptcy Court approved the Third DIP Loan pursuant to an order (the "THIRD DIP LOAN ORDER") which provides for, among other things: (i) authorization for HJC to borrow from the DIP Lender up to $18,000,000 (including the First DIP Loan and the Second DIP Loan); (ii) interest on all Existing DIP Indebtedness at the rate of 8% per annum, payable upon maturity; (iii) maturity of all Existing DIP Indebtedness upon the earliest to occur of November 15, 1996 (or such later date to which the DIP Lender consents), the effective date of any confirmed plan of reorganization, the date on which the Bondholders Committee enters into an agreement with any third-party proponent of any plan of reorganization not supported by the DIP Lender which agreement provides for the Bondholders Committee's support of such plan, the dismissal of HJC's chapter 11 case, the conversion of HJC's chapter 11 case to a chapter 7 case, the appointment of a trustee, or any stay, reversal, modification or other amendment (except to the extent acceptable to the DIP Lender) of the Third DIP Loan Order (except for the possible earlier maturity of a portion of the Second DIP Loan, in accordance with the terms of the order approving such loan); (iv) the granting of administrative priority status for all of the Existing DIP Indebtedness; and (v) the granting of security for all of the Existing DIP Indebtedness in the form of a first priority, non-avoidable, valid, enforceable and automatically perfected lien and security interest on and in all of HJC's assets, subject only to (a) all non-avoidable, valid, enforceable and perfected liens and security interests in HJC's property (other than personal property, certain parcels of real estate and cash and cash equivalents) that existed on the Petition Date other than the prepetition and postpetition liens and security interest in favor of the Bondholders, the indenture trustee, the predecessor indenture trustee, the prepetition bank lenders or their collateral agent, predecessor collateral agent or administrative agent on any of HJC's property, (b) any and all non-avoidable, valid, enforceable and perfected liens, security interests and/or rights of setoff in favor of the indenture trustee and the predecessor indenture trustee on $1.5 million previously deposited with them (subject to reduction for fees and expenses of the predecessor indenture trustee), (c) any and all postpetition liens and security interests in favor of any or all of the Bondholders and their indenture trustee on any causes of action of HJC against any "insiders" (as defined in Section 101(31) of the Bankruptcy Code) arising under Sections 544(b), 547, 548, 550 or 553 of the Bankruptcy Code, (d) certain, specified allowed administrative expense claims for the fees, expenses and costs of professionals retained by HJC and the official committees, and (e) subject to the terms of the Third DIP Loan Order, any existing or future rights of setoff, compensation and/or recoupment in favor of the City, the RDC, the State and/or the LEDGC.

         Subsequently, HJC sought and received permission to incur up to an additional $7,000,000 in debtor-in-possession financing (the "FOURTH DIP LOAN"). The DIP Lender agreed to extend the maturity date of the First, Second and Third DIP Loans to the date set forth in the order approving the Fourth DIP Loan. In that order, dated December 18, 1996, the maturity date is set as the earliest of the following: (i) February 28, 1997 or such later date to which the DIP Lender consents; (ii) the effective date of any confirmed plan of reorganization; (iii) the date on which the Bondholders Committee enters into an agreement with any third-party proponent of any plan of reorganization not supported by the DIP Lender, which agreement provides for the Bondholders Committee's support of such plan of reorganization; (iv) the dismissal of HJC's chapter 11 case; (v) the conversion of HJC's chapter 11 case to a case under chapter 7; (vi) the appointment of a trustee; (vii) any stay, reversal, modification or other amendment in any respect (except to the extent acceptable to the DIP Lender) or termination or expiration of the order; (viii) the date on which HJC's right to file a plan of reorganization or solicit acceptances to any such plan is no longer exclusive pursuant to section 1121(c) of the Bankruptcy Code. In June of 1997, HJC received authorization to borrow up to an additional $5,000,000 from the DIP Lender (for an aggregate amount of $30,000,000) under substantially the same terms and conditions as the existing DIP loans (the "FIFTH DIP LOAN" and together with the First DIP Loan, the Second DIP Loan, the Third DIP Loan, and the Fourth DIP Loan the "EXISTING DIP INDEBTEDNESS").

         Payments by HJC to the DIP Lender on account of the Existing DIP Indebtedness and any future debtor-in-possession loans are to be made in cash; however, under the Plan, the principal amount of the Existing DIP Indebtedness and any future debtor-in-possession loans will be waived and the accrued and unpaid interest on such loans will be paid in cash.

         By letter dated July 10, 1997, HET notified HJC that HET was not prepared to commit to extend any additional debtor in possession financing beyond the earlier to occur of (i) HET's provision of a total of $30 million in debtor in possession financing (the amount of debtor in possession financing HJC is currently authorized to obtain), and (ii) September 30, 1997. Debtor in possession financing ceased on September 30, 1997.

         Subsequently, on November 4, 1997, HET announced that the DIP Lender would provide an additional debtor in possession financing under substantially the same terms as the Existing DIP Indebtedness subject to the occurrence of certain specified conditions during the following months. The conditions precedent to funding up to an additional $2 million by the DIP Lender have occurred. Certain milestones related to the progress of the Chapter 11 Cases will have to occur prior to the first of December, January and February before additional debtor in possession financing will be made available by the DIP Lender. If these milestones are met, the DIP Lender will provide the Debtors with up to an additional $9 million in the aggregate (for a cumulative total with the Existing DIP Indebtedness of up to $39 million). The Debtors have filed a motion with the Bankruptcy Court seeking authorization to incur such additional debtor in possession financing. A preliminary hearing took place on November 12, 1997, at which time, the Bankruptcy Court entered an interim order approving up to an additional $4.5 million in debtor-in-possession financing. A final hearing took place on December 2, 1997, at which time the Bankruptcy Court granted a final order approving such debtor-in-possession financing.

         In addition, HNOIC filed a motion on October 22, 1996 seeking authorization to incur debtor in possession financing in the amount of up to $25,000 from HET or an affiliate and to grant the lender security interests and priority claims pursuant to Section 364(c) of the Bankruptcy Code.
Specifically, the loan would (i) bear interest at 8% per annum, (ii) be secured by first-priority, non-avoidable, valid, enforceable and automatically perfected liens and security interests on all of HNOIC's assets, and (iii) be granted a super administrative priority, all pursuant to Section 364(c). The loan (and all accrued and unpaid interest thereon) would become due and payable upon the earliest to occur of the following: (i) December 31, 1996, or such other date to which the lender in its sole discretion consents in writing; (ii) the effective date of any plan of reorganization; (iii) the conversion of HNOIC's Chapter 11 Case to case under Chapter 7 of Bankruptcy Code; (iv) the dismissal of HNOIC's Chapter 11 Case; (v) the appointment of a trustee; and (vi) any stay, reversal, modification, or other amendment of the order proposed to authorize this loan (except to the extent acceptable to the lender). This loan will be used to fund administrative expenses, including United States Trustee fees and filing fees required by various state taxing authorities. On November 13, 1996, the Bankruptcy Court granted HNOIC's motion to incur debtor in possession financing.

H.  DEBTORS' EXCLUSIVE RIGHT TO FILE PLAN(S)

         Under the Bankruptcy Code, a debtor has the exclusive right during the first 120 days of the chapter 11 case to file a plan of reorganization (the "EXCLUSIVE FILING PERIOD") and, if a plan is filed during the Exclusive Filing Period, the first 180 days of the case within which to obtain acceptance of a plan (the "EXCLUSIVE SOLICITATION PERIOD"). Thus, the Exclusive Filing Period for HJC and Finance Corp. was originally scheduled to expire on March 21, 1996. However, prior to that date, HJC and Finance Corp. sought extensions of (i) the Exclusive Filing Period through April 3, 1996, the date by which HJC had agreed with the City and the RDC under the March 6 Agreement to file a plan of reorganization, and (ii) the Exclusive Solicitation Period through June 30, 1996. At a hearing held on March 19, 1996, the Bankruptcy Court extended the Exclusive Filing Period and the Exclusive Solicitation Period for HJC and Finance Corp. through April 4, 1996 and June 30, 1996, respectively. By subsequent orders of the Bankruptcy Court, HJC's and Finance Corp.'s Exclusive
Solicitation Period was extended through April 30, 1997.   Prior to that date,
the Bankruptcy Court had confirmed the Existing Plan.

         HNOIC's Exclusive Filing Period was scheduled to expire on April 22, 1996; however, by virtue of HNOIC's filing of the first version of the Plan on April 3, 1996, HNOIC's Exclusive Solicitation Period was not scheduled to expire until June 19, 1996. Prior to that date, HNOIC filed a motion with the Bankruptcy Court seeking an extension of its Exclusive Solicitation Period through June 30, 1996, so as to be on the same timetable as HJC and Finance Corp. with respect to the Plan, which motion was granted. By subsequent orders of the Bankruptcy Court, HNOIC's Exclusive Solicitation Period was extended
through April 30, 1997.     Prior to that date, the Bankruptcy Court had
confirmed the Existing Plan.

I.  DISCOVERY OF THE PROPONENTS AND OTHERS

         Early in the Debtors' Chapter 11 Cases, Fidelity sought to obtain documents from, and depose witnesses on behalf of, HJC, Finance Corp., HET and others under Rule 2004 of the Federal Rules of Bankruptcy Procedure (the "BANKRUPTCY RULES"). Pursuant to discovery procedures approved by the Bankruptcy Court, other parties in interest have been permitted to join in such discovery and restrictions have been imposed to ensure the proper use of discovered information and to maintain the confidentiality of information designated as "confidential" by the producing parties. The Proponents and other individuals and entities have produced over 31,000 pages of documents in response to such requests, and numerous depositions have been taken.

J.  LITIGATION WITH HJC'S PREPETITION CONTRACTORS

    1.   CENTEX LAWSUIT

         On December 6, 1995, Centex filed a Petition for Damages in the Civil District Court, naming as defendants HET and Ronald A. Lenczycki, president of HNOMC (the "CENTEX STATE ACTION"). On or about December 18, 1995, Centex filed an Amended Petition for Damages (the "AMENDED PETITION"). The Amended Petition purports to state claims for breach of contract and quasi-contract, asserting that both HET and Mr. Lenczycki assumed the primary obligations of HJC under the Construction Agreement between HJC and Centex, dated October 10, 1994 (the "CENTEX CONSTRUCTION AGREEMENT"). The Amended Petition also (i) contains a claim for breach of a surety agreement, alleging that both HET and Mr. Lenczycki guaranteed the obligations of HJC under the Centex Construction Agreement, and
(ii) raises claims for fraudulent and negligent misrepresentations, unfair trade practices, and false advertising.

         On January 4, 1996, defendants removed the Centex State Action to the United States District Court for the Eastern District of Louisiana and, on January 5, 1996, the Honorable Helen G. Berrigan referred the proceeding to the Bankruptcy Court. On January 16, 1996, HET and Mr. Lenczycki filed an Answer to the Amended Petition with the Bankruptcy Court. On or about January 24, 1996, Centex filed a Motion to Withdraw Reference and Motion for Remand or Abstention. The District Court denied the Motion to Withdraw the Reference. A hearing on the Motion for Remand was held on November 5, 1996 and a decision is pending.

         To the extent there is any recovery by Centex in the Centex State Action, there will be no effect on distributions to creditors (other than Centex) under the Plan. That is, to the extent of any such recovery by Centex, Centex's claims against HJC would be reduced accordingly and the amount contributed by HET or an affiliate to fund distributions under the Plan would be reduced accordingly.

         Pursuant to the settlement agreement between HJC and Centex, attached as Exhibit "L" to the Existing Plan (the "CENTEX SETTLEMENT AGREEMENT"), and subject to the terms of that agreement, the Centex State Action was stayed until the earlier of (i) the Effective Date, and (ii) February 1, 1997 (which date is subject to extension in accordance with the terms of the Centex Settlement Agreement). No action has been taken by any party in the case since the Centex Settlement Agreement was signed. In addition, immediately upon the occurrence of the Effective Date and the receipt by Centex of the "cure amount" (as discussed in Section V.C.13. below), the Centex State Action will be dismissed with prejudice.

    2.   OTHER LITIGATION WITH CENTEX

         On or about December 19, 1995, Centex filed an emergency motion in the Bankruptcy Court seeking to compel HJC to assume or reject the Centex Construction Agreement or, in the alternative, seeking payment of an administrative expense claim pending assumption or rejection of that contract. (Under the Bankruptcy Code, HJC would have until the time of confirmation of a plan of reorganization within which to assume or reject executory contracts such as the Centex Construction Agreement, unless the Bankruptcy Court ordered otherwise.) Assumption of the Centex Construction Agreement would have required HJC to cure all defaults under that agreement, which Centex has alleged total approximately $40,000,000, and which amount HJC believes is substantially lower. After an evidentiary hearing on Centex's request for payment of administrative expenses (on account of expenses purportedly incurred by Centex after the Petition Date) held on February 1, 1996, the Bankruptcy Court awarded only a portion of the administrative expenses sought by Centex. In addition, at a hearing before the Bankruptcy Court held on March 4, 1996, HJC was granted until the time provided in its plan of reorganization within which to assume or reject the Centex Construction Agreement. On or about October 8, 1996, Centex filed a motion seeking to compel HJC to assume or reject the Centex Construction Agreement at or prior to the hearing on the approval of this Disclosure Statement. As set forth in Section V.C.13. below and as reflected in the Plan, HJC and Centex have entered into the Centex Settlement Agreement with respect to the terms on which the Centex Construction Agreement will be modified and assumed as of the Effective Date. On December 16, 1996, the Bankruptcy Court approved the Centex Settlement Agreement.

         On or about January 29, 1996, Centex filed a motion with the Bankruptcy Court seeking relief from the automatic stay in order to take steps to preserve any prepetition privileges on immovables it may have had under Louisiana law as a result of its performance under the Centex Construction Agreement, including registering and recording such privileges in the public record. Under the Centex Construction Agreement, Centex had waived such privileges, among other things. Accordingly, the Bankruptcy Court, at


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

a hearing held on February 27, 1996, denied Centex's motion, without prejudice to Centex's right to re-file such a motion.

    3.   BROADMOOR'S MOTION TO COMPEL ASSUMPTION OR REJECTION

         On or about February 6, 1996, Broadmoor, the general contractor engaged by HJC to construct parking facilities adjacent to the Casino, filed a motion seeking to compel HJC to assume or reject the construction agreement between HJC and Broadmoor, dated October 10, 1994 (the "BROADMOOR CONSTRUCTION AGREEMENT"), and for allowance of an administrative expense claim. After negotiations, HJC and Broadmoor agreed upon the amount of the administrative expense claim to which Broadmoor was entitled (approximately $178,000) and reimbursement for ongoing insurance premiums, which agreement was approved on March 8, 1996. Also, on March 4, 1996, the Bankruptcy Court granted HJC until the time specified in HJC's plan of reorganization within which to assume or reject the Broadmoor Construction Agreement. On October 15, 1996 Broadmoor and HJC entered into the "Broadmoor Settlement Agreement" attached as Exhibit "H" to the Existing Plan. The Settlement Agreement provides that if the Effective Date did not occur by July 31, 1997, Broadmoor has the option to have the contract deemed rejected and to pursue its Proof of Claim. Debtors will negotiate with Broadmoor toward a resolution that will allow for an assumption of the contract, failing which a replacement contractor will be retained.

    4.   BROADMOOR'S MOTIONS FOR RELIEF FROM THE AUTOMATIC STAY

         On October 10 and 17, 1997, Broadmoor filed motions on behalf of two of its subcontractors seeking relief from the automatic stay to compel HJC to accept shipment or to permit disposal of certain building materials that had been produced for use in the construction of a parking garage adjacent to the Rivergate site. A hearing on these motions took place on November 5, 1997 and HJC and Broadmoor amicably resolved these issues by agreeing to initiate discussions immediately and, if a satisfactory arrangement could not be reached within thirty days, allow for the disposition of the building materials under the supervision of the Bankruptcy Court.

K. BONDHOLDERS COMMITTEE'S APPLICATION FOR ORDER PERMITTING SECURITIES TRADING IN CERTAIN CIRCUMSTANCES

         On or about February 14, 1996, the Bondholders Committee filed an application for an order determining that the members of the Bondholders Committee would not be violating their duties as members of an official committee (and, therefore, would not subject their claims to possible disallowance, subordination or other adverse treatment) by trading in HJC's securities during the pendency of HJC's chapter 11 case, provided that any member carrying out such trades established and effectively implemented policies and procedures, such as an "Ethics Wall," to prevent the misuse of non-public information obtained through its activities as a committee member. The Bankruptcy Court granted such an order on February 21, 1996.

L.  WARN ACT LITIGATION

         RUSSELL M. SWODY, ET AL. V. HARRAH'S NEW ORLEANS MANAGEMENT COMPANY
AND HARRAH'S ENTERTAINMENT, INC., Civil No. 95-4118, was filed against HET on December 13, 1995 in the District Court and subsequently amended. Swody is a class action under the Worker Adjustment and Retraining Notification Act ("WARN ACT") and seeks damages for the alleged failure to timely notify workers laid off at the time of the HJC bankruptcy. Plaintiffs seek unspecified damages, as well as costs of legal proceedings, for themselves and all members of the class. An answer has been filed denying all of plaintiffs' allegations. HET and HNOMC have answered numerous document requests and interrogatories. After a hearing, the District Court certified the class on April 22, 1996.

         Early in 1996, SWODY was consolidated with SUSAN N. POIRIER, DARLENE
A. MOSS, ET AL. V. HARRAH'S ENTERTAINMENT, INC., HARRAH'S NEW ORLEANS MANAGEMENT COMPANY, AND HARRAH'S OPERATING COMPANY, Civil No. 96-0215, which was filed in the United States District Court for the Eastern District of Louisiana on January 17, 1996, and subsequently amended. An answer was filed on March 15, 1996. The POIRIER Class was certified with SWODY on April 22, 1996. Discovery has taken place in POIRIER as well. The consolidated POIRIER and SWODY cases were set for trial on May 5, 1997.

         Similar complaints were filed by Ms. Poirier in the Bankruptcy Court in the HJC, HNOIC and Finance Corp. bankruptcy cases (Adversary Nos. 96-1015, 96-1014, and 96-1013). The POIRIER adversary proceedings purport to be class actions, asserting claims under the WARN Act, as well as ERISA. On or about February 23, 1996, HJC and HNOIC each filed a motion in its respective adversary proceeding to dismiss the Poirier litigation. A hearing on such motions to dismiss was held on March 19, 1996. Later, Finance Corp. also filed a similar motion. The Bankruptcy Court granted the motions to dismiss with respect to each of the Debtors on or about June 28, 1996.

         Proofs of claims, on behalf of individual, alleged, terminated employees and purportedly on behalf of all alleged former employees, were filed in the Chapter 11 Cases. The plaintiffs in the litigation (the "WARN ACT CLAIMANTS") moved to certify three classes on whose behalf the plaintiffs seek to act as class representatives for purposes of the proofs of claims. The Bankruptcy Court heard arguments on such motions on July 11, 1996, and denied the motions by Memorandum Opinion and Order dated October 10, 1996. However, in order to facilitate a proposed settlement reached by the Debtors and the WARN Act Claimants (discussed below), the WARN Act Claimants filed motions to reconsider that ruling. On December 10, 1996, the Bankruptcy Court certified classes for settlement purposes only.

         The WARN Act Claimants contend that the Debtors and the defendants in the District Court cases operated as a single business enterprise with respect to operations in New Orleans and contend that, under this alleged arrangement, HJC may be liable to the claimants under the WARN Act along with the defendants in the District Court cases. The Proponents believe, however, that such claims have no merit whatsoever.

         In order to avoid the expense, delay and risks associated with additional litigation, the Debtors and the WARN Act Claimants have now agreed to compromise and settle all of the WARN Act Claimants' claims on the terms summarized below, which proposed settlement is reflected in the Plan. Under the proposed settlement, JCC will pay to those individuals laid off on or about November 22, 1995 the sum of $2,265,000, which amount includes the fees and costs of the WARN Act Claimants' attorneys and certain taxes attributable to the WARN Act settlement. The amounts paid to these individual WARN Act Claimants will be based upon instructions from the WARN Act Claimants' attorneys. The individual awards will be based upon information obtained through the payroll records for the time period of October 1 through November 22, 1995. In addition to this monetary settlement, the individuals laid off on or about November 22, 1995 will be offered preferential re-employment to their former positions or, if their former positions no longer exist or are not presently available, to substantially equivalent positions to the extent that such jobs are or become available. "Preferential re-employment" means that they will be offered employment before employment is offered to any person who was not laid off on or about November 22, 1995. WARN

Act Claimants who were laid off in August of 1995 will not receive a monetary award, but will be placed on a secondary preferential re-hire list. These claimants will be offered re-employment after those employees laid off on or about November 22, 1995 and employees laid off by the Flamingo Casino. They will remain on the preferential re-hire list for one year following the date of the opening of the Casino. The terms of this proposed settlement are reflected in the Plan, with the WARN Act Claimants' claims placed in Classes A6, B4 and C3. A motion seeking approval of this compromise and settlement was filed and the Bankruptcy Court preliminarily approved the settlement on December 10, 1996. A final hearing on the settlement took place on February 3, 1997, at which time the Bankruptcy Court approved the settlement subject to the occurrence of the Effective Date.

         The WARN Act Claimants have also filed a motion requesting that the Bankruptcy Court order HJC to amend its schedules of creditors to include all alleged, former employees and to extend the deadline for such alleged, former employees to file proofs of claims. As part of the settlement described above, the WARN Act Claimants have withdrawn such motion.

M.  BONDHOLDER CLASS ACTIONS

         Beginning on November 28, 1995, eight separate class action suits were filed against HET and various of its corporate affiliates, officers and directors in the United States District Court for the Eastern District of Louisiana. They were BEN F. D'ANGELO, TRUSTEE FOR BEN F. D'ANGELO REVOCABLE TRUST V. HARRAH'S ENTERTAINMENT CORP., MICHAEL D. ROSE, PHILIP G. SATRE AND RON LENCZYCKI; MAX FENSTER V. HARRAH'S ENTERTAINMENT, INC., HARRAH'S NEW ORLEANS INVESTMENT COMPANY, GRAND PALAIS CASINO, INC., PHILIP G. SATRE, COLIN V. REED, MICHAEL N. REGAN, CHRISTOPHER B. HEMMETER, DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION, SALOMON BROTHERS, INC., AND BT SECURITIES CORP.; GOLDIE ROSENBLOOM V. HARRAH'S ENTERTAINMENT CORP., MICHAEL D. ROSE, PHILIP G. SATRE AND RON LENCZYCKI; BARRY ROSS V. HARRAH'S NEW ORLEANS INVESTMENT COMPANY, PHILIP G. SATRE, COLIN V. REED, LAWRENCE L. FOWLER, MICHAEL N. REGAN, CEZAR M. FROELICH, ULRIC HAYNES, JR., WENDELL GAUTHIER, T. GEORGE SOLOMON, JR., DUPLAIN W. RHODES, III, HARRAH'S ENTERTAINMENT, INC., DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION, SALOMON BROTHERS INC., AND BT SECURITIES CORP.; LOUIS SILVERMAN V. HARRAH'S ENTERTAINMENT, INC., HARRAH'S NEW ORLEANS INVESTMENT COMPANY, GRAND PALAIS CASINO, INC., PHILIP G. SATRE, COLIN V. REED, MICHAEL N. REGAN, CHRISTOPHER B. HEMMETER, AND DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION; FLORENCE KESSLER V. PHILIP G. SATRE, COLIN V. REED, CHARLES A. LEDSINGER, JR., MICHAEL N. REGAN, LAWRENCE L. FOWLER, CHRISTOPHER B. HEMMETER, CEZAR M. FROELICH, ULRIC HAYNES, JR., WENDELL H. GAUTHIER, T. GEORGE SOLOMON, JR., DUPLAIN W. RHODES, III, DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION, SALOMON BROTHERS INC., AND BT SECURITIES CORPORATION; WARREN ZEILLER AND JUDITH M. R. ZEILLER V. HARRAH'S ENTERTAINMENT CORP., MICHAEL D. ROSE, PHILIP G. SATRE, AND RON LENCZYCKI; and CHARLES ZWERVING AND HELENE ZWERVING V. HARRAH'S ENTERTAINMENT CORP., PHILIP G. SATRE, COLIN V. REED, CHRISTOPHER B. HEMMETER, AND DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION. Pursuant to a District Court order of January 26, 1996, plaintiffs, on May 24, 1996, filed a consolidated complaint in the action numbered 95-3925, entitled IN RE HARRAH'S ENTERTAINMENT, INC. SECURITIES LITIGATION (the "BONDHOLDERS CLASS ACTION").

         The plaintiffs in the Bondholders Class Action (who purport to represent all persons, other than defendants and their affiliates, who purchased Old Bonds between November 9, 1994 and November 21, 1995) have characterized the allegations in their complaint as follows: The complaint alleges violations of Sections 11 and 12(2) of the Securities Act of 1933, 15 U.S.C. Sections 77k and 77l(2); Section 10(b) of the Securities Exchange Act of 1934, 15 U.S.C. Section 78j(b); and Rule 10b-5 promulgated thereunder by the Securities and Exchange Commission, 17 C.F.R. Section 240.10b-5. The complaint asserts that the registration statement and prospectus filed in connection with the offering of the Old Bonds contained untrue statements of material fact and omitted to state material facts necessary in order to make the statements not misleading. The complaint also alleges that the defendants engaged in a scheme to defraud plaintiffs and the alleged class by knowingly or recklessly releasing false and misleading information that was designed to and did (i) deceive the investing public, including plaintiffs and other members of the alleged class, regarding the Debtors' financial condition and future business prospects, (ii) artificially inflate the market price of the Old Bonds during the relevant period, and (iii) cause plaintiffs and other alleged class members to purchase or otherwise acquire the Old Bonds at inflated prices.

         In addition, certain of the Debtors' officers and directors and other entities that have claimed or may claim defense, indemnification and/or contribution rights against the Debtors are named as defendants in the Bondholders Class Action.

         The Proponents believe that the plaintiffs' allegations have no merit whatsoever. Defendants filed motions to dismiss and a motion to have the matter referred to the Bankruptcy Court. The referral motion was denied; the motion to dismiss is pending. Plaintiffs have filed a motion for class certification. No ruling has been made on this motion. Nonetheless, discovery has begun.

          Proofs of claim, purportedly on behalf of these plaintiffs, have been filed in each of the Chapter 11 Cases. Such proofs of claim assert claims based upon damages caused by alleged violations of federal securities laws in connection with the purchase and sale of the Old Bonds. The Debtors have objected to such proofs of claim. Under the Plan, to the extent that such claims are allowed, they will fall within the Classes of Penalty Claims under the Plan, and will be treated accordingly. In addition, certain of the individuals named as defendants in the Bondholders Class Action are officers and directors of the Debtors or of other entities and have claimed or may claim defense, indemnification and/or contribution rights against the Debtors.

         Plaintiffs in the Bondholders Class Action filed motions in the Chapter 11 Cases seeking the appointment of an examiner. A hearing on the motions was held on November 6, 1996. On November 20, 1996, the Bankruptcy Court denied the motion to appoint an examiner. In denying the motion, the Bankruptcy Court found that the request for an examiner was both untimely and for an improper purpose.

         While the Proponents and the other defendants in the Bondholders Class Action do not believe that there is any merit to these claims, they nonetheless believe that a negotiated settlement of such claims is in their best interests. Accordingly, counsel for the class and the defendants named in the Bondholders Class Action have settled the litigation on the following basic terms:

         (1) a class was certified for settlement purposes in the Bondholders Class Action consisting of all individuals who purchased Old Bonds between November 8, 1994 and November 22, 1995 (the "SETTLEMENT CLASS");

         (2) as set forth herein and in the Plan, Harrah's Investor will contribute 200,000 shares of Class A New Common Stock to the Release Pool to be distributed as set forth in the Plan to those members of the Settlement Class who are current Bondholders;

         (3) the sum of $3.8 million in cash will be contributed by defendants and/or their insurance carriers toward the settlement, which funds will be distributed as determined by plaintiffs' counsel and approved by the District Court to members of the Settlement Class, as well as for the payment of costs and fees;

         (4) plaintiffs will provide releases to the defendants, dismiss the Bondholders Class Action with prejudice, and support the Plan.

         Given the terms of this settlement, Bondholders Class Action counsel believe that it is in the best interests of the Settlement Class to participate in this settlement.

         The parties to the Bondholders Class Action entered into a stipulation effectuating the basic terms of the settlement on April 16, 1997. On June 26, 1997, the District Court conducted a fairness hearing to determine whether to approve the proposed settlement. No member of the Settlement Class opted out of the settlement. On July 31, 1997, the District Court approved the settlement, which is contingent on the occurrence of the Effective Date of the Existing Plan or an effective date of a plan of reorganization supported by HET in the Chapter 11 Cases.

N.  SAPIR LITIGATION

         On June 6, 1997, Eddie L. Sapir and the Eddie L. Sapir Inter Vivos Trust filed a civil action captioned EDDIE L. SAPIR AND THE EDDIE L. SAPIR INTER VIVOS TRUST VERSUS GRAND PALAIS ENTERPRISES, INC., in the Civil District Court. In that action, plaintiffs allege, among other things, that one of HJC's three general partners, Grand Palais, through its principal Christopher B. Hemmeter ("HEMMETER") and its former counsel Cezar M. Froehlich ("FROEHLICH"), has negotiated or is negotiating a compromise with HET and others which improperly benefits Hemmeter and Froehlich to the detriment of the creditors and shareholders of Grand Palais. Plaintiffs sought and obtained an EX PARTE temporary restraining order prohibiting the disposition of any property of Grand Palais, including prohibition of Grand Palais's execution of the releases and other agreements among Grand Palais, HET and others described in the Existing Plan and this Plan. Plaintiffs also moved for the EX PARTE appointment of a temporary receiver for Grand Palais, among others, which was granted by the Civil District Court.

         On June 18, 1997, Grand Palais filed a notice of removal of the litigation to the Bankruptcy Court. On July 1, 1997, plaintiffs filed a motion in the Bankruptcy Court to remand the litigation to Civil District Court. On July 2, 1997, the Bankruptcy Court granted HJC leave to intervene in the litigation and continued plaintiff's motion to remand the litigation to Civil District Court. The Bankruptcy Court's order also included provisions by which one of the plaintiffs and/or the receiver could participate in HJC's weekly "steering committee" conferences and present objections to the Bankruptcy Court with respect to any significant decision requiring the approval of HJC's general partners. Thereafter, plaintiffs filed a motion to reconsider the Court's order permitting HJC to intervene in the litigation. On October 6, 1997, the Bankruptcy Court remanded the litigation to Civil District Court. On that date, the Bankruptcy Court also reconsidered its order permitting HJC to intervene in the litigation and rescinded without prejudice its order permitting HJC to intervene.

         On November 21, 1997, Eddie L. Sapir and the Eddie L. Sapir Inter
Vivos Trust filed a civil action captioned EDDIE L. SAPIR AND THE EDDIE L. SAPIR INTER VIVOS TRUST V. BANKER'S TRUST COMPANY, CEZAR M. FROELICH, ABC INSURANCE COMPANY, FIRST NATIONAL BANK OF COMMERCE, HARRAH'S ENTERTAINMENT INCORPORATED, SHEFSKY & FROELICH, LTD., DEF INSURANCE COMPANY, GHI INSURANCE COMPANY, JKL INSURANCE


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

COMPANY, THE BOATMEN'S NATIONAL BANK OF ST. LOUIS, MERRILL LYNCH SENIOR HIGH INCOME FUND, MERRILL LYNCH SENIOR HIGH INCOME II FUND, MERRILL LYNCH SENIOR STRATEGIC FUND, PRIME INCOME TRUST, AND VAN KAMPEN MERITT PRIME RATE INCOME TRUST, No. 97-20643, in the Civil District Court. In that action, the plaintiffs allege, among other things, that defendants committed breaches of contract and fiduciary duty with respect to actions taken in connection with the Chapter 11 Cases.

O.  BAR DATE

         The deadline (the "BAR DATE") for filing proofs of claims against or interest in the Debtors occurred on May 15, 1996, except for (i) claims which were included in the HJC's schedules filed with the Bankruptcy Court, which claims were not listed in such schedules as "disputed," "unliquidated" or "contingent," and to which such scheduled amounts the holders of such claims agree, and (ii) those claims arising from the rejection of executory contracts or unexpired leases, for which the Bar Date will be the date which is thirty days after entry of the Confirmation Order. In addition, the Bankruptcy Court has entered orders extending the Bar Date for (i) claims asserted by Bondholders or FNBC, acting solely in its capacity as indenture trustee and/or collateral agent on behalf of the Bondholders, other than contractual claims based upon principal of, or interest on, the Old Bonds, and (ii) certain claims against HNOIC asserted by NOLDC, HJC, Finance Corp., Grand Palais and/or their stockholders to April 1, 1997 (subject to revocation under certain circumstances).

P.  CLAIMS ANALYSIS

         Since the Bar Date, the Debtors have worked diligently to analyze the claims that were filed in the Chapter 11 Cases and have been able to reconcile the bulk of the filed claims (in number) with the claim amounts reflected in the Debtors' bankruptcy schedules. Some creditors have agreed to reduce the claims asserted in their proofs of claims, as reflected in stipulations which have been or will be presented to the Bankruptcy Court for approval.

         In addition, the Debtors have identified those claims which are objectionable and have already filed most, though not all, of the claims objections they intend to file. Categories of claims objected to by the Debtors include (i) duplicate claims, (ii) claims asserted by subcontractors to whom the Debtors have no liability, (iii) claims asserted by former casino employees to whom the Debtors have no liability, (iv) other claims which the Debtors dispute, and (v) claims which the Debtors believe are overstated and should be reduced. As a result of the Debtors' objections, many claims have already been disallowed, reduced or otherwise amended.

         As a result of the Debtors' analysis of the claims asserted against them, they have determined to provide in the Plan for PAYMENT IN FULL, IN CASH, on account of each Allowed, general, unsecured claim against HJC on the later of the Effective Date and the date on which a claim, if disputed, becomes an Allowed claim, or as soon as practicable thereafter. The Debtors do not believe that there will be any Allowed, general, unsecured claims against Finance Corp. or HNOIC (after giving effect to certain waivers of claims as provided under the Plan). (It should be noted that general, unsecured claims do not include claims asserted by plaintiffs in the Bondholders Class Action, or claims for indemnification and contribution relating to such claims, as any such claims, if Allowed, will fall within the classes of "Penalty Claims" under the Plan and will be treated accordingly.)

Q.  NEGOTIATIONS WITH OTHER PARTIES

         Throughout the Debtors' Chapter 11 Cases, the Proponents have been actively engaged, at various times, with each of the major parties in interest and/or their counsel, including, but not limited to, the State, the LEDGC and the LGCB, the City and the RDC, the Bondholders Committee, the Creditors Committee, and certain major unsecured creditors, to attempt to achieve consensus on the terms of a plan of reorganization for the Debtors. These negotiations have resulted in significant progress toward agreements with all of the major parties as to the plan treatment for all of the Debtors' creditors and other parties in interest (such as parties to the Debtors' significant contracts and leases). To date, such negotiations have resulted in a term sheet and letter of intent with the Bondholders Committee, the City Agreement, a term sheet with BTCo regarding the Term Loans and the Working Capital Facility, a term sheet with BTCo, Salomon, BT Securities Corporation and DLJ regarding the Convertible Junior Subordinated Debentures, support for the Plan by the Creditors Committee, the Broadmoor Settlement Agreement (as defined in Section V.C.10 below), the Audubon Settlement Agreement (as defined in Section V.C.12 below), the First American Settlement Agreement, the Centex Settlement Agreement and the settlement with the WARN Act Claimants. On November 4, 1997, the Governor of the State expressed his public support for the project with a rolling guaranty concept. On December 9, 1997, the LGCB, among other things, unanimously approved the Modified Casino Operating Contract for submission to the Governor of the State with the request that he submit the Modified Casino Operating Contract to the State legislature for its approval.

         In the event that there is a superior offer with respect to the Old Bonds which the Bondholders Committee's fiduciary duties require it to support, the Bondholders Committee has retained a right to withdraw from any agreement between the Bondholders' Committee and the Proponents. Pursuant to the letter of intent between HET, HJC and the Bondholders Committee, executed August 23, 1996 (the "NO SHOP DATE"), the Bondholders Committee has agreed not to solicit any other sponsors of a plan of reorganization after the No Shop Date. After the No Shop Date, if the Bondholders Committee supports a plan of reorganization not supported by HET, or withdraws its support for a plan of reorganization supported by HET, then at such time, the DIP Lender will be entitled to receive the immediate repayment of its DIP loan (including all amounts advanced thereunder and accrued interest on such advances). In addition, if after the date on which HET, the City, the State and the Bondholders Committee are definitively committed to support a plan of reorganization supported by HET, (i) the Bondholders Committee supports a plan of reorganization not supported by HET, or (ii) withdraws its support for a plan of reorganization supported by HET, then HET will be entitled to receive from HJC a "break-up" fee of $2.5 million at such time, and the Bondholders Committee will not support any plan that does not provide that HET will be entitled to receive from HJC $5 million at the time of the confirmation of such other plan, and $5 million at the time of the consummation of such other plan. The Proponents acknowledge that the proposed break-up fee is not enforceable unless and until it has been approved by the Bankruptcy Court upon proper application.

R.  FILING OF PLAN ON APRIL 3, 1996 AND CONFIRMATION OF THIRD AMENDED PLAN

         On April 3, 1996, the Proponents filed the first version of the Plan, along with the first version of this Disclosure Statement. Since that time, the legislative developments (discussed above in Section IV.G.) as well as further negotiations with key constituents in the Chapter 11 Cases have necessitated certain amendments in the Plan and Disclosure Statement, which have resulted in the filing of a first amended Disclosure Statement and a first amended Plan on June 17, 1996, the filing of a second amended Disclosure Statement and a second amended Plan on August 28, 1996 and the filing of a third amended Disclosure Statement and a third amended Plan (the Existing Plan), each dated February 26, 1997. On April 28, 1997,


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

the Bankruptcy Court confirmed the Existing Plan, which reflected agreements with all major parties and constituencies except the State and was predicated upon receiving all necessary approvals, if any, of a Modified Casino Operating Contract by the State and the LGCB. A copy of the Existing Plan and the disclosure statement related thereto can be obtained by contacting Vincent E. Lazar in writing at Jenner & Block.

         While the LGCB did approve the modified contract, the State legislature did not approve or disapprove such contract. Because the Existing Plan was predicated on receiving all necessary approvals, if any, of a Modified Casino Operating Contract by the State and the LGCB, and the State legislature did not approve or disapprove it, the Existing Plan was not consummated.

         In June of this year, the Proponents filed a modified version of the Existing Plan, which modification provided for the assumption of the original Casino Operating Contract (with certain modifications). A summary disclosure statement describing such modification was approved by the Bankruptcy Court, and acceptances of the modifications were sought of the Bondholders. While sufficient acceptances were obtained, a confirmation hearing on the modified Plan has not yet been held. Instead, further negotiations have resulted in the proposed HET/JCC Agreement and the requirement in the Casino Operating Contract for a Minimum Payment Guaranty and agreement on the terms of a Modified Casino Operating Contract. Consequently, the Proponents have modified the Existing Plan to reflect such changes, among others, resulting in the filing of this Fifth Amended Disclosure Statement and the Plan which is attached.

S.  UNITED STATES TRUSTEE'S MOTION TO CONVERT OR DISMISS

         On October 6, 1997, the United States Trustee filed a motion to convert the HJC and HJFC chapter 11 cases to cases under Chapter 7 of the Bankruptcy Code or to dismiss these cases. This motion was originally scheduled to be heard on November 5, 1997; but, it has been rescheduled to December 17, 1997.

T.  FILING OF CERTAIN LAWSUITS BY DEBTORS AND NOLDC

         In view of the fact that certain two-year statutes of limitations under Sections 108 and 546 of the Bankruptcy Code and applicable state law were to expire on November 22, 1997, Harrah's Jazz Company has filed certain complaints against multiple defendants on or before such date to preserve the Debtors' claims. In the event that the Effective Date occurs, virtually all of such claims will be settled and released pursuant to the Plan. Although the Debtors have indicated that they may have no valid claims for avoidance of transfers as preferential or fraudulent transfers because the Debtors may not have been insolvent at the time such transfers were made and, to the extent such avoidance claims may exist, there may be defenses such as that the transfers were made in the ordinary course of business, other parties in interest have expressed contrary views and contended that the Debtors were or may have been insolvent at the time transfers to creditors were made and that the transferees may not have valid defenses to avoidance actions. Harrah's Jazz Company and Harrah's Jazz Finance Corp. sought and obtained a court order authorizing and ordering Harrah's Jazz Company and Harrah's Jazz Finance Corp. to abandon and not pursue recovery of charitable donations and small preferences. As a result of said order, Harrah's Jazz Company is not required to pursue the recovery or avoidance of charitable donations and small preferences (under $5,000.00). Accordingly, it will not be necessary for Harrah's Jazz Company to preserve potential avoidance claims against approximately 837 recipients of payments of less than $5,000 made within ninety days of the bankruptcy filing. However, the United States Trustee and the Bondholders Committee recommended that as a matter of prudence, Harrah's Jazz Company should preserve for the estate in the event the plan is not consummated avoidance actions of $5,000.00 and more. Since the Plan provides for the release of virtually all of such claims and to avoid the expense to all concerned of pursuing and defending such claims, the Debtors are requesting, in connection with filing such complaints, orders excusing service of the complaints at this time and staying the proceedings pending confirmation and consummation of the Plan at which time those claims which are settled or released by the Plan (virtually all of the claims) will be dismissed.

         NOLDC, which is the subject of its own chapter 11 case, in order to preserve its right to do so before the lapsing of statutes of limitations, has filed a lawsuit, captioned NEW ORLEANS LOUISIANA DEVELOPMENT CORPORATION V. BANKERS TRUST COMPANY, FIRST NATIONAL BANK OF COMMERCE, INC., HARRAH'S ENTERTAINMENT, HARRAH'S NEW ORLEANS INVESTMENT COMPANY, HARRAH'S NEW ORLEANS MANAGEMENT COMPANY AND HARRAH'S OPERATING COMPANY, INC., No. 97-1176, in the Bankruptcy Court, alleging breach of fiduciary duty and other causes of action. NOLDC, however, states in its complaint that it is "actively pursuing confirmation and consummation of a plan of reorganziation" and upon occurrence of these events "expects to waive, release or otherwise resolve" these claims.


                            V. THE PLAN OF REORGANIZATION

    THIS IS A SUMMARY OF THE PROVISIONS OF THE PLAN AND, ACCORDINGLY, IS NOT AS COMPLETE AS THE FULL TEXT OF THE PLAN THAT ACCOMPANIES THIS DISCLOSURE STATEMENT. THE PLAN ITSELF SHOULD BE READ IN ITS ENTIRETY. IN THE EVENT OF ANY INCONSISTENCIES BETWEEN THE DESCRIPTION OF THE PLAN CONTAINED IN THIS DISCLOSURE STATEMENT AND THE PLAN ITSELF, THE PROVISIONS OF THE PLAN SHALL CONTROL.

A.  CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

         The Proponents believe that the classification of Claims and Equity Interest provided by the Plan is consistent with the requirements of the Bankruptcy Code. Under the Bankruptcy Code, only the holders of Allowed Claims or Allowed Equity Interests that are impaired and that receive distributions under the Plan are entitled to vote on the Plan.

    1.   ADMINISTRATIVE EXPENSE CLAIMS

         Each holder of an Allowed Administrative Expense Claim against a Debtor will receive (i) the amount of such holder's Allowed Claim in one cash payment on, or as soon as practicable thereafter, the later of the Effective Date and the day on which such Claim becomes an Allowed Claim (but in no event after the tenth Business Day after the later of those dates), or (ii) such other treatment as may be agreed upon in writing by the applicable Debtor (prior to the Effective Date) or JCC (from and after the Effective Date) and such holder; PROVIDED, HOWEVER, that an Administrative Expense Claim representing a liability incurred in the ordinary course of business of a Debtor (including fees payable to the United States Trustee) may be paid in the ordinary course of business by such Debtor, and PROVIDED FURTHER, that the payment of an Allowed Administrative Expense Claim representing a right to payment under Sections 365(b)(l)(A), 365(b)(l)(B) or Section 365(d)(3) of the Bankruptcy Code may be made in one or more cash payments over a period of time as is determined to be appropriate by the Bankruptcy Court.

         Solely for purposes of this Plan, and subject to the occurrence of the Effective Date, HET, NOLDC and Grand Palais and their Affiliates and Insiders will be deemed to have waived any Administrative Expense Claim other than, (i) any Administrative Expense Claim covered by any insurance policy assumed pursuant to Section 8.1(c) of the Plan (provided, however, that any such Administrative Claim will be payable only from available coverage under such insurance policy (and not payable by any Debtor) and only to the extent permitted under the NOLDC Shareholders/HET Settlement Agreement or Grand Palais/HET Settlement Agreement, as applicable) and (ii) in the case of HET and its Affiliates, the DIP Loan Claim (a portion of which is waived pursuant to Section 2.1(f) of the Plan) or any Administrative Expense Claim for unreimbursed premiums or other unreimbursed amounts paid for insurance coverage provided to any Debtor under any insurance policy assumed pursuant to Section 8.1(c) of the Plan. The "DIP LOAN CLAIM" means, collectively, any and all Claims based on the Existing DIP Indebtedness and any Future DIP Loan. The distributions to which the Bondholders and, if applicable, the Old Indenture Trustee are entitled under
Article IV of the Plan will be deemed to be in complete satisfaction, discharge and release of any Administrative Expense Claim or any superpriority administrative expense claim or any lien securing any of the foregoing of the Bondholders or the Old Indenture Trustee, as applicable, other than the Administrative Expense Claims of Fidelity, the respective claims for compensation or reimbursement of expenses of the members of the Bondholders Committee and the professionals retained by the Bondholders Committee, any Bondholder or the Old Indenture Trustee, which claims will be governed by the applicable provisions of the Plan and the Bankruptcy Code.

         In consideration of, among other things, the execution and delivery of releases provided pursuant to or in connection with the Plan and the issuance of New Common Stock in accordance with Sections 6.2(e) and (f) of the Plan, the outstanding principal amount of the DIP Loan Claim will be waived in its entirety as of the Effective Date. The portion of the DIP Loan Claim consisting of accrued and unpaid interest will be paid in full in cash on the Effective Date.

    2.   PRIORITY TAX CLAIMS

         Except to the extent that the holder of an Allowed Priority Tax Claim agrees to a different treatment, JCC will pay to each holder of an Allowed Priority Tax Claim, at the sole option of JCC, (a) cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable (but in no event after the tenth Business Day after the later of those two dates), or (b) equal quarterly cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate to be determined by the Bankruptcy Court or otherwise agreed to by JCC and such holder, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.
                                  HJC CLASSIFICATION

    3.   CLASS A1 -- OTHER PRIORITY CLAIMS (IMPAIRED)

         Class A1 consists of all Allowed Claims against HJC that are entitled to priority in right of payment under any or all of Sections 507(a)(3) through
(a)(7) of the Bankruptcy Code. JCC will pay to each holder of an Allowed Claim in Class A1 cash in an amount equal to such Allowed Claim on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon as practicable thereafter.

    4.   CLASS A2 -- NON-BONDHOLDER SECURED CLAIMS (IMPAIRED)

         Class A2 consists of all Allowed Secured Claims against HJC other than the Secured Claims specified in Class A3 or A4 of the Plan. Except as provided in the immediately following two sentences, notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Class A2 to demand or receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default, each Allowed Claim in Class A2 will be reinstated and rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code. JCC may, in its discretion, assign, abandon or surrender any property securing any Secured Claim in Class A2 to the holder of such Secured Claim, which will result in impaired treatment under the Bankruptcy Code. The Bankruptcy Court will determine the value of any such property so assigned, abandoned or surrendered, and any Deficiency Claim resulting therefrom will be paid as a Class A6 or A7 Claim.

    5.   CLASS A3 -- BANK CLAIMS AND OLD BANK COLLATERAL AGENT CLAIMS
(IMPAIRED)

         Class A3 consists of two separate subclasses. Class A3(a) consists of all Allowed Secured Claims of the Participating Banks and FNBC and its successors and assigns, as collateral agent for the Banks under the Old Bank Credit Documents (the "OLD BANK COLLATERAL AGENT"), against HJC and Class A3(b) consists of all Allowed Secured Claims of the Non-Participating Banks against HJC. Solely for voting purposes, each Participating Bank will be deemed to have an Allowed Class A3(a) Claim in the aggregate amount set forth in clauses (i) through (iv) below.

         The Claim of each holder in Class A3(a) shall be allowed in an amount equal to: (i) with respect to any holder that participated in the pre-petition standby letter of credit issued by BTCo in the amount of $5,000,000 and previously drawn in full by Broadmoor as the beneficiary, such holder's Pro Rata Share of the sum of $5,000,000 plus all unpaid interest thereon (at the nondefault rate specified in the Old Bank Credit Documents) and unpaid fees in respect of such letter of credit that accrue through the Effective Date; (ii) with respect to any holder that participated in the undrawn Standby Letter of Credit S10269 issued by BTCo in the amount of $1,500,000 in favor of the City, such holder's Pro Rata Share of the unpaid fees in respect of such letter of credit that accrue through the Effective Date; (iii) the amount paid by such holder in respect of the fees and expenses of Wachtell, Lipton, Rosen & Katz, as the restructuring counsel of the Administrative Agent that accrue through the Effective Date (the "WACHTELL FEES AND EXPENSES") (which shall not include any fees and expenses in connection with the Convertible Junior Subordinated Debentures, the A Term Loan, the B Term Loan and/or the Working Capital Facility), provided that such holder purchases on the Effective Date additional Convertible Junior Subordinated Debentures in an amount equal to its Pro Rata Share of the Wachtell Fees and Expenses; and (iv) in the case of the Administrative Agent, all unpaid facing fees arising under the Old Bank Credit Agreement through the Effective Date; provided, however, that the Class A3(a) Claims of FNBC as a Participating Bank and as Old Bank Collateral Agent will be allowed and otherwise treated in accordance with the provisions of the FNBC Settlement Agreement. Each Allowed Class A3(a) Claim will be paid from the Withheld Funds on the Effective Date by the Administrative Agent and, to the extent such Withheld Funds are insufficient to pay the Allowed Class A3(a) Claims of FNBC, the unpaid portion of

FNBC's Allowed Class A3(a) Claims will be paid by JCC. Any remaining Withheld Funds will be remitted by the Administrative Agent to the Old Bank Collateral Agent for distribution pursuant to Section 4.3(b)(ii) of the Plan. The Participating Banks and FNBC as the Old Bank Collateral Agent will waive all of their other Class A3(a) claims against the Debtor and will not receive any distributions on account thereof. As a condition to the allowance of their respective Class A3(a) Claims, the holders of Class A3(a) Claims will purchase on the Effective Date Convertible Junior Subordinated Debentures in an aggregate principal amount equal to the sum of (x) $11,000,000 plus (y) in the case of any holders of Class A3(a) Claims electing to have the portion of their Class A3(a) Claim described in clause (iii) above allowed, the aggregate amount of Class A3(a) Claims allowed pursuant to such clause (iii). The $11,000,000 portion of the Convertible Junior Subordinated Debentures to be purchased by each holder of a Class A3(a) Claim pursuant to clause (x) in the immediately preceding sentence will be based on the ratio of the amount of fees and expenses paid to such holder in connection with the credit facility under the Old Bank Credit Documents to the aggregate amount of fees and expenses paid to all holders of Class A3(a) Claims in connection with such credit facility. Notwithstanding anything to the contrary in the Plan, FNBC will be obligated to purchase the principal amount of Convertible Junior Subordinated Debentures specified in the FNBC Settlement Agreement, and $357,150 of such principal amount will be deemed to have been purchased by FNBC as a holder of Class A3(a) Claims and will be credited against the $11,000,000 in aggregate principal amount of Convertible Junior Subordinated Debentures to be purchased by holders of Class A3(a) Claims pursuant to Section 4.3(a)(ii) of the Plan.

    "FNBC SETTLEMENT AGREEMENT" means the letter agreement, dated April 24, 1997, among HJC, HET, FNBC, the Bondholders Committee and BTCo attached to the Existing Plan as Exhibit M.

         The amount of the Allowed Secured Claim of each holder in Class A3(b) will be estimated for distribution purposes on or before the Effective Date.
The effect of estimation on final allowance of a claim, as well as on the affected creditor's rights against the estate, other creditors and third parties, is to be determined by the Bankruptcy Court under applicable law. As soon as practicable after the later of the Effective Date and the date on which all of the Allowed Secured Claims in Class A3(b) have been estimated pursuant to an order of the Bankruptcy Court (the "ESTIMATION ORDER"), the Old Bank Collateral Agent (i) will distribute to each such holder from the Withheld Funds (as defined below) remitted to the Old Bank Collateral Agent pursuant to Section 4.3(a)(ii) of the Plan an amount of cash equal to the lesser of (A) the portion of such holder's estimated Allowed Secured Claim that has been liquidated as of the date of such Estimation Order, and (B) the product of (x) the amount of such Withheld Funds and (y) a fraction, the numerator of which is the amount specified in the immediately preceding clause (A) above and the denominator of which is the aggregate amount of each holder's estimated Allowed Secured Claim that has been liquidated as of the date of the Estimation Order, (ii) will retain a portion (the "BANK RESERVE FUND") of the Withheld Funds equal to the aggregate amount of each such holder's estimated Class A3(b) Claim that remains Contingent as of such date, which Bank Reserve Fund will secure the unliquidated portion of each holder's unliquidated estimated Class A3(b) Claims, and (iii) will remit promptly to JCC the balance of such Withheld Funds. "WITHHELD FUNDS" means the funds withdrawn by or on behalf of any or all of the Banks from one or more accounts of HJC on November 21 or November 22, 1995 (less the amount of any such funds which were subsequently returned to HJC), to the extent such funds were not, prior to the commencement of HJC's Chapter 11 Case, legally and properly setoff or otherwise legally and properly applied against the outstanding balance of the prepetition indebtedness (exclusive of contingent indebtedness or obligations) owing to the Banks under the Old Bank Credit Documents as of the commencement of HJC's Chapter 11 Case, plus interest


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

thereon either (i) in the amount of interest actually credited to the account(s) at which the Withheld Funds have been deposited if HET, on behalf of the Plan Proponents, the Bondholders Committee and BTCo so agree in their respective sole discretion, or (ii) if there is no such agreement, at a rate to be determined by the Bankruptcy Court. On the tenth (10th) Business Day ("SUBSEQUENT BANK DISTRIBUTION DATE") after each six-month anniversary of the Effective Date, and upon receipt of the appropriate documentation from the applicable holder, the Old Bank Collateral Agent will distribute to each holder of an estimated or actual Allowed Class A3(b) Claim an amount equal to the lesser of (A) the portion of such Claim, if any, that has been liquidated during the six-month period ending on such sixth (6th) month anniversary date, and (B) the product of
(x) the remaining amount of funds in the Bank Reserve Fund times (y) a fraction, the numerator of which is the amount specified in the immediately preceding clause (A) and the denominator of which is the aggregate amount of all such estimated or actual Allowed Secured Claims that have been liquidated during such six month period. In the event the Claims of the holders in Class A3(b) are allowed as Secured Claims in an aggregate amount in excess of the amount of Withheld Funds distributed to the Old Bank Collateral Agent pursuant to Section 4.3(a)(ii) of the Plan, then each such holder will receive the "indubitable equivalent" (within the meaning of Section 1129(b)(2)(A)(iii) of the Bankruptcy
Code) as determined by Final Order of the Bankruptcy Court with respect to that portion of such holder's Allowed Secured Claim in excess of its Pro Rata Share of such Withheld Funds. In the event that the Secured Claim of any holder in Class A3(b) is, pursuant to a Final Order, disallowed or allowed in an amount less than the amount of distributions previously made on account of such Claim, such holder is required promptly to remit to JCC the excess of any such distributions over the amount of its Allowed Secured Claim, if any. Upon the liquidation and payment in full of all Allowed Class A3(b) Claims, the Old Bank Collateral Agent will remit promptly to JCC the remaining balance in the Bank Reserve Fund.

    6.   CLASS A4 -- BONDHOLDER CLAIMS (IMPAIRED)

         Class A4 consists of all Allowed Secured and Unsecured Claims of the Bondholders against HJC. The Claim of each record holder of Old Bonds as of the Distribution Record Date or the Release Pool Distribution Record Date, as applicable, to the extent such Claim is based on the principal of and accrued interest on the Old Bonds owned as of the Distribution Record Date or the Release Pool Distribution Record Date, as applicable, will be allowed in the aggregate amount of the principal of such Old Bonds plus accrued interest (calculated in accordance with the provisions of the Old Indenture) through and including the Effective Date. On the Effective Date or as soon as practicable thereafter, but in no event after the tenth Business Day after the Effective Date (or in the case of clause (v), as provided in Section 5.2 of the Plan), each record holder of an Allowed Claim in Class A4 will receive (i) 8.529 shares of Class A New Common Stock for each $1,000 of the principal amount of the Old Bonds held by such holder on the Distribution Record Date, (ii) $431 in principal amount of New Bonds for each $1,000 of the principal amount of the Old Bonds held by such holder on the Distribution Record Date, (iii) its Pro Rata Share of the New Contingent Bonds, (iv) its Pro Rata Share of the interests in the proceeds of Assigned Litigation Claims allocated to holders of Allowed Class A4 Claims (as of the Distribution Record Date) and/or Releasing Bondholders, (as of the Release Pool Distribution Record Date) as applicable, under Section 5.9 of the Plan, and (v) in the case of any holder which is a Releasing Bondholder, as consideration for its release of claims against the Released Parties, if such holder specifically elects to release such claims as provided in Section 5.2 of the Plan, from the Release Pool, 3.448 shares of Class A New Common Stock, for each $1,000 in principal amount of Old Bonds held by such holder on the Release Pool Distribution Record Date plus its Pro Rata Share (based on the total


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

principal amount of Old Bonds held by all Releasing Bondholders) of Class A New Common Stock consisting of 86.67% of the Unsubscribed Release Pool Shares (subject to the Plan's restriction on the issuance of fractional shares). The foregoing distributions will be deemed to include the distribution to which each holder of an Allowed Claim in Class A4 is entitled as a holder of an Allowed Claim in Class B3. "RELEASED PARTIES" means the Debtors and the JCC Entities and each Person in any or all of the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the Bank/Underwriter Group, the NOLDC Group (if the applicable Persons in the NOLDC Group execute and deliver on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement) and the Grand Palais Group (if the applicable Persons in the Grand Palais Group execute on or before the Effective Date the Grand Palais/HET Settlement Agreement). The terms used above have the following meanings:

    "BANK/UNDERWRITER GROUP" means each Participating Bank and Underwriter which executes the Bank/Underwriter Release and FNBC in any capacity and their respective Affiliates, predecessors, successors and assigns and the officers, directors, employees, attorneys, financial advisors, accountants, agents or other representatives of each of the foregoing.

    "BONDHOLDERS COMMITTEE GROUP" means the Bondholders Committee, and each of the current and former members thereof in its capacities as a member of the Bondholders Committee and as a Bondholder, and each professional retained by the Bondholders Committee.

    "CITY GROUP" means the City, the Mayor of the City, the City Council of the City, the members of the City Council, the RDC, all boards, commissions, agencies and other instrumentalities of the City and the officers, directors, employees, staff members, attorneys, financial advisors, accountants, agents and other representatives of each of the foregoing.

    "DEBTORS GROUP" means each Debtor's officers, directors, employees, attorneys, financial advisors, accountants and, in the case of HJC, the members of its Executive Committee and its Reorganization Steering Committee.

    "GRAND PALAIS GROUP" means Grand Palais, and its Affiliates (other than the Debtors), predecessors, successors and assigns and the officers, directors, employees, attorneys, financial advisors, accountants, agents and other representatives of each of the foregoing.

    "HET GROUP" means HET, HOCI, HNOMC, the Harrah's Investor and their respective Affiliates (other than the Debtors), predecessors, successors and assigns and the officers, directors, employees, attorneys, financial advisors, accountants, agents and other representatives of each of the foregoing.

    "NOLDC GROUP" means NOLDC, the NOLDC Shareholders, and their respective Affiliates (other than the Debtors), predecessors, successors and assigns and the officers, directors, employees, attorneys, financial advisors, accountants, agents and other representatives of each of the foregoing.

    "RELEASE POOL" means 1,500,000 shares of Class A New Common Stock (or Class B New Common Stock with respect to any shares distributed to Harrah's Investor) to be distributed to


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

    Bondholders or Harrah's Investor in accordance with Sections 4.5(b) and 5.2 of the Plan.

    "RELEASING BONDHOLDER" means a Bondholder (including, without limitation, each Major Bondholder), that through an appropriate indication on the ballot provided to such Bondholder in connection with the Existing Plan or in such other manner as may be prescribed by order of the Bankruptcy Court, has affirmatively evidenced its intent to release the persons in the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the NOLDC Group, the Grand Palais Group and the Bank/Underwriter Group.

    "STATE GROUP" means the State, the Governor of the State, the LEDGC, the LGCB, the Riverboat Gaming Commission, the Attorney General of the State, all boards, commissions, agencies, and other instrumentalities of the State, and all of their respective predecessors, successors, and assigns, and the officers, directors, employees, staff, members, attorneys, financial advisors, accountants, agents, and other representatives of each of the foregoing.

    "UNSUBSCRIBED RELEASE POOL SHARES" means the shares of New Common Stock in the Release Pool equal to the product of (i) 1,500,000 times (ii) a fraction, the numerator of which is the aggregate principal amount of Old Bonds held by Bondholders on the Release Pool Distribution Record Date that are not Releasing Bondholders, and the denominator of which is $435 million. All Unsubscribed Release Pool Shares which are distributed to the Releasing Bondholders in accordance with the provisions of the Plan will be shares of Class A New Common Stock, and all Unsubscribed Release Pool Shares which are distributed to Harrah's Investor in accordance with the provisions of the Plan will be shares of Class B New Common Stock.

    7. CLASS A5 -- OLD INDENTURE PREDECESSOR TRUSTEE AND OLD INDENTURE PREDECESSOR COLLATERAL AGENT CLAIMS (IMPAIRED)

         Class A5 consists of all Allowed Secured Claims of (i) FNBC as predecessor trustee under the Old Indenture and its successors and assigns (the "OLD INDENTURE PREDECESSOR TRUSTEE"), and (ii) FNBC and its successors and assigns, as the predecessor collateral agent for the Old Indenture Trustee and the Bondholders under the Old Bond Documents (the "OLD INDENTURE PREDECESSOR COLLATERAL AGENT") against HJC.

         All of FNBC's Claims as Old Indenture Predecessor Trustee and Old Indenture Collateral Agent will be allowed and otherwise treated in accordance with the provisions of the FNBC Settlement Agreement.

    8.   CLASS A6 -- WARN ACT CLAIMS (IMPAIRED)

         Class A6 consists of all Allowed WARN Act Claims against HJC of holders who are part of the Certified WARN Act Class and are bound by the WARN Act Settlement. "WARN ACT CLAIM" means any Claim against any or all of the Debtors arising under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. Section 2101 ET SEQ. and/or the Employee Retirement Income Security Act of 1974 as amended, 29 U.S.C. Section 1001 ET SEQ. "CERTIFIED WARN ACT CLASS" means the class of holders of WARN Act Claims to be certified for settlement purposes by the Bankruptcy Court pursuant to Bankruptcy Rule 7023 by order dated December 10, 1996. "WARN ACT SETTLEMENT" means the settlement


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

agreement approved by the Bankruptcy Court by order dated February 20, 1997 providing for the settlement of the respective WARN Act Claims of the members of the Certified WARN Act Class against any or all of the Debtors, HNOMC and Affiliates of HNOMC.

         Solely for purposes of voting, each holder of a WARN Act Claim will be deemed to have an Allowed WARN Act Claim in the amount of $1.00. On or as soon as practicable after the Effective Date, JCC shall pay the sum of $2.265 million MINUS the fees and expenses of WARN Act Counsel incurred in connection with its representation of the holders of WARN Act Claims, and a portion of certain taxes attributable to the WARN Act Settlement (all as more fully described in the February 20, 1997 Bankruptcy Court order approving the settlement of WARN Act Claims), to holders of Allowed 11/95 WARN Act Claims based on their respective Pro Rata Interests in the balance of the $2.265 million payment, subject to any tax or other withholdings required by law. The Allowed amount of the WARN Act Claim of each 11/95 WARN Act Claimant for purposes of determining his or her Pro Rata Interest shall be determined by WARN Act Counsel in its reasonable discretion pursuant to a set of objective and nondiscriminatory criteria to be filed with the Bankruptcy Court on or before the Effective Date. In addition, to the extent such positions are or become available, JCC shall offer each 11/95 WARN Act Claimant re-employment to his or her former position or, if his or her former position no longer exists or is not then available, to a substantially equivalent position, prior to offering employment to such position to any other Person other than any 11/95 WARN Act Claimant.

    "11/95 WARN ACT CLAIMANT" means a holder of a WARN Act Claim who was terminated from his or her casino position on or about November 22, 1995.

         As for the holders of WARN Act Claims who were terminated from their casino positions in August, 1995 ("8/95 WARN ACT CLAIMANTS"), JCC (A) shall place each 8/95 WARN Act Claimant on a preferential re-hire list for one year following the date on which the Casino opens for business, and (B) to the extent such positions are or become available, shall offer re-employment to his or her former positions or, if his or her former position no longer exists or is not then available, to a substantially equivalent position, prior to offering employment to such position to any Person other than any 11/95 WARN Act Claimant, any 8/95 WARN Act Claimant or any Person who was formerly employed and laid off by the Flamingo Casino.

    9.   CLASS A7 -- GENERAL UNSECURED CLAIMS (IMPAIRED)

         Class A7 consists of all Allowed Unsecured Claims against HJC other than the Unsecured Claims of Bondholders and the Unsecured Claims in Class A6(a), A6(b) or A8. JCC will pay to each holder of an Allowed Claim in Class A7 cash in an amount equal to such Allowed Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Claim, or as soon as practicable thereafter. Solely for purposes of the Plan, and subject to the occurrence of the Effective Date, HNOIC, Finance Corp., HET, NOLDC, Grand Palais and all of their respective Affiliates and Insiders will be deemed to have waived any Class A7 Claim except (i) any Allowed Class A7 Claim covered by any insurance policy assumed pursuant to Section 8.1(c) of the Plan (provided that any such Allowed Class A7 Claim will be payable only from available coverage under such insurance policy (and not payable by any Debtor) and only to the extent permitted under the NOLDC Shareholders/HET Settlement Agreement or Grand Palais/HET Settlement Agreement or Grand Palais/HET Settlement Agreement, as applicable), (ii) in the case of HET and its Affiliates and Insiders, any Class A7 Claim for unreimbursed


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

premiums or other unreimbursed amounts paid for insurance coverage provided to any Debtor under any insurance policy assumed pursuant to Section 8.1(c) of the Plan, and (iii) the Allowed Class A7 Claim of Deborah Sulzer in the amount of $39,579.52 as reflected in Claim No. 490.

    10.  CLASS A8 -- PENALTY CLAIMS (IMPAIRED)

         Class A8 consists of all Allowed Penalty Claims against HJC. "PENALTY CLAIMS" are defined as (a) Claims for fines, penalties or forfeiture or for multiple, exemplary or punitive damages, to the extent that such fine, penalty, forfeiture or damages are not compensation for actual pecuniary loss suffered by the holders of such Claims, (b) Claims filed after the Bar Date, (c) Claims increased through amendment after the Bar Date which the Bankruptcy Court determines do not relate back to the applicable original timely filed Claim, but only to the extent of the amount of such increase, (d) Claims subject to subordination under Section 510 of the Bankruptcy Code, including, without limitation, Securities Law Claims and (e) Claims for postpetition attorneys' fees except to the extent allowed under Section 506(b) of the Bankruptcy Code.
A "SECURITIES LAW CLAIM" is defined as an Allowed Claim held by any person for rescission, damages or reimbursement, indemnification or contribution arising out of a purchase or sale of any security (including, without limitation, any Old Bonds) of any of the Debtors or any Affiliate thereof. The holders of Class A8 Claims will not receive any distributions on account of such Claims, and on the Effective Date, all Class A8 Claims will be extinguished; provided, however, that if a Valuation Order is entered on or before the Effective Date, each holder of an Allowed Claim in Class A8 will receive its Pro Rata Share of the interests in the proceeds of Assigned Debtor Litigation Claims as allocated to holders of Allowed Class A8 Claims under Section 5.9 of the Plan. Each holder of a Class A8 Claim is conclusively presumed to have rejected the Plan as a holder of a Class A8 Claim and is not entitled to vote to accept or reject the Plan. "VALUATION ORDER" means the order, if any, entered by the Bankruptcy Court on or before the Effective Date determining that the value of the Assigned Debtor Litigation Claims (net of all estimated Litigation Costs and the estimated aggregate amount of all Third Party Claims) is greater than the sum of
(i) the Bondholder Deficiency Amount, plus (ii) the $2,265,000 to be distributed to the applicable holders of Allowed Class A6 Claims, plus (iii) the aggregate amount of all Allowed Claims in Class A7, plus (iv) the aggregate amount of all cure payments made as provided in Section 8.1(c) of the Plan.

    11.  CLASS A9 -- HJC EQUITY INTERESTS (IMPAIRED)

         Class A9 consists of all Allowed Equity Interests in HJC, and any option, warrant or other agreement requiring the issuance of any such Equity Interest. The holders of Equity Interests in Class A9 will not receive any distributions on account of such Equity Interests; and on the Effective Date, all Equity Interests in HJC will be extinguished.

                             FINANCE CORP. CLASSIFICATION

    12.  CLASS B1 -- OTHER PRIORITY CLAIMS (IMPAIRED)

         Class B1 consists of all Allowed Claims against Finance Corp. that are entitled to priority in right of payment under any or all of Sections 507(a)(3) through (a)(7) of the Bankruptcy Code. JCC will pay to each holder of an Allowed Claim in Class B1 cash in an amount equal to such Allowed Claim on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon as practicable thereafter.

    13.  CLASS B2 -- BANK CLAIMS (IMPAIRED)

         Class B2 consists of all Allowed Secured Claims of the Banks and the Old Bank Collateral Agent against Finance Corp. Collateral for such claims consists of $1,000 held in an account of Finance Corp. As soon as practicable after the later of the Effective Date and the date on which all of the Allowed Secured Claims in Class B2 have been allowed or disallowed by Final Order, each holder of an Allowed Class B2 Claim is entitled to receive from JCC its PRO RATA share (based on the ratio of its Allowed Class B2 Claim to the aggregate amount of all Allowed Secured Claims in Class B2 and Class B3) of $1,000 in cash. The distribution to which each holder of an Allowed Class B2 Claim which is also a holder of an Allowed Class A3(a) Claim is entitled shall be deemed part of, and satisfied upon receipt of, the distributions which such holder is entitled to receive as a holder of an Allowed Class A3(a) Claim.

    14.  CLASS B3 -- BONDHOLDER CLAIMS (IMPAIRED)

         Class B3 consists of all Allowed Secured and Unsecured Claims of the Bondholders against Finance Corp. Each holder of an Allowed Claim in Class B3 is entitled to receive its Pro Rata Share of shares of Class A New Common Stock and New Bonds which, in the aggregate, have a value equal to the product of (i) $1,000 and (ii) a fraction, the numerator of which is the aggregate amount of Allowed Secured Claims in Class B3, and the denominator of which is the aggregate amount of Allowed Secured Claims in Class B2 and Class B3. The distribution to which each holder of an Allowed Class B3 Claim is entitled will be deemed part of, and satisfied upon receipt of, the distributions which such holder is entitled to receive as a holder of an Allowed Class A4 Claim.

    15.  CLASS B4 -- WARN ACT CLAIMS (IMPAIRED)

         Class B4 consists of all Allowed WARN Act Claims against Finance Corp. of holders who are part of the Certified WARN Act Class and are bound by the WARN Act Settlement. Each holder of an Allowed Claim in Class B4 will be deemed to have received on account of his or her Class B4 Claims, and in full satisfaction thereof, the distribution and/or other treatment he or she receives as a holder of a Class A6 Claim pursuant to Section 4.6 of the Plan. No other distribution will be provided to such holder on account of his or her Class B4 Claims.

    16.  CLASS B5 -- GENERAL UNSECURED CLAIMS (IMPAIRED)

         Class B5 consists of all Allowed Unsecured Claims against Finance Corp. other than the Unsecured Claims of the Bondholders. JCC will pay to each holder of an Allowed Claim in Class B5 cash in an amount equal to such Allowed Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Claim, or as soon as practicable thereafter. Solely for purposes of the Plan, and subject to the occurrence of the Effective Date, HNOIC, HJC, HET, NOLDC, Grand Palais and all of their respective Affiliates and Insiders will be deemed to have waived their right to receive any distribution as a holder of a Class B5 Claim.

    17.  CLASS B6 -- PENALTY CLAIMS (IMPAIRED)

         Class B6 consists of all Allowed Penalty Claims against Finance Corp. The holders of Class B6 Claims will not receive any distributions on account of such Claims, and on the Effective Date, all Class B6 Claims will be extinguished; provided, however, that if a Valuation Order is entered on or before the


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

Effective Date, each holder of an Allowed Class B6 Claim will be deemed to have received on account of its Class B6 Claim, and in full satisfaction thereof, the distribution it receives as a holder of a Class A8 Claim pursuant to Section 4.8 of the Plan. Each holder of a Class B6 Claim is conclusively presumed to have rejected the Plan as a holder of a Class B6 Claim and is not entitled to vote to accept or reject the Plan.

    18.  CLASS B7 -- EQUITY INTERESTS (IMPAIRED)

         Class B7 consists of all Allowed Equity Interests in Finance Corp., and any option, warrant or other agreement requiring the issuance of any such Equity Interest. The holders of Equity Interests in Class B7 will not receive any distributions on account of such Equity Interests. On the Effective Date, all Equity Interests in Finance Corp. will be extinguished.

                                 HNOIC CLASSIFICATION

    19.  CLASS C1 -- OTHER PRIORITY CLAIMS (IMPAIRED)

         Class C1 consists of all Allowed Claims against HNOIC that are entitled to priority in right of payment under any or all of Sections 507(a)(3) through (a)(7) of the Bankruptcy Code. JCC will pay to each holder of an Allowed Claim in Class C1 cash in an amount equal to such Allowed Claim on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon as practicable thereafter.

    20.  CLASS C2 -- SECURED CLAIMS (IMPAIRED)

         Class C2 consists of all Allowed Secured Claims against HNOIC. Except as provided in the immediately following two sentences, notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Class C2 to demand or receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of default, each Allowed Claim in Class C2 will be reinstated and rendered unimpaired in accordance with
Section 1124(2) of the Bankruptcy Code. JCC may, in its discretion, assign, abandon or surrender any property securing any Secured Claim in Class C2 to the holder of such Secured Claim, which will result in impaired treatment under the Bankruptcy Code. The Bankruptcy Court will determine the value of any such property so assigned, abandoned or surrendered, and any Deficiency Claim resulting therefrom will be paid as a Class C4 or C6 Claim.

    21.  CLASS C3 -- WARN ACT CLAIMS (IMPAIRED)

         Class C3 consists of all Allowed WARN Act Claims against HNOIC of holders who are part of the Certified WARN Act Class and are bound by the WARN Act Settlement. Each holder of an Allowed Claim in Class C3 will be deemed to have received on account of his or her Class C3 Claims, and in full satisfaction thereof, the distribution and/or other treatment he or she receives as a holder of a Class A6 Claim pursuant to Section 4.6 of the Plan. No other distribution will be provided to such holder on account of his or her Class C3 Claims.

    22.  CLASS C4 -- UNSECURED CLAIMS (FOR WHICH HJC IS LIABLE) (IMPAIRED)

         Class C4 consists of all Allowed Unsecured Claims against HNOIC for which HJC is also liable. Each holder of an Allowed Claim in Class C4 will be deemed to have received on account of its Class C4 Claims, and in full satisfaction thereof, the distribution it receives as a holder of a Class A7 Claim


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

pursuant to Section 4.7 of the Plan. No other distribution will be provided to such holder on account of its Class C4 Claims.

    23.  CLASS C5 -- GENERAL UNSECURED CLAIMS (IMPAIRED)

         Class C5 consists of all Allowed Unsecured Claims against HNOIC other than Unsecured Claims in Class C3, C4, C6 or C7. Each holder of an Allowed Claim in Class C5, if any, will receive the lesser of the amount of its Allowed Class C5 Claim or its Pro Rata Share of $1,000 in cash to be provided by JCC.
Section 4.21 of the Plan provides a mechanism by which initial distributions to holders of Allowed Class C5 Claims will be made on the ninetieth day after the Effective Date or as soon as practicable thereafter, and subsequent distributions will be made as Class C5 Claims, which are not Allowed Claims as of the Effective Date, become liquidated. Solely for purposes of this Plan, and subject to the occurrence of the Effective Date, HJC, Finance Corp., HET, NOLDC, Grand Palais and all of their Affiliates and Insiders will be deemed to have waived any right to receive any distribution as a holder of a Class C5 Claim.

         The Proponents do not believe that there will be any allowed claims in Class C5 (based upon the likely outcome of claims objections HNOIC has filed or intends to file shortly and after giving effect to certain waivers of claims held by entities related to HNOIC) and, thus, believe that $1,000 will be more than sufficient to satisfy any allowed claims in Class C5.

    24.  CLASS C6 -- NOLDC/SHOWBOAT CLAIM (IMPAIRED)

         Class C6 consists of the Claim of NOLDC against HNOIC for reimbursement of a portion of the amount owing by NOLDC to Showboat, Inc. (together with its successors and assigns, "SHOWBOAT"). Such claim of NOLDC, if any, would have arisen out of transactions involving Showboat and Louisiana Jazz Company, a partnership formed by HNOIC and NOLDC prior to HJC's formation, with respect to development costs for the Casino project. Louisiana Jazz Company has since dissolved. In accordance with the terms of the NOLDC Plan and the NOLDC Shareholders/HET Settlement Agreement, consideration will be furnished directly to Showboat in exchange for a full release from Showboat to NOLDC. This transaction will result in a release of NOLDC's Class C6 Claim. No distributions will be provided to NOLDC on account of its Class C6 Claim.

    25.  CLASS C7 -- PENALTY CLAIMS (IMPAIRED)

         Class C7 consists of all Allowed Penalty Claims against HNOIC. The holders of Class C7 Claims will not receive any distributions on account of such Claims, and on the Effective Date, all Class C7 Claims will be extinguished; provided, however, that if a Valuation Order is entered on or before the Effective Date, each holder of an Allowed Claim in Class C7 will be deemed to have received on account of its Class C7 Claim, and in full satisfaction thereof, the distribution it receives as a holder of a Class A8 Claim pursuant to Section 4.8 of the Plan. Each holder of a Class C7 Claim is conclusively presumed to have rejected the Plan as a holder of Class C7 Claim and is not entitled to vote to accept or reject the Plan.

    26.  CLASS C8 -- EQUITY INTERESTS (IMPAIRED)

         Class C8 consists of all Allowed Equity Interests in HNOIC, and any option, warrant or other agreement requiring the issuance of any such Equity Interest. The holder of Equity Interests in Class C8 will not receive any distributions on account of such Equity Interests. On the Effective Date, all Equity Interests in HNOIC will be extinguished.

B.  SETTLEMENT OF CERTAIN CLAIMS AND PROSECUTION AND ASSIGNMENT OF CERTAIN
CLAIMS

         As set forth in greater detail below, the Plan provides for numerous releases of claims among the Debtors and various other parties in interest and injunctions in support of such releases. The releases fall generally into two categories: (i) releases by the Debtors of other parties in interest; and (ii) consensual releases by non-debtors of claims against other non-debtor persons or entities. The Plan does NOT purport to create non-consensual releases of any direct claims any third parties may have against any non-debtor persons or entities. (Two tables summarizing the releases in the Plan follow this introduction.)

         RELEASES BY DEBTORS

         A plan of reorganization may "provide for -- (A) the settlement or adjustment of any claim or interest belonging to the debtor or to the estate
 . . . ."  11 U.S.C. Section  1123(b)(3).  To obtain approval of such settlements by the Bankruptcy Court, the Debtors must demonstrate that the settlement, from the perspective of their estates, is fair and equitable as a whole. Bankruptcy Rule 9019; WATTS V. WILLIAMS (IN RE WATTS), 154 B.R. 56, 59 (S.D. Tex. 1993); IN RE BEST PRODS. CO., 168 B.R. 35, 50 (Bankr. S.D.N.Y. 1994) (settlement must fall within range of reasonableness). The Proponents have analyzed the claims the Debtors are releasing as compared to the value their estates are receiving in return for such releases.

         The Debtors believe that the claims they are releasing have no value or have value less than or equal to the consideration being provided for the releases.

    - AVOIDANCE CLAIMS. While any payments or transfers that could form the basis for avoidance claims are disclosed in the Debtors' schedules and statements of financial affairs, the Debtors do not believe that they have any valid claims for avoidance of transfers as preferential or fraudulent transfers. Avoidance under either such theory would require that the Debtors be shown to have been insolvent at the time of the transfers, and the Debtors believe that they were solvent until immediately prior to the commencement of their Chapter 11 Cases, when the Banks withdrew their financing. In addition, to the extent that any such claims might potentially exist, there may be other defenses, such as that the transfers in question were made in the ordinary course of business.

    - CLAIMS AGAINST BANKS AND OTHERS BASED ON ACCELERATION OF BANK LOANS OR RELATED CIRCUMSTANCES. The Debtors and their creditors have taken extensive document and deposition discovery under Bankruptcy Rule 2004 throughout the Chapter 11 Cases to explore the relationships between certain Released Parties and the Banks relating to the acceleration of the Banks' loans to HJC and Finance Corp. and related circumstances. To the extent that the Debtors have any claims against the Released Parties related to the acceleration of the Banks' loans to HJC and Finance Corp. and related circumstances, the Debtors believe that the consideration being provided by the parties being released at least equals the value of any claims being released (as well as the value of any other benefits received by any of the Released Parties under the
         Plan). For example, the Participating Banks (as defined below) (in conjunction with the Underwriters (as defined below)) will provide to JCC construction financing with terms substantially more favorable than would otherwise be available to JCC in the market. The benefits of this financing include: (i)


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

         subordination to a lien securing obligations of JCC to HET and HOC pursuant to the HET/JCC Agreement, (ii) limitation of senior status for the construction financing to $30 million, (iii) financing of approximately $26 million from the sale of Convertible Junior Subordinated Debentures to the Participating Banks and the Underwriters on terms favorable to JCC (including the subordination of such Convertible Junior Subordinated Debentures to the New Bonds and New Contingent Bonds), (iv) a reduction in the project cost of approximately $5 million, (v) a projected annual savings to JCC, estimated to be approximately $5 million in the first year after the Effective Date and decreasing to a projected savings of approximately $2.5 million in the seventh year after the Effective Date (due to reduced financing costs including the subsidy of the credit support fee payable to the guarantors of Tranche A-2 of A Term Loan, Tranche B-2 of the B Term Loan and the Working Capital Facility), (vi) a lower cost of working capital and enhanced working capital availability (due to increased availability under the Working Capital Facility and a reduction in the amount of excess cash flow that must be paid to lenders under the Term Loans), (vii) later dates of maturity on the Term Loans, (viii) forbearance of reimbursement with respect to substantial legal fees, and (ix) other favorable financing conditions. All these benefits should enhance the feasibility of the Plan, the financial stability of JCC, and the value of the New Bonds and New Contingent Bonds. HET and its affiliates are providing, among other things (i) the HET Loan Guarantee, the New Completion Guarantees and the Surety Bond (as defined below), (ii) debtor in possession financing of up to $25 million (the repayment of the principal amount of which they have agreed to waive), which financing no other lender has been willing to provide, (iii) the Harrah's New Equity Investment of $75 million (less the principal amount of the debtor in possession financing provided, including any portion of the Future DIP Loan which may be approved by the Bankruptcy Court and funded by the DIP Lender),
         (iv) waivers of their substantial prepetition claims (which have been asserted in amounts that could exceed $125 million) and certain administrative claims that would otherwise be entitled to administrative priority, and (v) pre-development and development services without compensation performed prior to the Effective Date. In addition to the consideration being furnished by the Participating Banks, the Underwriters, and HET and its affiliates for the releases of the Released Parties, NOLDC, Grand Palais and their affiliates are waiving claims asserted in excess of $80 million. With respect to all parties receiving releases from the Debtors under the Plan, the Debtors believe that the consideration being provided by such parties provides sufficient consideration to purchase their releases.

         The sufficiency of such consideration is even more obvious when the costs and uncertainties of litigation are taken into account. The potential defendants with respect to such claims have indicated that they would vigorously oppose all such claims, and their resources far exceed those available to the Debtors. Indeed, HJC is the only Debtor with any funds, and those limited funds constitute the cash collateral of the DIP Lender, the Bondholders and the Old Indenture Trustee under
         Section 363 of the Bankruptcy Code. The Debtors cannot use such cash collateral without the consent of the DIP Lender, the Bondholders and the Old Indenture Trustee or the approval of the Bankruptcy Court, which in turn would require the Debtors to provide adequate protection to the Bondholders and the Old Indenture Trustee for the use of such cash collateral. The Debtors do not believe that adequate protection could be furnished for the use of cash collateral to fund any such speculative litigation. Any such litigation at the trial and appellate level would likely take years to resolve, and the present value of any litigation recoveries would be far less than the consideration provided by or on behalf of the potential defendants.

    - CLAIMS ARISING OUT OF UNDERWRITING ACTIVITIES AND ISSUANCE OF OLD BONDS. To the extent that there are claims of the Debtors against the Underwriters, including, but not limited to, claims based on activities in connection with the issuance of the Old Bonds, the Debtors believe that the purchase of approximately $15 million of the Convertible Junior Subordinated Debentures by the Underwriters on terms much more favorable than would otherwise be available in the market (including the subordination of such Convertible Junior Subordinated Debentures to the New Bonds and New Contingent Bonds to be distributed to the Bondholders under the Plan) is adequate consideration for the release of such claims.

    -    CLAIMS AGAINST LEDGC, STATE, CITY AND OTHERS.   The following claims
         of the Debtors' estates are being released under the Plan: (a) claims against members of the State Group for all events and claims arising prior to the Effective Date, with the exception of certain tax claims, including (i) claims against the LEDGC, the Riverboat Gaming Commission, the State and/or others for breach of exclusivity with respect to the right to conduct land-based gaming in metropolitan New Orleans, and (ii) claims against the LEDGC and the State, among others, with regard to breaches of representations, wrongful conduct in regard to the scope of the project, and violation of legal rights by recent legislation; and (b) claims against the City based upon, among other things, the validity of the Canal Street Casino Lease and the enforcement of the Open Access Program and Plans. The Proponents believe that the release of such claims is part of the price to pay for a successful reorganization, inasmuch as such releases are necessary to obtain the consent of the parties being released to a restructuring of HJC's lease arrangements with the City and the RDC, a Modified Casino Operating Contract, and other accommodations. Absent the release of such claims, the Debtors believe that no reorganization would be possible and that the estates would be embroiled in costly litigation for many years. The Debtors further believe that the value in obtaining a successful reorganization now for all parties in interest exceeds the present value of the proceeds the estates could hope to obtain from litigating such claims for many years in a liquidation scenario (assuming that the Debtors ever had the funds available to undertake such protracted litigation).

    - OTHER CLAIMS. As to other types of claims, neither the Debtors nor any of the parties who objected to the adequacy of this Disclosure Statement has identified any valid claims that could be pursued by the Debtors as against the parties receiving releases under the Plan beyond those set forth in the Notes to the Liquidation Analysis (Exhibit C to the Disclosure Statement) and in the immediately preceding paragraph.

         It should be noted that the Plan provides for an injunction with respect to Derivative Claims of the Debtors' estates. Such claims belong to the estates, and cannot be litigated by creditors, equity interest holders or other parties in interest. It is within the province of the Debtors, as debtors in possession, to settle or release such claims. SEE SOBCHACK V. AMERICAN NAT'L BANK & TRUST CO. (IN RE IONOSPHERE CLUBS, INC.) 17 F.3d 600, 604 (2d Cir. 1994) (derivative claims are property of estate and are extinguished when settled in bankruptcy case); AMERICAN NAT'L BANK V. MORTGAGEAMERICA CORP. (IN RE MORTGAGEAMERICA CORP.), 714 F.2d 1266, 1276 (5th Cir. 1983) (derivative action upon bankruptcy passes to trustee for benefit of all creditors and equity holders). Thus, the Debtors' analysis of the release of certain of their claims set forth above includes their analysis of any Derivative Claims.

         The Proponents believe that the best indication that the release of claims by the Debtors contained in the Plan fall well within the range of reasonableness is the "market check" resulting from the informal auction process that effectively has occurred in these cases. During these bankruptcy cases, at least two major companies in the gaming industry (i.e., ITT Corporation and Hilton Hotels Corporation) examined the possibility of acquiring the Debtors' assets (through a plan of reorganization or a sale transaction under Section 363 of the Bankruptcy Code), and engaged in discussions with the Bondholders Committee, the City, the State and perhaps other parties in interest concerning the terms of such a transaction. In addition, given the wide publicity surrounding these bankruptcy cases and the negotiations concerning this Plan (and prior versions), as well as the considerable passage of time since the filing of these cases, the Debtors believe that all other potential acquirors have had ample opportunity to make a competing bid. The Debtors believe that the failure of any potential acquiror to make a competing bid (or even to oppose the recent extensions of the exclusivity period in these cases) convincingly demonstrates both the sufficiency of the consideration to be provided for the releases of the Debtors' claims as well as the superiority of the distributions to creditors under the Plan. Indeed, the Proponents believe that if the consideration for the releases of the Debtors' claims were inadequate, one or more potential acquirors would have proposed a competing plan of reorganization providing distributions to creditors at least comparable to those provided by the Plan but without providing for any release of claims of the Debtors.

         CONSENSUAL NON-DEBTOR RELEASES

         In addition to releases of claims by the Debtors, the Plan features an array of consensual releases among non-debtor parties. A plan of reorganization may provide for consensual releases of claims by third parties against other non-debtor parties. SEE IN RE AOV INDUS., INC., 792 F.2d 1140 (D.C. Cir. 1986) (holding that voluntary discharge of non-debtor does not violate Section 524(e) where non-debtor made financial contribution to the plan of reorganization); IN RE SAINT MARY HOSP., 155 B.R. 345 (Bankr. E.D. Pa. 1993) (finding that release did not violate the Bankruptcy Code where each creditor in one class had the voluntary decision to release the non-debtors and opt into a separate class which the non-debtors funded); IN RE RIVER VILLAGE ASSOCS., 1993 Bankr. LEXIS 870, at *7 (Bankr. E.D. Pa. June 25, 1993) (holding that a release does not violate section 524(e) if creditors affirmatively and voluntarily agree to it, after receipt of notice of their rights); IN RE RESORTS INT'L, INC., 145 B.R. 412, 467-68 (Bankr. D.N.J. 1990) ("[P]ermitting individual creditors the option of providing a voluntary release to non-debtor plan funders and other third parties does not violate Section 524(e)."); IN RE MONROE WELL SERV., INC., 80 B.R. 324, 334-35 (Bankr. E.D. Pa. 1987) (holding that if a creditor is given the opportunity to render its own decision to provide a release to a non-debtor in return for contribution by the non-debtor, the release does not violate Section 524(e)). The controlling law of the Fifth Circuit Court of Appeals does not preclude such third-party releases where the releasing parties provide their consent. FELD V. ZALE CORP. (IN RE ZALE CORP.), 62 F.3d 746 (5th Cir. 1995).

         The consensual non-debtor releases under the Plan, in turn, fall into two categories. First, the Plan contemplates a number of releases among non-debtors in which the parties to the releases will provide mutual releases of claims and, in some instances, other consideration. Such releases, as discussed in greater detail below and in the Plan, are: the City/RDC Release; the State/LGCB Release; the Centex-

Landis Release; the Broadmoor Release*; the NOLDC Shareholders/HET Settlement Agreement; the Grand Palais/HET Settlement Agreement; the NOLDC/Grand Palais Settlement Agreement; and the Bank/Underwriter Settlement Agreement.**

          Second, the Plan contains a mechanism for obtaining consensual releases of certain claims by Bondholders. Because the Old Bonds are publicly held, it would be impossible to obtain separate, negotiated releases from each holder, as is contemplated with respect to the settlement agreements described in the preceding paragraph. Instead, each Bondholder will be offered a choice, on its ballot for accepting or rejecting the Plan, to elect to receive additional stock in the reorganized company (which will otherwise be distributed to Harrah's Investor and/or its Affiliates) in exchange for providing a release (and assigning its non-released claims as a Bondholder to JCC).*** If a Bondholder elects to provide the release, it will receive an amount of stock calculated in accordance with a formula set forth below. If not, it will retain its claims that would have otherwise been released, but will not receive any additional stock (above the amount it receives on its claim for principal and interest on account of the Old Bonds it holds).

          Given the terms of the settlement described above in Section IV.M., Bondholders Class Action counsel believe that it is in the best interest of the Settlement Class, consisting of all purchasers of Old Bonds between November 8, 1994 and November 22, 1995, to participate in the settlement of the Bondholders Class Action.

          Set forth below are two tables summarizing the releases provided for under the Plan. For a more complete description of the releasing parties, the released parties, the consideration being given for the releases and the claims being released, please refer to the text following the tables as well as the Plan, which is attached as Exhibit "A" hereto.

-------------------------

     * The Centex-Landis Release and the Broadmoor Release are non-mutual releases; they provide releases of various groups.

     ** Certain of these releases are still being negotiated by the applicable non-debtor parties. The Debtors believe that all such releases will be finalized on or before the Effective Date. The execution and delivery of these Releases is a condition to the Effective Date, which may be waived pursuant to Section 10.3 of the Plan.

     *** Pursuant to Section 5.2 of the Plan, the Major Bondholders (consisting of each member of the Bondholders Committee as of the Voting Record
          Date) are conclusively deemed to have elected to provide this release.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 Plan Releases
--------------------------------------------------------------------------------
    Releasing Parties     Released Parties      Consideration for Releases
--------------------------------------------------------------------------------
 1.  Debtors              HET Group         -     HET Loan Guarantee, New
     (Plan Section 5.1)                           Completion Guarantees and
                          NOLDC                   Surety Bond
                          Group****
                                            -     DIP Financing (and waiver of
                          Grand Palais            principal amount)
                          Group****
                                            -     Harrah's New Equity
                          Debtors Group           Investment

                          Bondholders       -     Pre-development and
                          Committee Group         development services
                                                  performed by HET and its
                                                  Affiliates prior to the
                                                  Effective Date

                                            -     Waiver by HET Group, NOLDC
                                                  Group and Grand Palais Group
                                                  of unsecured claims

                                            -     Waivers of certain
                                                  administrative claims by
                                                  HET, NOLDC, Grand Palais and
                                                  their Affiliates

                                            -     Other consideration
--------------------------------------------------------------------------------



-------------------------

    **** Note that, with respect to each of the releases of the NOLDC Group and the Grand Palais Group set forth in this and the following table, such releases are effective as against the NOLDC Group and the Grand Palais Group only if they have executed on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement and/or the Grand Palais/HET Settlement Agreement, respectively. As previously noted, however, the execution and delivery of the NOLDC Shareholders/HET Agreement and the Grand Palais/HET Settlement Agreement is a condition to the Effective Date, which may be waived pursuant to Section 10.3 of the Plan.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 Plan Releases
--------------------------------------------------------------------------------
    Releasing Parties     Released Parties      Consideration for Releases
--------------------------------------------------------------------------------

 2.  Releasing            HET Group         -     Harrah's Investor's
     Bondholders (Plan                            contribution of 200,000
     Section 5.2)         NOLDC Group             shares of New Common Stock
                                                  to Release Pool
                          Grand Palais
                          Group             -     JCC Holding's contribution
                                                  of 1,300,000 shares of New
                          Debtors Group           Common Stock to Release
                                                  Pool, which, in turn, is in
                          Bondholders             consideration of, among
                          Committee Group         other things, certain
                                                  consideration provided by
                          City Group              HET and others

                          State Group       -     Value of New Bonds and New
                                                  Contingent Bonds enhanced by
                          Bank/Underwriter        favorable terms of financing
                          Group                   provided by certain members
                                                  of Bank/Underwriter Group
                                                  (resulting in a decrease in
                                                  the project cost, increase
                                                  in cash flow and an increase
                                                  in working capital
                                                  availability)
--------------------------------------------------------------------------------
 3.  Debtors              State             -     State/LGCB Release
     (Plan Section
      5.3)                LGCB              -     Modified Casino Operating
                                                  Contract
--------------------------------------------------------------------------------
 4.  Debtors              City              -     City/RDC Release
     (Plan Section
      5.4)                RDC               -     Documents set forth in
                                                  Section 6.2(o) of Plan
--------------------------------------------------------------------------------
 5.  Debtors              Bank/Underwriter  -     Provision of financing to
     (Plan Section        Group                   JCC with terms more
      5.5)                                        favorable than would
                                                  otherwise be available to
                                                  JCC in the market (resulting
                                                  in a decrease in the project
                                                  cost, increase in cash flow
                                                  and an increase in working
                                                  capital availability)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 Plan Releases
--------------------------------------------------------------------------------
    Releasing Parties     Released Parties      Consideration for Releases
--------------------------------------------------------------------------------
 6.  Grand Palais         HET Group         -     Grand Palais Settlement
     Releasing                                    Consideration (consisting of
     Bondholders (Plan    NOLDC Group             New Common Stock otherwise
     Section 5.6)                                 distributable to Harrah's
                          Grand Palais            Investor)
                          Group
                                            -     HET Loan Guarantee, New
                          Debtors Group           Completion Guarantees and
                                                  Surety Bond

                          Bondholders       -     DIP Financing (and waiver of
                          Committee Group         principal amount)

                          City Group        -     Harrah's New Equity
                                                  Investment
                          State Group
                                            -     Pre-development and
                          Bank/Underwriter        development services
                          Group                   performed by HET and its
                                                  Affiliates prior to the
                                                  Effective Date

                                            -     Waiver by HET Group, NOLDC
                                                  Group and Grand Palais Group
                                                  of unsecured claims

                                            -     Waivers of certain
                                                  administrative claims by
                                                  HET, NOLDC, Grand Palais and
                                                  their Affiliates

                                            -     Provision by certain members
                                                  of Bank/Underwriter Group of
                                                  financing to JCC with terms
                                                  more favorable than would be
                                                  available to JCC in the
                                                  market (resulting in a
                                                  decrease in the project
                                                  cost, increase in cash flow
                                                  and an increase in working
                                                  capital availability)

                                            -     Other consideration
--------------------------------------------------------------------------------

          In addition, as described above, the Plan contemplates certain consensual, mutual releases, through which the mutually releasing parties also release certain third parties, as summarized below:


------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
                                      Plan Releases
------------------------------------------------------------------------------------
          Mutual                Releasing       Releasing Party   Additional Parties
         Releases                Party #1             #2              Released
------------------------------------------------------------------------------------
 1.  City/RDC Release      Debtors              City              Bank/Underwriter
                                                                  Group
                           Debtors Group        RDC

                           JCC Entities         Affiliates

                           HET Group

                           Bondholders
                           Committee Group

                           NOLDC Group

                           Grand Palais Group
------------------------------------------------------------------------------------
 2.  State/LGCB Release    Debtors              State             Bank/Underwriter
                                                                  Group
                           JCC Entities         LGCB

                           HET Group            Affiliates

                           Debtors Group

                           Bondholders
                           Committee Group

                           NOLDC Group

                           Grand Palais Group
------------------------------------------------------------------------------------
 3.  Centex-Landis                              Centex            Debtors
     Release
                                                Affiliates        Debtors Group

                                                                  HET Group

                                                                  NOLDC Group

                                                                  Grand Palais
                                                                  Group

------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
                                      Plan Releases
------------------------------------------------------------------------------------
          Mutual                Releasing       Releasing Party   Additional Parties
         Releases                Party #1             #2              Released
------------------------------------------------------------------------------------
 4.  Broadmoor Release                          Broadmoor         Debtors

                                                Affiliates        Debtors Group

                                                                  HET Group

                                                                  NOLDC Group

                                                                  Grand Palais
                                                                  Group
------------------------------------------------------------------------------------
 5.  NOLDC Shareholders/   Debtors              NOLDC             Bondholders
     HET Settlement                                               Committee Group
     Agreement             JCC Entities         NOLDC
                                                Shareholders      Debtors Group
                           HET
                                                Affiliates        City Group
                           Affiliates                             State Group

                                                                  Bank/Underwriter
                                                                  Group
------------------------------------------------------------------------------------
 6.  GPCI and              Debtors              Grand Palais      Bondholders
     Hemmeter/HET                                                 Committee Group
     Settlement            JCC Entities         Hemmeter
     Agreement                                                    Debtors Group
                           HET                  Affiliates
                                                                  City Group
                           Affiliates                             State Group

                                                                  Bank/Underwriter
                                                                  Group
------------------------------------------------------------------------------------
 7.  Froelich/HET          Debtors              Froelich          Bondholders
     Settlement                                                   Committee Group
     Agreement             JCC Entities         Affiliates
                                                                  Debtors Group
                           HET
                                                                  City Group
                           Affiliates                             State Group

                                                                  Bank/Underwriter
                                                                  Group
------------------------------------------------------------------------------------


------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
                                      Plan Releases
------------------------------------------------------------------------------------
          Mutual                Releasing       Releasing Party   Additional Parties
         Releases                Party #1             #2              Released
------------------------------------------------------------------------------------
 8.  NOLDC/Grand Palais    NOLDC                Grand Palais
     Settlement
     Agreement             NOLDC Shareholders   Affiliates

                           Affiliates
------------------------------------------------------------------------------------
 9.  Bank/Underwriter      Participating Banks  Debtors           Debtors Group
     Settlement
     Agreement             Underwriters                           Bondholders
                                                                  Committee Group

                                                                  HET Group

                                                                  City Group
                                                                  State Group

                                                                  NOLDC Group

                                                                  Grand Palais
                                                                  Group

------------------------------------------------------------------------------------
 10. First American        First American,      HJC               JCC Group
     Settlement            its reinsurers
     Agreement             and related parties                    Debtors Group
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------



    1. NOLDC SHAREHOLDERS/HET SETTLEMENT AGREEMENT; GPCI AND HEMMETER/HET SETTLEMENT AGREEMENT; FROELICH/HET SETTLEMENT AGREEMENT; NOLDC/GRAND PALAIS SETTLEMENT AGREEMENT

         The Plan contemplates the agreements described below. No such settlement agreement provides for any of the NOLDC Shareholders, GPCI, its shareholders, its bondholders, Hemmeter or Froelich to have any management position with any JCC Entity or any role in the management of the Casino. In addition, no such settlement agreement provides for the transfer of property from the Debtors to any of the NOLDC Shareholders, GPCI, its shareholders, its bondholders, Hemmeter or Froelich, and the Debtors' estates shall not have any obligation to any of the NOLDC Shareholders, GPCI, its shareholders, its bondholders, Hemmeter or Froelich.

         a. The "NOLDC SHAREHOLDERS/HET SETTLEMENT AGREEMENT" means collectively, (i) the settlement agreement to be executed on or before the Effective Date by the NOLDC Shareholders, HET, HOCI and HNOMC,
         (ii) the mutual releases, in the forms attached as exhibits to such settlement agreement, pursuant to which the NOLDC, the NOLDC Shareholders and certain Affiliates thereof, on the one hand, and the Debtors, the JCC

         Entities, HET and certain Affiliates thereof, on the other hand, release certain claims and causes of action against each other and provide a mechanism by which mutual releases will be executed by NOLDC and the NOLDC Shareholders with the Bondholders Committee Group, the Debtors Group, the Bank/Underwriter Group, the State Group and the City Group, and (iii) all other agreements, instruments or documents executed or to be executed in connection with the settlement agreement. The NOLDC Shareholders/HET Settlement Agreement will be in form and substance satisfactory to the NOLDC Shareholders and HET, and will be approved by the Bankruptcy Court in the Chapter 11 case of NOLDC. Under the terms of this settlement agreement, the NOLDC Shareholders will receive consideration from HET and HOCI in exchange for their release in favor of the Debtors, the JCC entities and HET and certain Affiliates. Such consideration shall include certain payments from HOCI to the NOLDC Shareholders. In consideration of a release and certain other undertakings by NOLDC, payments will be paid by HOCI directly to certain creditors of NOLDC to satisfy obligations of NOLDC. Each of the nine (9) NOLDC Shareholders or their designees will also receive an option and put agreement which shall entitle each NOLDC Shareholder together with any designee to acquire from HET shares of Class B New Common Stock of JCC Holding equal to one half of one percent (0.5%) of the stock of JCC Holding determined as of the Effective Date for an aggregate of four and one half percent (4 1/2%) of the New Common Stock of JCC Holding. Such option shall be exercisable at any time up until sixty-two (62) months following the Effective Date. Each NOLDC Shareholder shall be entitled to put its stock of JCC Holding to HET in exchange for One Million Five Hundred Thousand Dollars ($1,500,000) at any time during the period beginning sixty (60) months following the Effective Date and ending two (2) months thereafter. The NOLDC Shareholders and HET continue to negotiate the terms of the NOLDC Shareholders/HET Settlement Agreement.

         b. The "GPCI AND HEMMETER/HET SETTLEMENT AGREEMENT" means, collectively, (i) the settlement agreement to be executed on or before the Effective Date by Grand Palais, Hemmeter, HET, HOCI and HNOMC,
         (ii) the mutual releases, in the forms attached as exhibits to such settlement agreement, pursuant to which Grand Palais, Hemmeter and certain Affiliates thereof, on the one hand, and the Debtors, the JCC Entities, HET and certain Affiliates thereof, on the other hand, will release certain claims and causes of action against each other and against the Bondholders Committee Group, the Debtors Group, the Bank/Underwriter Group, the State Group and the City Group, and (iii) all other agreements, instruments and documents executed or to be executed in connection with such settlement agreement. The GPCI and Hemmeter/HET Settlement Agreement will be in form and substance satisfactory to Grand Palais and HET. Under the terms of this settlement agreement, the Grand Palais bondholders and Hemmeter will receive consideration from HET and HOCI in the form of certain payments (in the case of Hemmeter) and stock (in the case of the Grand Palais bondholders), in exchange for their release in favor of the Debtors, the JCC entities, and HET and certain Affiliates. The Grand Palais bondholders will receive from HET shares of Class B (to become Class A upon receipt by such bondholders) New Common Stock of JCC Holding in an amount equal to three and one-half percent (3 1/2%) of the New Common Stock of JCC Holding determined as of the Effective Date. HET and Hemmeter continue to negotiate the terms of the GPCI and Hemmeter/HET Settlement Agreement.

         c. The "FROELICH/HET SETTLEMENT AGREEMENT" means collectively, (i) the settlement agreement to be executed on or before the Effective Date by Froelich, HET, HOCI and HNOMC, (ii) the mutual releases, in the forms attached as exhibits to such settlement agreement, pursuant to which Froelich and certain Affiliates thereof, on the one hand, and the Debtors, the JCC Entities, HET and certain Affiliates thereof, on the other hand, release certain claims and causes of action against each other and against the Bondholders Committee Group, the Debtors Group, the Bank/Underwriter Group, the State Group and the City
         Group, and (iii) all other agreements, instruments or documents executed or to be executed in connection with the settlement agreement. The Froelich/HET Settlement Agreement will be in form and substance satisfactory to Froelich and HET. Under the terms of this settlement agreement, Froelich will execute releases in favor of the Debtors, the JCC Entities, and HET and certain Affiliates. Such consideration shall be certain payments from HOCI to Froelich. HET and Froelich continue to negotiate the terms of the Froelich/HET Settlement Agreement. (The GPCI and Hemmeter/HET Settlement Agreement and the Froelich/HET Settlement Agreement are referred to collectively herein and in the Plan as the "GRAND PALAIS/HET SETTLEMENT AGREEMENT.")

         d.   The "NOLDC/GRAND PALAIS SETTLEMENT AGREEMENT" means collectively,
         (i) the settlement agreement to be executed on or before the Effective Date by the NOLDC Shareholders and Grand Palais, (ii) mutual releases, in the forms attached as exhibits to such settlement agreement, pursuant to which NOLDC, the NOLDC Shareholders and certain Affiliates thereof, on the one hand, and Grand Palais and certain Affiliates thereof, on the other hand, release certain claims and causes of action against each other, and (iii) all other agreements, instruments or documents executed or to be executed in connection with such settlement agreement. The NOLDC/Grand Palais Settlement Agreement will be in form and substance satisfactory to the NOLDC Shareholders and Grand Palais.

    2. RELEASE BY DEBTORS OF CAUSES OF ACTION AGAINST THE HET GROUP, THE DEBTORS GROUP, THE BONDHOLDERS COMMITTEE GROUP, NOLDC GROUP AND GRAND PALAIS GROUP

         In consideration of, among other things, (i) the execution and delivery of the HET Loan Guarantee by HET and the New Completion Guarantees by HET and HOCI and the provision of a surety bond to assure completion of the construction of the Casino (the "SURETY BOND"), (ii) the provision by the DIP Lender of debtor-in-possession financing and its willingness to waive the principal amount thereof, (iii) the purchase of the Harrah's New Equity Investment by Harrah's Investor, (iv) the waiver by Persons in the HET Group, the NOLDC Group or the Grand Palais Group of any right to distributions as holders of certain Class A7 and/or Class C5 Claims, (v) certain pre-development and development services performed by HET and its Affiliates prior to the Effective Date, and (vi) other good and valuable consideration, without which the Plan could not be confirmed and consummated, on the Effective Date, each Debtor will be conclusively and irrevocably deemed to have released any and all Release Claims (as defined below) of such Debtor or its estate against, respectively, (i) each Person in the HET Group, (ii) each person in the Debtors Group, (iii) each person in the Bondholders Committee Group, (iv) each Person in the NOLDC Group but only if the applicable Persons in the NOLDC Group execute and deliver on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement, and (v) each Person in the Grand Palais Group but only if the applicable Persons in the Grand Palais Group execute and deliver on or before the Effective Date the Grand Palais/HET Settlement Agreement.


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

    "HET LOAN GUARANTEE" means, collectively, the payment guarantees or "put" agreements by HET and HOCI with respect to Tranche A-2 of the A Term Loan, Tranche B-2 of the B Term Loan and the Working Capital Facility on terms satisfactory to such lenders and HET. The forms of the HET Loan Guarantee will be filed with the Bankruptcy Court as Plan Documents pursuant to
    Section 6.2(f) of the Plan.

    "RELEASE CLAIMS" means any actions, causes of action, in law or in equity, suits, debts, Liens, liabilities, claims, demands, damages, punitive damages, losses, costs or expenses and reasonable attorneys' fees of any kind or nature whatsoever, whether fixed or contingent, known or unknown, and whenever arising (including, without limitation, claims based on legal fault, misrepresentations or omissions, negligence, offense, quasi-offense, contract, quasi-contract or any other theory) which in any way relate to any Debtor, the business affairs or operations of any Debtor, issuance by any Debtor of any securities or the Casino or the Temporary Casino (as defined in the Basin Street Casino Lease) including but not limited to the licensing, leasing, financing, arranging, development, construction, promotion, management, or operation thereof, or other matters relating to any Debtor or any successor to any of them in connection with the Casino or the Temporary Casino, except to the extent any of the foregoing arises under any of the Plan Documents on or after the Effective Date.

    3. RELEASE BY BONDHOLDERS OF CAUSES OF ACTION AGAINST HET GROUP, DEBTORS GROUP, BONDHOLDERS COMMITTEE GROUP, CITY GROUP, STATE GROUP, NOLDC GROUP, GRAND PALAIS GROUP, AND BANK/UNDERWRITER GROUP

         In consideration of (i) Harrah's Investor's contribution of 200,000 shares of Class A New Common Stock to the Release Pool, and (ii) JCC Holding's contribution of 1,300,000 shares of New Common Stock to the Release Pool on the Effective Date, each Releasing Bondholder will be conclusively and irrevocably deemed to have (i) released each Person in the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the NOLDC Group, the Grand Palais Group and the Bank/Underwriter Group, respectively, from any and all Release Claims that such Releasing Bondholder, or any of its predecessors-in-interest, successors or assigns, has or may have as of the Effective Date arising in whole or in part from any acts, omissions, activities and/or events prior to the Effective Date, and (ii) released, waived and agreed not to bring any Claims against HET or HOCI whether a known Claim or an Unknown Claim, that may arise in any way, in whole or in part, out of (a) HET's or HOCI's decision either to renew or not renew the HET/JCC Agreement or any Minimum Payment Guaranty, (b) HET's or HOCI's acting in their own best interests in connection with the execution of, renewal of or failure to renew the HET/JCC Agreement or any Minimum Payment Guaranty, and/or (c) any alleged assurance or guarantee by HET or HOCI concerning the operation of the Casino, the financial results of the Casino or any other matter concerning the Casino or the Plan, unless such Claim is based on a writing (but in any event cannot be based on the HET/JCC Agreement or any Minimum Payment Guaranty) properly executed by the party against whom such a Claim is being made, PROVIDED, HOWEVER, that the release described in this clause (ii) will not bar or release any Claims against HET or HOCI for (x) any breach of the HET/JCC Agreement or any Minimum Payment Guaranty to which HET or HOCI is a party, (y) mismanagement of the Casino after the Effective Date, or (z) any other conduct, act or omission occuring after the Effective Date which is not directly related to the matters set forth in this clause (ii)(a) through (c) above; further, however, the foregoing release by the Releasing Bondholders will not be effective or enforceable as to (i) any Person in the NOLDC Group unless the applicable Persons in the NOLDC Group execute and deliver on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement, (ii) any Person in the Grand Palais Group unless the applicable Persons in the Grand Palais Group execute and deliver on or before the Effective Date the Grand


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

Palais/HET Settlement Agreement. Under the Plan, each "MAJOR BONDHOLDER" (defined as each member of the Bondholders Committee in its capacity as a Bondholder or a member of the Bondholders Committee) is conclusively and automatically deemed to be a Releasing Bondholder without the necessity of taking the action otherwise required of any Bondholder to become a Releasing Bondholder and regardless of the manner in which such Major Bondholder fills out its ballot with respect to the Plan or with respect to the Existing Plan. Nothing in the foregoing release by the Releasing Bondholders constitutes a release of any claims or causes of action of any Releasing Bondholders against any Persons other than Released Parties, including, without limitation, any claims or causes of action against any or all of the Non-Participating Banks and any Underwriter which fails to execute and deliver the Bank/Underwriter Release.

         The release provisions in any ballot or other writing previously executed by any Bondholder to evidence its agreement to the release, unless revoked as set forth below, will be binding on such Bondholder and any transferee of the Old Bonds held by such Bondholder. Any Bondholder who agreed to the release in connection with the Existing Plan will be entitled to revoke such agreement by evidencing in writing its intent to do so in any manner and subject to such conditions and within any time period set by the Bankruptcy Court.

         On, or as soon as practicable after the Effective Date, (i) each Releasing Bondholder will receive from the Release Pool 3.448 shares of Class A New Common Stock for each $1,000 in principal amount of Old Bonds held by such Releasing Bondholder on the Release Pool Distribution Record Date plus its Pro Rata Share (based on the total principal amount of Old Bonds held by all Releasing Bondholders on the Release Pool Distribution Record Date) of Class A New Common Stock consisting of 86.67% of the Unsubscribed Release Pool Shares (subject to the Plan's restriction on the issuance of fractional shares), and
(ii) Harrah's Investor will receive from the Release Pool Class B New Common Stock consisting of 13.33% of the Unsubscribed Release Pool Shares. Notwithstanding the foregoing, and except as otherwise provided for in Section
6.20 of the Plan, (i) no Releasing Bondholder will be entitled to any distribution from the Release Pool unless such holder is a Bondholder of record on the Release Pool Distribution Record Date (or, in the case of a beneficial owner of any Old Bonds, is the beneficial owner of Old Bonds on the Release Pool Distribution Record Date that are held on its behalf by a Person which is a holder of record on the Release Pool Distribution Record Date) and has not assigned or otherwise transferred its claims, if any, against any Person in the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the NOLDC Group, the Grand Palais Group or the Bank/Underwriter Group to be released pursuant to Section 5.2 of the Plan, except that any Releasing Bondholder may transfer its Old Bonds on or after the Release Pool Distribution Record Date subject to clause (ii) below, (ii) the foregoing release by each Releasing Bondholder will be binding on any subsequent transferee of the Old Bonds held by such Releasing Bondholder on the Release Pool Distribution Record Date, and (iii) the foregoing release by each Releasing Bondholder which is a beneficial owner of any Old Bonds will be binding on any record holder, participant or nominee with respect to such Old Bonds.

    4.   RELEASE BY DEBTORS OF CAUSES OF ACTION AGAINST BANK/UNDERWRITER GROUP.

         In consideration of, and subject to, the execution and delivery by each Participating Bank, FNBC and each Underwriter of the Bank/Underwriter Release and the provision by certain Persons in the Bank/Underwriter Group of the A Term Loan, the B Term Loan and the Working Capital Facility and the purchase of the Convertible Junior Subordinated Debentures by the Underwriters, FNBC, BTCo and any other Participating Banks, all as more particularly described in the Bank Term Sheet, the FNBC Settlement Agreement and the Underwriter Term Sheet, on the Effective Date, each Debtor will be conclusively and irrevocably deemed to have released any and all Release Claims of such Debtor or its estate against each Person in the Bank/Underwriter Group. As set forth in the Bank/Underwriter Release, other than pursuant to Section 4.3 and 4.11 of the Plan, each Person in the Bank/Underwriter Group will be deemed to have waived any Claim against any Debtor or NOLDC (except for FNBC with respect to NOLDC as set forth in the NOLDC Plan and the NOLDC Shareholders/HET Settlement Agreement) and any right to receive any distribution on account of any such Claim against any Debtor. Without limiting the foregoing and except for its Lien on the FNBC Cash Collateral, FNBC will be deemed to have released all of its Liens (including without limitation, its Indenture Trustee Charging Lien) on any and all (i) assets of each Debtor (including, without limitation, all cash collateral held by the Old Indenture Trustee) and (ii) any distributions made or to be made under the Plan.

    "BANK/UNDERWRITER RELEASE" means the mutual releases described in the Bank Term Sheet, the Underwriter Term Sheet and the FNBC Settlement Agreement, including without limitation, mutual releases between the Participating Banks, the Underwriters, the Old Bank Collateral Agent, the Old Indenture Predecessor Trustee and the Old Indenture Predecessor Collateral Agent on the one hand, and the other Released Parties, on the other hand. The Bank/Underwriter Release shall be in form and substance satisfactory to the non-Debtor parties thereto in their sole discretion, HJC (which shall not unreasonably withhold or delay its approval), HET (in its sole discretion) on behalf of the other Proponents and the Bondholders Committee (in its sole discretion).

    "FNBC CASH COLLATERAL" means the $100,000 plus any interest accruing thereon from and after the Effective Date that FNBC is authorized to retain as security for certain indemnification obligations of HJC that are to be assumed by JCC.

    "PARTICIPATING BANKS" means BTCo, as Bank and Administrative Agent, and any other Bank which elects through an appropriate indication on the ballot provided to such Bank or otherwise in writing on or before the Effective Date to be treated as a "Participating Bank" pursuant to Section 4.3(a) of the Plan and for all other purposes under the Plan. No Bank will be treated as a Participating Bank for voting purposes unless it makes such election prior to the deadline for submitting completed ballots. The term "Participating Bank" will include FNBC, provided that FNBC will not have any obligations under the Bank Term Sheet but will instead be subject to the provisions of the FNBC Settlement Agreement.

    "UNDERWRITERS" means Salomon, DLJ and BT Securities Corporation as underwriters of the Old Bonds.

    5.   RELEASE BY DEBTORS OF CAUSES OF ACTION AGAINST THE STATE GROUP

         In consideration of and subject to, the execution and delivery of the State/LGCB Release and the Modified Casino Operating Contract by the LGCB and/or the State, as applicable, on the Effective Date, each Debtor will be conclusively and irrevocably deemed to have released each Person in the State Group from any and all Release Claims of such Debtor or its estate only to the extent set forth in the State/LGCB Release.

    6.   RELEASE BY DEBTORS OF CAUSES OF ACTION AGAINST THE CITY AND RDC

         In consideration of, and subject to, the execution and delivery by the City and the RDC of


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

the City/RDC Release and the other documents set forth in Section 6.2(o) of the Plan, on the Effective Date, each Debtor will be conclusively and irrevocably deemed to have released each of the City and the RDC from any and all Release Claims of such Debtor or its estate (including, without limitation, claims relating to title to the land underlying the Casino and to the Landmarks (Joan of Arc) litigation discussed above in Section III.E.) only to the extent set forth in the City/RDC Release.

    7. RELEASE BY GRAND PALAIS BONDHOLDERS OF CAUSES OF ACTION AGAINST THE HET GROUP, THE DEBTORS GROUP, THE BONDHOLDERS COMMITTEE GROUP, THE CITY GROUP, THE STATE GROUP, THE NOLDC GROUP, THE GRAND PALAIS GROUP AND THE BANK/UNDERWRITER GROUP

         In consideration of, among other things, (i) the Grand Palais Settlement Consideration (as defined in Section V.D.2.f. below), (ii) the execution and delivery of the HET Loan Guarantee and the New Completion Guarantees by HET and HOCI and the provision of the Surety Bond, (iii) the provision by the DIP Lender of debtor-in-possession financing and its willingness to waive the principal amount thereof, (iv) the purchase of the Harrah's New Equity Investment by Harrah's Investor, (v) the waiver by Persons in the HET Group, the NOLDC Group and the Grand Palais Group of any right to distributions as holders of certain Class A7 and/or Class C5 Claims, (vi) certain pre-development and development services performed by HET and its Affiliates prior to the Effective Date, (vii) the provision by certain Persons in the Bank/Underwriter Group of certain financing to JCC, and (viii) other good and valuable consideration, without which the Plan could not be confirmed and consummated, on the Effective Date, each Grand Palais Bondholder (as defined below) that, through an appropriate indication on the release solicitation statement provided to such Grand Palais Bondholder by the Disbursing Agent or in such other manner as may be prescribed by an applicable order of the Bankruptcy Court, has affirmatively evidenced its intent to release the Persons in the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the NOLDC Group, the Grand Palais Group and the Bank/Underwriter Group, respectively (each, a "GRAND PALAIS RELEASING BONDHOLDER") will be conclusively and irrevocably deemed to have (i) released each Person in the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the NOLDC Group, the Grand Palais Group and the Bank/Underwriter Group, respectively, from any and all Release Claims that such Grand Palais Releasing Bondholder, or any of its predecessors-in-interest, successors or assigns, has or may have as of the Effective Date arising in whole or in part from any acts, omissions, activities and/or events prior to the Effective Date and (ii) released, waived and agreed not to bring any Claims against HET or HOCI, whether a known Claim or an Unknown Claim, that may arise in any way, in whole or in part, out of (a) HET's or HOCI's decision either to, renew or not renew the HET/JCC Agreement or any Minimum Payment Guaranty, (b) HET's or HOCI's acting in their own best interests in connection with the execution, renewal or failure to renew the HET/JCC Agreement or any Minimum Payment Guaranty, and/or
(c) any alleged assurance or guarantee by HET or HOCI concerning the financial results of the Casino, unless such Claim is based on a writing (but in any event cannot be based on the HET/JCC Agreement or any Minimum Payment Guaranty) properly executed by the party against whom such a Claim is being made. Such release by the Grand Palais Releasing Bondholders will not be effective or enforceable as to (i) any Person in the NOLDC Group unless the applicable Persons in the NOLDC Group execute and deliver on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement, and (ii) any Person in the Grand Palais Group unless the applicable Persons in the Grand Palais Group execute and deliver on or before the Effective Date the Grand Palais/HET Settlement Agreement.

         On, or as soon as practicable after the Effective Date, each Grand Palais Releasing Bondholder will receive its PRO RATA share of the Grand Palais Settlement Consideration (with respect to each Grand Palais Releasing Bondholder, such PRO RATA share for such Grand Palais Releasing Bondholder will be determined by the ratio between the aggregate principal amount of Grand Palais Senior Secured Bonds beneficially owned by such Grand Palais Releasing Bondholder and the aggregate principal amount of Grand Palais Senior Secured Bonds beneficially owned by all of the Grand Palais Releasing Bondholders, each calculated as of the Distribution Record Date). Notwithstanding the foregoing,
(i) no Grand Palais Releasing Bondholder will be entitled to any distribution of the Grand Palais Settlement Consideration unless such holder is a Grand Palais Bondholder of record on the Distribution Record Date (or, in the case of a beneficial owner of any Grand Palais Senior Secured Bonds, is the beneficial owner of Grand Palais Senior Secured Bonds on the Distribution Record Date that are held on its behalf by a Person which is a holder of record on the Distribution Record Date) and has not assigned or otherwise transferred its claims, if any, against any Person in the HET Group, the Debtors Group, the Bondholders Committee Group, the City Group, the State Group, the NOLDC Group, the Grand Palais Group or the Bank/Underwriter Group to be released pursuant to
Section 5.6 of the Plan, except that any Grand Palais Releasing Bondholder may transfer its Grand Palais Senior Secured Bonds, subject to clause (ii) below,
(ii) the foregoing release by each Grand Palais Releasing Bondholder will be binding on any subsequent transferee of the Grand Palais Senior Secured Bonds held by such Grand Palais Releasing Bondholder on the Distribution Record Date, and (iii) the foregoing release by each Grand Palais Releasing Bondholder which is a beneficial owner of any Grand Palais Senior Secured Bonds will be binding on any record holder, participant or nominee with respect to such Grand Palais Senior Secured Bonds.

    "GRAND PALAIS SENIOR SECURED BONDS" means the 18.25% Senior Secured Pay-In-Kind Notes, due November 1, 1997, issued by Grand Palais pursuant to that certain Amended and Restated Indenture, dated as of November 16, 1994, between Grand Palais and Fleet National Bank of Connecticut (formerly known as Shawmut Bank Connecticut, National Association), as trustee, governing the Grand Palais Senior Secured Bonds, as the same may be amended from time to time.

    "GRAND PALAIS BONDHOLDERS" means the holders and beneficial owners of the Grand Palais Senior Secured Bonds.

    8. INJUNCTION AGAINST COMMENCEMENT OF INDIVIDUAL ACTIONS AGAINST THE HET GROUP, THE DEBTORS GROUP, THE BONDHOLDERS COMMITTEE GROUP, THE CITY GROUP, THE STATE GROUP, THE NOLDC GROUP, THE GRAND PALAIS GROUP AND THE BANK/UNDERWRITER GROUP

         To implement the Releases (as defined below) and the release provisions of Sections 5.1, 5.2, 5.3, 5.4, 5.5 and 5.6 of the Plan, the Confirmation Order will constitute and provide for an injunction by the Bankruptcy Court as of the Effective Date against (a) any Releasing Bondholder or any Grand Palais Releasing Bondholder from (i) commencing or continuing in any manner any action or other proceeding of any kind against any Released Party or any property of any Released Party, (ii) enforcing, attaching, collecting and/or recovering by any manner or means any judgment, award, decree or order against any Released Party or any property of any Released Party, (iii) creating, perfecting or enforcing any Encumbrance of any kind against any Released Party or any property of any Released Party, or
(iv) asserting any right of setoff, right of subrogation or recoupment against any Released Party or any property of any Released Party, in each case to the extent any of the foregoing is released, waived or otherwise prohibited by the release provisions of Section 5.2 or 5.6 of the Plan, as applicable; (b) except as provided in the FNBC Settlement Agreement or
Section 6.1(k)(ii), 6.2(l)(i) or 6.2(l)(ii) of the Plan any party to any of the Releases from (i) commencing or continuing in any manner any action or other proceeding of any kind against any Released Party or any property of any Released Party, (ii) enforcing, attaching, collecting and/or recovering by any manner or means any judgment, award, decree or order against any Released Party or any property of any

Released Party, (iii) creating, perfecting or enforcing any Encumbrance of any kind against any Released Party or any property of any Released Party, or
(iv) asserting any right of setoff, right of subrogation or recoupment against any Released Party or any property of any Released Party, in each case to the extent any of the foregoing is released, waived or otherwise prohibited by the applicable Release(s); and (c) any Creditor, any holder of an Equity Interest or any other party in interest in any of the Chapter 11 Cases from commencing or continuing any Derivative Claim against any Released Party; however, the foregoing injunction against the Releasing Bondholders and the Grand Palais Releasing Bondholders will not be effective or enforceable as to (i) any Person in the NOLDC Group unless the applicable Persons in the NOLDC Group execute and deliver on or before the Effective Date the NOLDC Shareholders/HET Settlement Agreement, (ii) any Person in the Grand Palais Group unless the applicable Persons in the Grand Palais Group execute and deliver on or before the Effective Date the Grand Palais/HET Settlement Agreement, (iii) any Claim or cause of action other than a Release Claim that is released pursuant to Section 5.2 or 5.6 of the Plan or a Derivative Claim.

    "RELEASES" means the City/RDC Release, the State/LGCB Release, the Centex-Landis Release, the Broadmoor Release, the NOLDC Shareholders/HET Settlement Agreement, the Grand Palais/HET Settlement Agreement, the NOLDC/Grand Palais Settlement Agreement and the Bank/Underwriter Release (each as defined herein or in the Plan).

    9.   ASSIGNED LITIGATION CLAIMS

         On the Effective Date, the Debtors and the Releasing Bondholders (to the extent provided in the definition of Assigned Litigation Claims) will be deemed to have assigned their respective Assigned Litigation Claims (as defined below) to JCC, without any representations or warranties (except as to ownership).

    10. EXTINGUISHMENT OF CERTAIN CAUSES OF ACTION UNDER THE AVOIDING POWER PROVISIONS

         On the Effective Date, Avoidance Claims against any Released Party, any Bondholder or any other Person other than the Non-Participating Banks and any Underwriter which fails to execute and deliver the Bank/Underwriter Release will be released, discharged and extinguished, whether or not then pending.

     "AVOIDANCE CLAIMS" means all rights, claims, causes of action, avoiding powers, suits and proceedings of or brought by or on behalf of any Debtor or any Person and arising under any or all of Sections 510 and 544 through 554 of the Bankruptcy Code.

         While any payments or transfers that could form the basis for Avoidance Claims are disclosed in the Debtors' schedules and statements of financial affairs, the Debtors do not believe that they have any valid claims for avoidance of transfers as preferential or fraudulent transfers. Avoidance under either such theory would require that the Debtors be shown to have been insolvent at the time of the transfers, and the Debtors believe that they were solvent until immediately prior to the commencement of their Chapter 11 Cases, when the Banks withdrew their financing. In addition, to the extent that any such claims might potentially exist, there may be other defenses, such as that the transfers in question were made in the ordinary course of business.

    11. ASSIGNMENT AND PROSECUTION OF ASSIGNED LITIGATION CLAIMS, JUDGMENT REDUCTION PROTECTION AND DISTRIBUTION OF RECOVERIES FROM ASSIGNED LITIGATION CLAIMS.

         On the Effective Date, the Debtors and the Releasing Bondholders will be deemed to have assigned their respective Assigned Litigation Claims to JCC. "ASSIGNED LITIGATION CLAIMS" means all Assigned Debtor Litigation Claims and all Assigned Bondholder Litigation Claims. "ASSIGNED BONDHOLDER LITIGATION CLAIMS" means any and all claims and causes of action, including without limitation, Avoidance Claims, of any Releasing Bondholder (in its capacity as a Bondholder) which, as of the Effective Date, exists or may exist against any or all of (i) the Non-Participating Banks and (ii) any Underwriter which fails to execute the Bank/Underwriter Release and to the extent such Releasing Bondholder, through appropriate indication on the ballot provided to such holder or in such other manner as may be prescribed by an applicable order of the Bankruptcy Court, has affirmatively evidenced its intent to be a Releasing Bondholder and as a consequence to assign all such claims and causes of action to JCC. "ASSIGNED DEBTOR LITIGATION CLAIMS" means any and all claims and causes of action, including without limitation, Avoidance Claims, of any Debtor which, as of the Effective Date, exists or may exist against any or all of (i) the Non-Participating Banks and (ii) any Underwriter which fails to execute the Bank/Underwriter Release.

         At the direction of (i) approval of the majority of the Bondholders Director Nominees in the case of any and all Assigned Bondholder Litigation Claims and (ii) both a majority of all directors of JCC and a majority of the Bondholders Director Nominees in the case of any and all Assigned Debtor Litigation Claims, JCC, in its sole discretion will have the exclusive right to prosecute or otherwise enforce, settle or release all Assigned Litigation Claims, subject to certain conditions. JCC cannot settle any Assigned Litigation Claim without either obtaining a written release in favor of each Released Party of all Third Party Claims or the consent of the Released Party. JCC will pay all Litigation Costs.

         In the event any Third Party Claim is brought against any Released Party or such Released Party is otherwise required to participate in litigation in connection with any Assigned Litigation Claim, the Released Party will select counsel from a list of attorneys previously approved by the Bondholders Committee and HET (on behalf of the Proponents). Unless a conflict of interest precludes such joint representation, and subject to certain specified exceptions, the same counsel will represent all Released Parties involved in the same action. Subject to certain conditions, JCC will pay for all reasonable legal fees, costs and expenses of the Released Party and indemnify the Released Party for any liability incurred with respect to any judgment or settlement of a Third Party Claim. The liability of JCC under such indemnity to each Released Party is limited to the aggregate proceeds of the Assigned Litigation Claims to the extent such proceeds are available under the distribution scheme set forth below. The Plan limits the out-of-pocket cost of this indemnity by reducing judgments and settlements by an amount equal to the aggregate recovery to which such defendants are entitled against a Released Party on a Third Party Claim.
To facilitate this judgment/settlement reduction mechanism, the Confirmation Order will provide that each Litigation Defendant must assert all Third Party Claims on or before the earlier of (i) 170 days after the commencement of an action by JCC and (ii) the entry of a Final Order adjudicating all claims asserted in such action, and all Third Party Claims must be asserted and maintained exclusively in such action. Furthermore, each Litigation Defendant will be forever barred from asserting in any other forum or action any Third Party Claim not asserted in accordance with the provisions of the Plan and the Confirmation Order.

         Any proceeds recovered by JCC on account of any and all Assigned Litigation Claims shall be held in escrow in an interest bearing account and will be applied and/or distributed as follows: (1) to the payment of all accrued and unpaid Litigation Costs (or the reimbursement of JCC for any litigation costs previously paid by JCC); (2) to a reserve in the amount of $2,000,000 (which amount may be reduced under certain circumstances) for payment of future Litigation Costs (and the amount in this reserve will be distributed in the manner set forth below at such time as all litigation of Assigned Litigation Claims has been completed and certain other conditions have been satisfied); (3) to satisfy the liability of any Released Party as set forth above; and (4) to the extent that any pending Third Party Claim has not been conclusively resolved or any Assigned Litigation Claim has been pending for less than six months, then the proceeds in the escrow will be held as a reserve to satisfy the liability of any Released Party in respect of any Third Party Claim. If the above amounts have been paid or fully reserved and if there are no pending Third Party Claims that have not been conclusively resolved and no Assigned Litigation Claims have been pending for less than six months, the remaining proceeds of any Assigned Bondholder Litigation Claims will be distributed to the Releasing Bondholders PRO RATA based upon the aggregate amount of Old Bonds held by Releasing Bondholders.

         If the above amounts have been paid or fully reserved and if there are no pending Third Party Claims that have not been conclusively resolved and no Assigned Litigation Claims have been pending for less than six months, then any remaining distributable funds in the escrow account (other than the proceeds of any Assigned Bondholder Litigation Claims) will be retained by JCC; provided, however, that if the Bankruptcy Court enters a Valuation Order, the remaining funds in the escrow account will be distributed as follows: (1) the holders of Allowed Class A4 Claims will receive their Pro Rata Interests in the distributable funds in an aggregate amount up to $435 million plus accrued interest thereon (unless the Bankruptcy Court otherwise orders) less the sum of $187.5 million and the estimated value of the Class A New Common Stock to be distributed to the holders of Allowed Class A4 Claims; (2) the Harrah's Investor will receive any remaining distributable funds up to the sum of the aggregate amount of Allowed Claims in Class A7, plus the aggregate amount of cure payments made under Section 8.1(e) of the Plan, plus the $2,265,000 to be distributed to the applicable holders of Allowed Class A6 Claims; (3) the holders of Allowed Class A8 Claims will receive their Pro Rata Interests in any of the remaining distributable funds in an aggregate amount necessary to pay all such Allowed Claims in full (without post-petition interest thereon unless the Bankruptcy Court orders otherwise); provided that the Bankruptcy Court may allocate the funds under this clause in any other manner which the Bankruptcy Court determines is required by the Bankruptcy Code; and (4) the holders of Allowed Claims in Classes A4 and A8 and Harrah's Investor will receive their respective pro rata interests (based on the ratio of their respective Allowed Claims (or in the case of Harrah's Investor, the aggregate amount of Allowed Claims in Class A7 plus the aggregate amount of cure payments made under Section 8.1(c) of the Plan, plus the $2,265,000 to be distributed to the applicable holders of Allowed Class A6 Claims) to the aggregate amount of the Allowed Claims in Classes A4, A7 and A8 plus the aggregate amount of cure payments made under Section 8.1(c) of the Plan, plus the $2,265,000 to be distributed to the applicable holders of Allowed Class A6 Claims) in any remaining distributable proceeds.

    12.  APPROVAL OF OTHER SETTLEMENT AGREEMENTS

         Subject to the provisions of Section 12.15 of the Plan, and except to the extent the Bankruptcy Court has entered a separate order providing for such approval, the Confirmation Order shall constitute an order (a) approving as a compromise and settlement pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code, the Broadmoor Settlement Agreement, the Broadmoor Release, the Centex Settlement Agreement, the Centex-Landis Release, the First American Settlement Agreement, the NOLDC Shareholders/HET Settlement Agreement, the NOLDC/Grand Palais Settlement Agreement, the Grand Palais/HET Settlement Agreement, the FNBC Settlement Agreement and all other settlement agreements entered into or to be entered into by any Debtor and any other Person as contemplated by the Plan and all


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other agreements, instruments or documents relating to any of the foregoing to which any Debtor is a party and (b) authorizing the Debtors' execution and delivery of the Broadmoor Settlement Agreement, the Broadmoor Release, the Centex Settlement Agreement, the Centex-Landis Release, the First American Settlement Agreement, the NOLDC Shareholders/HET Settlement Agreement, the NOLDC/Grand Palais Settlement Agreement, the Grand Palais/HET Settlement Agreement, the FNBC Settlement Agreement and all other settlement agreements entered into or to be entered into by any Debtor and any other Person as contemplated by the Plan and all related agreements, instruments or documents to which any Debtor is a party.

C.  EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         The Bankruptcy Code gives the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred by reason of the rejection. Claims resulting from the rejection of executory contracts and unexpired leases will fall within Class A7, A8, B5, B6, C4, C5, C6 or C7, as appropriate. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code. Under the Plan, all of the Debtors' executory contracts and leases are rejected, except for any executory contract or unexpired lease (i) which is to be assumed (in certain instances, as modified) by JCC, as HJC's successor, pursuant to
Section 8.1(a) or 8.1(c) of the Plan, (ii) which has been assumed (in certain instances, as modified) pursuant to an order of the Bankruptcy Court entered prior to and is pending on the Confirmation Date, (iii) which has been entered into by HJC after the Petition Date in the ordinary course of business or pursuant to an order of the Bankruptcy Court, (iv) as to which a motion for approval of the assumption of such contract (in certain instances, as modified) has been filed prior to and is pending on the Confirmation Date or (v) which (in certain instances, as modified) is set forth in a schedule (acceptable to the Bondholders Committee (in its sole discretion) and acceptable to HET (in its sole discretion) on behalf of the Proponents) to be filed prior to the conclusion of the Confirmation Hearing.

         In addition, the directors and officers liability insurance policy of HJC and all other insurance policies and any agreements or instruments related thereto, (including, without limitation, any retrospective premium rating plans relating to such policies), except for the Existing Owner's Title Insurance Policy (as defined below) and those policies (and any agreements, documents or instruments) set forth in a schedule to be filed prior to commencement of the Confirmation Hearing, are treated as executory contracts under the Plan and will be assumed by JCC on the Effective Date.

         If that certain settlement agreement by and between HJC and First American Title Insurance Company, dated as of December 18, 1996, providing for the issuance of new owner's and lender's title insurance policies (the "FIRST AMERICAN SETTLEMENT AGREEMENT") becomes effective on or before the Effective Date (including, without limitation, the issuance of new owner's and lender's title insurance policies on or before the Effective Date), the existing title insurance policy issued by First American Title Insurance Company, dated March 14, 1994, Policy Number D 102631, as superseded and replaced by a policy of the same number with an effective date of November 16, 1994 (together with all reinsurance agreements, endorsements and supplements thereto, the "EXISTING OWNER'S TITLE INSURANCE POLICY") will be deemed rejected and terminated as of the Effective Date in accordance with the terms of the First American Settlement Agreement. HJC has sought and obtained approval to enter into the First American Settlement Agreement. If the First American Settlement Agreement does not become effective on or before April 30,1998 (or such later date as agreed to by the parties) for any reason or has become ineffective for any reason, then HJC or


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JCC (as HJC's successor), with the consent of HET (in its sole discretion) on behalf of the Proponents, will be entitled, upon ten days' prior notice, to seek to assume the Existing Owner's Title Insurance Policy pursuant to Section 365(a) of the Bankruptcy Code. If the First American Settlement Agreement does not become effective by the time at which all other conditions to the Effective Date have been satisfied or waived, then HJC or JCC (as HJC's successor), with the consent of HET (in its sole discretion) on behalf of the Proponents, will be entitled, upon ten days' prior notice, to seek to assume the Existing Owner's Title Insurance Policy pursuant to Section 365(a) of the Bankruptcy Code. To the extent HJC or JCC seeks to assume the Existing Owner's Title Insurance Policy in accordance with the provisions of the Plan, First American Title Insurance Company will be entitled to oppose such assumption on any grounds other than on the grounds that the Confirmation Date has already occurred.

         With respect to any executory contracts to be assumed by the Debtors, the Debtors will, among other things, cure (or provide adequate assurance that they will promptly cure) existing defaults and provide adequate assurance of future performance under such contracts in accordance with the requirements of the Bankruptcy Code. The Proponents believe that the budget for completing the Casino, and the financing being arranged to make the payments contemplated under such budget, are sufficient to make the cure payments and provide adequate assurance of future performance of any executory contracts the Debtors are likely to assume through the Plan. Indeed, built into the Debtors' budget are sufficient funds to satisfy in full the cure amounts agreed upon by HJC to be paid to (i) Broadmoor as to the Broadmoor Construction Agreement, and (ii) Centex as to the Centex Construction Agreement.

         Any cure payments required to be made by the Debtors will be made as set forth in Section 8.1(e) of the Plan. Any dispute as to the amount of any cure payment required to be made will be resolved by the Bankruptcy Court.

         The following is a description of the material executory contracts and unexpired leases which may be assumed (in certain instances, as modified) pursuant to the Plan. The modified versions of such agreements or term sheets thereof are attached as exhibits to the Plan.

    1.   GENERAL DEVELOPMENT AGREEMENT

         The GDA sets forth the obligations of HJC, the RDC and the City, as intervenor, and the procedures to be followed relating to the design, development and construction of the Casino and certain related facilities (the "CASINO DEVELOPMENT"). Pursuant to the Plan, JCC (as successor to HJC), the RDC and the City, as intervenor, will enter into an Amended and Restated General Development Agreement (the "AMENDED GDA"), which will be effective upon execution and delivery by the parties thereto and the occurrence of the Effective Date. The Amended GDA reflects, among other things, the modified ownership, equity, financing and capital structure of JCC, and the RDC's and the City's approval of the revised opening schedule of the Casino and its modified design. See Section III.B., "General Information--Description of the Casino."

         The Amended GDA reflects a new completion guarantee from HET and HOCI (HET and HOCI together, the "COMPLETION GUARANTORS") in favor of the RDC and the City. Such completion guarantee supersedes and replaces the completion guarantee granted by the Completion Guarantors in November 1994 in favor of the City and the RDC and contains no financing conditions. See Section V.D.2.g., "Means for Implementation and Execution of the Plan--Effective Date Transactions--New Completion Guarantees, Amended and Restated Construction Lien Indemnity Obligation Agreement."


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

         Under the Amended GDA, the hard construction costs for the Casino Development expended to date are represented to be not less than $153,345,000 and remaining to be expended are represented to be $113,092,000. The Amended GDA continues to impose responsibility on JCC for the location, identification and condition of all utilities serving the Casino Development and obligates JCC to provide traffic signals and intersection improvements in accordance with plans and specifications approved by the City Department of Public Works (as described in Exhibit A to the Amended GDA) as a part of the cost of the project. No other transportation or roadway improvements will be required of JCC and the RDC. The Amended GDA also obligates JCC to reimburse the RDC for reasonable fees and expenses of the RDC commencing on the date as of which the Amended GDA is executed and delivered by the parties and the Effective Date has occurred for the services of the project manager and his or her staff. Project manager and staff reimbursement amounts vary depending on the phase and certain other timing conditions.

         The Amended GDA establishes scheduling parameters for the construction and completion of the Casino Development. It also contains the RDC's approval of the preliminary schedule attached to the Amended GDA for the recommencement of construction and a recognition by the parties that the preliminary schedule is subject to development of more specific schedules (including a working development schedule, a development schedule and a construction schedule) as the design documents for each Component (as defined below) and phase are prepared and approved and as construction planning evolves. "COMPONENT" means the individual components comprising the leased premises and the improvements, which are the Casino, the Poydras Tunnel Area, the Poydras Street Support Facility, the Employee and Bus Parking Support Facility, the Landscape Improvements and the Pedestrian Bridge Areas (each as defined in the Amended GDA), and other facilities that may be added as Components by amendment to the Amended GDA.

         Under the Amended GDA, JCC is required to reactivate the Casino site no later than 30 days after the Effective Date. The site is considered reactivated on the date when personnel and/or equipment first enter the Casino site for the purpose of preparing the property for construction of the improvements that the Amended GDA requires (the "SITE REACTIVATION DATE"). Work on Phase I and II Construction (as defined in the Amended GDA) is required to begin on the Site Reactivation Date; provided that all necessary permits and other government authorizations (the "PERMITS") have been received. For all phases of Casino Development, the RDC must approve the construction documents and, provided that there is no outstanding event of default under the Amended Canal Street Casino Lease (as defined below), must thereafter issue to JCC notice to proceed with the particular phase of Casino Development within 10 days of such approval.

         The construction and development schedules, JCC's obligation to cause the completion of any phase or Component of the Casino by the applicable deadline, and any other duty or obligation of JCC under the Amended GDA, shall be adjusted for "Force Majeure" events, but only for the number of days due to such causes and only to the extent that such occurrences actually delay the performance of such duty or obligation. "FORCE MAJEURE" will be defined as (a) strikes, lockouts, labor disputes, inability to procure materials, failure of power; (b) changes in governmental requirements applicable to the construction of a Component or a phase of the Casino, first effective after the submission and approval of the design, and the orders of any governmental authority having jurisdiction over a party, the project area, or the development (not including stop work orders due to a building or other code violation); (c) acts of God, tornadoes, hurricanes, floods, sinkholes, fires and other casualties, landslides, earthquakes, epidemics, quarantine, pestilence, abnormal inclement weather and extended periods of rainfall during periods of any material excavation; (d) acts of a public enemy, acts of war, terrorism, effects of nuclear radiation, blockades, insurrections, riots, civil disturbances, governmental preemption in connection with a national emergency,


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or national or international calamities; (e) any litigation not filed or fomented by JCC, the Completion Guarantors, or any affiliates of the Completion Guarantors or any leasehold mortgagee in which any judgment, directive, ruling or order is entered that restrains or substantially interferes with substantial completion of the Phases I and II Construction; and (f) any other causes beyond the reasonable control of the party claiming delay and not the fault of the party claiming the delay.

         If JCC does not construct the Casino and the Completion Guarantors fail to cause the Casino to be constructed pursuant to the completion guarantee before termination of the Amended Canal Street Casino Lease by default or otherwise, except upon default by the RDC or the City, JCC shall either restore the demolished improvements to the condition existing prior to JCC's demolition or pay to the RDC the fair market value of the demolished improvements immediately prior to JCC's demolition as liquidated damages.

         The Amended GDA will terminate upon the earlier of (i) the last of the final completion dates of all Components and phases of the Casino or (ii) the termination of the Amended Canal Street Casino Lease, whether by default or otherwise. If the Amended GDA is terminated upon termination of the Amended Canal Street Casino Lease as a result of the occurrence of an event of default by JCC thereunder, the RDC may have the work completed, repaired or replaced at the expense of JCC.

         The Amended GDA and the Amended Canal Street Casino Lease obligate JCC to comply with an amended Open Access Program and the Open Access Plans adopted thereunder (the "AMENDED OPEN ACCESS PROGRAM AND PLANS"). The Amended Open Access Program and Plans will address a streamlined reporting format and the extent to which the "best efforts" criteria will be used in the administration of such program and plans.

    2.   CANAL STREET CASINO LEASE

         As part of the Plan, it is proposed that JCC (as successor to HJC), the RDC and the City, as intervenor, enter into an Amended and Restated Canal Street Casino Lease (the "AMENDED CANAL STREET CASINO LEASE"). The City Agreement sets forth certain terms and conditions which have been reflected in an Amended Canal Street Casino Lease, which the parties expect will be effective as of the Effective Date. The Amended Canal Street Casino Lease will have an initial term of 30 years plus the amount of time between April 27, 1993 and the Effective Date of the Plan, with three ten-year renewal options. If the initial term of the Casino Operating Contract expires prior to the expiration of the initial term of the Amended Canal Street Casino Lease or the Casino Operating Contract fails to be renewed or extended following due application, JCC and the RDC each have the right to terminate the Amended Canal Street Casino Lease and upon such termination the parties will have no further rights or obligations thereunder. If RDC or JCC elects not to terminate the Amended Canal Street Casino Lease in such circumstance, JCC is obligated to pay only the rent, impositions, and certain other payments, and JCC will be excused from complying with all obligations of the Amended Canal Street Casino Lease which directly or indirectly require operation of the development for Casino gaming operations until such time as a casino operating contract is re-acquired by JCC. The Amended Canal Street Casino Lease will entitle JCC to possess the Rivergate site and obligate JCC to construct, build and operate the Casino, the support facilities, and the other improvements in accordance with the terms of the Amended Canal Street Casino Lease and the Amended GDA. The Amended Canal Street Casino Lease also reflects, among other things, the modified ownership, equity, financing and capital structure of JCC and the revised opening schedule of the Casino.

         The RDC and the City have been paid $736,000 per month since January 1, 1997 as pre-


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opening day rent (the "PRE-OPENING DATE RENT").  HJC initially deposited
$2,208,000 in escrow to secure this rental obligation through May 31, 1997, all of which has been paid to the City, and the Pre-Opening Date Rent has been paid to the RDC and the City each month thereafter through and including November 1997. Under the Amended Canal Street Casino Lease, the above rate of rent will continue until the day on which the Casino is open for business to the general public (the "OPENING DATE"). After the Opening Date, the rent will be $5 million per year for the first five years after the Opening Date and will increase by $2.5 million every 5 years; provided that these increases do not result in yearly rent exceeding 3% of the Gross Gaming Revenue (as defined in the Amended Canal Street Casino Lease) for the fiscal year preceding the increase. If the rent exceeds the 3% threshold, the rent for the five-year period will be the greater of the rent for the preceding fiscal year or 3% of Gross Gaming Revenue for the preceding fiscal year. In addition to the above rent payments, payments will also be made based upon a varying percentage of the Gross Gaming Revenue. This percentage has been modified from that which was contained in the Canal Street Casino Lease and is set forth in the City Agreement attached to the Existing Plan as Exhibit "A."

         JCC will also be obligated to pay additional sums pursuant to the Amended Canal Street Casino Lease, including annual payments of $2 million to the City to be allocated to the Orleans Parish School Board, an annual contribution of $200,000 to be allocated to the Audubon Park Commission, two payments of $875,000 to be allocated to the New Orleans Police Department and a variable monthly payment to the RDC based upon certain non-gaming revenue. The Amended Canal Street Casino Lease provides that the minimum of the rent payments, the payments based upon gross revenue (both gaming and non-gaming) and the payment allocated to the Audubon Park Commission must equal $12.5 million per year to be payable in monthly installments. JCC will also be obligated to pay the City $1.25 million for each fiscal year in which JCC receives gross gaming revenue in excess of $350 million. Certain other payments are to be made by JCC including a one time payment, at a time elected by the RDC, based upon the aggregate value of the stock of JCC Holding, payments based upon dividends and/or distributions made to shareholders of JCC Holding, and a yearly contribution of $1.0 million to the City for its tourism marketing program in which JCC will be permitted to participate by, among other things, controlling, with certain exceptions, the expenditure of the $1.0 million contribution.
Also, the City will agree, as part of the Amended Canal Street Casino Lease, to take all necessary actions to move the Joan of Arc statue to a location other than the Rivergate site. As set forth more fully in the Amended Canal Street Casino Lease, JCC will make a payment to the City to assist in the relocation as provided in the City's conditional use ordinance for the Casino.

         The Amended Canal Street Casino Lease provides that either the RDC or the City Council may, for any reason, refuse to consent or financially condition any assignment, sale or transfer of JCC's interest in the Amended Canal Street Casino Lease, the sublease of the second floor of the Casino between JCC and JCC Development (the "SECOND FLOOR SUBLEASE"), or the Amended Management Agreement to any entity (including a subsidiary or affiliate thereof) that has previously operated a licensed gaming establishment (including a riverboat) within Orleans Parish.

         The Amended Canal Street Casino Lease provides that the Casino workers shall be employed by JCC. On the Opening Date, not less than 55% of the employees of JCC and JCC Development shall live and reside in Orleans Parish. The minimum percentage of JCC and JCC Development employees that are Orleans Parish residents will increase by 2% on the anniversary of the Opening Date until the residency requirement reaches 65%. JCC has agreed to use its best efforts to maximize hiring in Orleans Parish with the goal being that 80% of employees of JCC and JCC Development, in the aggregate, live and reside in Orleans Parish.


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

         The Amended Canal Street Casino Lease permits JCC to enter into a sublease with JCC Development under which the entire second floor will initially be available for non-gaming uses upon the completion of Second Floor Shell Construction--Phase II. As rent, JCC Development will pay 50% of net operating income from the second floor development to the RDC. The remaining net operating income shall be paid by JCC Development to JCC as sublease rent. JCC may convert any portion of the second floor in the future to a gaming use, subject to the approval of LGCB; provided, that if such conversion would result in less sublease revenue to the RDC, JCC will compensate the RDC for such reduction in the sublease revenue. In the event that such a conversion to gaming use takes place, such space will be removed from the Second Floor Sublease and be subject to the terms of the Amended Canal Street Casino Lease that apply to the first floor.

         The City Agreement provides that a group composed of RDC and HJC representatives will develop a master plan for the initial build-out and leasing of the second floor for non-gaming use. The initial non-gaming tenant build-out and development will be consistent with such master plan.

    3.   CASINO OPERATING CONTRACT

         Pursuant to the Casino Operating Contract, which commenced on July 15, 1994, the LEDGC granted to HJC the right to conduct gaming operations at the Casino. Under the Plan, it is proposed that JCC (as successor to HJC) and the LGCB enter into a Modified Casino Operating Contract (the "MODIFIED CASINO OPERATING CONTRACT"). The term of the Modified Casino Operating Contract will continue 20 years with one 10 year renewal option.

         The Modified Casino Operating Contract will not require any concessions by the State regarding State minimum compensation provisions as required by the Gaming Act and will provide for annual payments to the LGCB in an amount equal to the greater of $100 million or the sum of the following percentages of Gross Gaming Revenue from the Casino in that fiscal year: (A) eighteen and one-half percent (18.5%) of Gross Gaming Revenue up to and including Six Hundred Million Dollars ($600,000,000); plus (B) twenty percent (20%) of Gross Gaming Revenue in excess of Six Hundred Million Dollars ($600,000,000) up to and including Seven Hundred Million Dollars ($700,000,000); plus (C) twenty two percent (22%) of Gross Gaming Revenue in excess of Seven Hundred Million Dollars ($700,000,000) up to and including Eight Hundred Million Dollars ($800,000,000); plus (D) twenty four percent (24%) of Gross Gaming Revenue in excess of Eight Hundred Million Dollars ($800,000,000) up to and including Nine Hundred Million Dollars ($900,000,000); plus (E) twenty five percent (25%) of Gross Gaming Revenue in excess of Nine Hundred Million Dollars ($900,000,000). (the "GROSS REVENUE SHARE PAYMENTS"). JCC will be required to make a daily payment to the LGCB equal to $100 million divided by 365 days with a year-end settling up of Gross Revenue Share adjustments. Any unpaid portion due to the State in any one fiscal year (including any short fiscal year for the period immediately following opening of the Casino) in which JCC might cease operations other than in the ordinary course of business whether or not in connection with a filing for relief (after the closing of the present proceedings) in the United States Bankruptcy Court (the "MINIMUM PAYMENTS") will be guaranteed by a Minimum Payment Guaranty. A failure by JCC to cause to be provided a Minimum Payment Guaranty before the first day of a new fiscal year will result in a termination with no cure period of the Modified Casino Operating Contract. For any partial fiscal year of operation ending March 31, 1999 and for the five (5) subsequent full fiscal years, HET and HOCI have proposed to provide a Minimum Payment Guaranty, subject to the terms and conditions set forth in the HET/JCC Agreement. The obligations of JCC, HET and HOCI under the HET/JCC Agreement will be secured by a first priority lien on JCC's leasehold interest in the Casino site, the Casino building, the parking garages and all Casino assets


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

of JCC and JCC Holding, including, but not limited to, the FF&E and all moveables owned by JCC and JCC Holding. Pursuant to the terms of the HET/JCC Agreement, after the second full fiscal year, JCC may terminate the HET/JCC Agreement by providing notice of its intent to HET and HOCI. If JCC elects to terminate the HET/JCC Agreement for the year beginning April 1, 2001, JCC will pay a termination fee of one million dollars ($1,000,000) to HET. For a termination in the years beginning April 1, 2002 and April 1, 2003, no such fee shall be payable. A Minimum Payment Guaranty will guarantee JCC's obligation to pay the Minimum Payments only during the fiscal year JCC abandons operations of the Casino, fails to make daily payments to the LGCB or files for bankruptcy and has ceased casino operations (each a "MINIMUM PAYMENT DEFAULT") and will not secure any obligations during, or otherwise apply to, any subsequent fiscal
year.   Upon termination of the HET/JCC Agreement on March 31, 2004, JCC will be required to secure a substitute guarantor to provide a Minimum Payment Guaranty. Such guarantor may or may not be HET. In the proposed Modified Casino Operating Contract, the State and the LGCB will acknowledge that HET and HOCI have no legal obligation or duty, express or implied, to provide a Minimum Payment Guaranty for any fiscal year following a fiscal year in which a Minimum Payment Default has occurred or any other non-renewal condition under the HET/JCC Agreement has occurred, for any fiscal year after March 31, 2004, or if the HET/JCC Agreement has otherwise terminated pursuant to its terms.

         The Modified Casino Operating Contract will continue to be exclusive in Orleans Parish and will contain provisions affording certain specified relief to JCC as set forth in Exhibit B to the Plan. In such event, JCC will not be relieved of the obligation to pay any additional charges or to perform its non-monetary obligations under the Modified Casino Operating Contract, including construction and operation of the Casino. See Section IX.A., "Certain Risk Factors to be Considered--Overall Risks of Recovery by Holders of Claims--Uncertainty Regarding Gaming Regulations" and "--Negotiations with the State."

         The Modified Casino Operating Contract will reflect the redesign of the Casino and the revised opening schedule of the Casino in accordance with the Plan. Subject to the receipt of appropriate regulatory approvals, the Modified Casino Operating Contract will modify the original Casino Operating Contract to permit the modified size and design of the Casino and the revised opening schedule. The Modified Casino Operating Contract will also provide for a new completion guarantee and certain other non-economic changes, all of which are permissible under current law.

         Upon the Effective Date, JCC will provide complete releases of any and all claims, demands and causes of action, that any of the participants in the Chapter 11 Cases have against the State, the LGCB, and the LEDGC, their predecessors, successors, officers, directors, employees, attorneys, financial advisors, agents, and other representatives, other than certain tax claims.

    4.   MANAGEMENT AGREEMENT

         The Management Agreement grants HNOMC the right to manage and operate the Casino. As part of the Plan, it is proposed that a Second Amended and Restated Management Agreement (the "AMENDED MANAGEMENT AGREEMENT") be entered into between JCC (as successor to HJC) and HNOMC, and approved by LGCB. Under the Amended Management Agreement, HNOMC will continue to be responsible for and have authority over, among other things: (a) gaming and entertainment operations including security and internal control procedures; (b) public relations and promotion; (c) all accounting, budgeting, financial and treasury functions at the Casino; (d) retaining certain contractors; and (e) other responsibilities to be negotiated by the parties. During the term of the Amended Management Agreement, JCC will be required to fund the cost of operating the Casino and will be responsible for,


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among other things, equipping and furnishing the Casino, maintaining JCC's leasehold estate, and obtaining and maintaining licenses and permits to conduct business.

         Under the Amended Management Agreement, as consideration for managing the Casino, HNOMC will receive an annual payment equal to 3.0% of the gross revenues of JCC (the "BASE MANAGEMENT FEE") and 7.0% of EBITDA of JCC above (i) $40 million for the six month period ending on the date which is six months after the opening of Casino - Phase I and each anniversary of such date, and
(ii) $75 million for the twelve month period ending on the date which is twelve months after the opening of Casino - Phase I and each anniversary of such date, less the Incentive Fee paid to HNOMC for the prior six months (the "INCENTIVE MANAGEMENT FEE" and, together with the Base Management Fees, the "MANAGEMENT FEES"); provided, however, that HNOMC will refund to JCC all fees paid by JCC under subsection (i) if EBITDA does not exceed $75 million for the twelve month period ending on the date which is twelve months after the opening of Casino - Phase I and each anniversary of such date. "EBITDA" means earnings before interest, taxes, depreciation and amortization but after payment of the Base Management Fee (and including, solely for purposes of calculating Contingent Payments (as defined herein) and the Incentive Management Fee, the proceeds, if any, from the exercise of the HET Warrant). The Base Management Fee will be paid monthly. The Incentive Management Fee, if any, will be paid at six-month intervals on the next business day following actual cash payment of all accrued Fixed Interest and Contingent Payments (each as defined below), if any, on the New Bonds and the New Contingent Bonds. No Base Management Fee will be paid, and no Incentive Management Fee will be accrued or paid, during or with respect to any period in which JCC is in default with respect to interest or principal payments on the New Bonds, the New Contingent Bonds or the Bank Loans. Any unpaid Base Management Fees shall be deferred and payable to HNOMC out of the first available funds.

         The New Bonds provide for six elections by JCC to pay semi-annual
Fixed Interest in kind rather than in cash for the first three years of the New Bonds and for further elections by JCC to pay semi-annual Fixed Interest in kind thereafter if the EBITDA for the prior twelve (12) months have not exceeded $28.5 million. If JCC elects to pay Fixed Interest in kind during the first six interest payment periods, HNOMC will defer its Base Management Fee if the cash savings from paying Fixed Interest in kind is needed for cash flow deficiencies other than for repayment of Tranche A-1 or Tranche A-2. If JCC is required to pay Fixed Interest in kind during the third, fourth, fifth or sixth interest payment periods because of the terms of the Term Loans or if JCC elects to pay Fixed Interest in kind during such periods, the Incentive Management Fee will be deferred during such corresponding period. Any such election or elections will be by written notice from JCC to HNOMC specifying the amount, if any, of cash savings resulting from paying Fixed Interest in kind that is needed for the above cash flow deficiencies (the "DEFERRAL AMOUNT"). Such Deferral Amount shall first be applied to offset any Base Management Fees then unpaid and thereafter accruing during the applicable six month period. To the extent any such Deferral Amount exceeds the projected amount of any unpaid and thereafter accruing Base Management Fees for the applicable six month period or if such six month deferral period has already elapsed, HNOMC will repay to JCC the remaining amount of such Deferral Amount not to exceed the amount of any Base Management Fees previously paid to HNOMC with respect to any portion of the applicable six month period accruing prior to JCC's election to pay Fixed Interest in kind. To the extent HNOMC is required to refund to JCC any deferred Management Fees as described above, HET will guarantee HNOMC's obligation to make such refund.


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    5.   COMPLETION GUARANTEES

         Under the Plan, it is proposed that the Completion Guarantors enter into separate New Completion Guarantees in favor of each of (i) the RDC and the City, (ii) the LGCB, (iii) the holders of the New Bonds and New Contingent Bonds, and (iv) the lenders under the Term Loans and the Working Capital Facility (collectively, the "BENEFICIARIES"). Under such New Completion Guarantees, the Completion Guarantors will agree to guarantee the Completion Obligations (as defined below), the Carry Obligations (as defined below) and the Preservation Obligations (as defined blow). The "COMPLETION OBLIGATIONS" mean the obligations of JCC to complete the construction of and timely and fully pay for all costs and expenses of completion when due for the Phase I and II Construction, to equip the Casino with the required furniture, fixtures and equipment so that the Casino is ready to open to the public as a casino gaming operation and the Components, respectively, in accordance with the terms of the Amended Canal Street Casino Lease, the Amended GDA, the New Indentures and any applicable requirements of the LGCB including, without limitation: (i) the payment of any and all costs of completing the Phase I and II Construction including without limitation all labor, materials, supplies and equipment related thereto, to be paid and satisfied when due including, without limitation, all cost overruns not paid by JCC; (ii) the payment, satisfaction or discharge of liens arising from injuries or damages to persons or property in connection with Phase I and II Construction, and all such liens, charges and claims, other than permitted liens, arising from the furnishing of labor, material, supplies or equipment for the Phase I and II Construction, that are or may be imposed upon or asserted against the Casino or any portion thereof; and
(iii) the defense and indemnification of the Beneficiaries against all such liens arising from injuries or damages to persons or property in connection with the Phase I and II Construction, and all such liens, charges and claims, other than permitted liens, arising from the furnishing of labor, materials, supplies or equipment for the Phase I and II Construction. The "CARRY OBLIGATIONS" mean the full and complete payment and performance of all obligations of JCC to pay on a timely basis all amounts due from or incurred by or otherwise payable by JCC to any person, including without limitation, any rent, interim rent, escalated interim rent, liquidated damages or other amounts payable to the City and the RDC under the Amended Canal Street Casino Lease or the Amended GDA (including but not limited to JCC Development's obligation to pay rent directly to the City and the RDC under the Second Floor Sublease), and all project costs (other than any costs which are included as a part of the Completion Obligations), including without limitation, the payment of interest and scheduled principal payments (excluding principal on the New Bonds and New Contingent Bonds), taxes (prior to delinquency), amounts owing to the LGCB under the Casino Operating Contract, amounts owing to the City and the RDC under the Amended Canal Street Casino Lease, assessments, utilities, insurance, maintenance expenses, and amounts owing from injuries or damages to person or property to be funded, paid and satisfied on or prior to the Termination of Construction Date (as defined below), as the case may be, in accordance with the terms of the Amended Canal Street Casino Lease and the Amended GDA. The Carry Obligations will include, without limitation, the obligation of JCC upon the Termination of Construction Date to have available for working capital at least $5.0 million of cash and the Working Capital Facility Maximum Amount (as defined below) of availability for immediate drawdown(s) under the Working Capital Facility, subject to the terms thereof, it being understood that this provision may require the Completion Guarantors to contribute working capital directly to JCC or to pay down the Working Capital Facility. The "WORKING CAPITAL FACILITY MAXIMUM AMOUNT" equals $25 million reduced by the amount of funds, if any, not to exceed $2 million, available under any letter of credit sub-facility under the Working Capital Facility for purposes other than those relating to project costs of the Casino and a drawing of $10.0 million to fund a certain Casino bank account on or before the Termination of Construction Date. The "PRESERVATION OBLIGATIONS" include the Completion Guarantors' obligations, after notices of failure of JCC to fulfill the Completion Obligations in a timely manner, to pay any of the Carry Obligations or to be the subject of a voluntary or involuntary bankruptcy proceeding, to take


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all necessary steps to maintain insurance coverage and to secure the Casino to prevent deterioration and unauthorized access.

    "TERMINATION OF CONSTRUCTION DATE" means that date by which all of the following have occurred: (i) a temporary certificate of occupancy has been issued for Casino--Phase I by the building department and other relevant agencies; (ii) all required permits with respect to the Phase I and II Construction have been received by JCC; (iii) a notice of completion has been recorded with respect to the Phase I and II Construction; (iv) an officers' certificate of the Completion Guarantors has been delivered to the Beneficiaries certifying that the Termination of Construction Date has occurred; (v) the Casino is equipped with the required furniture, fixtures and equipment and ready to open for business as a casino gaming operation;
    (vi) a certificate has been delivered by the general contractor and the project architect to the Beneficiaries for the Phase I and II Construction certifying that the Phase I and II Construction has been substantially completed in accordance with the plans and specifications therefor and all applicable building laws, ordinances and regulations; and (vii) Casino-- Phase I has opened for business as a casino gaming operation so long as any necessary regulatory approvals from the LGCB or any other State regulatory authorities have been received, or, if such approvals have not been received, even though timely receipt of any such approvals has been diligently pursued by or on behalf of JCC in accordance with the Rules and Regulations for such approvals, Casino--Phase I is in a condition to receive customers in the ordinary course of business.

         The New Completion Guarantees are subject to a number of important exceptions and qualifications. The Completion Guarantors' obligation to complete the Casino does not take effect until and unless JCC fails or neglects to complete any phase of the Casino, fails in any other manner to prosecute with diligence and continuity the Completion Obligations, fails timely to pay any of the Carry Obligations, or files or has filed against it a petition for bankruptcy or similar relief. In addition, the Completion Guarantor's obligations under the New Completion Guarantees are suspended during the pendency of any Force Majeure. The New Completion Guarantees are not for the benefit of, and are not enforceable by, the holders of equity interest in JCC Holding, including holders of Class A New Common Stock.

         The New Completion Guarantees terminate upon the occurrence of any of the following: (i) the termination of the Amended Canal Street Casino Lease or the Amended GDA other than as a result of a breach or default by JCC; (ii) casino gaming operations are no longer permitted to be conducted at the Casino or are modified, restricted or limited in a manner that materially diminishes the benefits afforded to JCC or the gaming activities permitted to be conducted at the Casino pursuant to the Gaming Act by reason of a change of law or the enactment of a new law or by reason of JCC's rights under the Casino Operating Contract having been terminated in any material respect, other than as a result of a breach of default by JCC or the Completion Guarantors; provided that, upon the occurrence of any of the events described in this clause (ii) prior to the Termination of Construction Date, the Completion Guarantors are nevertheless obligated to complete the Poydras Street Support Facility, the Poydras Street Tunnel Area, exterior site and street work, and certain improvements which may be required under the Amended Canal Street Casino Lease; (iii) only as to the Carry Obligations but not as to the Completion Obligations, a Force Majeure shall have continued for more than one year from the receipt of a notice from any of the Beneficiaries to the Completion Guarantors that the Completion Guarantors' obligation to complete the Casino has taken effect, notwithstanding the Completion Guarantors' actual and continuous best efforts to remove such Force Majeure; provided, however, that the Completion Guarantors will remain liable for all Carry Obligations that actually come due through the expiration of such one year period to the extent not satisfied by JCC; and, provided further, that the Completion Guarantors shall have used their best efforts to remove such Force Majeure within such one year


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

period; or (iv) as to the Carry Obligations, as of and upon the Termination of Construction Date and as to the Completion Obligations upon the date on which all such payments or satisfactory provisions for all such payments have been made, all lien periods with respect to the Phase I and II Construction have expired and no liens or privileges arising from the furnishing of labor, materials, supplies or equipment for the Phase I and II Construction affecting or purporting to affect the Casino remain of record in Orleans Parish. JCC expects to obtain the Surety Bond from a surety for the benefit of the Beneficiaries for construction of the Casino.

         The remedy of specific performance and the remedies described below are not intended to be exclusive of remedies that Beneficiaries may have against JCC under the New Completion Guarantees or other documents or agreements. If, after notice and opportunity to cure, the Completion Guarantors fail timely to pay the Carry Obligations (a "CARRY OBLIGATION DEFAULT") or if, after notice and an opportunity to cure, the Completion Guarantors fail to commence and diligently thereafter continue to perform the Completion Obligations (a "COMPLETION OBLIGATION DEFAULT"), or if after notice and an opportunity to cure, the Completion Guarantors shall fail to perform the Preservation Obligations (a "PRESERVATION OBLIGATION DEFAULT"), then the Beneficiaries, subject to certain provisions, may elect to require specific performance by the Completion Guarantors of either or both of the Carry Obligations after a Carry Obligation Default, the Completion Obligations after a Completion Obligation Default and the Preservation Obligations after a Preservation Obligation Default. After a Completion Obligation Default or a Preservation Obligation Default, the Beneficiaries, at their option, have the right, but have no obligation, to require the surety to perform the Completion Obligations or the Preservation Obligations pursuant to the Surety Bond. The Beneficiaries' election to require the surety to perform the Completion Obligations will not release, diminish or extinguish the liability of JCC or the Completion Guarantors to the extent the surety fails to perform the Completion Obligations or the Preservation Obligations. The Completion Guarantors will remain obligated to perform the Carry Obligations notwithstanding any such election and notwithstanding the surety's performance of the Completion Obligations or the Preservation Obligations. In addition to the Beneficiaries' right to require specific performance by the Completion Guarantors of any and/or all of the Completion Obligations after a Completion Obligation Default, the Carry Obligations after a Carry Obligation Default or the Preservation Obligations after a Preservation Obligation Default, and whether or not the Beneficiaries have called on the surety pursuant to the Surety Bond, (i) the Beneficiaries have the right to recover from the Completion Guarantors all unreimbursed costs and expenses, including but not limited to attorneys' fees, incurred by the Beneficiaries in protecting, preserving, enforcing or defending their interests both as against JCC and as against the Completion Guarantors under the New Completion Guarantees; (ii) after a Carry Obligation Default, the Completion Guarantors shall be liable for the joint benefit of the Beneficiaries as their interests may appear for any interest or delinquency costs arising from such Carry Obligation Default; provided that the Completion Guarantors shall not be liable for more than one payment of any such interest or delinquency costs of JCC regardless of whether multiple demands are made by any or all of the Beneficiaries; (iii) after a Completion Obligation Default, the Completion Guarantors shall be liable, for the joint benefit of the Beneficiaries as their interests may appear, for damages to pay for the costs of performance of the Completion Obligations arising from such Completion Obligation Default or for such other damages as may otherwise be available under applicable law and (iv) after a Preservation Obligation Default, the Completion Guarantors shall be liable for the joint benefit of the Beneficiaries as their interests may appear for damages to pay for the costs of performance of the Preservation Obligations arising from such Preservation Obligation Default; provided that in no event shall the Completion Guarantors be liable for duplicate payments in respect of damages nor for more than one performance of the Preservation Obligations.


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    6.   COMPLETION LOAN AGREEMENT

         Under the Plan, it is proposed that pursuant to an Amended and Restated Completion Loan Agreement (the "AMENDED COMPLETION LOAN AGREEMENT") among JCC and the Completion Guarantors, any expenditures made by the Completion Guarantors under the New Completion Guarantees will be deemed loans by the Completion Guarantors in favor of JCC. In addition, the Completion Guarantors will be required to make Completion Loans to the extent that the total cost to complete the Casino (to the point at which the Casino contains 100,000 square feet of gaming space) exceeds the budgeted cost to complete the Casino. The obligation of JCC to repay amounts advanced by the Completion Guarantors will be an unsecured obligation of JCC and junior in right of payment to the principal and interest due and payable with regard to the New Bonds and the Bank Loans. Such repayment obligation will have an interest rate of 8% per annum and will mature six months after the maturity of the New Bonds and the New Contingent Bonds; provided, however, that early repayment of such obligation will be permitted if allowed pursuant to a "restricted payments" covenant in the New Indentures and in the Term Loan and Working Capital Facility documents. Such payment will only be allowed if JCC achieves a specified interest coverage ratio and will not be allowed in any event until JCC has paid the maximum amount of contingent payments under the New Bonds and the New Contingent Bonds for two consecutive years. At such time that there is a demand, call, notice or requirement for performance of any completion guarantee, the Completion Guarantors shall be entitled to control the disbursement and use of, and apply toward the cost to complete the Casino, certain available funds of JCC without any further action or consent by JCC, including, without limitation, drawing and use of any portion of the Term Loans, up to the total amount available thereunder, to receive from HNOMC the available cash flow from the Casino but not until such time that at least 100,000 square feet of net gaming space has been constructed, until all obligations of the Completion Guarantors in respect of the New Completion Guarantees have been fully satisfied. The Amended Completion Loan Agreement shall also provide that JCC shall use all of its available funds other than available cash flow for the construction and development of the Casino. Certain mechanisms will be in place to ensure that revenues from the Casino are not utilized to fund the project costs of constructing the Casino until the Casino has opened at least 100,000 square feet of net gaming space. Such mechanisms will include a requirement that JCC maintain separate accounts for construction and operations.

    7.   CONSTRUCTION LIEN INDEMNITY OBLIGATION AGREEMENT

         Under an amended and restated construction lien indemnity obligation agreement between HOCI and JCC, any expenditures made by HOCI under any indemnity agreement as may be required to be delivered to title insurers in favor of the lenders under the Term Loans will be deemed unsecured limited recourse indebtedness ("INDEMNITY OBLIGATIONS") of JCC due and payable on demand if allowed pursuant to a "restricted payments" covenant in the New Indentures and in the Term Loan and Working Capital Facility documents. See Section V.C.6., "--Completion Loan Agreement." In the event such an indemnity agreement is required, any Indemnity Obligations will bear interest at the rate of 8%.

    8.   BASIN STREET CASINO LEASE

         HJC entered into a Basin Street Casino Lease Termination Agreement with the RDC and the City, as intervenor (the "BASIN STREET TERMINATION AGREEMENT"). The RDC and the City, on the one hand, and HJC, on the other hand, have mutually released all rights and obligations under the Basin Street Casino Lease; provided that such release does not affect any rights or obligations of the parties under the City Agreement in respect of the Municipal Auditorium.
The RDC and the City will have no claim for damages


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as a result of such termination.  The LGCB has approved the termination of the
Basin Street Casino Lease. Pursuant to the Basin Street Termination Agreement, the Basin Street Casino Lease automatically terminated on the date the LGCB approved the termination of the Basin Street Casino Lease.

         HJC has previously agreed to pay $1,036,000 for the benefit and use of the Orleans Parish School Board, of which $500,000 of such amount has been paid pursuant to the terms of the March 6 Agreement, which settlement was ratified by the Bankruptcy Court. See Section IV.G., "Events During Chapter 11 Cases--Debtor in Possession Financing Provided by HET or Its Affiliates." Pursuant to the March 6 Agreement, the balance of such amount was to be paid to the City in two equal installments of $268,000, which installments were made in accordance with the March 18 Order.

         On March 4, 1996 and March 6, 1996, HJC remitted (i) $1.8 million from cash on hand and (ii) $2.5 million from the proceeds of the First DIP Loan, respectively, directly to the RDC. Of such amounts, $500,000 was for the benefit and use of the Orleans Parish School Board, and the remainder was in partial payment of HJC's rent obligations for the period of December 1995 through June 1996. See Section IV.G., "Events During Chapter 11 Cases--Debtor in Possession Financing Provided by HET or Its Affiliates." In addition, HJC paid into escrow an additional $1,352,000 for the balance of rent payments due through June 30, 1996. See Section IV.D., "Events During Chapter 11 Cases--Litigation With the City of New Orleans and the RDC." The RDC has been paid from the escrow in accordance with the terms of the March 6 Agreement and the March 18 Order.

         The Basin Street Casino Lease Termination Agreement required HJC to restore the Municipal Auditorium to its previous use whether or not the Effective Date occurred. In accordance with the terms of the Basin Street Casino Lease Termination Agreement, HJC deposited $3,475,399 into escrow on October 3, 1996 to fund the restoration work and commenced and substantially performed the restoration work. Pursuant to an Assignment and Assumption Agreement dated as of September 9, 1997, HJC assigned, and the City and the RDC assumed, all of HJC's rights regarding performance of all remaining restoration work under the Basin Street Casino Lease Termination Agreement, thus releasing HJC from any obligation under the Basin Street Casino Lease Termination Agreement to complete and fund the remaining restoration work at the Municipal Auditorium. In addition, in connection with such assignment and assumption, certain funds on deposit in the escrow account were returned to HJC and all remaining rights and obligations of HJC with respect to the escrow account were assigned and transferred to the City and the RDC.

         HJC currently leases real property, which formerly served as a part of the patron parking lot for the Basin Street Casino and which was intended to serve as part of the employee and bus parking support facility premises for the Casino, under a lease between the Alabama Great Southern Railroad Company and Grand Palais, dated November 10, 1993, (as modified and subsequently assigned to HJC, the "PARKING LOT LEASE"). A portion of the land which forms the parking lot was also leased to HJC under the Basin Street Casino Lease (and under the Canal Street Casino Lease). Under the City Agreement, a portion of the parking lot which was leased from the RDC was surrendered to it effective upon Bankruptcy Court approval of the City Agreement. HJC exercised its right to terminate its lease of the northerly portion of the Parking Lot Lease premises on August 1, 1997. Also under the City Agreement, HJC has sought, at the request of the City, to assume and assign portions of the Parking Lot Lease to the City and/or to the RDC. This motion was denied by the Bankruptcy Court.


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    9.   TITLE INSURANCE

         As described above, under the Plan, JCC will seek to assume the Existing Owner's Title Insurance Policy, unless the parties enter into the First American Settlement Agreement subject to certain conditions (in which case the Existing Owner's Title Insurance Policy will be deemed rejected and terminated).

         In December 1996, the parties reached agreement on the terms of the First American Settlement Agreement, the form of which the Bankruptcy Court subsequently approved on January 21, 1997. If the First American Settlement Agreement becomes effective, it will resolve certain of the parties' claims against each other, cause the cancellation of the Existing Owner's Title Insurance Policy, and provide for the issuance of new title insurance to JCC and its lenders at reduced "re-issue" rates.

    10.  BROADMOOR CONTRACT

         Under the Plan, JCC will assume the Broadmoor Construction Agreement, as modified by the settlement agreement between HJC and Broadmoor attached as Exhibit "H" to the Existing Plan (the "BROADMOOR SETTLEMENT AGREEMENT") or JCC will contract with another company to perform that same work under the same or substantially similar terms. Among other things, the Broadmoor Settlement Agreement provides for the assumption of the Broadmoor Construction Agreement, with certain specified modifications, as of the Effective Date, payment of a "cure amount" of $2,365,533 to Broadmoor, and certain adjustments to the contract price under the Broadmoor Construction Agreement. HJC sought and obtained approval by the Bankruptcy Court of the Broadmoor Settlement Agreement and of the assumption of the Broadmoor Construction Agreement, to become effective on the Effective Date. The Settlement Agreement provides that if the Effective Date did not occur by July 31, 1997, thereby preventing the issuance of a notice to proceed, Broadmoor has the right to have its contract deemed rejected and to pursue its proof of claim, a right Broadmoor has not yet exercised. In the event Broadmoor exercises that right, HJC would have to negotiate a new settlement agreement with Broadmoor or would have to retain a replacement contractor to complete the parking facility.

    11.  ARCHITECT CONTRACT

         Under the Plan, JCC will assume HJC's Design Agreement with Perez
Ernst Farnet/Modus, Inc., Architects and Planners ("PEREZ ERNST"), dated January 16, 1995 (and effective November 15, 1994), as modified, if necessary, with the amount required to cure defaults, if any, under such agreement to be resolved by settlement or by order of the Bankruptcy Court. Negotiations are in process with Perez Ernst to revise such contract to accommodate the redesign of the Casino as contemplated by the Plan.

    12.  AUDUBON CONTRACT

         HJC and The Audubon Institute entered into a letter agreement on or about July 19, 1995 (the "AUDUBON TICKET AGREEMENT") pursuant to which HJC agreed, among other things, to purchase in excess of 1 million tickets from The Audubon Institute from 1995 through 2001. Under the Plan, JCC will assume the Audubon Ticket Agreement, as modified by the settlement agreement between HJC and The Audubon Institute attached as Exhibit "I" to the Existing Plan (the "AUDUBON SETTLEMENT AGREEMENT"). Among other things, the Audubon Settlement Agreement provides for the assumption of the Audubon Ticket Agreement


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as of the Effective Date, payment of a "cure amount" of $250,000, and certain modifications of the Audubon Ticket Agreement, including adjustments of JCC's ticket purchase obligations going forward.

    13.  CENTEX CONTRACT

         Under the Plan, JCC will assume the Centex Construction Agreement, as modified by the Centex Settlement Agreement, a copy of which is attached as Exhibit "L" to the Existing Plan. Among other things, the Centex Settlement Agreement provides for the assumption of the Centex Construction Agreement, with certain specified modifications, as of the Effective Date, payment of a "cure amount" of $34,000,000 to Centex, and certain adjustments to the guaranteed maximum price under the Centex Construction Agreement. HJC filed motions seeking approval of the Centex Settlement Agreement and of the assumption of the Centex Construction Agreement to become effective on the Effective Date. The Court granted these motions on December 5, 1996. The Centex Settlement Agreement provides that it will be a condition precedent to such assumption that the Plan shall become effective, and that the effective date of such assumption will be the Effective Date of the Plan. Negotiations are in process to revise the Centex Settlement Agreement to accommodate the construction schedule contemplated by the Plan.

D.  MEANS FOR IMPLEMENTATION AND EXECUTION OF THE PLAN

                            GENERAL IMPLEMENTATION MATTERS

    1.   GENERAL CORPORATE MATTERS

         On or before the Effective Date, each JCC Entity will take such action as is necessary under the laws of the State of Delaware, or in the cases of JCC and JCC Intermediary (if formed), under the laws of the State of Louisiana, federal law and other applicable law to effect the terms and provisions of the Plan. Among other actions, on or before the Effective Date, each JCC Entity will (i) file the JCC Organizational Documents, the JCC Intermediary Organizational Documents and the JCC Holding Certificate of Incorporation, as applicable, with the Secretary of State of Delaware (in the case of JCC Holding), or the State of Louisiana (in the cases of JCC and JCC Intermediary), in accordance with the laws of the State of Delaware or Louisiana, as applicable, and (ii) in the case of JCC and JCC Intermediary, enter into the JCC Operating Agreement or the JCC Intermediary Operating Agreement, as applicable.

    2.   EFFECTIVE DATE TRANSACTIONS

         a. JCC MEMBERSHIP INTEREST(S). On the Effective Date, (i) if JCC Intermediary is formed, JCC Intermediary will form JCC and receive all the membership interest(s) of JCC, or (ii) if JCC Intermediary is not formed, JCC Holding will form JCC and receive all the membership interest(s) of JCC. See
Section V.G.8., " Miscellaneous Provisions--Structure of Reorganized Debtors."

         b. JCC INTERMEDIARY MEMBER'S INTEREST(S). If JCC Intermediary is formed, on the Effective Date, JCC Holding will form JCC Intermediary and receive all membership interest(s) of JCC Intermediary.

         c. NEW BOND DOCUMENTS. On the Effective Date, (i) JCC and the New Indenture Trustee will enter into the New Indentures and will execute and deliver all instruments, agreements, legal opinions and other operative documents contemplated by the New Indentures, and (ii) JCC will execute and


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deliver all other New Bond Documents, which include, without limitation, the New
Bonds and the New Contingent Bonds.

              I.   NEW BONDS

         Upon the Effective Date, JCC will issue to holders of Allowed Class A4 claims $187.5 million aggregate principal amount of New Bonds maturing in 2009. The New Bonds will pay fixed interest semi-annually at a rate of 5.867% per annum increasing over the first three years to a rate of 6.214% per annum in the third through fifth years (as set forth in the Bondholder Term Sheet) and increasing to 8% per annum after the first five years. JCC will have the option of making the first six semi-annual payments of Fixed Interest on the New Bonds in kind rather than in cash; provided, however, that JCC must pay the first four semi-annual payments of Fixed Interest in kind if Tranche A-1 and/or Tranche A-2 is outstanding when such payments are due. JCC will have the option to pay the fifth and sixth semi-annual payments of Fixed Interest in kind. If JCC pays Fixed Interest in kind on any of the first six semi-annual interest payment dates, HNOMC will defer its Base Management Fees and HET and HOCI will defer their fees under the HET/JCC Agreement to the extent that the cash saving from paying Fixed Interest in kind is needed for cash flow deficiencies other than for repayment of Tranche A-1 and Tranche A-2. If JCC is required to pay Fixed Interest in kind with respect to the third, fourth, fifth or sixth semi-annual interest payment, because of the terms of the Term Loans or if JCC elects to pay Fixed Interest in kind during such periods, the Incentive Management Fee payable to HNOMC will be deferred during such corresponding period. The Term Loans provide for quarterly amortization; however, such payments on principal will be deferred for any of the first six semi-annual interest payment periods if (i) JCC has elected to pay Fixed Interest in kind during the interest period ending prior to the current quarter, (ii) HNOMC has deferred both Base Management Fees and Incentive Management Fees for the corresponding interest period and (iii) HET and HOCI have deferred their fees under the HET/JCC Agreement. Deferred Base Management Fees and deferred guaranty fees shall be due and payable PRO RATA to HNOMC out of excess cash flow remaining after repayment of Tranches A-1 and A-2 required by the Credit Agreement at such time and to the extent that EBITDA exceeds $65 million; deferred Incentive Management Fees shall be due and payable to HNOMC out of excess cash flow after repayment of any deferred Base Management Fees and deferred guaranty fees at such times and to the extent that EBITDA exceeds $75 million.

         Other payments of Fixed Interest in kind or deferrals of fees and other obligations are possible if JCC does not meet certain EBITDA targets starting with the fourth year after the Effective Date. If EBITDA for JCC is not in excess of $28.5 million for the twelve months ending one month prior to each semi-annual interest payment date, Fixed Interest on the New Bonds will be paid in kind, the Base and Incentive Management Fees will be deferred, amortization under the Term Loans will be deferred and the fees due under the HET/JCC Agreement will be deferred. See Section V.C.4., "The Plan of Reorganization--Executory Contracts and Unexpired Leases--Management Agreement." Payments of Fixed Interest not made in kind are payable in cash.

         The New Bonds will also require contingent payments ("CONTINGENT PAYMENTS"), payable semi-annually and limited to 75% of EBITDA (including, solely for purposes of calculating Contingent Payments and the Incentive Management Fee, the proceeds, if any, from the exercise of the HET Warrant) of JCC over $65 million and under $85 million, calculated on an annual basis. If, and to the extent that, JCC's EBITDA results for any year are less than the amount required to cause the maximum contingent payments for such year to become due, such payments will never be made. Procedures to address seasonality and tax considerations in connection with semi-annual payments will be developed. For federal income tax purposes,


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

all Contingent Payments in respect of New Bonds will be recharacterized as principal and interest using a 12% discount factor.

         The New Bonds will be secured by a lien on all assets of JCC (other than the Modified Casino Operating Contract, the Casino's bankroll and the Gross Revenue Share Payments), junior to the liens securing certain obligations of JCC under the HET/JCC Agreement, the A Term Loan, the Working Capital Facility and any refinancings of the A Term Loan and the Working Capital Facility which do not increase the principal amount of indebtedness outstanding and available thereunder (except to the extent (x) accrued and unpaid interest and/or other amounts owing with respect to the refinanced indebtedness is refinanced and/or
(y) of the fees and expenses incurred in connection with the refinancing indebtedness) or decrease the weighted-average maturity thereof (collectively, the "SENIOR PERMITTED REFINANCINGS"), and PARI PASSU with the liens securing the New Contingent Bonds, the B Term Loan and any refinancings of the B Term Loan which do not increase the principal amount of indebtedness outstanding and available thereunder (except to the extent (x) accrued and unpaid interest and/or other amounts owing with respect to the refinanced indebtedness is refinanced and/or (y) of the fees and expenses incurred in connection with the refinancing indebtedness) or decrease the weighted-average maturity thereof (collectively, the "SENIOR SUBORDINATED PERMITTED REFINANCINGS"). The New Bonds will not be redeemable or subject to mandatory prepayment prior to maturity.
The holders of New Bonds, however, will, subject to certain conditions, be able to require JCC to repurchase such New Bonds upon a change in the manager of the Casino or other similar events. With the exception of the New Contingent Bonds, the Term Loans, the Working Capital Facility, Senior Permitted Refinancings, Senior Subordinated Permitted Refinancings, and certain special purpose indebtedness, any other indebtedness for borrowed money of JCC must be subordinated to the New Bonds. The indenture for the New Bonds will include covenants regarding change of control and limitations on restricted payments, dividends affecting subsidiaries, indebtedness, payment of management fees, asset sales, transactions with affiliates (except for transactions with affiliates approved by the board of directors of JCC Holding within limitations to be established by the board of directors of JCC Holding), liens and mergers and consolidations. The New Bonds will also contain provisions such that in the event of a payment default or bankruptcy, the holders will be made whole for any accelerated maturity, accrued and unpaid interest, all Fixed Interest and Contingent Payments in respect of future periods and any other costs and expenses; provided, however, that the amount of future Contingent Payments shall be subordinated in right of payment to certain obligations of JCC under the HET/JCC Agreement, the Bank Loans, the Senior Permitted Refinancings and the Senior Subordinated Permitted Refinancings

              II.  NEW CONTINGENT BONDS

         Upon the Effective Date, JCC will also issue to holders of Allowed Class A4 claims a PRO RATA share of New Contingent Bonds. All payments in respect of the New Contingent Bonds will be Contingent Payments and will be limited to 75% of EBITDA (including, solely for purposes of calculating Contingent Payments and the Incentive Management Fee, the proceeds, if any, from the exercise of the HET Warrant) over $85 million and under approximately $109.4 million calculated on an annual basis. If, and to the extent that, JCC's EBITDA results for any year are less than the amount required to cause the maximum contingent payments for such year to become due, such payments will never be made. Subject to the contingency described above, the New Contingent Bonds will be self-amortizing with semi-annual payments, and all payments thereunder will be recharacterized as part principal and part interest. The terms of the New Contingent Bonds will treat the Contingent Payments as being comprised of principal and interest thereon at a 16% annual rate from the date of issue (with semi-annual compounding). Procedures to address seasonality and tax considerations in connection with semi-annual payments will be developed. See Section


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

X.B.3., "Certain Federal Income Tax Consequences of the Plan--Tax Consequences to Holders of Claims in Classes A4 and B3 (Bondholders)--Tax Treatment of New Bonds and New Contingent Bonds."

         The New Contingent Bonds will be secured by a lien on all assets of JCC (except the Modified Casino Operating Contract, the Casino's bankroll and the Gross Revenue Share Payments), junior to the liens securing certain obligations of JCC under the HET/JCC Agreement, the A Term Loan, the Working Capital Facility and Senior Permitted Refinancings, and PARI PASSU with the liens securing the New Bonds, the B Term Loan and Senior Subordinated Permitted Refinancings. The New Contingent Bonds will not be redeemable or subject to mandatory prepayment prior to maturity. With the exception of the New Bonds, the Term Loans, the Working Capital Facility, Senior Permitted Refinancings, Senior Subordinated Permitted Refinancings, and certain special purpose indebtedness, any other indebtedness for borrowed money of JCC must be subordinated to the New Contingent Bonds. The indenture for the New Contingent Bonds will include covenants regarding limitations on restricted payments, dividends affecting subsidiaries, indebtedness, payment of management fees, asset sales, transactions with affiliates (except for transactions with affiliates approved by the board of directors of JCC Holding within limitations to be established by the board of directors of JCC Holding), liens and mergers and consolidations. The New Contingent Bonds will also contain provisions such that in the event of a payment default or bankruptcy, the holders will be made whole for any accelerated maturity (which shall consist solely of Contingent Payments that are due but have not yet been paid), all Contingent Payments in respect of future periods or any other expenses or costs; provided, however, that the amount of future Contingent Payments shall be subordinated in right of payment to certain obligations of JCC under the HET/JCC Agreement, the Bank Loans, the Senior Permitted Refinancings and the Senior Subordinated Permitted Refinancings.

         d. DISTRIBUTION TO CREDITORS. On, or as soon as practicable after, the Effective Date but in no event after the tenth (10th) Business Day after the Effective Date (or in the case of holders of Allowed Class C5 Claims, on or as soon as practicable after the ninetieth day after the Effective Date), or as otherwise provided in the Plan, JCC and, in the case of the New Common Stock, JCC Holding will issue and deliver to the Disbursing Agents for distribution to the applicable holders of Allowed Claims in accordance with the Plan (i) the New Bonds, New Contingent Bonds and Convertible Junior Subordinated Debentures, (ii) cash in the amount determined pursuant to the provisions of Article IV of the Plan, and (iii) shares of Class A and Class B New Common Stock in the respective amounts determined pursuant to the provisions of Article IV of the Plan.

         e. PURCHASE OF NEW COMMON STOCK BY HARRAH'S INVESTOR. On the Effective Date, Harrah's Investor will pay to JCC Holding, as an equity contribution, the Harrah's New Equity Investment. In consideration of the Harrah's New Equity Investment, and the waiver of the principal amount of the Existing DIP Indebtedness then outstanding (and, subject to Bankruptcy Court approval, any Future DIP Loan), on the Effective Date, JCC Holding will sell to Harrah's Investor 4,990,000 shares of New Common Stock, a portion of which will be issued by JCC Holding to certain other persons in accordance with the provisions of Section 6.2(f) of the Plan (summarized in Section V.D.2.f. below). All shares of New Common Stock purchased by Harrah's Investor and issued by JCC Holding to Harrah's Investor or to the Disbursing Agent for the benefit of Harrah's Investor pursuant to Section 6.2(f) of the Plan will be shares of Class B New Common Stock, and all shares purchased by Harrah's Investor and issued by JCC Holding directly to the Disbursing Agent for the benefit of the Releasing Bondholders or the Grand Palais Releasing Bondholders pursuant to Section 6.2(f) will be shares of Class A New Common Stock.


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

         On the Effective Date, all proceeds from the Harrah's New Equity Investment will be contributed as an equity contribution by JCC Holding (i) if JCC Intermediary has been formed, to JCC Intermediary, which in turn, will contribute such amounts as an equity contribution to JCC, or (ii) if JCC Intermediary has not been formed, to JCC.

         f. TRANSFER OF NEW COMMON STOCK TO CERTAIN PERSONS IN SETTLEMENT OF CLAIMS.

              (i) NOLDC SHAREHOLDERS AND GRAND PALAIS. On the later of the Effective Date and the date on which the NOLDC Shareholders/HET Settlement Agreement is executed and delivered by all of the parties thereto and is approved by the Bankruptcy Court in the Chapter 11 Case of NOLDC, the nine NOLDC Shareholders or their designee will have an option, on the terms set forth in the NOLDC Shareholders/HET Settlement Agreement, to purchase an aggregate number of shares of Class B New Common Stock to be specified in the NOLDC Shareholders/HET Settlement Agreement (with each NOLDC Shareholder or his designee receiving one-ninth thereof), which shares are to be initially distributed to Harrah's Investor pursuant to Section 6.2(e) of the Plan. On the later of the Effective Date and the date on which the Grand Palais/HET Settlement Agreement is executed and delivered by all of the parties thereto, JCC Holding will, in accordance with the provisions of the Grand Palais/HET Settlement Agreement, issue directly to the Disbursing Agent on behalf of the Grand Palais Releasing Bondholders a number of shares of Class A New Common Stock to be specified in the Grand Palais/HET Settlement Agreement (the "GRAND PALAIS SETTLEMENT CONSIDERATION"), which shares would otherwise be distributed to Harrah's Investor pursuant to Section 6.2(e) of the Plan (summarized in Section V.D.2.e. above). In no event will the aggregate number of such shares of Class B New Common Stock distributed to the NOLDC Shareholders and Grand Palais Releasing Bondholders exceed 800,000 shares.

              (ii) RELEASING BONDHOLDERS. On the Effective Date, JCC Holding will issue directly to the Disbursing Agent on behalf of the Releasing Bondholders and, if applicable, Harrah's Investor, the 1,500,000 shares of New Common Stock which constitute the Release Pool. The Release Pool will include 200,000 shares of New Common Stock to which Harrah's Investor would otherwise be entitled pursuant to Section 6.2(e) of the Plan. The remaining 1,300,000 shares of New Common Stock in the Release Pool will be issued by JCC Holding in consideration of, among other things, (A) the execution and delivery of the HET Loan Guarantee and the New Completion Guarantees by HET and HOCI and the provision of the Surety Bond, (B) the provision by the DIP Lender of debtor-in-possession financing and its willingness to waive the principal amount thereof, (C) the purchase of the Harrah's New Equity Investment by Harrah's Investor, (D) the waiver by persons in the HET Group, the NOLDC Group and the Grand Palais Group of any right to distributions as holders of certain Class A7 and/or Class C5 Claims, (E) certain pre-development and development services performed by HET and its Affiliates prior to the Effective Date, (F) the execution and delivery by the City and the RDC of the agreements referenced in
Section 6.2(o) of the Plan and the City/RDC Release, (G) the execution and delivery by the LGCB and/or the State of the agreements referenced in Section 6.2(n) of the Plan and the State/LGCB Release, and (viii) and (H) other good and valuable consideration from the various beneficiaries of the releases provided by the Releasing Bondholders pursuant to Section 5.2 of the Plan, without which this Plan could not be confirmed and consummated. The 1,500,000 shares of New Common Stock in the Release Pool will be distributed in accordance with the provisions of Sections 4.4(b) and 5.2 of the Plan (discussed in Sections V.A.7. and V.B.3. above, respectively).

         g. NEW COMPLETION GUARANTEES, AMENDED AND RESTATED CONSTRUCTION LIEN INDEMNITY OBLIGATION AGREEMENT; MINIMUM PAYMENT GUARANTY. On the Effective Date, HET, HOCI (in the case of clauses (i) through (v)) and JCC (in the case of clauses (iii) through (v)) will execute and deliver (i) the HET


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

Loan Guarantee, (ii) the New Completion Guarantees, (iii) the Amended and Restated Construction Lien Indemnity Obligation Agreement, (iv) the Amended and Restated Completion Loan Documents and (v) a Minimum Payment Guaranty for fiscal years ending March 31, 1999 and March 31, 2000. On the Effective Date, the Old Completion Guarantees will be terminated and cancelled to the extent any of such guarantees has not been previously terminated and cancelled. On the Effective Date, the Surety Bond will be obtained to assure completion of the construction of the Casino subject to any non-renewal or early termination pursuant to the HET/JCC Agreement. As consideration for providing the HET Loan Guarantee, HET will be paid an annual credit support fee based on the average aggregate principal amount of indebtedness outstanding and guaranteed by HET pursuant thereto as set forth in Exhibit J to the Plan, and JCC Holding will issue to Harrah's Investor or its designee the HET Warrant. Pursuant to the HET/JCC Agreement, and subject to the non-renewal and termination provisions thereof, as consideration for providing a Minimum Payment Guaranty, HET and HOCI, among other things, will be paid an annual guarantee fee of $6 million for the fiscal years ending March 31, 2000 and 2001 and $5 million for the fiscal years ending March 31, 2002, 2003 and 2004, all payable quarterly; provided, however, that HET and HOCI will be paid a PRO RATA fee based on an annual fee of $6 million for any partial fiscal year ending March 31, 1999 or for the fiscal year ending March 31, 2000, if it is a partial fiscal year, as set forth in Exhibit B to the Plan.

    "HET WARRANT" means warrants to purchase additional shares of New Common Stock such that, upon exercise of the warrants in their entirety (and assuming that the NOLDC Shareholders and/or their designees have exercised their options to purchase from Harrah's Investor 4.5% of the New Common Stock), Harrah's Investor would own 50.0% of the New Common Stock issued on the Effective Date, subject to certain adjustments. The number of shares issuable upon exercise of the HET Warrant will be adjusted as necessary to reflect the transfer of shares upon exercise of the options held by NOLDC Shareholders to purchase from HET up to 4.5% of the New Common Stock. The HET Warrant will be exercisable at any time in whole or in part on a PRO RATA basis at a price of $15.00 per share of New Common Stock. If the NOLDC Shareholders and/or their designees have not exercised their options to purchase 4.5% of the New Common Stock, Harrah's Investor will not be permitted to exercise the HET Warrant with respect to that number of shares which would cause Harrah's Investor to own more than 50.0% of the New Common Stock until such time as such exercise would not cause Harrah's Investor to own more than 50.0% of the New Common Stock. If at any time after the Transition Date the closing bid price of the New Common Stock has exceeded $20.00 per share for sixty consecutive trading days, JCC Holding's board of directors may elect to give written notice to Harrah's Investor of an election to redeem 75% of the warrants at $0.05 per warrant unless Harrah's Investor exercises the warrants within forty-five days after the date of such notice. The HET Warrant will be satisfactory in form and substance to HET (in its sole discretion) on behalf of the Proponents and the Bondholders Committee (in its sole discretion). The form of the HET Warrant will be filed with the Bankruptcy Court as a Plan Document pursuant to Section 6.2(t) of the Plan.

         h. BANK/UNDERWRITER FINANCING. On or before the Effective Date, JCC and the applicable Persons in the Bank/Underwriter Group will execute and deliver the A Term Loan Documents, the B Term Loan Documents, the Working Capital Loan Documents and the Convertible Junior Subordinated Debenture Documents, pursuant to which JCC will obtain the A Term Loan, the B Term Loan and the Working Capital Credit Facility and issue the Convertible Junior Subordinated Debentures.

         i. HET AFFILIATE FINANCING AND DEVELOPMENT SERVICES AGREEMENT. On or before the Effective Date, JCC and HET (or an Affiliate of HET) will execute and deliver, the Junior Subordinated Loan


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

Documents pursuant to which JCC shall obtain the Junior Subordinated Credit
Facility.   On or before the Effective Date, JCC and the Harrah's Investor will execute and deliver the Development Services Agreement which will contain the terms and conditions described in Exhibit "N" to the Plan and in form and substance satisfactory to HET, a subsidiary of HOCI, and the Bondholders Committee (the "DEVELOPMENT SERVICES AGREEMENT").

         j. RELEASES. On the Effective Date, each of the State, LEDGC, the LGCB, the City, the RDC, Centex, Broadmoor, the Debtors, JCC and the applicable Persons in the HET Group, the NOLDC Group and the Grand Palais Group will execute and deliver the State/LGCB Release, the City/RDC Release, the Centex-Landis Release, or the Broadmoor Release, as the case may be. On or before the Effective Date, (i) the NOLDC Shareholders, HET, the Debtors, JCC and the other parties thereto will execute and deliver the NOLDC Shareholder/HET Settlement Agreement, (ii) Grand Palais, HET, the Debtors, JCC and the other parties thereto will execute and deliver the Grand Palais/HET Settlement Agreement, and (iii) Grand Palais, NOLDC, the NOLDC Shareholders and the other parties thereto will execute and deliver the NOLDC/Grand Palais Settlement Agreement. On or before the Effective Date, the Debtors, the Underwriters, the Participating Banks, FNBC (in all capacities) and the other parties thereto, as the case may be, will execute and deliver the Bank/Underwriter Release.

         k. CANCELLATION OF OLD INDENTURE, OLD BOND DOCUMENTS AND EXISTING LENDERS' TITLE INSURANCE POLICY.

              (i) On the Effective Date, except as otherwise provided in Sections 6.2, 6.9 and 6.10 of the Plan, (A) the Old Indenture will be terminated and canceled, (B) the other Old Bond Documents, and all Liens granted under the Old Bond Documents, will be terminated and canceled, and (C) all collateral pledged or otherwise granted as security pursuant to the Old Bond Documents will be released by the Old Indenture Trustee or the Old Indenture Collateral Agent, as applicable, and will be repledged to secure the obligations secured by the Minimum Payment Guarantor Lien, Term Loans, the Working Capital Facility, the New Bonds and the New Contingent Bonds pursuant to the A Term Loan Documents, the B Term Loan Documents, the Working Capital Loan Documents and the New Bond Documents, as applicable; PROVIDED, HOWEVER, that except for the termination of the Indenture Trustee Charging Lien, nothing in the Plan will terminate or impair the rights, if any, of FNBC under the Old Bond Documents against any Persons other than the Debtors or the JCC Entities. The Old Indenture Predecessor Trustee, the Old Indenture Predecessor Collateral Agent, and any other holder of any liens under the Old Bond Documents and/or the Old Bank Credit Documents will execute and deliver all termination statements, mortgage releases and other instruments or documents reasonably requested by JCC to effectuate or evidence the release of any such Liens.

              "MINIMUM PAYMENT GUARANTOR LIEN" means the lien securing certain obligations of JCC under the HET/JCC Agreement.

              (ii) On the Effective Date, all of FNBC's claims or other rights to indemnity and/or reimbursement under the Old Indenture and the other Old Bond Documents and all Liens securing same (including the Indenture Trustee Charging Lien) will be canceled and extinguished except as follows: On the Effective Date, JCC (A) will assume on an unsecured basis any obligation of HJC under the Old Bond Documents to indemnify FNBC for attorneys' fees or other costs of defense incurred in connection with any claim asserted by any Person against FNBC and (B) will assume as an IN REM obligation limited in recourse solely to the FNBC Cash Collateral any other indemnification obligations of HJC under the Old Bond

Documents. As security for the assumed indemnification obligations of JCC set forth in the immediately preceding sentence and in Section 6.2(l)(ii) of the Plan, FNBC will be authorized to retain the FNBC Cash Collateral until the later of (x) the first anniversary of the Effective Date or (y) the date of resolution by final unappealable judgment of any litigation filed against FNBC within one year of the Effective Date to which FNBC is entitled to indemnity under the Old Bank Credit Documents and/or Old Bond Documents, at which time the then remaining balance of the FNBC Cash Collateral shall be released to JCC.

              (iii) If pursuant to the First American Settlement Agreement, First American Title Insurance Company issues one or more new lender's title insurance policies satisfactory to the Persons in the Bank/Underwriter Group which are parties to the A Term Loan Documents, B Term Loan Documents and/or Working Capital Loan Documents, then the Existing Lender's Title Insurance Policy shall be deemed terminated as of the Effective Date, and First American Title Insurance Company shall not have any further liability thereunder.

         l.   CANCELLATION OF OLD BANK CREDIT DOCUMENTS.  On the Effective
Date, except as otherwise provided in Section 6.2 of the Plan, the Old Bank Credit Documents, and all Liens granted thereunder, will be terminated and canceled to the extent the foregoing have not been previously terminated and canceled and all collateral pledged or otherwise granted as security pursuant to the Old Bond Documents will be released by the Banks and, in the case of any collateral held by any Bank or the Old Bank Collateral Agent, promptly returned to JCC; PROVIDED, HOWEVER, that to the extent provided in Section 4.3 of the Plan, the Administrative Agent and the Old Bank Collateral Agent may retain, for application to any Allowed Secured Claim of any Bank or Old Bank Collateral Agent or as security for any Disputed Secured Claims of any Bank or Old Bank Collateral Agent, a portion of the Withheld Funds as specified in Section 4.3 of the Plan; provided, further, that nothing in the Plan will terminate or impair the rights, if any, of FNBC under the Old Bank Credit Documents against any persons other than the Debtors or the JCC Entities.

         On the Effective Date, all of FNBC's claims or other rights to indemnity and/or reimbursement under the Old Bank Credit Documents and all Liens securing same will be canceled and extinguished except as follows: On the Effective Date, JCC (A) will assume on an unsecured basis any obligation of HJC under the Old Bank Credit Documents to indemnify FNBC for any attorney's fees or other costs of defense incurred in connection with any claim asserted by any Person against FNBC, and (B) will assume as an IN REM obligation limited in recourse solely to the FNBC Cash Collateral any other indemnification obligations of HJC under the Old Bank Credit Documents. As set forth in Section 6.2(k)(ii) of the Plan, the FNBC Cash Collateral will secure, among other things, the assumed indemnification obligations of JCC set forth in Section 6.2(l)(ii) of the Plan

         m. CANCELLATION OF EQUITY INTERESTS. On the Effective Date, all Equity Interests in each Debtor will be canceled.

         n. AGREEMENTS WITH THE LGCB. On the Effective Date, JCC and the LGCB will enter into the Modified Casino Operating Contract and all other agreements, instruments and documents necessary or appropriate to evidence or consummate the transactions contemplated therein, including contractual and regulatory approvals relating to the plan transactions.

         o. AGREEMENTS WITH CITY AND RDC. Provided that the City Council shall have enacted the ordinance(s) approving the Lease Documentation (as defined in the City Agreement), on the Effective Date, JCC, the City and RDC will enter into the Amended Canal Street Casino Lease, the Amended GDA


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

and all other agreements, instruments and documents necessary or appropriate to evidence or consummate the transactions contemplated therein. On or before the Effective Date, the Basin Street Casino Lease will have been terminated in accordance with the provisions of the City Agreement and the Basin Street Termination Agreement. Unless earlier terminated in accordance with the provisions thereof, the City Agreement will remain in full force and effect through the occurrence of the Effective Date.

         p. AGREEMENTS WITH HNOMC. On the Effective Date, JCC and HNOMC will enter into the Amended Management Agreement and all other agreements, instruments and documents necessary or appropriate to evidence or consummate the transactions contemplated therein.

         q. REGISTRATION AND LISTING OF CLASS A NEW COMMON STOCK. The JCC Entities must use their best efforts to cause the Class A New Common Stock to be listed on a national securities exchange or quoted on NASDAQ upon the Effective Date. JCC Holding must also use its best efforts to be, on or prior to the Effective Date, a reporting company under the Securities Exchange Act of 1934, as amended (the "34 ACT") with respect to the Class A New Common Stock. JCC Holding must file a registration statement under the 34 Act (the "CLASS A 34 ACT REGISTRATION STATEMENT") no later than promptly after the date of entry of the Final Order approving the Disclosure Statement. If the Class A 34 Act Registration Statement is not effective by the later of (i) 60 days after the filing of such registration statement with the Securities and Exchange Commission (the "SEC") (provided, however, that this clause (i) is not applicable if JCC Holding did not file such registration statement prior to the date which is five days after the date of entry of the Final Order approving the Disclosure Statement), (ii) 60 days after the date of entry of the Final Order approving the Disclosure Statement, (iii) 30 days after receipt of any SEC comments on such registration statement, and (iv) the Effective Date, then the JCC Entities shall pay to the Bondholders an amount equal to $.05 per week for each $1,000 of Class A New Common Stock (based on the greater of (x) the market value of such Class A New Common Stock at such time and (y) $15.00 per share) to be registered, which amount shall increase by $.05 every 45 days to a maximum of $.30 per week.

         In addition, to the extent that it is reasonably determined that the registration of public resales by any Bondholder of any Class A New Common Stock received by such Bondholder under the Plan is required by law, JCC Holding will file a registration statement (the "CLASS A 33 ACT REGISTRATION STATEMENT") with respect to such resales promptly after the Effective Date. If such Class A 33 Act Registration Statement is not effective within 120 days after it is filed, then the JCC Entities must pay to the Bondholders an amount equal to $.05 per week for each $1,000 of Class A New Common Stock (based on the greater of (x) the market value of such Class A New Common Stock at such time and (y) $15.00 per share) to be registered, which amount will increase by $.05 every 45 days to a maximum of $.30 per week.

         r. REGISTRATION OF CLASS B NEW COMMON STOCK. On the Effective Date, the JCC Entities and Harrah's Investor will enter into a Registration Rights Agreement (the "CLASS B REGISTRATION RIGHTS AGREEMENT") containing such terms and conditions as are customary under the circumstances, including the following:

              (i) upon the request of Harrah's Investor, which request may not be made prior to the second anniversary of the opening of the Casino, the JCC Entities must promptly file with the SEC and cause to become effective as soon as reasonably practicable thereafter a registration statement on the appropriate form (the "CLASS B REGISTRATION STATEMENT") relating to all shares of Class B New Common Stock held by Harrah's Investor including any shares of Class B New Common Stock obtained by Harrah's Investor pursuant to the exercise of the HET Warrant; and


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              (ii)      the JCC Entities will cause such Class B Registration
Statement to be continually effective, subject to customary exceptions, through the third anniversary of the day on which the Class B Registration Statement first becomes effective.

         s. REGISTRATION OF NEW BONDS. To the extent that it is reasonably determined that the registration of public resales by any Bondholder of any New Bonds or New Contingent Bonds received by such Bondholder under the Plan is required by law, the JCC Entities will file a registration statement (the "NEW BONDS 33 ACT REGISTRATION STATEMENT") with respect to such resales promptly after the Effective Date. If such New Bonds 33 Act Registration Statement is not effective within 120 days after it is filed, then the JCC Entities must pay to the Bondholders an amount equal to $.05 per week for each $1,000 securities, which amount shall increase by $.05 every 45 days to a maximum of $.30 per week.

         t. FILING OF PLAN DOCUMENTS. The forms of the respective Bylaws, Certificates of Incorporation and Organizational Documents of the JCC Entities and any shareholders' agreements relating to any JCC Entity will be filed with, and approved by, the Bankruptcy Court on or before the Effective Date. The Proponents will file with the Bankruptcy Court the forms of all of the other Plan Documents on or before the Effective Date. All Plan Documents will be in form and substance satisfactory to the Bondholders Committee in its sole discretion and to HET (in its sole discretion) on behalf of the Proponents, and if a party thereto, HJC (which consent will not be unreasonably withheld or delayed).

         u. CONTINUED DIP FINANCING. During the period from the Confirmation Date through the Effective Date, and subject to any necessary additional approval by the Bankruptcy Court, HJC will request, and the DIP Lender will provide to HJC, additional debtor-in-possession financing in an aggregate principal amount, together with all other outstanding Existing DIP Indebtedness, up to $39 million (plus any Future DIP Loan) and on terms and conditions similar to those set forth in the Final Order (1) Authorizing Debtor-in-Possession To Incur Post-Petition Secured Indebtedness, (2) Granting Security Interests And Priority Pursuant to 11 U.S.C. Section 364, And (3) Modifying The Automatic Stay entered by the Bankruptcy Court on December 4, 1997. Such additional debtor-in-possession financing will be used to fund expenditures necessary to recommence construction of the Casino and any other amounts necessary for the completion of the Chapter 11 Case of HJC and the consummation of the Plan.

                                    DISTRIBUTIONS

    3.   DISTRIBUTIONS GENERALLY

         All distributions required to be made under the Plan to holders of Allowed Claims will be made by a Disbursing Agent pursuant to a Disbursing Agreement; however, no Disbursing Agreement will be required if any JCC Entity makes such distributions or if Norwest Bank Minnesota, N.A., as successor indenture trustee under the Old Indenture (together with its successors and assigns, the "OLD INDENTURE SUCCESSOR TRUSTEE") makes such distributions pursuant to Section 6.11 of the Plan.

    4.   SERVICES OF OLD INDENTURE TRUSTEE

         The Old Indenture Successor Trustee (or its nominee, designee or affiliate) is designated a Disbursing Agent for purposes of effecting distributions to the Bondholders pursuant to the Plan. All distributions to be made to the Bondholders under the Plan will be made to the Old Indenture Successor Trustee in accordance with the Old Indenture, applicable law and the Plan, and the Old Indenture Successor


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Trustee will, as soon as reasonably practicable, in accordance with the Old
Indenture, applicable law and the Plan, deliver the distributions, free and clear of any Indenture Trustee Charging Lien, which Lien will be canceled and extinguished on the Effective Date.

    5.   DISTRIBUTIONS TO BE MADE TO BONDHOLDERS AS OF DISTRIBUTION RECORD DATE

         Only Bondholders of record as of the Distribution Record Date, or the Release Pool Distribution Record Date as to distributions from the Release Pool will be entitled to receive the distributions provided for in Article IV of the Plan.

    6.   CANCELLATION AND SURRENDER OF EXISTING SECURITIES AND AGREEMENTS

         a. On the Effective Date, the promissory notes, share certificates and other instruments evidencing any Claim or Equity Interest will be deemed canceled without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of any Debtor under the agreements, indentures and certificates of designations governing such Claims and Equity Interests, as the case may be, will be discharged.

         b. Each holder of a promissory note, share certificate or other instrument evidencing a Claim or Equity Interest will surrender such promissory note, share certificate or instrument to JCC. Any holder that fails within one year after the date of entry of the Confirmation Order (i) to surrender or cause to be surrendered such promissory note or instrument, (ii) to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to JCC, and
(iii) if requested, to furnish a bond reasonably satisfactory to JCC upon request will be deemed to have forfeited all rights, Claims, and interests and will not participate in any distribution under the Plan.

    7.   DISTRIBUTIONS OF CASH

         Any payment of cash made by JCC pursuant to the Plan will be made by check drawn on a domestic bank, or at the option of JCC, by wire transfer from a domestic bank; except that payment to foreign holders of Allowed Claims may be in such funds and by such means (as determined by JCC) as are customary or necessary in a particular foreign jurisdiction.

    8.   TIMING OF DISTRIBUTIONS

         Any payment or distribution required to be made under the Plan on a day other than a Business Day will be due on the next succeeding Business Day.

    9.   HART-SCOTT-RODINO COMPLIANCE.

         Any shares of Class A or Class B New Common Stock to be distributed under the Plan to any Person required to file a Pre-Merger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, will not be distributed until the notification and waiting periods applicable under such Act to such Person shall have expired or been terminated.


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    10.  MINIMUM DISTRIBUTIONS; NO DUPLICATIVE DISTRIBUTIONS; NO INTEREST

         No payment of cash less than ten dollars is required to be made by JCC to any holder of a Claim unless a request for such payment is made in writing to JCC. Notwithstanding anything to the contrary in this Plan, to the extent more than one Debtor is liable for any Allowed Claim (including, without limitation, any Allowed WARN Act Claim), any distribution to which a holder of such Allowed Claim is entitled from any Debtor under the Plan will be reduced PRO TANTO by any distribution received from any other Debtor on account of such Allowed Claim, and the portion of the Allowed Claim to which the received distribution relates will be deemed satisfied and discharged. Except as otherwise expressly provided in the Plan, no holder of any Allowed Claim will be entitled to any post-Petition Date interest on such Claim.

    11.  FRACTIONAL SHARES

         Except as otherwise provided in Section 6.16 of the Plan, no fractional shares of New Common Stock or cash in lieu thereof will be distributed.

    12.  DELIVERY OF DISTRIBUTIONS

         Subject to Bankruptcy Rule 9010, distributions to holders of Allowed Claims will be made at the address of each such holder as set forth on the schedules filed by the applicable Debtor with the Bankruptcy Court, unless superseded by the address as set forth on proofs of claim filed by such holders or other writing notifying the applicable Debtor of a change of address (or at the last known address of such a holder if no proof of claim is filed or if the applicable Debtor has not been notified in writing of a change of address), or in the case of the Bondholders, may be made at the addresses of the registered Bondholders contained in the records of the Registrar as of the Distribution Record Date or the Release Pool Distribution Record Date, as applicable. If any distribution to a holder of an Allowed Claim is returned as undeliverable, no further distributions to such holder will be made, unless and until JCC or the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions will be made to such holder together with any interest or dividends earned thereon. Amounts in respect of the undeliverable distributions made through the Disbursing Agent will be returned to the Disbursing Agent making such distribution until such distributions are claimed. All Claims for undeliverable distributions will be made on or before the later of the first anniversary of the Effective Date and the date ninety days after such Claim is Allowed. After such date, all unclaimed property held for distribution to any holder of an Allowed Claim will be revested in, and returned to, JCC, and the Claim of any holder with respect to such property will be discharged and forever barred.

    13.  FEES AND EXPENSES OF DISBURSING AGENTS

         Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by a Disbursing Agent, including, but not limited to, the Old Indenture Successor Trustee, on or after Confirmation Date, and any compensation and expense reimbursement claims (including reasonable fees and expenses of its attorneys and other agents) made by such Disbursing Agent will be repaid by JCC in accordance with the applicable Disbursing Agreement or the Old Indenture, as the case may be, without further order of the Bankruptcy Court; however, the Bankruptcy Court will hear and determine any disputes in respect of such fees and expenses. In addition, the amount of any reasonable fees and expenses incurred by FNBC as Old Bank Collateral Agent, Old Indenture Predecessor Trustee and/or Old Indenture Predecessor Collateral Agent on or after the Confirmation Date to consummate the transactions contemplated


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

by the Plan will be paid by JCC without further order of the Bankruptcy Court; PROVIDED, HOWEVER, that the Bankruptcy Court will hear and determine any disputes in respect of such fees and expenses.

    14.  TIME BAR TO CASH PAYMENTS

         Checks issued by JCC in respect of Allowed Claims will be null and void if not negotiated within ninety days after the date of issuance thereof. Any amounts paid to the Disbursing Agent in respect of such a check must be promptly returned to JCC by the Disbursing Agent.

    15.  TRANSFER OF RELEASE POOL DISTRIBUTIONS

         Upon request of the Debtors or the Bondholders Committee, the Bankruptcy Court may enter an order with or without notice or hearing establishing a form (the "RELEASE POOL TRANSFER FORM") and procedure whereby Releasing Bondholders who, on or after the Release Pool Distribution Record Date but prior to the Distribution Record date, sold, assigned or otherwise transferred their rights under the Plan to receive distributions in accordance with Section 4.4(b)(v) of the Plan to a third party (each such third party, a "RELEASE POOL TRANSFEREE") may designate a Release Pool Transferee to directly receive such Releasing Bondholder's distribution of New Common Stock from the Release Pool pursuant to Section 4.4(b)(v) of the Plan; provided, however, that no person (including a Disbursing Agent, any of the Proponents or any of the JCC Entities) shall have any liability to a Release Pool Transferee in the event that a distribution of New Common Stock from the Release Pool is for any reason whatsoever made to the Releasing Bondholder instead of the Release Pool Transferee designated in such Release Pool Transfer Form; provided, further, that any Release Pool Transfer Form shall contain an acknowledgment by the Release Pool Transferee that it is the legal or beneficial owner of the Old Bonds to which such Release Pool Transfer Form relates as of the Distribution Record Date.

                       PROCEDURE FOR RESOLVING DISPUTED CLAIMS

    16.  OBJECTION DEADLINE

         As soon as practicable, but in no event later than ninety days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, objections to Claims will be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made.

    17.  AUTHORITY TO OPPOSE CLAIMS

         On and after the Effective Date, except for the Assigned Litigation Claims, the objecting to, disputing, defending against, and otherwise opposing, and the making, asserting, filing, litigation, settlement or withdrawal of all objections to, Claims will be the exclusive responsibility of JCC. The managing member of JCC will have the power, without notice to or approval of the Bankruptcy Court, in the exercise of its business judgment to preserve, fail to preserve, settle, compromise or litigate any claim or cause of action (except for any claims or causes of action released under the Plan and any Assigned Litigation Claims) in any applicable or appropriate forum that JCC may have against any Person based on acts, omissions or events prior to the Effective Date.


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

    18.  NO DISTRIBUTIONS PENDING ALLOWANCE

         Notwithstanding any other provision in the Plan, no payment or distribution will be made with respect to any Claim to the extent it is a Disputed Claim unless and until such Claim becomes an Allowed Claim.

    19.  DETERMINATION BY BANKRUPTCY COURT

         The amount of any Disputed Claim, and the rights of the holder of such Claim, if any, to payment in respect thereof will be determined by the Bankruptcy Court, unless it shall have sooner become an Allowed Claim.

    20.  TREATMENT OF DISPUTED CLAIMS

         Cash, shares of New Common Stock, New Bonds and/or New Contingent Bonds, as applicable, will be distributed by JCC or JCC Holding (in the case of the New Common Stock) to a holder of a Disputed Administrative Expense Claim or Disputed Claim when, and to the extent that, such Disputed Administrative Expense Claim or Disputed Claim becomes an Allowed Administrative Expense Claim or Allowed Claim pursuant to a Final Order. Such distribution will be made in accordance with the Plan to the holder of such Claim based upon the amount in which such Disputed Administrative Expense Claim or Disputed Claim becomes an Allowed Administrative Expense Claim or Allowed Claim, as the case may be.

E.  EFFECT OF CONFIRMATION OF PLAN

    1.   REVESTING OF ASSETS

         a. The property of the estates (including, without limitation, all present and future claims and causes of action) of the Debtors will vest in JCC on the Effective Date, and JCC will be deemed to be the successor to each of the Debtors; provided that none of the JCC Entities or any of their respective property will be subject to any of the Claims or Equity Interests against or in any Debtor except as expressly provided in the Plan.

         b. From and after the Effective Date, the JCC Entities may operate their business, and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code.

         c. As of the Effective Date, all property of the Debtors will be free and clear of all Claims and Equity Interests of holders thereof, except as provided in the Plan.

         d. Pursuant to Section 1123(b)(3) of the Bankruptcy Code, except for those rights, causes of action and claims released or to be released under the Plan, and except as otherwise provided in Section 5.9 of the Plan with respect to Assigned Litigation Claims, JCC, in its sole discretion, and either in its own name or in the name, place and stead of the Debtors and their estates, will have the exclusive right to enforce or waive or release any and all present or future rights or causes of action against any Person and rights of the Debtors that arose before or after the Petition Date, and will be entitled to retain all proceeds thereof.

         There may be claims that could be asserted by JCC after the Effective Date, unless such


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

claims are otherwise settled through the Plan. The Plan reflects settlements of certain of such claims, including:

- claims against the City and/or the RDC, including, but not limited to, claims for overpayment of support services and breach of covenant of quiet enjoyment;

- claims against the LEDGC, LGCB and/or the State, including, but not limited to, claims relating to overpayments and breach of the Casino Operating Contract;

- claims against the Participating Banks and the Underwriters, including, but not limited to, claims based upon the excess sweep of funds from HJC's accounts, claims based on the underwriting activities of the Underwriters and/or other actions taken prior to the commencement of the Chapter 11 Cases;

- claims against First American Title Insurance Company relating to the McCall Litigation, the Tucker Litigation and the Landmarks Litigation, which claims will be released if the First American Settlement Agreement becomes effective on or before the Effective Date; and

- claims against FNBC for the excess sweep of funds from HJC's accounts and/or other actions taken prior to the commencement of the Chapter 11 Cases.


         e. The Plan provides that, for federal income tax purposes, such vesting shall be deemed to have occurred as a deemed exchange by the Bondholders of the Old Bonds for such assets and business and deemed exchanges by the Bondholders of such assets and business for the Class A New Common Stock, the New Bonds and the New Contingent Bonds. See Section X.B.2., "Certain Federal Income Tax Consequences of the Plan--Tax Consequences to Holders of Claims in Classes A4 and B3 (Bondholders)--Exchange of Old Bonds by Bondholders."

    2.   DISCHARGE OF DEBTOR

         The rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan will be in exchange for and in complete satisfaction, discharge, and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against any or all Debtors, or any of their assets or properties. Except as otherwise provided in the Plan, on the Effective Date (a) all such Claims against, and Equity Interests in, the Debtors will be satisfied, discharged, and released in full and (b) all Persons will be precluded from asserting against any Debtor or JCC Entity, or its successors, or their respective assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature, whether known or unknown, that occurred prior to the Effective Date, whether or not (i) a proof of claim or interest based upon such Claim or Equity Interest is filed or deemed filed under Section 501 of the Bankruptcy Code, (ii) such Claim or Equity Interest is allowed under Section 502 of the Bankruptcy Code, or (iii) the holder of such Claim or Equity Interest has accepted the Plan. Except as provided in the Plan, the Confirmation Order will be a judicial determination of discharge of all liabilities of the Debtors. As provided in
Section 524 of the Bankruptcy Code, such discharge will void any judgment against any Debtor or any JCC Entity at any time obtained to the extent it relates to a Claim or Equity Interest discharged, and will operate as an injunction against the prosecution of any


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

action against any Debtor or any JCC Entity, or the property of any of them, to the extent it relates to a Claim or Equity Interest discharged.

    3.   DISSOLUTION OF DEBTORS

         On or as of the Effective Date, each Debtor shall be dissolved, liquidated or otherwise terminated under applicable law.

    4.   EXCULPATIONS

         Subject to the occurrence of the Effective Date, neither the Debtors, the JCC Entities, the Committees, nor any of their respective members (including, in the case of HJC, its executive committee members and reorganization steering committee members), officers, directors, employees, agents or professionals will have or incur any liability to any holder of a Claim or Equity Interest for any act, event or omission in connection with, or arising out of, the Chapter 11 Cases (including the activities and deliberations of the Committees), the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence. Such exculpation will not extend to any prepetition act, event or omission of any party nor will it extend to any post-petition act of any party other than in connection with that party's official capacity in the Chapter 11 Cases.

         The Proponents believe that this exculpation of certain entities and individuals associated with the reorganization for activities related to the Chapter 11 Cases implements the qualified immunity which courts have found to exist for those who act in a fiduciary capacity with respect to a chapter 11 reorganization. SEE IN RE DREXEL BURNHAM LAMBERT GROUP, INC., 138 B.R. 717 (Bankr. S.D.N.Y. 1992) (expressly approving of provision implementing qualified immunity in a plan of reorganization). Such a provision was included within the plan of reorganization that was ultimately confirmed by the court in the ZALE case. Furthermore, to the extent this exculpation provision covers claims that could be asserted by the Debtor, such exculpation is adequately supported by the consideration set forth in the discussion of the Releases.

F.  CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVE DATE

    1.   EFFECTIVE DATE

         The Effective Date will be a Business Day selected by HET (in its sole discretion) on behalf of the Proponents after the first Business Day (A) which is on or after the date of the entry of the Confirmation Order and (B) on which
(i) the Confirmation Order is not stayed and (ii) all conditions to the effectiveness of the Plan have been satisfied or waived as provided in Article X of the Plan, but not later than April 30, 1998, which date may be extended by HET (in its sole discretion) on behalf of the Proponents with the written consent of the Bondholders Committee (in its sole discretion) and the City.

    2.   CONDITION PRECEDENT TO CONFIRMATION OF THE PLAN


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

         Confirmation of the Plan will not occur unless all of the following conditions precedent have been satisfied or have been waived by HET (in its sole discretion) on behalf of the Proponents subject to the provisions of Section
10.3 of the Plan (and described in Section V.F.4. below):

         a. The Confirmation Order and the Plan as confirmed pursuant to the Confirmation Order must be in form and substance satisfactory to HJC (which may not unreasonably withhold or delay its approval) and HET (in its sole discretion) on behalf of the other Proponents, and must confirm the Plan as to each of the Debtors. Without limiting the foregoing, the Confirmation Order must expressly provide that pursuant to Section 364(f) and Section 1145 of the Bankruptcy Code, all New Common Stock, New Bonds, New Contingent Bonds, Convertible Junior Subordinated Debentures, the HET Warrant and all other securities issued in connection with the Plan (including, without limitation, all shares of New Common Stock in the Release Pool which are distributed to the Releasing Bondholders or Harrah's Investor pursuant to Section 5.2 of the Plan or to the NOLDC Shareholders and Grand Palais Releasing Bondholders pursuant to
Section 6.2(f) of the Plan) will be (i) exempt from Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security, and (ii) otherwise entitled to all of the benefits and protections afforded by Section 1145 of the Bankruptcy Code.

    3.   CONDITIONS PRECEDENT TO EFFECTIVE DATE

         The Effective Date of the Plan will not occur unless all of the following conditions precedent have been satisfied or waived by HET (in its sole discretion) on behalf of the Proponents, but only as permitted by Section 10.3 of the Plan:

         a. Each of the conditions precedent set forth in Section 10.1 of the Plan shall have been satisfied or waived by HET (in its sole discretion) on behalf of the Proponents subject to the provisions of Section 10.3 of the Plan.

         b. The Confirmation Order shall have been entered and shall not be stayed.

         c. The Effective Date shall occur no later than April 30, 1998 unless extended pursuant to Section 10.4 of the Plan.

         d. All those transactions described in Section 6.2 of the Plan shall have been effected, and all of the agreements and instruments described in
Section 6.2 hereof shall have been executed and delivered, and all other agreements and instruments to be delivered under or necessary to effectuate the Plan shall have been executed and delivered and all executory contracts and unexpired leases to be assumed by JCC as provided in Section 8.1 of the Plan shall have been assumed by JCC. The Modified Casino Operating Contract, the State/LGCB Release, and all other agreements, instruments and documents necessary to evidence or consummate the transactions contemplated therein shall be executed and delivered by the parties thereto. All other cure or other payments required to be paid in connection with the assumption of any executory contract or unexpired lease shall be acceptable to HET (in its sole discretion) on behalf of the Proponents and the Bondholders Committee (in its sole discretion).

         e. The New Indentures shall have been qualified under the Trust Indenture Act.


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

         f. The $10 million Tranche A-1 of the A Term Loan, the $30 million Tranche A-3 of the A Term Loan and the $30 million Tranche B-1 of the B Term Loan shall be fully funded, and the Convertible Junior Subordinated Debentures shall be issued, concurrently with the occurrence of the Effective Date and the documentation of the A Term Loan, the B Term Loan, the Working Capital Facility and the Convertible Junior Subordinated Debentures shall have been executed and delivered.

         g. The documentation of the Junior Subordinated Credit Facility shall have been executed and delivered.

         h. The Bankruptcy Court shall have entered (i) an order (which may be the Confirmation Order) estimating, for purposes of distribution, the maximum amount of the Allowed Secured Claims of the Non-Participating Banks in an aggregate amount no greater than the amount of the Withheld Funds which the Administrative Agent is obligated to remit to the Old Bank Collateral Agent pursuant to Section 4.3(a)(ii) of the Plan, or (ii) to the extent such Allowed Secured Claims of the Non-Participating Banks are estimated by the Bankruptcy Court to exceed the amount of such portion of the Withheld Funds, an order (which may be the Confirmation Order) granting the Banks the indubitable equivalent of that portion of the Allowed Secured Claims in excess of the amount of such portion of the Withheld Funds, which indubitable equivalent shall be acceptable to HET (in its sole discretion) on behalf of all Proponents.

         i. The LGCB, the State, and the City and their respective agencies and instrumentalities, shall have given or issued all approvals, consents, waivers, permits and licenses or modifications thereof (including any modification to any conditional use ordinances), if any, and, in the case of the LGCB, shall have made all suitability determinations required by the Louisiana Economic Development and Gaming Control Act, the rules and regulations of the LGCB and the Modified Casino Operating Contract, in each case to the extent necessary to enter into the agreements contemplated by the Plan. The City Council shall have enacted the ordinance(s) approving the Lease Documentation (as defined in the City Agreement).

         j. HET shall have received all approvals, consents and waivers from its board of directors or its lenders or any other third parties which HET determines in its sole discretion to be necessary or appropriate in order for it or any of its Affiliates to take any of the actions, execute and deliver any of the agreements, instruments or documents, or consummate any of the transactions contemplated by the Plan.

         k. The NOLDC Plan shall have been confirmed by a Final Order (in form and substance satisfactory to the NOLDC Shareholders and HET), and the NOLDC Shareholders/HET Settlement Agreement and the Grand Palais/HET Settlement Agreement shall have been executed and delivered by all of the parties thereto, and the NOLDC Shareholders/HET Settlement Agreement shall have been approved by the Bankruptcy Court in the Chapter 11 Case of NOLDC.

         l. The Bankruptcy Court shall have entered an order (which may be the Confirmation Order) approving the A Term Loan, the B Term Loan, the Working Capital Facility, the Convertible Junior Subordinated Debentures and the Junior Subordinated Credit Facility, respectively, which order shall be in form and substance satisfactory to HET (in its sole discretion) on behalf of the Proponents, the non-debtor parties providing such financing (in their sole discretion).


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

         m. The Bondholders Committee shall have approved in its sole discretion all of the Plan Documents.

         n. Except as provided in the FNBC Settlement Agreement or Sections 6.2(k)(ii), 6.2(l)(i) or 6.2(l)(ii) of the Plan, the assets of JCC shall not be subject to any Liens other than the Minimum Payment Guarantor Lien and the Liens securing the A Term Loan, the B Term Loan, the Working Capital Facility, the New Bonds, and the New Contingent Bonds and if applicable, the Convertible Junior Subordinated Debentures and the Junior Subordinated Credit Facility, or any Liens expressly permitted under the HET/JCC Agreement, the A Term Loan Documents and B Term Loan Documents, the Working Capital Loan Documents, the Junior Subordinated Loan Documents, the Convertible Junior Subordinated Debenture Documents, or the New Indenture or any other Liens as may be approved by the Bondholders Committee (in its sole discretion) and HET (in its sole discretion) on behalf of the Proponents.

         o. The Debtors and the Bondholders Committee shall have requested a determination by the Bankruptcy Court that the value of the Assigned Debtor Litigation Claims (net of all estimated Litigation Costs and the estimated aggregate amount of all Third Party Claims) is no greater than the sum of (i) Bondholder Deficiency Amount, plus (ii) the aggregate amount of the Allowed Class A7 Claims, plus (iii) the aggregate amount of the cure payments made as provided in Section 8.1(e) of the Plan, plus (v) the $2,265,000 to be distributed to the applicable holders of Allowed Class A6 Claims pursuant to
Section 4.6 of the Plan, and the Bankruptcy Court shall have entered an order (which may be the Confirmation Order) adjudicating this issue.

         p. The First American Settlement Agreement shall have become effective or JCC shall have assumed the Existing Owner's Title Insurance Policy.

         q. The LGCB shall have found suitable (or deemed exempt or waived from such suitability requirements) in accordance with its rules and regulations at least one proposed officer of JCC Holding and at least two of the proposed directors of JCC Holding (including at least one Bondholders Director Nominee and one Harrah's Director Nominee).

    4.   WAIVER OF CONDITIONS

         HET (in its sole discretion) on behalf of the Proponents may waive any condition or any portion of any of the conditions to confirmation or effectiveness of the Plan, without notice and without leave or order of the Bankruptcy Court but only with the written consent of both the Bondholders Committee (which consent may be withheld in its sole discretion) and HJC (which consent may not be unreasonably withheld or delayed) and to extent such waiver is inconsistent with the City Agreement, the written consent of the City; PROVIDED, HOWEVER, that HET on behalf of the Proponents may not waive without the consent of the City, any condition to the Effective Date set forth in Sections 10.2(b), (c) or (i) of the Plan or Section 10.2(d) of the Plan (but only to the extent Section 10.2(d) requires the execution and delivery of the City/RDC Release, the Amended Canal Street Casino Lease, and the other agreements, instruments and documents referenced in Section 6.2(o) of the Plan) and (ii) without the consent of LGCB, any condition to the Effective Date set forth in Section 10.2(b), (c) or (i) of the Plan or Section 10.2(d) of the Plan (but only to the extent Section 10.2(d) relates to execution and delivery


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of the Modified Casino Operating Contract, the State/LGCB Release and the other agreements, instruments and documents referred to in Section 6.2(n) of the Plan.

    5.   EFFECT OF FAILURE OF CONDITIONS

         In the event that all of the conditions specified in Section 10.1 or
10.2 of the Plan have not been satisfied or waived in accordance with the provisions of Article X of the Plan on or before April 30, 1998 (which date may be extended by HET (in its sole discretion) on behalf of the Proponents with the written consent of the Bondholders Committee (which consent may be withheld in its sole discretion) and the City (which consent may be withheld in its sole discretion)), and upon notification submitted by HET to the Bankruptcy Court and counsel for the Committees, (a) the Confirmation Order will be vacated, (b) no distributions under the Plan will be made, (c) the Debtors and all holders of Claims and Equity Interests will be restored to the STATUS QUO ANTE as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (d) all of the Debtors' respective obligations with respect to the Claims and Equity Interests will remain unchanged and nothing contained herein or in the Plan will be deemed an admission or statement against interest or to constitute a waiver or release of any claims by or against the Debtor or any other Person or to prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving any Debtor or Person.

    6.   STATUS OF SATISFACTION OF CONDITIONS

         The Proponents are presently engaged in discussion with prospective lenders under the Term Loans and the Working Capital Facility and prospective purchasers of the Convertible Junior Subordinated Debentures with respect to documentation of the parties' intentions as set forth in the Plan and the exhibits thereto. The Proponents are also presently in discussions with the LGCB regarding the terms of the Modified Casino Operating Contract and the required consents, waivers, permits, approvals and licenses to be received from the State and the LGCB.

         Ordinances were adopted by the City Council on October 3, 1996 approving the Amended GDA and the exhibits thereto, including the form of the Completion Guarantee in favor of the City and the RDC, the Amended Canal Street Casino Lease and the exhibits thereto, including the form of the Amended Management Agreement and the form of the Second Floor Sublease, and the Basin Street Termination Agreement and the exhibits thereto with respect to the Amended Canal Street Lease and related documentation contemplated by the Existing Plan. The City Council, also on October 3, 1996, adopted ordinances approving changes in conditional use and zoning ordinances to accommodate the modified design of the Casino with respect to the Amended Canal Street Lease and related documentation contemplated by the Existing Plan. The Mayor has signed these approved ordinances. Proponents must now obtain such approvals with respect to the Amended Canal Street Lease and related documentation contemplated by the Plan, and there can be no assurance that such approvals will be obtained.

         It is a condition precedent to the Effective Date that the Underwriters execute a Bank/Underwriter Release that includes a release of all claims against HET and purchase approximately $15 million in Convertible Junior Subordinated Debentures. Certain Underwriters have indicated that they are not willing to execute a Bank/Underwriter Release to the extent it releases claims of the Underwriters against HET or to purchase the approximately $15 million in Convertible Junior Subordinated Debentures.


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

         HET has received from certain of its lenders the consents necessary for HET and its Affiliates to take the actions contemplated by the Plan.

         The Proponents believe that it is likely that all of the conditions precedent to the Effective Date will be satisfied or waived.

G.  MISCELLANEOUS PROVISIONS

    1.   RETENTION OF JURISDICTION

         As more specifically provided in the Plan, after the Confirmation Date the Bankruptcy Court (to the maximum extent permitted by the Bankruptcy Code or other applicable law) will retain jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan.

    2.   EXEMPTION FROM TRANSFER TAXES

         Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan will not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

    3.   POST-CONFIRMATION DATE FEES AND EXPENSES OF PROFESSIONAL PERSONS

         After the Confirmation Date, each Debtor (before the Effective Date) and JCC (from and after the Effective Date) will, in the ordinary course of business and with such approval of the Bankruptcy Court as it may require, pay the reasonable fees and expenses incurred after the Confirmation Date by the Professional Persons employed by such Debtor or in the case of HJC, either Committee, to the extent such fees and expenses are related to implementation and consummation of the Plan. No such fees and expenses will be paid, however, except upon receipt by such Debtor or JCC, as applicable, of a written invoice from the Professional Person seeking fee and expense reimbursement.

    4.   COMMITTEES

         The appointment of the Committees will terminate on the Effective Date except that the professionals of the Committees will be entitled to prosecute their respective applications for final allowances of compensation and reimbursement of expenses.

    5.   AMENDMENT OR MODIFICATION OF THE PLAN; SEVERABILITY

         The Plan may not be altered, amended or modified without the written consent of HET (in its sole discretion) on behalf of the Proponents and the written consent of the Bondholders Committee (which consent may be withheld in its sole discretion) and the consent of HJC (which consent may be unreasonably withheld or delayed by HJC). Subject to the preceding sentence, the treatment of any Claim


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

provided for under the Plan may be modified with the consent of such holder of such Claim or the approval of the Bankruptcy Court. In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, such provision will be invalid, void or unenforceable with respect to the holder or holders of such Claims or Equity Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision will in no way limit or affect the enforceability and operative effect of any other provision of the Plan.

    6.   REVOCATION OR WITHDRAWAL OF THE PLAN

         HET (in its sole discretion) on behalf of the Proponents and with the written consent of HJC (which consent may not be unreasonably withheld or delayed) reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Plan is so revoked or withdrawn prior to the Confirmation Date, then the Plan will be deemed null and void. In such event,
(i) the Debtors and all holders of Claims and Equity Interests will be restored to the STATUS QUO ANTE as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (ii) all the Debtors' respective obligations with respect to the Claims and Equity Interests will remain unchanged and nothing contained herein or in the Plan will be deemed an admission or statement against interest or to constitute a waiver or release of any claims by or against any Debtor or any other Person or to prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving any Debtor or Person. Notwithstanding anything to the contrary in the Plan, (i) none of HET, HOCI, HNOMC, HNOIC, Harrah's Investor, the DIP Lender and their respective Affiliates will have any obligations or liabilities (including, without limitation, any obligation to provide the Harrah's New Equity Investment) under the Plan or any Plan Documents at any time prior to the Effective Date, and (ii) HET and HNOIC expressly reserve their respective rights in their sole discretion to withdraw as Proponents of the Plan or to otherwise terminate their support for the Plan.

    7.   BINDING EFFECT

         The Plan will be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests, Harrah's Investor, the Persons in the HET Group, the Bondholders Committee Group, the NOLDC Group, the Grand Palais Group, the other Released Parties and their respective successors and assigns.


    8.   JCC INTERMEDIARY

         Notwithstanding anything to the contrary in the Plan or any Plan Document, any provisions herein or therein relating to JCC Intermediary will be applicable only if JCC Intermediary is formed at the election of HET (in its sole discretion) on behalf of the Proponents. If JCC Intermediary is not formed, JCC will be owned directly by JCC Holding.


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                     VI. CONFIRMATION AND CONSUMMATION PROCEDURE

         Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

A.  SOLICITATION OF VOTES

         In accordance with Sections 1126 and 1129 of the Bankruptcy Code, the Claims in Classes A1, A2, A3(a) and A3(b), A4, A5, A6, A7, B1, B2, B3, B4, B5, C1, C2, C3, C4, C5, and C6 of the Plan are impaired and the holders of Allowed Claims in each of such Classes are entitled to vote to accept or reject the Plan. The Plan provides that the holders of Equity Interests in Classes A8, A9, B6, B7, C7 and C8 will not receive any distributions of property or retain any interest in the Debtors. In accordance with Section 1126(g) of the Bankruptcy Code, such Classes of Equity Interests are conclusively presumed to have rejected the Plan.

         As to classes of claims entitled to vote on a plan, the Bankruptcy
Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan. For purposes of calculating the number of Allowed Claims in a Class of Claims held by holders of Allowed Claims in such Class that have voted to accept or reject the Plan under Section 1126(c) of the Bankruptcy Code, the Plan provides that all Allowed Claims in such Class held by the same entity or affiliate thereof (as defined in the Securities Act of 1933 and the rules and regulations promulgated thereunder) will be aggregated and treated as one Allowed Claim in such Class. A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

         Any creditor of an impaired Class (i) whose Claim has been listed by the Debtors in the schedules filed with the Bankruptcy Court (provided that such Claim has not been scheduled as disputed, contingent or unliquidated) or (ii) who filed a proof of claim on or before May 15, 1996 (or, if not filed by such date, any proof of claim filed within any other applicable period of limitations or with leave of the Bankruptcy Court), which Claim is not the subject of an objection and who timely voted on the Existing Plan, is entitled to vote. Holders of Claims which are disputed, contingent and/or unliquidated are entitled to vote their Claims only to the extent that such Claims are allowed for the purpose of voting pursuant to an order of the Bankruptcy Court. Any holder of an Old Bond as of the close of business on November 25, 1996 who timely voted on the Existing Plan is also entitled to vote to accept or reject the Plan.

         If you have already timely voted to accept or reject the Existing
Plan, you will be deemed to have accepted or rejected, as the case may be, the accompanying modified Plan unless you affirmatively change your vote on the accompanying ballot. Only (i) holders of Old Bonds as of November 25, 1996 who timely voted to accept or reject the Existing Plan and who continue to hold such Old Bonds as of December 10, 1997 and (ii) holders as of December 10, 1997 who purchased Old Bonds (directly or indirectly) from such holders and who properly execute a notice of transfer of claim as prescribed by the Bankruptcy Court are entitled to change their acceptances or rejections of the Plan.


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

B.  THE CONFIRMATION HEARING

         The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing with respect to the accompanying Plan. The Confirmation Hearing in respect of the Plan has been scheduled for the date and time set forth in the accompanying notice before the Honorable Thomas M. Brahney, III, United States Bankruptcy Judge at the United States Bankruptcy Court, 501 Magazine Street, 709 Hale Boggs Building, New Orleans, Louisiana.
The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or a description of the interest in the Debtors held by the objector, and must be made in accordance with any pre-trial or scheduling orders entered by the Bankruptcy Court. Any such objection must be filed with the Bankruptcy Court (with a copy to Chambers) and served so that it is received by the Bankruptcy Court, Chambers and the following parties on or before the date and time set forth in the accompanying notice:

                          COUNSEL TO HJC AND FINANCE CORP.:

              Jenner & Block
              One IBM Plaza
              Suite 4400
              Chicago, IL  60611
              Attn:  Daniel R. Murray, Esq.

              William Hardy Patrick, III, Esq.
              A Professional Corporation
              10636 Linkwood Court
              Baton Rouge, LA  70810-2854

                                  COUNSEL TO HNOIC:

              Bronfin & Heller, LLC
              650 Poydras Street
              Suite 2500
              New Orleans, LA  70130
              Attn:  Edward M. Heller, Esq.

                                   COUNSEL TO HET:

              Latham & Watkins
              885 Third Avenue, Suite 1000
              New York, NY  10022
              Attn:  Robert J. Rosenberg, Esq.


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

C.  CONFIRMATION

         At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of Section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible and (iii) in the "best interests" of creditors and interest holders that are impaired under the plan.

         1.   ACCEPTANCE

         Classes A1, A2, A3(a) and A3(b), A4, A5, A6, A7, B1, B2, B3, B4, B5,
C1, C2, C3 C4, C5 and C6 of the Plan are impaired under the Plan and are entitled to vote to accept or reject the Plan. Classes A8, A9, B6, B7, C7 and C8 of the Plan are conclusively deemed to have voted to reject the Plan; as to such Classes, the Proponents intend to seek nonconsensual confirmation of the Plan under Section 1129(b) of the Bankruptcy Code. In addition, the Debtors reserve the right to seek nonconsensual confirmation of the Plan with respect to any Class of Claims that is entitled to vote to accept or reject the Plan if such Class rejects the Plan (however, the Proponents acknowledge that the Plan, in the form of the "Third Amended Joint Plan of Reorganization, As Modified Through December 10, 1997" cannot be confirmed under the cramdown requirements of Section 1129(b) of the Bankruptcy Code if Class A4 does not accept the Plan).

         2.   UNFAIR DISCRIMINATION AND FAIR AND EQUITABLE TESTS

         To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

              (a) SECURED CREDITORS. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments (x) totaling at least the allowed amount of the secured claim and (y) having a present value at least equal to the value of the secured creditor's collateral, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with the secured creditor's lien to attach to the proceeds of the sale and such lien on proceeds is treated in accordance with clause (i) or (ii) of this subparagraph.

              (b) UNSECURED CREDITORS. Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

              (c) EQUITY INTERESTS. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation


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

         preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or
         (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

In addition, the "cram down" standards of the Bankruptcy Code prohibit "unfair discrimination" with respect to the claims of an impaired, nonaccepting class. While the existence of "unfair discrimination" under a plan of reorganization depends upon the particular facts of a case and the nature of the claims at issue, in general, courts have interpreted the standard to mean that the impaired, nonaccepting class must receive treatment under a plan of reorganization which allocates value to such class in a manner that is consistent with the treatment given to other classes with similar legal claims against the debtor.

         The Proponents believe that the Plan and the treatment of all Classes of Claims and Equity Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation of the Plan.

         3.   FEASIBILITY

         The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Proponents have analyzed the ability of the Debtors, and upon and after the Effective Date, the JCC Entities, to meet their obligations under the Plan. As part of this analysis, HET, on behalf of the Proponents, in consultation with HJC's financial advisor, Jefferies & Company, Inc., has prepared projections of JCC Holding's financial performance for each of the twelve month periods ending February 28, 1999, February 29, 2000, February 28, 2001 and February 28, 2002 (the "PROJECTION PERIOD"). These projections, and the assumptions on which they are based, are annexed hereto as Exhibit "B" (the "FINANCIAL FORECAST").

         In developing an estimate of the reorganization value of JCC Holding, the Proponents have been advised by Jefferies & Company, Inc. (the "FINANCIAL ADVISOR"). The Financial Advisor developed a range of reorganization values by employing both comparable market capitalization and net present value discounted cash flow methodologies, which the Financial Advisor believes are considered by the financial community to be the most appropriate valuation techniques for estimating the going concern value of a business undergoing a chapter 11 plan of reorganization. The Financial Advisor's estimate of JCC Holding's reorganization value is based upon a number of assumptions which the Financial Advisor believes are reasonable, including a successful reorganization of HJC's business and finances in a timely manner in accordance with the Plan, HET's estimates of the JCC Entities' future operations, and the Financial Forecast. Many of such assumptions are beyond the control of the Proponents and the Financial Advisor. Actual events may vary from such assumptions and the variations may be material. See Section IX, "Certain Risk Factors to Be Considered." The reorganization value utilized by the Proponents is considered to be reasonable by the Financial Advisor based upon the methodologies employed and utilizing the Financial Forecast and HET's estimates of the Company's future operations. The Financial Advisor will provide testimony at the Confirmation Hearing as to the reasonableness of the reorganization value utilized by the Proponents, the valuation approaches undertaken and the assumptions underlying such valuation.

         The Financial Forecast is based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date under the Plan and the initial distributions thereunder take place on February 28, 1998.

         Based upon the Financial Forecast, the Proponents believe that JCC will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. The Proponents further believe that JCC will be able to repay or refinance any and all of the then-outstanding indebtedness under the Plan at or prior to the maturity of such indebtedness. See Section IX.A.6., "Certain Risk Factors to Be Considered--Overall Risks to Recovery by Holders of Claims--Financial Forecast."

         HET has prepared the Financial Forecast based upon certain assumptions which it believes to be reasonable under the circumstances.
Those assumptions considered to be significant are described in the Financial Forecast. The Financial Forecast has not been examined or compiled by independent accountants. The Proponents make no representation as to the accuracy of the projections or their ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Financial Forecast is based in evaluating the Plan.

         4.   BEST INTERESTS TEST

         With respect to each impaired Class of Claims and Equity Interests, the standards for confirmation under the Bankruptcy Code require that each holder of such a Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Equity Interests of each impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The cash amount available for satisfaction of Unsecured Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets of the Debtors, augmented by the unencumbered cash held by the Debtors at the time of the commencement of the liquidation case. Such cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that may result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation.

         The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee might engage. The foregoing types of claims and other claims that may arise in a liquidation case or result from the pending Chapter 11 Cases, including any unpaid expenses incurred by the Debtors during the Chapter 11 Cases, such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Unsecured Claims.

         To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of the liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the chapter 7 and chapter 11 administrative claims described in the preceding paragraph, are then compared with the value of the property offered to such Classes of Claims and Equity Interests under the Plan.

         After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including (i) the increased costs and expenses of a liquidation under chapter 7 described above, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in claims that would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

         The Debtors also believe that the value of any distributions to each class of Allowed Claims in a chapter 7 case, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged.

         The Debtors' Liquidation Analysis is attached hereto as Exhibit "C" (the "LIQUIDATION ANALYSIS"). The information set forth in Exhibit "C" provides a summary of the liquidation values of the Debtors' assets assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' estates. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Debtors' analysis.

         Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and management. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected may not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of one year.

D.  CONSUMMATION

         The Plan will be consummated on the Effective Date. For a more detailed discussion of the conditions precedent to the effectiveness of the Plan and the impact of a failure to meet such conditions. See Section V.F., "The Plan of Reorganization--Conditions Precedent to Confirmation and Effective Date."


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

E.  TERM LOANS AND WORKING CAPITAL FACILITY

         The Plan provides that JCC will fund the completion of construction of the Casino in part through the Term Loans. In addition, as of the Effective Date, JCC will have up to $25 million available under the Working Capital Facility to meet its short-term working capital requirements. See Section V.C.5., "The Plan of Reorganization--Executory Contracts and Unexpired Leases--Completion Guarantees." The Term Loans and the Working Capital Facility may be a single combined credit facility.

         The A Term Loan will consist of a $60 million term loan from a syndicate of banks led by BTCo which generally will rank senior to all existing and future indebtedness of JCC except certain obligations of JCC under the HET/JCC Agreement. The A Term Loan will consist of three tranches: (i) a $10 million Tranche A-1; (ii) a $20 million Tranche A-2; and (iii) a $30 million Tranche A-3. The Bank Loans will be secured on a second priority basis (junior only to a lien securing certain obligations of JCC under the HET/JCC Agreement). Within the Bank Loans, the A Term Loan and related Senior Permitted Refinancings will be senior to the Working Capital Facility; the Working Capital Facility and related Senior Permitted Refinancings will be senior to the B Term Loan. The B Term Loan and the Senior Subordinated Permitted Refinancings will be PARI PASSU with the New Bonds and the New Contingent Bonds. The Bank Loans will be secured by a lien on substantially all of the assets of JCC (other than the Modified Casino Operating Contract, the Casino's bankroll and the Gross Revenue Share Payments).

         The B Term Loan will consist of two tranches: (i) a $30 million Tranche B-1, and (ii) a $105 million Tranche B-2. HET and HOCI will provide a payment guarantee or a "put" agreement with respect to Tranche B-2. The B Term Loan will rank junior to certain obligations of JCC under the HET/JCC Agreement, the A Term Loan, the Working Capital Facility and Senior Permitted Refinancings, rank PARI PASSU with the New Bonds, the New Contingent Bonds and Senior Subordinated Permitted Refinancings, and generally rank senior to all other existing and future indebtedness of JCC. The scheduled quarterly amortization payments under the Term Loans will be deferred for any of the first six semi-annual interest payment periods if (i) Fixed Interest on the New Bonds is paid in kind for the period ending prior to such quarterly amortization date,
(ii) HNOMC has deferred Base Management Fees for the corresponding interest payment period, (iii) HNOMC has deferred Incentive Management Fees for the corresponding interest payment periods and (iv) HET and HOCI have deferred their fees under the HET/JCC Agreement.

         The Working Capital Facility will provide JCC with up to $25 million of availability to meet short-term working capital requirements, including up to $10 million of availability for letters of credit. The Working Capital Facility will rank junior to certain obligations of JCC under the HET/JCC Agreement, the A Term Loan and any portion of Senior Permitted Refinancings relating to the A Term Loan, and rank senior to the New Bonds, the New Contingent Bonds, the B Term Loan, Senior Subordinated Permitted Refinancings and all other existing and future indebtedness of JCC.

         HET and HOCI will provide a payment guarantee or a "put" agreement with respect to Tranche A-2, Tranche B-2 and the Working Capital Facility (provided, however, that any payments by HET or HOCI in respect of the Working Capital Facility prior to the termination of the Carry Obligations of HET and HOCI under the New Completion Guarantees shall be made pursuant to the New Completion Guarantees). In exchange for providing the HET Loan Guarantee, BTCo will pay to HET an annual credit support fee (the "BTCO CREDIT SUPPORT FEE") equal to 2%, and JCC will pay to HET an annual


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credit support fee (the "JCC CREDIT SUPPORT FEE") equal to 0.75%, of the average aggregate principal amount of loans and/or stated amount of letters of credit outstanding from time to time under Tranche A-2, Tranche B-2 (in the case of Tranche B-2, only to the extent the aggregate outstanding principal amount thereof from time to time is in excess of $10 million) and the Working Capital Facility; provided, however, that (1) the BTCo Credit Support Fee and the JCC Credit Support Fee shall be subject to adjustment as provided in the Indicative Term Sheet attached as Exhibit J to the Plan; (2) HET shall not receive credit support fees based on amounts outstanding, or stated amounts of letters of credit relating to project costs of the Casino, under the Working Capital Facility until the Carry Obligations of HET and HOCI under the New Completion Guarantees have terminated; and (3) the BTCo Credit Support Fee will be payable only to the extent such fee is actually received by BTCo from JCC as interest under Tranche A-2, Tranche B-2 and the Working Capital Facility, and so long as HET and HOCI are not in default under the HET Loan Guarantee. The net effect of JCC's payment of the credit support fee combined with the applicable interest rate for Tranche A-2, Tranche B-2 and the Working Capital Facility is that JCC would pay in credit support fees and interest a sum equal to Libor plus 3.25% which under certain circumstances could increase to Libor plus 3.50%. Also in consideration of the HET Loan Guarantee, Harrah's Investor will receive the HET Warrant. See Section VI.H., "--HET Warrant."

         The $10 million Tranche A-1 of the A Term Loan, the $30 million
Tranche A-3 of the A Term Loan and the $30 million Tranche B-1 of the B Term Loan will be funded on the Effective Date. The $105 million Tranche B-2 of the B Term Loan and the $20 million Tranche A-2 of the A Term Loan will be funded as required for the construction of the Casino with Tranche B-2 to be drawn prior to Tranche A-2. The $10 million Junior Subordinated Credit Facility will be funded prior to Tranche A-2. If any amount of Tranche B-2 of the B Term Loan remains undrawn upon completion of the construction of the Casino, it shall be drawn to pay down Tranche A-1 of the A Term Loan. The failure of the lenders under Tranche A-2 of the A Term Loan or Tranche B-2 of the B Term Loan to disburse funds will not terminate the Completion Guarantors' obligations under the New Completion Guarantees. See Section V.C.5, "The Plan of Reorganization--Executory Contracts and Unexpired Leases--Completion Guarantees."

         HJC has not yet obtained an enforceable commitment letter from a lender to provide financing under the Term Loans and the Working Capital Facility, and the availability of such financing is a condition precedent to the confirmation of the Plan. See Section IX.A.8., "Certain Risk Factors to be Considered--Overall Risks to Recovery by Holders of Claims--Availability of Term Loans and Working Capital Facility."

F.  JUNIOR SUBORDINATED CREDIT FACILITY

         On the Effective Date, JCC will enter into the Junior Subordinated Credit Facility pursuant to which HET has agreed to make available up to $10 million of subordinated indebtedness to fund project costs to the extent that such costs exceed amounts available under the Term Loans (excluding Tranche A-1 and Tranche A-2), the proceeds from the sale of the Convertible Junior Subordinated Debentures and the Harrah's New Equity Investment. The Junior Subordinated Credit Facility will be applied to project costs prior to Tranche A-1 and Tranche A-2, will be unsecured, and amounts outstanding thereunder will be subordinated in right of payment to certain obligations of JCC under the HET/JCC Agreement, the Term Loans, the New Bonds, the New Contingent Bonds, the Working Capital Facility, Senior Permitted Refinancings and Senior Subordinated Permitted Refinancings. The terms of


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the Junior Subordinated Credit Facility will be no less favorable to JCC than the terms of the obligation of JCC to repay amounts advanced by the Completion Guarantors under the New Completion Guarantees and the Amended Completion Loan Agreement. See Section V.C.6., "Plan of Reorganization--Executory Contracts and Unexpired Leases--Completion Loan Agreement." The Junior Subordinated Credit Facility will have such terms and conditions as may be agreed to by the Bondholders Committee, the lender under such facility, HET (in its sole discretion) on behalf of the Proponents, and the lenders under the Term Loans and the Working Capital Facility and, if HJC is a party to such documents, with the consent of HJC, which consent may not be unreasonably withheld or delayed.

G.  CONVERTIBLE JUNIOR SUBORDINATED DEBENTURES

         On the Effective Date, the Participating Banks and the Underwriters will purchase approximately $26 million aggregate principal amount of the Convertible Junior Subordinated Debentures. The aggregate principal amount of Convertible Junior Subordinated Debentures may increase if Banks in addition to BTCo elect to become Participating Banks and pursuant to the FNBC Settlement Agreement. See Section V.A.5., "The Plan of Reorganization--Classification and Treatment of Claims and Equity Interests--Class A3--Bank Claims and Old Bank Collateral Agent Claims (Impaired)." The Convertible Junior Subordinated Debentures will be unsecured obligations of JCC and will be subordinated in right of payment to certain obligations of JCC under the HET/JCC Agreement, the Term Loans, the New Bonds, the New Contingent Bonds, the Working Capital Facility, Senior Permitted Refinancings and Senior Subordinated Permitted Refinancings. The Convertible Junior Subordinated Debentures will have such other terms and conditions as shall be agreed upon by the Bondholders Committee, BTCo, Salomon, BT Securities Corporation, DLJ, HET (in its sole discretion) on behalf of the Proponents, and if HJC is a party to the Convertible Junior Subordinated Debenture Documents, with the consent of HJC, which consent may not be unreasonably withheld or delayed.

H.  HET WARRANT

         In consideration of the HET Loan Guarantee, Harrah's Investor will receive, among other things, the HET Warrant entitling it to purchase additional shares of New Common Stock such that, upon exercise of the HET Warrant in its entirety (and assuming that the shareholders of NOLDC and/or their designees have exercised their options to purchase from HET 4.5% of the New Common Stock), Harrah's Investor would own 50.0% of the New Common Stock, subject to certain adjustments. The number of shares issuable upon exercise of the HET Warrant will be adjusted as necessary to reflect the transfer of shares upon exercise of the options held by NOLDC shareholders to purchase from HET up to 4.5% of the New Common Stock. The HET Warrant will be exercisable at any time after the Transition Date until the sixth anniversary of the opening of the Casino, in whole or in part on a PRO RATA basis at a price of $15.00 per share of New Common Stock. If the shareholders of NOLDC and/or their designees have not exercised their options to purchase 4.5% of the New Common Stock, Harrah's Investor will not be permitted to exercise the HET Warrant with respect to that number of shares which would cause Harrah's Investor to own more than 50.0% of the New Common Stock until such time as such exercise would not cause Harrah's Investor to own more than 50.0% of the New Common Stock. If at any time after the Transition Date the closing bid price of the New Common Stock has exceeded $20 per share for sixty consecutive trading days, JCC Holding's board of directors may elect to give written notice to Harrah's Investor of an election to redeem 75% of the warrants at $0.05 per warrant unless Harrah's Investor exercises the warrants within forty-five days after the date of such notice.


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I.  HET/JCC AGREEMENT

         HET and HOCI propose to enter into the HET/JCC Agreement with JCC to provide a Minimum Payment Guaranty in the maximum stated amount of $100 million for the benefit of the LGCB to assure payment of the Minimum Payment, subject to renewal or early termination in accordance with the terms of the HET/JCC Agreement. Any drawing on a Minimum Payment Guaranty provided by HET or HOCI shall bear interest at the Tranche A-3 interest rate. The Casino's fiscal year for purposes of the calculation of the Minimum Payment will begin on April 1.

         HET and HOCI will commit to provide a Minimum Payment Guaranty through the fiscal year ending March 31, 2004; provided that a Minimum Payment Guaranty shall not renew for any of the fiscal years beginning April 1, 2000, 2001, 2002 or 2003 if: (a) there has been a JCC bankruptcy or a cessation of Casino operations; (b) there are any unpaid guarantee fees (other than fees deferred as agreed in the HET/JCC Agreement,) (c) there are any unreimbursed guarantee drawings; (d) in the case of the renewal of the Minimum Payment Guaranty for the fiscal year beginning April 1, 2000, the project has failed to generate positive EBITDA for the period of operations ending January 31, 2000, however, there shall be no EBITDA test for the period of operations ending January 31, 2000 if such period of operations commenced after August 1, 1999; (e) in the case of the renewal of the Minimum Payment Guaranty for the fiscal years beginning April 1, 2001, 2002, and 2003, the project has failed to generate positive EBITDA as of the twelve month period ending November 30, 2000, $20 million as of the twelve month period ending November 20, 2001, and $25 million as of the twelve month period ending November 30, 2001, and $25 million as of the twelve month period ending November 30, 2002; (f) HET, HOCI or HNOMC or any of HET's affiliates has been determined to be unsuitable or HNOMC has been removed as manager of the Casino; or (g) the Modified Casino Operating Contract has been terminated. For purposes of clauses (d) and (e) above, EBITDA shall mean operating income determined according to generally accepted accounting principles plus depreciation and amortization according to generally accepted accounting principles, but will not include any extraordinary non-cash items such as the write down of assets or pre-opening expenses.

         Commencing with the fiscal year ending March 31, 2002, upon ninety days written notice prior to the first day of the respective fiscal year, JCC may cancel the commitment of HET and HOCI to renew the HET/JCC Agreement for the fiscal year ending March 31, 2002 upon payment of a termination fee of $1 million in cash and may cancel the commitment of HET and HOCI to renew the HET/JCC Agreement for the fiscal years ending March 31, 2003 and 2004 without any fee. Notwithstanding any other provision hereof, JCC will be restricted from terminating the HET/JCC Agreement unless JCC has obtained a replacement guaranty or letter of credit which meets the requirements of the Modified Casino Operating Contract and which does not result in increased cost to JCC (after giving effect to payment to HET and HOCI of the termination fee, if applicable), the Modified Casino Operating Contract no longer requires JCC to provide a guaranty or letter of credit, or the LGCB waives the requirement that JCC provide a guaranty or letter of credit.

         HET and HOCI, collectively, will receive a $6 million per annum guaranty fee for the fiscal years ending March 31, 2000 and 2001 and a $5 million per annum guaranty fee for the fiscal years ending March 31, 2002, 2003 and 2004, all payable quarterly. HET and HOCI, collectively, shall receive a PRO RATA fee based on an annual fee of $6 million for any partial fiscal year ending March 31, 1999 or for the fiscal year ending March 31, 2000 if it is a partial fiscal year. HET and HOCI shall not receive a guaranty fee for any fiscal year in which a Minimum Payment Guaranty is not provided and shall repay to JCC any guaranty


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fee previously advanced to it in respect of such fiscal year.  If EBITDA is less than $28.5 million for the twelve month reporting period ending one month prior to each semi-annual New Bond interest payment date beginning with the fourth year after the Effective Date, the guaranty fee to HET and HOCI will be deferred, the bondholders will receive PIK interest, Management Fees will be deferred and bank principal will be deferred. JCC's obligation to pay the per annum guaranty fee and any termination fee to HET and HOCI and to reimburse HET and HOCI for any drawings (including interest thereon) by the State under any Minimum Payment Guaranty will be secured by a first lien on the Casino assets.

         The lien documents and the collateral to HET and HOCI to secure JCC's obligation under the HET/JCC Agreement are to be substantially as provided to the LGCB pursuant to the State Mortgage and Security Documents attached as exhibits to the LGCB April, 1997 approved Casino Operating Contract. The HET/JCC Agreement shall contain covenants in favor of HET and HOCI (i) requiring JCC to maintain insurance, pay taxes and impositions, repair and maintain the Casino, and keep the lease in effect, as was the case for the LGCB pursuant to
Section 20.4(d) of the version of the Amended Casino Operating Contract approved by the LGCB, and (ii) on terms and conditions to be agreed by the parties, restricting indebtedness and liens by JCC and restricting dividends, merger and asset disposition. The parties agree that any successor guarantor may be secured by the first lien position of HET and HOCI, subject to payment of any unpaid fees or obligations to HET and HOCI in respect of the HET/JCC Agreement.

                      VII. MANAGEMENT OF THE REORGANIZED DEBTORS

A.  ENTITY STRUCTURE

         Pursuant to the Plan, on the Effective Date, the assets and business of the Debtors (except for property distributed pursuant to the Plan) will vest in a single entity, JCC, as successor to each of the Debtors. The Plan provides that, for federal income tax purposes, such vesting shall be deemed to have occurred as a deemed exchange by the Bondholders of the Old Bonds for such assets and business, and a deemed exchanged by the Bondholders of such assets and business for the Class A New Common Stock, the New Bonds and the New Contingent Bonds. Prior to or concurrent with such vesting, (i) JCC Holding will become the sole and managing member of JCC Intermediary and (ii) JCC Intermediary will become the sole and managing member of JCC. Accordingly, JCC will be wholly-owned by JCC Intermediary, and JCC Intermediary will be wholly-owned by JCC Holding. Pending the resolution of certain structural considerations, JCC Intermediary may be eliminated prior to the Effective Date.
In such case, JCC Holding would be the sole and managing member of JCC.   The
Class A New Common Stock and the Class B New Common Stock distributed to holders of certain classes of Claims in accordance with the Plan will constitute all of the outstanding shares of common stock of JCC Holding.

B.  BOARD OF DIRECTORS AND MANAGEMENT

    1.   COMPOSITION OF THE BOARD OF DIRECTORS

         The board of directors of JCC Holding (the "BOARD") will consist of an equal number of HET Directors and Independent Directors. JCC Holding will pay reasonable directors' fees to all of the Independent Directors and HET Directors who are not employees of HET (or its subsidiaries), will pay out-of-pocket expenses for all directors, and will carry adequate directors' insurance for the benefit of all of their directors. Generally, the HET Directors will supervise the day-to-day activities with respect


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to the JCC Entities unless one of the following events ("FLIP EVENTS") occurs:
(i) (a) an event of default has occurred under the Term Loans, the Working Capital Facility, the Convertible Junior Subordinated Debentures, or any other financing agreement pursuant to which any of the JCC Entities or any of their subsidiaries is a borrower and under which the aggregate amount outstanding exceeds $2.5 million and (b) such default by the JCC Entities is caused by HET or HNOMC related events; (ii) (a) an Event of Default (as defined in the New Bonds or New Contingent Bonds Indentures) has occurred under the New Bonds or the New Contingent Bonds and (b) such default by the JCC Entities is caused by HET or HNOMC related events; (iii) (a) an Event of Default (as defined in the Amended Canal Street Casino Lease) in respect of payments due and owing by JCC under the Amended Canal Street Casino Lease, or any other material Event of Default under the Amended Canal Street Casino Lease in response to which any other party to the Amended Canal Street Casino Lease would be entitled to terminate, rescind, or otherwise deprive JCC of the benefits of, the Amended Canal Street Casino Lease, and (b) such default by the JCC Entities is caused by HET or HNOMC related events; (iv) (a) an Event of Default (as defined in the Modified Casino Operating Contract) in respect of payments due and owing by JCC under the Modified Casino Operating Contract, or any other material Event of Default under the Modified Casino Operating Contract in response to which any other party to the Modified Casino Operating Contract would be entitled to terminate, rescind, or otherwise deprive JCC of the benefits of, the Modified Casino Operating Contract and (b) such default by the JCC Entities is caused by HET or HNOMC related events; (v) a material Event of Default (as defined in the Amended Management Agreement) has occurred under the Amended Management Agreement and HET or HNOMC is the Defaulting Party (as defined in the Amended Management Agreement) and in response to which Event of Default any party to the Amended Management Agreement would be entitled to terminate or rescind the Amended Management Agreement; (vi) HET or an affiliate of HET has not fulfilled its obligations, or is in default, under any of the New Completion Guarantees or under any material agreement relating to the Casino between HET and the City or the State or any agency or instrumentality of the City or State; (vii) (a) any of the JCC Entities is in violation of its corporate governance documents or organizational documents, as applicable, in any material respect and (b) such violation is caused by HET or HNOMC related events; (viii) the LGCB, or any successor thereto, makes a determination that HET is unsuitable to own an equity interest in the JCC Entities; or (ix) a filing for bankruptcy by or against HET, HNOMC, any direct or indirect parent thereof or any affiliate of HET which is controlled by HET (a "CONTROLLED AFFILIATE") if the filing by or against such Controlled Affiliate has or is reasonably likely to have an adverse effect on JCC, the Casino or the suitability of any person required to be found suitable under the Gaming Act or the Rules and Regulations. Upon the occurrence of a Flip Event, the Independent Directors will supervise the day-to-day activities with respect to the JCC Entities; provided, however, that if all defaults set forth in clauses (i) through (viii) of the previous sentence are cured, the HET Directors will resume supervising the day-to-day activities with respect to the JCC Entities. In addition, if a Flip Event occurs (including a Flip Event resulting from HNOMC bankruptcy events, but excluding a Flip Event resulting from HET bankruptcy events) as the result of a willful action or failure to act by the HET Directors, HET, HNOMC, or a Controlled Affiliate as determined in a speedy arbitration process (an "EXTRAORDINARY FLIP EVENT"), one additional Independent Director will be added to the Board; provided, however, that such additional Independent Director will be removed from the Board if such Extraordinary Flip Event is cured. Unless an Extraordinary Flip Event has occurred and has not been cured, one HET Director will be added to the board in the event that at least 20% of the outstanding shares of Class A New Common Stock are acquired (a "CHANGE OF CONTROL") by any entity (including any parent and any controlled affiliates) (a "CONFLICTED ENTITY") (a) which controls or operates, or is licensed or qualified in any of Illinois, Indiana, Louisiana, Mississippi, Missouri, Nevada or New Jersey to control or operate, as of the


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Effective Date, a casino or casino hotel facility, or (b) which has been involved in material litigation with HET within the five years prior to the Effective Date; provided, however, that such additional HET Director will be removed if (x) the percentage of Class A New Common Stock owned by such Conflicted Entity falls below 20%, or (y) an Extraordinary Flip Event occurs after such Change of Control. In addition, the Board will be divided into three classes of directors with staggered terms of office (with an equal number of Independent Directors and HET Directors in each class). When an Independent Director's term of office expires, the remaining Independent Directors will constitute the committee authorized to nominate the candidate for such Independent Director's position, and when a HET Director's term of office expires, the remaining HET Directors will constitute the committee authorized to nominate the candidate for such HET Director's position.

         Notwithstanding the foregoing, approval by the Independent Directors will be required if any of the JCC Entities (or any subsidiary thereof) proposes to engage in a Significant Transaction (as defined below). If a Flip Event has not occurred or has occurred other than as the result of a willful action or failure to act by the HET Directors, HET or HNOMC, the approval by the HET Directors will be required if any of the JCC Entities (or any subsidiary thereof) proposes to engage in a Significant Transaction. If a Flip Event has occurred and the approval of the HET Directors is not required for a Significant Transaction, any action or inaction by the Independent Directors during the period after the Flip Event and prior to the cure of all defaults giving rise thereto shall not disproportionately affect any group of holders of equity of JCC Holding. Such approval by the Independent Directors and the HET Directors, respectively, will, in certain cases, require a majority thereof and in other cases will require unanimity. "SIGNIFICANT TRANSACTIONS" shall include, without limitation, (a) amendments of corporate governance documents or organizational documents of any JCC Entity, (b) any merger, consolidation or sale of a material portion of its business or assets, (c) any material transaction or transactions, except for certain excluded transactions, during a single fiscal year with HET or its affiliates (including, without limitation, any decisions regarding the exercise, waiver or modification of rights or obligations, or the determination of fees with respect to project development services, under the Amended Management Agreement), which in the aggregate involve consideration in excess of a threshold to be determined by the Board, (d) declarations of dividends, (e) amendment of any material agreements with the City or the State, or any agency or instrumentality of the City or the State, (f) any filing for protection under bankruptcy or other insolvency laws, (g) incurrence of, or assumption of liability for, indebtedness for borrowed money, other than the Term Loans, the Working Capital Facility, the Subordinated Credit Facility, the Convertible Junior Subordinated Debentures, the New Bonds, and the New Contingent Bonds, any Completion Loans, the amendment of the terms of any indebtedness for borrowed money or any modification, determination, consent or waiver thereunder, (h) any issuance of securities, or any options, warrants or other rights to obtain securities of the JCC Entities, (i) any repurchase of securities of a JCC Entity, (j) any change in the independent auditors, (k) approval of JCC's annual operating plan and annual capital budget, and (l) the authorization or ratification of any such actions by any subsidiary of any JCC Entity. All changes to the JCC Entities' capital budget prior to termination of the New Completion Guarantees, except for changes which reduce the scope and character of the Casino, as in the plans and specifications outlined in the Amended GDA, or which exceed $5 million or such other threshold as may be determined by the Board (including a majority of the Independent Directors), will be approved by the Gaming Committee of the Board; thereafter, all changes to the JCC Entities' capital budget up to $250,000 will be approved by the Gaming Committee of the Board and all changes to the JCC Entities' capital budget between $250,000 and $2 million will be approved by the Capital Committee of the Board


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(consisting of a single Independent Director and a single HET director).  The capital budget itself will be approved by the Board.

         The above governance provisions shall terminate upon the earliest of
(i) the third anniversary of the date on which the Casino is open to customers,
(ii) the end of two consecutive 12-month periods in each of which the Contingent Payments under the New Bonds and the New Contingent Bonds equals or exceeds $15 million, (iii) the end of a period consisting of 30 consecutive trading days during which the average daily closing Minimum Market Value (as defined below) equals or exceeds $435 million. The "MINIMUM MARKET VALUE" is, for each trading day, the sum of (i) the closing bid price of a share of Class A New Common Stock multiplied by the number of such shares issued to the Bondholders on the Effective Date in connection with the Plan, plus (ii) the closing bid price per $1,000 of New Bonds and New Contingent Bonds, divided by $1,000, and multiplied by the aggregate principal amount of such bonds outstanding.

    2.   IDENTITY, AFFILIATIONS, AND NATURE OF CERTAIN COMPENSATION

         At or prior to the Confirmation Hearing, the Proponents will disclose the identity and affiliations of the officers and directors of the JCC Entities, as well as the identity and nature of compensation of any insiders to be employed or retained by the JCC Entities.

VIII. APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS TO THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN

         In reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the "33 ACT"), and state securities and "blue sky" laws afforded by Section 1145 of the Bankruptcy Code and available exemptions under the 33 Act, the New Common Stock, the New Bonds, the New Contingent Bonds, the Convertible Junior Subordinated Debentures and the HET Warrant to be issued on the Effective Date pursuant to the Plan will not need to be registered under the 33 Act or any state securities or "blue sky" laws. Shares of Class B New Common Stock and the HET Warrant will be restricted securities and may be resold pursuant to a registration statement or available exemptions under the 33 Act. Shares of Class A New Common Stock, New Bonds and New Contingent Bonds generally may be resold by any holder without registration under the 33 Act or other federal securities laws pursuant to the exemption provided by section 4(l) of the 33 Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code (a "STATUTORY UNDERWRITER"). In addition, such securities generally may be resold by the recipients thereof without registration on the state level pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under federal or state law in any given instance and as to any applicable requirements or conditions to the availability thereof.

         Section 1145(b) of the Bankruptcy Code defines a Statutory Underwriter for purposes of the 33 Act as one who (i) purchases a claim with a view to distribution of any security to be received in exchange for the claim,
(ii) offers to sell securities issued under a plan for the holders of such securities, (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (iv) is a controlling person of the issuer of the securities.


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         Entities deemed to be Statutory Underwriters may be able to sell securities without registration pursuant to the provisions of Rule 144 under the 33 Act which, in effect, permit the public sale of securities received pursuant to the Plan by Statutory Underwriters subject to the availability of public information concerning JCC Holding and JCC, volume limitations and certain other conditions. Entities who believe they may be Statutory Underwriters under the definition contained in Section 1145 of the Bankruptcy Code are advised to consult their own counsel with respect to the availability of the exemption provided by such Rule.

         The JCC Entities must use their best efforts to cause the Class A New Common Stock to be listed on a national securities exchange or quoted on NASDAQ upon the Effective Date. JCC Holding must also use its best efforts to be, on or prior to the Effective Date, a reporting company under the 34 Act, with respect to the Class A New Common Stock. JCC Holding must file the Class A 34 Act Registration Statement no later than promptly after the date of entry of the Final Order approving the Disclosure Statement. If the Class A 34 Act Registration Statement is not effective by the later of (i) 60 days after the filing of such registration statement with the SEC (provided, however, that this clause (i) is not applicable if JCC Holding did not file such registration statement prior to the date which is five days after the date of entry of the Final Order approving the Disclosure Statement), (ii) 60 days after the date of entry of the Final Order approving the Disclosure Statement, (iii) 30 days after receipt of any SEC comments on such registration statement, and (iv) the Effective Date, then the JCC Entities shall pay to the Bondholders an amount equal to $.05 per week for each $1,000 of securities to be registered, which amount shall increase by $.05 every 45 days to a maximum of $.30 per week.

         In addition, to the extent that it is reasonably determined that the registration of public resales by any Bondholder of any shares of Class A New Common Stock, New Bonds or New Contingent Bonds received by such Bondholder under the Plan is required by law, JCC Holding will file a registration statement with respect to such resales promptly after the Effective Date. If such registration statement is not effective within 120 days after it is filed, then the JCC Entities shall pay to the Bondholders an amount equal to $.05 per week for each $1,000 of securities to be registered, which amount shall increase by $.05 every 45 days to a maximum of $.30 per week. See Section V.D.2.q., "The Plan of Reorganization--Means for Implementation and Execution of the Plan--Effective Date Transactions--Registration and Listing of Class A New Common Stock" and "--Registration of New Bonds."

                      IX. CERTAIN RISK FACTORS TO BE CONSIDERED

         HOLDERS OF CLAIMS AGAINST THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.


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A.  OVERALL RISKS TO RECOVERY BY HOLDERS OF CLAIMS

         The ultimate recoveries under the Plan to holders of Claims (other than those holders who are paid in cash under the Plan) will depend upon the realizable value of the New Common Stock, the New Bonds, the New Contingent Bonds and the Convertible Junior Subordinated Debentures to be issued pursuant to the Plan. The New Common Stock, the New Bonds and the New Contingent Bonds to be issued pursuant to the Plan are subject to a number of material risks, including, but not limited to, those specified below. The factors specified below assume that the Plan is approved by the Bankruptcy Court and that the Effective Date occurs on or before February 28, 1998. Prior to voting on the Plan, each holder of a Claim should carefully consider the risk factors specified or referred to below, including the Exhibits annexed hereto, as well as all of the information contained in the Plan.

    1.   UNCERTAINTY REGARDING GAMING REGULATION

         On March 18, 1996, the Governor of the State of Louisiana called a special session of the State legislature to consider a number of topics, including topics relating to the Casino. The special session convened on March 24, 1996 and ended on April 19, 1996. Several bills were enacted into law as a result of the special session which may impact JCC's rights under the Gaming Act and the Modified Casino Operating Contract.

         One such bill called for the Local Option Election during the November 5, 1996 election to decide, on an item-by-item basis, whether riverboat gaming, video poker gaming, and in Orleans Parish, the land-based casino, should be permitted to operate in their parish. In addition, another law enacted as a result of the special session purports to provide the State and all its political subdivisions with retroactive immunity from liability and from suit for any action or failure to act on the part of the State, or any political subdivision of the State (including the LEDGC and the LGCB). See Section III.F., "General Information--Regulation." Although voters in Orleans Parish voted on November 5, 1996 to permit land-based casino gaming in that parish, there can be no assurance that the State legislature will not enact other similar legislation. In addition, the Proponents believe that the law providing for the Local Option Election had a material adverse effect on HJC and the Plan even prior to voter action, by impairing the Proponents' ability to obtain financing for the Plan and by increasing the costs relating to the Plan. See
Section IX.A.8., "--Availability of Term Loans and Working Capital Facility."

         In addition, state laws generally requiring riverboats to sail in accordance with their schedules and safety conditions are frequently unenforced. Another law enacted as a result of the special session, among other things, purports to retroactively amend the Gaming Act: (i) to state that the conduct of gaming operations upon riverboats in accordance with the provisions of the Louisiana Riverboat Economic Development and Gaming Control Act or otherwise while upon a designated waterway while temporarily at dockside does not constitute the authorization of additional land-based casino gaming operations which relieves the operator of the Casino of the obligation to pay compensation to the LGCB; and (ii) to provide that governmental inaction which results in the operation of another land-based casino in Orleans Parish shall not relieve the operator of the Casino of the obligation to pay compensation to the LGCB. This law also purports to provide that in the event of litigation between the operator of the Casino and the State or any of its political subdivisions (including the LGCB), the operator of the Casino must continue to make all payments to the State and any of its political subdivisions (including the LGCB) as required by law during the pendency of such litigation, and that any failure to make the required


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payments will render the operator of the Casino unsuitable.  See Section III.F.,
"General Information--Regulation."

         Although the Proponents believe that each of these pieces of legislation may be unconstitutional, unenforceable, or otherwise legally infirm, there can be no assurance that the Proponents' beliefs with respect to such legislation will prevail.

         In addition, on May 1, 1996, also as a result of the special session of the State legislature, the Governor signed into law a bill which, among other things, dissolves the separate boards that had governed riverboat gaming and land-based casino gaming, including the LEDGC, and purports to substitute in their place the LGCB with the assistance of the Louisiana State Police. See
Section III.F., "General Information--Regulation." Although the existing Rules and Regulations promulgated by the LEDGC remain in force and effect at this time, the LGCB has been empowered to repeal such Rules and Regulations and promulgate its own rules and regulations. This law also authorizes the Louisiana State Police to, among other things, conduct investigations and audits of gaming license applicants and to assist the LGCB in determining compliance with gaming laws and regulations. Given the lack of experience in dealing with the LGCB and the new regulatory framework established by the State legislature, the Proponents are unable at this time to determine what effect, if any, this legislative change will have on the likelihood that the Proponents will be successful in negotiating with the LGCB with respect to the Modified Casino Operating Contract and the impact of future rules and regulations on the Plan.

         On April 29, 1997, the LGCB unanimously approved for submission to the Governor and the State legislature a new Casino Operating Contract with respect to the Existing Plan. Although the State legislature considered the approval of such a new Casino Operating Contract, the State legislature did not approve or disapprove this contract during the 1997 Regular Session. During the 1997 Regular Session, the House approved a resolution which purports to preclude the use of a mail ballot for approval of the Modified Casino Operating Contract by the House. Further, the resolution purports to require a special session of the House instead of the mail ballot procedure if a Modified Casino Operating Contract is put forward for approval by the House.

         On December 9, 1997, the LGCB, among other things, unanimously approved the Modified Casino Operating Contract for submission to the Governor of the State with the request that he submit the Modified Casino Operating Contract to the State legislature for its approval. There can be no assurance that the State Legislature will approve the Modified Casino Operating Contract.

    2.   ABILITY TO COMMENCE OPERATIONS AS SCHEDULED

         Casino--Phase I is scheduled to open and Second Floor Shell Construction--Phase II is scheduled to be completed within twelve months after the Effective Date but only after receipt of the appropriate regulatory approvals. Construction projects, such as the Casino, can entail significant development and construction risks including, but not limited to, labor disputes, shortages of material and skilled labor, weather interference, unforeseen engineering problems, environmental problems, geological problems (including those resulting from construction activities below sea level), construction, demolition, excavation, zoning or equipment problems, unanticipated cost increases litigation and other events beyond JCC's control, any of which could give rise to delays or cost overruns. During the past nine months, HJC has significantly increased its estimates of the cost to complete construction of the Casino and the adjoining


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parking facilities, primarily as a result of (i) increases in general construction costs in the region and (ii) physical deterioration to the partially-completed Casino and parking lot structures caused in large part by high humidity and moisture levels. HJC has not yet assessed the extent of the physical deterioration to determine the cost of the remediation work that will be necessary to complete the construction projects

    3.   SUITABILITY

         The JCC Entities, HNOMC and certain of their respective shareholders, members, officers, and directors will be required to undergo extensive investigation and review by the LGCB, including character and financial responsibility reviews, to be found suitable and qualified under the Gaming Act and to obtain the requisite authorizations, permits and licenses. The Plan cannot become effective unless and until such persons and entities are found suitable or licensed (or deemed exempt or waived from such requirements) by the LGCB. JCC, HNOMC and all other persons and entities required to be found suitable, including those already found suitable, will have an ongoing obligation to maintain their suitability throughout the term of the Modified Casino Operating Contract. The failure of JCC or HNOMC to maintain its suitability and other defaults under the Modified Casino Operating Contract could result in fines or the suspension or revocation of the Modified Casino Operating Contract. In addition, certain employees and vendors of JCC will also have to be found suitable prior to the opening of the Casino. The failure of such employees and vendors employees of JCC to obtain such findings prior to the opening of the Casino could delay the opening of the Casino.

    4.   LITIGATION

         For a summary of pending material litigation involving JCC outside the Bankruptcy Court, see Section III.E., "General Information--Certain Prepetition Legal Proceedings."

    5.   CONFLICTS OF INTEREST

         HNOMC will be exclusively responsible for supervising and managing the Casino. However, HET, through its operating subsidiaries and other affiliates, has also developed and currently operates dockside casinos in Vicksburg and Tunica, Mississippi and Shreveport, Louisiana and HET, through its operating subsidiaries and other affiliates, may develop other casinos that may compete with the Casino (collectively, the "COMPETING CASINOS"). Due to the Competing Casinos' proximity to the Casino, they may compete directly with the Casino for patrons. HET, through its operating subsidiaries and other affiliates, also operates casinos in the five major Nevada and New Jersey gaming markets which may compete with the Casino on a national basis.

    6.   FINANCIAL FORECAST

         The Financial Forecast attached as Exhibit "B" was prepared as of February 28, 1998 and is based upon HET's current best estimate of the results it expects for the Casino. The Proponents do not intend to update or otherwise revise the Financial Forecast to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, except as required by applicable law. Arthur
Andersen LLP, independent certified public accountants for the Debtors, has not examined, compiled or applied agreed-upon procedures to the Financial Forecast and consequently, assumes no responsibility for the Financial Forecast. The Financial Forecast


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

necessarily is based upon a number of estimates and assumptions that, while presented with numerical specificity and considered reasonable by the Proponents, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Proponents, and upon assumptions with respect to future business decisions which are subject to change. The Financial Forecast assumes, among other things, that the Casino will open as scheduled and will be successful.
The success and the expected opening date of the Casino are subject to uncertainties and contingencies beyond the Proponents' control. Accordingly, there can be no assurance that the forecast results will be realized. The Financial Forecast and actual results will vary, and those variations may be material. The inclusion of the Financial Forecast herein should not be regarded as a representation by the Debtors, the Proponents or any other person that the Financial Forecast will be achieved. Holders of Claims are cautioned not to place undue reliance on the Financial Forecast. See Section VI.C.3., "Confirmation and Consummation Procedure--Confirmation--Feasibility."

    7.   NO OPERATING HISTORY; LACK OF PRIOR GAMING EXPERIENCE

         The success of gaming in a market that has never supported significant gaming operations, such as New Orleans, cannot be guaranteed or accurately predicted. The number of visitors to a land-based casino in a new gaming jurisdiction and their propensity to wager cannot be predicted with any degree of certainty and there can be no assurance that JCC will be able to operate the Casino in a profitable manner. In addition, in connection with HJC's bankruptcy filing, HJC has received a significant amount of negative publicity in and around Louisiana. Such negative publicity may reduce the number of patrons from Louisiana and surrounding areas.

         JCC has no operating history and has never been involved in constructing or operating a land-based casino. Although HET, through its operating subsidiaries and other affiliates, has experience operating casinos, HET, through its operating subsidiaries and other affiliates, has not operated a casino as large as the anticipated size of the Casino or a land-based casino without the full array of services many customers require, such as full-service hotel and food operations and public transportation services. JCC will rely on HNOMC to manage the Casino and will grant it a significant degree of independence in operating matters. There is no assurance that JCC and HNOMC will be able to operate and manage the Casino on a profitable basis or that cash flow from operations will be sufficient to pay the principal of, or interest on, the Term Loans, the New Bonds, the New Contingent Bonds, the Working Capital Facility, the Subordinated Credit Facility, the Convertible Junior Subordinated Debentures, JCC's obligations under the HET/JCC Agreement, and JCC's obligations to the RDC and the LGCB.

    8.   AVAILABILITY OF TERM LOANS AND WORKING CAPITAL FACILITY

         The availability of the Term Loans and the Working Capital Facility is a condition precedent to the Effective Date of the Plan. The Proponents are presently attempting to obtain such financing, but neither the Term Loans nor the Working Capital Facility is presently in place. No assurance can be given that such facilities will be in place by the Effective Date.

    9.   NEGOTIATIONS WITH THE STATE

         The execution and delivery of the Modified Casino Operating Contract is a condition precedent to the Effective Date of the Plan. The Modified Casino Operating Contract will address the


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

revised opening schedule for the Casino, the modified size and design of the Casino, the payments due to the LGCB pursuant to such contract, and other
considerations.   On November 9, 1997, the LGCB, among other things, unanimously approved the Modified Casino Operating Contract for submission to the Governor of the State with the request that he submit the Modified Casino Operating Contract to the State legislature for its approval. It is unclear what other approvals may be required in connection with the Modified Casino Operating Contract. There can be no assurance that the necessary approvals will be obtained.

    10.  COMPETITION

         The gaming industry is characterized by intense competition among companies that, in many instances, have greater resources than will JCC. JCC will face significant competition on a national, regional and local scale from gaming operations in Mississippi and, on a regional and local scale, from gaming operations in Louisiana. In particular, the Mississippi Gulf Coast has recently emerged as a major gaming destination. There have been several announcements regarding major gaming destinations on the Mississippi Gulf Coast which will include lodging, entertainment and food and beverage services. JCC will also compete for patrons on a national and international scale with large casino hotel facilities in Las Vegas, Nevada and Atlantic City, New Jersey. Such facilities operate without pricing restrictions or restrictions on lodging, food and beverage services, and entertainment, and several of such facilities have recently expanded to enhance such services. Unlike JCC, the vast majority of JCC's competitors operate without restrictions on lodging, food and beverage services, and entertainment. The Proponents believe that the ability to provide such amenities is a considerable competitive advantage for JCC's competitors.

         Further, during the 1997 Regular Session, the State legislature authorized the use of slot machines at race tracks located in three parishes in the State (but not Orleans Parish), subject to a 15,000 square foot limitation. The authorization for this bill was subject to a local option election in each of the parishes where the race tracks are located and remains subject to further legislative action on the fees to be imposed. The voters in two of the three parishes approved the use of slot machines at the race tracks located in those parishes. There can be no assurance that this authorization will not negatively impact JCC should slot machines ultimately be permitted at these race tracks.

    11.  RELIANCE ON SINGLE MARKET

         Since JCC has no present intention to have operations other than the Casino and will be dependent upon visitors to New Orleans and, to a lesser extent, New Orleans area residents, a decline in the New Orleans economy, a decline in the convention and tourist travel to New Orleans, a decline in the New Orleans gaming market or an increase in competition could have a material adverse effect on JCC. In addition, a reduction or cessation of activities at the Casino due to flood, severe weather, natural disaster or otherwise could have a material adverse effect on JCC.

    12.  LACK OF EXPERIENCED PERSONNEL

         A shortage of skilled labor exists in the gaming industry, which may make it more difficult and expensive to attract and retain qualified employees. While JCC and HNOMC believe that they will be able to attract and train qualified individuals to staff the Casino, there is no assurance that


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they will be able to do so.  In addition, the Amended GDA and the Amended Canal
Street Casino Lease obligate JCC to comply with the Amended Open Access Program and Plans to facilitate participation by minorities, women, and disadvantaged persons and business enterprises in developing, constructing and operating the Casino. This program may increase the costs of attracting qualified individuals. In addition, HJC's closure of the Basin Street Casino and bankruptcy filing may negatively affect JCC's ability to attract qualified employees.

    13.  REPURCHASE OF SECURITIES RELATING TO GAMING MATTERS

         The Gaming Act, the rules and regulations thereunder, and the Modified Casino Operating Contract impose certain suitability requirements with respect to the holding of the New Common Stock, the New Bonds and the New Contingent Bonds (collectively, the "NEW SECURITIES"). To the extent any holder of New Securities is required to be found suitable and fails to be so found, such holder may be required to divest such New Securities at prices substantially below the market-prices for such securities; to the extent such holder fails to divest, JCC will have the right to redeem such New Securities and, prior thereto, such holder will forfeit all benefits of ownership. Any failure to obtain required qualifications or approvals may, by virtue of requirements imposed on JCC or JCC Holding, subject such holders to certain requirements, limitations or prohibitions, including a requirement that such holders liquidate their New Securities at a time or at a cost that is otherwise unfavorable for such holders. There can be no assurance that the Gaming Act will not be interpreted, that additional rules and regulations will not be implemented, or that new legislation will not be enacted to impose additional restrictions on, or otherwise prohibit, certain persons from holding securities of the JCC Entities, including the New Common Stock, the New Bonds and New Contingent Bonds, or cause such holders to liquidate their New Securities at a time or at a cost that is otherwise unfavorable for such holders.

    14.  ABSENCE OF PUBLIC TRADING MARKET

         Each of the New Securities are new issues of securities, have no established trading market and may not be widely distributed. There can be no assurance that a trading market for any of the New Securities will develop. If a market does develop, the price of the New Securities may fluctuate and liquidity may be limited. If a market for any of the New Securities does not develop, purchasers may be unable to resell such securities for an extended period of time, if at all. Future trading prices of the New Securities will depend upon many factors, including, among other things, prevailing interest rates, JCC's operating results, competitive factors and the market for similar securities which is subject to various pressures, including, but not limited to, fluctuating interest rates.

    15. UNCERTAINTY REGARDING TAX TREATMENT OF THE NEW BONDS, NEW CONTINGENT BONDS AND CONVERTIBLE JUNIOR SUBORDINATED DEBENTURES

         As described below in Section X., "Certain Federal Income Tax Consequences of the Plan," there exist various uncertainties with respect to the proper federal income tax treatment of the New Bonds, New Contingent Bonds and Convertible Junior Subordinated Debentures. As a result, there can be no assurance that the JCC Entities will obtain the anticipated tax benefits associated with payments under the New Bonds, New Contingent Bonds and Convertible Junior Subordinated Debentures, or that the tax consequences to the Claimholders (as defined below) receiving the New Bonds and New Contingent Bonds will be as described therein.


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

    16.  UNCERTAINTY REGARDING OBJECTIONS TO CLAIMS

         The Plan provides that objections to claims can be filed with the Bankruptcy Court as late as ninety days after the Effective Date. Although the Debtors intend to file most of their claims objections prior to the confirmation hearing, and have, in fact, filed the bulk of them already, it is possible that a claimant may not know that its claim will be objected to until after the Effective Date.

    17.  UNCERTAINTY REGARDING AMOUNT OF CERTAIN CLAIMS

         The State has filed proofs of claim in Finance Corp.'s and HNOIC's Chapter 11 Cases seeking in excess of $3.0 million in franchise taxes. The Debtors believe these claims to be completely without merit. However, a settlement offer has been made to the State.

    18.  UNCERTAINTY REGARDING CITY AND STATE APPROVALS

         It is a condition precedent to the Plan that, to the extent required by the Bankruptcy Code, the LGCB, the State and the City and their respective agencies and instrumentalities have given or issued, all approvals, consents, waivers, and permits and licenses or modifications thereof, in each case to the extent necessary or appropriate to consummate the transactions contemplated by the Plan. There can be no assurance that the LGCB, the State and the City and their respective agencies and instrumentalities will give or issue, all of such approvals, consents, waivers, permits and licenses, or that the LGCB, the State and the City and their respective agencies and instrumentalities will give or issue, such approvals, consents, waivers, permits and licenses within the time period required for the Casino to open in accordance with the present schedule. See Section III.B., "General Information--Description of the Casino," and
Section IX.A.2, "--Ability to Commence Operations as Scheduled."

    19. UNCERTAINTY REGARDING TERMINATION OF CITY AGREEMENT AND CANAL STREET CASINO LEASE

         Various approvals contemplated by the City Agreement were not secured within the time set forth in the City Agreement with the result that each of the City, the RDC and HJC has the right to terminate the City Agreement. In addition, the City and the RDC may now have the right to terminate the City Agreement, as well as the Canal Street Casino Lease, because, among other reasons, the Effective Date did not occur by October 1, 1997. None of the parties has exercised such rights, however. HJC has continued to make rent payments each month, and the City as a consequence has not exercised its termination rights. There is no assurance that one or more of the parties to the City Agreement will not exercise its rights to terminate the City Agreement or that the City will not terminate the Canal Street Casino Lease. Any such termination, or a refusal by the City or the RDC to execute and deliver the Amended Canal Street Casino Lease, would prevent the Effective Date from occurring.

         On October 28, 1997, the City and RDC filed a motion with the Bankruptcy Court to require HJC to negotiate in good faith pursuant to the City Agreement to reimburse the City and RDC for their professional fees and expenses incurred from January 1, 1997 through September 30, 1997 (in the amount of $603,151.04), and to reimburse the City and RDC for the cost of curtains (approximately $156,100) in connection with the restoration of the Municipal Auditorium, the site of the former Basin Street Casino. HJC


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

has agreed in principle to reimburse the City and RDC for the professional fees and expenses incurred since January 1, 1997. HJC is discussing with the City the schedule for making such reimbursements.

B.  HART-SCOTT-RODINO ACT REQUIREMENTS

         Any shares of Class A New Common Stock or Class B New Common Stock to be distributed under the Plan to any entity required to file a Pre-Merger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity have expired or been terminated.

              X. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         The following summarizes the material federal income tax consequences expected to result to the holders of Claims ("CLAIMHOLDERS") in Classes A1 (Other Priority Claims), A2 (Non-Bondholder Secured Claims), A3(a) (Participating Bank and Old Bank Collateral Agent Claims), A3(b) (Non-Participating Bank Claims), A4 (Bondholder Claims), A5 (Old Indenture Predecessor Trustee and Old Indenture Predecessor Collateral Agent Claims), A6 (WARN Act Claims), A7 (General Unsecured Claims), B1 (Other Priority Claims), B2 (Bank Claims), B3 (Bondholder Claims), B4 (WARN Act Claims), B5 (General Unsecured Claims), C1 (Other Priority Claims), C2 (Secured Claims), C3 (WARN Act Claims), C4 (Unsecured Claims), C5 (General Unsecured Claims) and C6 (NOLDC/Showboat Claim) from the Plan. This summary does not address the tax consequences to holders of Claims on which there will be no Plan distributions (Classes A8, A9, B6, B7, C7 and C8, except with respect to Classes A8, B6 and C7 to the extent that holders of Allowed Claims in such Classes receive any amounts in respect of Assigned Debtor Litigation Claims) or to the purchasers of the Convertible Junior Subordinated Debentures. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "CODE"), applicable Treasury Regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view. No ruling from the IRS has been or will be sought with respect to any aspect of the Plan described herein.

         Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to the Claimholders and the Debtors. It cannot be predicted at this time whether any tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences to the Claimholders and the Debtors.

         The following summary is for general information only. The tax treatment of a Claimholder may vary depending upon its particular situation, and certain Claimholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States) may be subject to special rules not discussed below.

         The IRS has issued various final and proposed regulations dealing with the inclusion of original issue discount in income and the recognition of income with respect to contingent payments by holders of debt instruments (the "DEBT REGULATIONS"). The Debt Regulations are ambiguous in certain respects, and their precise application to the New Bonds and the New Contingent Bonds is unclear absent


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

additional guidance from the IRS. Accordingly, the ultimate federal income tax treatment of the New Bonds and New Contingent Bonds may differ from that described herein.

         THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. ACCORDINGLY, EACH CLAIMHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF THE DEBT REGULATIONS AND ANY STATE, LOCAL OR FOREIGN TAX LAWS.

A. TAX CONSEQUENCES TO HOLDERS OF CLAIMS IN CLASSES A1, A2, A3(A), A3(b), A5, A6, A7, A8, B1, B2, B4, B5, B6, C1, C2, C3, C4, C5, C6 AND C7

         A holder of a Claim in these Classes (to the extent such holder receives any distribution under the Plan) will generally recognize gain or loss equal to the cash received (plus the fair market value of any other property received) with respect to its Claim (other than for accrued but unpaid interest) less its adjusted basis in its Claim (other than for accrued but unpaid interest). The character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim has been held for more than one year, whether the Claim was purchased at a discount, and whether and to what extent the holder had previously claimed a bad debt deduction.

         Holders of Allowed Claims in Classes A8, B6 and C7 will not receive any distributions under the Plan unless a Valuation Order is entered on or before the Effective Date. If a Valuation Order is entered on or before the Effective Date and the fair market value of an interest in the proceeds of the Assigned Debtor Litigation Claims (net of estimated Litigation Costs and Third Party Claims) is ascertainable at the Effective Date, each Class A8 Claimholder will generally recognize gain or loss equal to the fair market value of its interest in the proceeds of the Assigned Debtor Litigation Claims (net of estimated Litigation Costs and Third Party Claims (and except to the extent attributable to accrued but unpaid interest)) less its adjusted basis in its Claim (other than for accrued but unpaid interest). Each Class B6 and C7 Claimholder will be deemed to receive on account of its Claim any distribution it may receive as a Class A8 Claimholder. Each Class A8 Claimholder would then generally recognize capital gain or loss on receipt of the proceeds of the Assigned Debtor Litigation Claims equal to the amount of such proceeds less such holder's allocable tax basis therein. If the fair market value of an interest in the proceeds of the Assigned Debtor Litigation Claims (net of estimated Litigation Costs and Third Party Claims) is not ascertainable at the Effective Date (even though a Valuation Order has been entered), then it is possible that each Class A8 Claimholder would not recognize any gain or loss with respect to its Claim until the actual receipt of the proceeds of the Assigned Debtor Litigation Claims. EACH CLASS A8 CLAIMHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO WHETHER THE FAIR MARKET VALUE OF THE ASSIGNED DEBTOR LITIGATION CLAIMS (NET OF ESTIMATED LITIGATION COSTS AND THIRD PARTY CLAIMS) IS ASCERTAINABLE AT THE EFFECTIVE DATE.

B.  TAX CONSEQUENCES TO HOLDERS OF CLAIMS IN CLASSES A4 AND B3 (BONDHOLDERS)

         This discussion assumes that the Bondholders hold the Old Bonds as "capital assets" within the meaning of Code Section 1221. Based on this assumption and except as specifically noted below, any gain or loss recognized by a Bondholder on the disposition of the Old Bonds would be long-term capital gain or loss if the Bondholder's holding period with respect to the Old Bonds exceeds one year. Otherwise, any such gain or loss would be short-term capital gain or loss. The maximum federal income tax rate applicable to capital gains and ordinary income for corporations is currently 35%. The maximum ordinary federal income tax rate for individuals, estates and trusts is currently 39.6%, whereas the maximum long-term capital gains rate for such taxpayers is currently 20% for most capital assets (including the Old Bonds) held for more than 18 months and 28% for such assets held for more than one year but not more than 18 months. Capital losses generally may be used only to offset capital gains.

    1. TREATMENT OF JCC HOLDING, JCC AND JCC INTERMEDIARY AS A SINGLE TAXABLE ENTITY

         Because JCC and JCC Intermediary (if formed) will each be organized as a limited liability company with all of its membership interests held by a single owner, under recently issued Treasury Regulations, each entity may be ignored for federal income tax purposes. As a result, for federal income tax purposes, the New Bonds and the New Contingent Bonds will be treated as indebtedness of JCC Holding, and all of the assets of HJC will be considered to be assets of JCC Holding. JCC Holding, JCC Intermediary (if formed) and JCC intend to file tax returns and elections consistent with such treatment.

    2.   EXCHANGE OF OLD BONDS BY BONDHOLDERS

         Under the Plan, the assets of HJC will vest in JCC, and the Bondholders will receive shares of Class A New Common Stock representing 50.1% of the value of JCC Holding's outstanding New Common Stock, the New Bonds and the New Contingent Bonds in exchange for their canceled Old Bonds (and for entering into certain releases). HJC, JCC Holding and JCC have agreed, and the Plan provides, that these transfers will be treated, for federal income tax purposes, as (1) a deemed exchange by the Bondholders of the Old Bonds for all of the assets of HJC (including any HJC claims assigned to JCC) and (2) a deemed exchange by the Bondholders of such HJC assets (not including any HJC claims assigned to JCC) with JCC Holding for shares of newly-issued Class A New Common Stock, the New Bonds and the New Contingent Bonds (each of which shall be considered obligations of JCC Holding as described above). The parties' agreement as to the tax treatment of these transfers is not binding on the IRS or the courts, and there can be no assurance that the IRS would not assert another characterization of the transfers that could have different (possibly less favorable) federal income tax consequences to JCC Holding or the Bondholders. Certain of such characterizations could result in certain Bondholders recognizing gains (but no Bondholders recognizing losses) on the asset transfers. EACH BONDHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE IMPACT ON IT OF A POSSIBLE RECHARACTERIZATION OF THESE TRANSFERS.

         Upon a deemed exchange of an Old Bond for an allocable portion of HJC's assets (including any HJC claims assigned to JCC), a Bondholder would recognize gain or loss equal to the difference between (i) the fair market value of such portion of the HJC assets (including its proportionate interest in the proceeds of the Assigned Litigation Claims (net of estimated Litigation Costs and Third Party Claims) (and except to the extent attributable to, and taxable as, accrued interest)) and (ii) the Bondholder's tax basis in the Old Bond. If the fair market value of an interest in the proceeds of the

Assigned Litigation Claims (net of estimated Litigation Costs and Third Party Claims) is not ascertainable at the Effective Date, then it is possible that a Bondholder would recognize gain or loss with respect to its Claim without regard to such interest. EACH BONDHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO WHETHER THE FAIR MARKET VALUE OF THE ASSIGNED LITIGATION CLAIMS (NET OF ESTIMATED LITIGATION COSTS AND THIRD PARTY CLAIMS) IS ASCERTAINABLE AT THE EFFECTIVE DATE.

         HJC, JCC Holding and JCC have agreed to commission an appraisal of HJC's assets as of the Effective Date and to treat the fair market value of such assets as being equal to the appraised amounts. There can be no assurance that the IRS will not assert a higher or lower valuation of the HJC assets. Gain or loss recognized by a holder generally will be capital gain or loss, unless the Old Bond was acquired at a "market discount" (I.E., generally at a price below its face amount, subject to a statutory DE MINIMIS exception), in which case a Bondholder would recognize ordinary interest income equal to the lesser of (i) the amount of gain recognized with respect to such Old Bond (other than the amount thereof attributable to, and taxable as, accrued stated interest) or (ii) the portion of the market discount that accrued while the Bondholder held the Old Bond. This rule would not apply if the Bondholder had previously elected to include market discount in income as the discount accrued or elected to treat all interest on the Old Bond as original issue discount.

         A Bondholder generally would recognize capital gain or loss on receipt of the proceeds of the Assigned Litigation Claims equal to the amount of such
proceeds less such holder's allocable tax basis therein.    However, if the fair
market value of an interest in the proceeds of the Assigned Litigation Claims (net of estimated Litigation Costs and Third Party Claims) was not ascertainable at the Effective Date, then a Bondholder generally would increase any capital gain (or amount of ordinary income under the market discount rules discussed below), or decrease any capital loss, recognized previously with respect to the Old Bonds by the amount of the Assigned Litigation Claims actually received.

         A Bondholder may recognize gain on the deemed contribution of such Bondholder's allocable portion of the HJC assets to JCC Holding if, and to the extent that, (a) the sum of (i) the fair market value of the Class A New Common Stock plus (ii) the amount realized with respect to the New Bonds and New Contingent Bonds (determined in accordance with the discussion below) received in exchange therefor exceeds (b) such Bondholder's basis in such assets (which should be equal to the fair market value of such assets, as determined in accordance with the second preceding paragraph). However, any such gain recognized will not exceed the amount realized with respect to the New Bonds and New Contingent Bonds received by such Bondholder. It is possible that the IRS may require that this gain recognition calculation be performed on an asset-by-asset basis (requiring the allocation of a portion of the Class A New Common Stock, the New Bonds and the New Contingent Bonds to each asset contributed to JCC Holding) rather than on an aggregate basis, although such an approach should not materially affect the amount or character of any gain recognized. Bondholders may not recognize a loss on such deemed contribution.

         The amount realized by a Bondholder with respect to the New Bonds and New Contingent Bonds would generally be their respective issue prices (I.E., the face amount for the New Bonds and zero for the New Contingent Bonds, as set forth in Section X.B.4., "--Tax Treatment of New Bonds and New Contingent Bonds"), plus, if reasonably ascertainable, the fair market value of the contingent payments payable on the New Bonds and New Contingent Bonds. It is not anticipated that such contingent payments will be considered to have a reasonably ascertainable fair market value on the Effective Date. Alternatively, it is possible that the IRS would assert that the amount realized with respect to the New Bonds and New Contingent Bonds should be determined by reference to their respective fair market values on the Effective Date rather than to their respective issue prices. EACH BONDHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE DETERMINATION OF THE AMOUNT REALIZED WITH RESPECT TO THE NEW BONDS AND NEW CONTINGENT BONDS ON THE EFFECTIVE DATE.

         A Bondholder's basis in the Class A New Common Stock should be equal to (a) the fair market value of its portion of the HJC assets (as determined in accordance with the fourth preceding paragraph) deemed contributed to JCC Holding, less (b) the amount realized with respect to the New Bonds and New Contingent Bonds it receives, plus (c) the gain (if any) recognized by the Bondholder on the deemed contribution of assets to JCC Holding. A Bondholder's holding period with respect to the Class A New Common Stock would begin on the day after the Effective Date.

         A Bondholder's tax basis in a New Bond and a New Contingent Bond should be equal to the amount realized with respect to each Bond on the Effective Date and its tax basis in its proportionate interest in the Assigned Litigation Claims should be equal to the fair market value thereof on the Effective Date (or zero if such value is not ascertainable at such time). A Bondholder's holding period with respect to the New Bonds, the New Contingent Bonds and its proportionate interest in the Assigned Litigation Claims should begin on the day after the Effective Date.

         The discussion herein assumes that none of the Old Bonds, the New
Bonds or the New Contingent Bonds will be treated for purposes of the Debt Regulations as "publicly traded" property during a 60-day period beginning 30 days before the Effective Date. The application of the Debt Regulations in this regard is ambiguous. If any of such bonds were treated as so "publicly traded," the Bondholders' gain or loss on the deemed exchanges described above may be derived from the fair market value of such bonds based on trading prices on or about the Effective Date instead of the appraised asset values and the respective issue prices of the New Bonds and New Contingent Bonds as determined below.

    3. CLASSIFICATION OF NEW BONDS AND NEW CONTINGENT BONDS AS EQUITY RATHER THAN DEBT

         The New Bonds and New Contingent Bonds have legal and other economic terms typically associated with indebtedness and are intended to create a debtor-creditor relationship between JCC and the holders thereof. Consequently, JCC and JCC Holding intend to treat the New Bonds and the New Contingent Bonds as debt of JCC Holding for federal income tax purposes, and the discussion herein assumes such treatment. Nevertheless, the IRS may assert that, because all payments on the New Contingent Bonds (and certain payments on the New Bonds) are contingent upon future positive cash flows being generated by JCC, the New Contingent Bonds (or, possibly, both types of Bonds) should be classified as equity, rather than debt, for federal income tax purposes. There can be no assurance that the IRS would not so challenge the characterization of the Bonds or that a court would not sustain such a challenge. If it were determined that either type of Bond constitutes equity for federal income tax purposes, the tax consequences to the holders of such instrument would be substantially different from those described herein. Among other effects, such a recharacterization would result in stated interest payments and/or contingent payments being recharacterized as corporate dividends, resulting in the loss of substantial interest deductions and other tax benefits for JCC Holding. EACH BONDHOLDER IS

URGED TO CONSULT ITS OWN TAX ADVISORS AS TO THE IMPACT ON IT OF A POSSIBLE RECHARACTERIZATION OF THE NEW BONDS AND/OR THE NEW CONTINGENT BONDS AS EQUITY.

         Moreover, if the New Bonds or the New Contingent Bonds (or the Convertible Junior Subordinated Debentures) were to be treated as equity for federal income tax purposes, then it is possible that JCC will not be ignored for federal income tax purposes, but rather will be treated as either an association taxable as a corporation or a partnership. JCC currently intends to file a protective election with the IRS electing to be treated as an association taxable as a corporation for federal income tax purposes in the event that any of the debt instruments are recharacterized as equity. Because the IRS has not yet issued any regulations regarding such an election, the form and effectiveness of this election is not certain. JCC will file a protective election if, prior to the Effective Date, it can determine, to the satisfaction of the Bondholders Committee, that the IRS will respect such a protective election. If JCC cannot so determine, JCC has agreed to either (a) file an election that will cause it to be treated as a corporation for federal income tax purposes, or (b) with the consent of the Bondholders Committee, take other appropriate action to prevent it from being treated as a partnership for federal income tax purposes.

         If JCC were to be a corporation for federal income tax purposes, the New Bonds and the New Contingent Bonds constituting debt for federal income tax purposes would be an obligation of JCC (rather than JCC Holding). In addition, a portion of the HJC assets that are being deemed exchanged with JCC Holding for the New Bonds and New Contingent Bonds would instead be exchanged with JCC directly. Such alternative characterizations should not adversely affect the tax consequences to the Bondholders in a material manner. EACH BONDHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE IMPACT OF SUCH ALTERNATIVE CHARACTERIZATIONS.

    4.   TAX TREATMENT OF NEW BONDS AND NEW CONTINGENT BONDS

         a. STATED INTEREST, ORIGINAL ISSUE DISCOUNT AND CONTINGENT PAYMENTS. Because the New Bonds permit JCC to make stated interest payments for the first several years in additional New Bonds ("PIK BONDS"), and because both the New Bonds and the New Contingent Bonds provide for contingent payments, both types of Bonds will be subject to special rules governing the accrual of interest and original issue discount for federal income tax purposes contained in the Debt Regulations. The proper application of these rules to both types of Bonds is, however, unclear absent additional guidance regarding the application of the Debt Regulations to these specific contingent payment obligations. As a result, there can be no assurance that the IRS will accept JCC Holding's application of the Debt Regulations as contemplated herein. Moreover, as set forth above, the discussion herein assumes that none of the Old Bonds, the New Bonds or the New Contingent Bonds will be "publicly traded" for purposes of the Debt Regulations, although the application of the Debt Regulations in this regard is ambiguous. Accordingly, while the discussion herein is based on the Debt Regulations and assumes no "public trading" for purposes of the Debt Regulations, the ultimate federal income tax treatment of the New Bonds and New Contingent Bonds may differ from that described herein. EACH HOLDER OF THE NEW BONDS AND NEW CONTINGENT BONDS IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE DEBT REGULATIONS TO THE NEW BONDS AND NEW CONTINGENT BONDS.

         b. APPLICATION OF THE DEBT REGULATIONS TO THE NEW BONDS. Under the Debt Regulations, debt instruments that provide for both contingent and non-contingent payments (such as the New Bonds) are separated into two distinct components, and each is treated as a separate debt instrument for purposes of applying the original issue discount rules. The non-contingent component will initially have a stated interest rate of 5.867% that will increase over each of the next five semi-annual periods by a pre-determined amount. In the fourth and fifth years the stated interest rate will be 6.214% and will be 8% thereafter. Based on current market rates, the non-contingent component should have an issue price equal to the face amount ($187.5 million) of the New Bonds. All interest with respect to the non-contingent component of the New Bonds will be treated as original issue discount. Each holder of a New Bond will be required to include, using a constant yield method, such original issue discount in ordinary income as interest for federal income tax purposes before receiving cash to which a portion of such interest income is attributable. The amount of such discount accruing in any full accrual period for the first five years will be somewhat greater than, and for the remaining years will be somewhat less than, the then stated interest rate on the New Bonds.

         The contingent component of the New Bonds (comprised solely of all contingent payments thereon) would not be subject to the original issue discount rules. Rather, all payments with respect to such contingent component would be recharacterized under the Debt Regulations as, in part, a payment of principal and, in part, a payment of stated interest. The terms of the New Bonds treat all contingent payments as being comprised of principal and interest thereon at a 12% annual rate from the date of issue (with semi-annual compounding). As an illustration, and assuming that (1) the New Bonds are issued on February 28, 1998, (2) PIK Bonds are issued for the first six interest payment dates, (3) all contingent payments on the New Bonds are made and each semi-annual payment is equal to one-half of the annual maximum payment,**** and (4) the IRS accepts JCC Holding's application of the Debt Regulations to the

---------------

   ****   Under the New Bonds, the maximum aggregate contingent payment for the first semi-annual period of each year is approximately $8.077 million, and the maximum aggregate contingent payment for the second semi-annual period of each year is the difference between (a) $15 million and (b) the amount of aggregate contingent payment made for the first semi-annual period of such year (approximately $6.923 million if the maximum payment is made for the first semi-annual period). The actual contingent payment to be made under the New Bonds for each semi-annual period of each year can be expected to vary from the illustration above. In addition, under certain circumstances JCC may issue PIK Bonds for one or more additional interest payment dates as well, which would result in higher semi-annual non-contingent OID for subsequent periods and a higher principal repayment at maturity.

New Bonds, payments on the aggregate $187,500,000 original principal amount of the New Bonds would be allocated between principal and interest as follows (amounts in 000s):


         Payment            Semi-Annual         Semi-Annual         Semi-Annual
          Date         Non-Contingent OID  Contingent Interest  Contingent Principal
          ----         ------------------  -------------------  --------------------
         8/31/98             6,548.61              424.53            7,075.47
         2/28/99             6,777.33              825.03            6,674.97
         8/31/99             7,014.03            1,202.86            6,297.14
         2/28/00             7,259.01            1,559.30            5,940.70
         8/31/00             7,512.53            1,895.56            5,604.44
         2/28/01             7,774.92            2,212.80            5,287.20
         8/31/01             8,046.46            2,512.07            4,987.93
         2/28/02             8,084.43            2,794.41            4,705.59
         8/31/02             8,123.73            3,060.76            4,439.24
         2/28/03             8,164.40            3,312.04            4,187.96
         8/31/03             8,206.49            3,549.09            3,950.91
         2/28/04             8,180.20            3,772.73            3,727.27
         8/31/04             8,152.99            3,983.71            3,516.29
         2/28/05             8,124.83            4,182.74            3,317.26
         8/31/05             8,095.69            4,370.51            3,129.49
         2/28/06             8,065.53            4,547.65            2,952.35
         8/31/06             8,034.32            4,714.77            2,785.23
         2/28/07             8,002.01            4,872.42            2,627.58
         8/31/07             7,968.58            5,021.15            2,478.85
         2/28/08             7,933.98            5,161.46            2,338.54
         8/31/08             7,898.17            5,293.83            2,206.17
         2/28/09             7,861.11            5,418.71            2,081.29
                             --------           ---------            --------

                           171,829.35           74,688.13            90,311.87
                           ----------           ----------           ---------
                           ----------           ----------           ---------


          Under the Debt Regulations, a contingent interest payment is taxable to the holder in the year it is paid. Contingent principal payments are treated as a return of capital, thereby reducing the holder's basis in the contingent component and, to the extent they exceed such basis, are treated as gain on sale or exchange of the contingent component. Because a Bondholder's basis in the contingent component of a New Bond acquired upon issuance should be zero, all contingent principal payments received should be treated as gain on sale or exchange of such contingent component. Under general federal income tax principles, any gain recognized on such a principal payment would normally be a capital gain to the holder.

          If, and to the extent that, JCC's EBITDA results for any year are less than the amount required to cause the maximum contingent payments for such year to become due, scheduled contingent payments for such year will never be made. The failure of any contingent payment to become payable should have no federal income tax consequences for either the holders of New Bonds or to JCC Holding.

          c. APPLICATION OF THE DEBT REGULATIONS TO THE NEW CONTINGENT BONDS. Because the New Contingent Bonds provide solely for contingent payments, such Bonds will be treated as having an issue price of zero and generally in the same manner as the contingent component of the New Bonds described above. Hence, all payments thereunder would be recharacterized as part principal and part interest. The terms of such Bonds treat the contingent payments as being comprised of principal and interest thereon at a 16% annual rate from the date of issue (with semi-annual compounding). As an illustration, and assuming that
(1) the New Contingent Bonds are issued on February 28, 1998, (2) all contingent payments on the New Contingent Bonds are made and each semi-annual payment is equal to one-half of the annual maximum payment**** and (3) the IRS accepts JCC Holding's application of the Debt Regulations to the New Contingent Bonds, the maximum total payments made with respect to the New Contingent Bonds would be allocated between principal and interest as follows (amounts in 000s):


           Payment             Semi-Annual            Semi-Annual
            Date           Contingent Interest    Contingent Principal
            ----           -------------------    --------------------

           8/31/98                678.49                8,481.03
           2/28/99              1,306.71                7,852.81
           8/31/99              1,888.40                7,271.12
           2/28/00              2,427.00                6,732.52
           8/31/00              2,925.71                6,233.81
           2/28/01              3,387.47                5,772.05
           8/31/01              3,815.03                5,344.49
           2/28/02              4,210.92                4,948.60
           8/31/02              4,577.48                4,582.04
           2/28/03              4,916.89                4,242.63
           8/31/03              5,231.16                3,928.36
           2/28/04              5,522.15                3,637.37


---------------

     **** Under the New Contingent Bonds, the maximum aggregate contingent payment for the first semi-annual period of each year will be approximately $9.864 million, and the maximum aggregate contingent payment for the second semi-annual period of each year will be the difference between (a) $18.319 million and (b) the amount of aggregate contingent payment made for the first semi-annual period of such year (approximately $8.455 million if the maximum payment is made for the first semi-annual period). The actual contingent payment to be made under the New Contingent Bonds for each semi-annual period of each year can be expected to vary from the illustration above.

               Payment         Semi-Annual            Semi-Annual
                Date       Contingent Interest    Contingent Principal
                ----       -------------------    --------------------

               8/31/04          5,791.58                3,367.94
               2/28/05          6,041.06                3,118.46
               8/31/05          6,272.06                2,887.46
               2/28/06          6,485.94                2,673.58
               8/31/06          6,683.99                2,475.53
               2/28/07          6,867.36                2,292.16
               8/31/07          7,037.15                2,122.37
               2/28/08          7,194.36                1,965.16
               8/31/08          7,339.93                1,819.59
               2/28/09          7,474.71                1,684.81
                                --------                --------

                              108,075.55               93,433.89
                              ----------               ---------
                              ----------               ---------

          Under the Debt Regulations, a contingent interest payment is taxable to the holder in the year it is paid. Contingent principal payments are treated as a return of capital, thereby reducing the holder's basis in a New Contingent Bond and, to the extent they exceed such basis, are treated as gain on sale or exchange of a New Contingent Bond. Because a Bondholder's basis in a New Contingent Bond acquired upon issuance should be zero, all contingent principal payments received should be treated as gain on sale or exchange of such Bond. Under general federal income tax principles, any gain recognized on such a principal payment would normally be a capital gain to the holder.

          If, and to the extent that, JCC's EBITDA results for any year are less than the amount required to cause the maximum contingent payments for such year to become due, scheduled contingent payments for such year will never be made. The failure of any contingent payment to become payable should have no federal income tax consequences for either the holders of New Contingent Bonds or to JCC Holding.

          d.   APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS.  Generally, under
Section 163(e)(5) of the Code, original issue discount is not deductible until paid with respect to any corporate debt instrument that (i) has a maturity date that is more than five years from the date of issue, (ii) has a yield to maturity that equals or exceeds five percentage points over the applicable federal rate for the calendar month in which the obligation is issued and (iii) has "significant original issue discount" (generally if, as of the close of any accrual period ending more than five years after the date of issue, payment of more than one year's accrued interest has been deferred). Moreover, if the debt instrument's yield to maturity exceeds the applicable federal rate plus six percentage points, a ratable portion of the issuing corporation's deduction for original issue discount is denied (the "DISQUALIFIED OID"). For purposes of the dividends-received deduction under Section 243 of the Code, the Disqualified OID will be treated as a dividend to the extent it would have been so treated if it had been distributed by the issuing corporation with respect to its stock.

          The amount of interest or original issue discount that is deductible each year on contingent payment debt instruments is determined under the Debt Regulations. Because all interest under the New Contingent Bonds is taxable when paid, it does not appear that the New Contingent Bonds will have

"significant original issue discount" for purposes of the Code Section 163(e)(5) rules and thus will not be subject to any of the original issue discount deduction limitations therein. Based on current market interest rates, it is possible that the yield to maturity on the New Bonds (if viewed as a single instrument, rather than as separate non-contingent and contingent instruments as under the Debt Regulations) may exceed the applicable federal rate by five or more percentage points. However, the application of the Code Section 163(e)(5) rules to the New Bonds is uncertain.

          e. SUBSEQUENT PURCHASERS. The Debt Regulations require a holder of a contingent payment debt instrument whose tax basis in the instrument is different from its adjusted issue price (such as a subsequent purchaser) to allocate such basis first, to the noncontingent component of the instrument in an amount up to the adjusted issue price of such component and then, the balance of such basis to the contingent component. The Debt Regulations provide that any difference between the holder's basis in the noncontingent component and the adjusted issue price of the noncontingent component is taken into account under the market discount, amortizable bond premium and acquisition premium rules discussed below (although it would not appear that any premium would exist with respect to the New Bonds or the New Contingent Bonds upon issuance). Contingent payments treated as principal payments reduce the holder's basis in the contingent component and, to the extent that they exceed such basis, are treated as capital gain. When there are no further contingent payments due on the instrument, any remaining basis in the contingent component would be deductible as a capital loss.

          f. AMORTIZABLE BOND PREMIUM AND ACQUISITION PREMIUM. Generally, if the tax basis of an obligation (usually, its purchase price) held as a capital asset exceeds the sum of all amounts payable on the obligation after the acquisition date (other than amounts treated as interest) such excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method over the period from his acquisition date to the obligation's maturity date. The amortizable bond premium is treated as an offset to interest income on the related security for federal income tax purposes. A holder who elects to amortize bond premium must reduce his tax basis in the related obligation by the amount of bond premium used to offset interest income. Proposed Treasury regulations provide that special rules (not yet promulgated) may apply to debt instruments that provide for contingent payments. ACCORDINGLY, A HOLDER ACQUIRING A NEW BOND OR NEW CONTINGENT BOND AT A PREMIUM IS URGED TO CONSULT ITS OWN TAX ADVISER AS TO THE APPLICATION OF THE AMORTIZABLE BOND PREMIUM RULES TO SUCH BONDS.

          A debt instrument will be purchased at an acquisition premium if its tax basis is less than or equal to the sum of all amounts payable on the obligation after the acquisition date (other than amounts treated as interest), but greater than the instrument's adjusted issue price (such excess constituting the acquisition premium). The amount of original issue discount that the holder must include in income over the term of the debt instrument will be reduced ratably by the amount of acquisition premium. To the extent that any acquisition premium reduces the amount of original issue discount includable in a holder's income with respect to the debt instruments, such premium will not also be deductible as "amortizable bond premium" under the Code.

          Because the New Contingent Bonds provide solely for contingent payments, it does not appear that the amortizable bond premium and acquisition premium rules described above should apply to them.

          g. MARKET DISCOUNT. Holders should be aware that the resale of any New Bonds may be affected by the market discount provisions of the Code, which would generally require the holder to treat all or a portion of any gain recognized on the disposition of a New Bond acquired at a market discount as ordinary interest income at the time of the disposition. A purchase at a market discount includes (subject to a statutory DE MINIMIS exception) a purchase or exchange after the original issuance at a price or value below the stated redemption price at maturity, or, in the case of a debt instrument issued with original issue discount, at a price below (a) its "issue price," plus (b) the amount of original issue discount includable in income by all prior holders of the debt instrument (without regard to the rule discussed above with respect to subsequent purchasers), less (c) all cash payments (other than payments constituting qualified stated interest) received by such previous holders. The market discount rules also provide that a holder who acquires a debt instrument at a market discount (and who does not elect to (a) treat all interest thereon as original issue discount or (b) include such market discount in income on a current basis) may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

          A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount thereon accrues, either on a straight line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If a holder of a New Bond elects to include market discount in income on a current basis, the foregoing rules with respect to the recognition of ordinary income on a sale or other disposition of such New Bond and the deferral of interest deductions on indebtedness related to such New Bond would not apply.

          Because the New Contingent Bonds provide solely for contingent payments, it does not appear that the market discount rules described above should apply to them.

          h. DISPOSITION OF NEW BONDS AND NEW CONTINGENT BONDS. Under the Debt Regulations, a holder of a New Bond or a New Contingent Bond must allocate the amount of cash and fair market value of property received (other than amounts attributable to, and taxable as, accrued stated interest) upon the sale, exchange, redemption or other taxable disposition of a New Bond or a New Contingent Bond first, to the noncontingent component in an amount up to the total of the adjusted issue price of such component and then, the balance to the contingent component. The holder will recognize gain or loss measured by the difference between (i) the amount allocated to the noncontingent component and
(ii) the holder's tax basis in such component (as increased by any original issue discount and market discount previously included in income by the holder). Amounts allocated to the contingent component are treated as contingent payments made on the date of sale, exchange or retirement and are characterized as principal and interest under the rules discussed above. Subject to the original issue discount and market discount rules and the Debt Regulations discussed above, any such gain or loss will generally be long-term capital gain or loss, provided the instrument was a capital asset in the hands of the holder and had been held for more than one year.

     5.   TAX TREATMENT OF RECEIPT OF COMMON STOCK FOR CERTAIN RELEASES

          While not free from doubt, it appears that additional Class A New Common Stock received by a Bondholder in exchange for entering into certain releases may be viewed as additional consideration for such Bondholder's Old Bonds, which generally would increase any capital gain, or decrease any capital loss, recognized thereon. Each Bondholder is urged to consult its own tax advisor as to the consequences to it of such receipt for federal income tax purposes.

     6. TAX TREATMENT OF PENALTIES FOR FAILURE TO REGISTER CLASS A NEW COMMON STOCK, NEW BONDS AND NEW CONTINGENT BONDS

          While not entirely free from doubt, it appears that any holder of Class A New Common Stock, New Bonds or New Contingent Bonds that receives a cash payment as a result of the failure to obtain proper registration of such securities under applicable securities laws will recognize ordinary taxable income in an amount equal to such amount received. Each holder is urged to consult its own tax advisor as to the consequences to it of such receipt for federal income tax purposes.

     7.   BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

          Backup withholding at the rate of 31% may apply with respect to interest, original issue discount and other amounts paid on the New Bonds and the New Contingent Bonds and dividends and other amounts paid with respect to the Class A New Common Stock unless the holder (i) is a corporation, a qualifying financial institution or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide the issuer with his correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the holder's federal income tax liability, and will be refundable to the extent that it results in an overpayment of tax.

          JCC Holding will report to holders and to the IRS the amount of "reportable payments" (including any interest or other amounts paid and any original issue discount accrued) and any amount withheld during each calendar year.

C.   TAX CONSEQUENCES TO JCC HOLDING

          JCC Holding should not recognize gain or loss on the issuance of the Class A New Common Stock, the New Bonds and the New Contingent Bonds in exchange for the HJC assets. JCC Holding should generally take a basis in such assets received equal to the Bondholder's basis in such assets (plus any gain recognized by the Bondholders on their transfer of HJC assets to JCC Holding).

          The Convertible Junior Subordinated Debentures have legal and economic terms typically associated with indebtedness and are intended to create a debtor-creditor relationship between JCC and the holders thereof. Consequently, JCC and JCC Holding intend to treat such debentures as debt for federal income tax purposes. Nevertheless, the IRS may assert that such debentures should be classified as equity for federal income tax purposes. There can be no assurance that the IRS would not so challenge the characterization of such debentures or that a court would not sustain such a challenge. If such debentures were to be recharacterized as equity, then interest payments thereon would not be deductible for tax purposes by JCC Holding.

          In addition, even if the Convertible Junior Subordinated Debentures are treated as debt for federal income tax purposes, recent Code amendments may prohibit JCC Holding from deducting interest payments made thereon due to the debentures' conversion and redemption features. It is unclear whether the debentures will qualify for a transition rule or "grandfather" exception to these amendments.

          THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH CLAIMHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN AND THE CONTINUING OWNERSHIP AND DISPOSITION OF THE CLASS A NEW COMMON STOCK, NEW BONDS AND NEW CONTINGENT BONDS, INCLUDING THE POSSIBLE RECHARACTERIZATION OF THE BONDS AS EQUITY AND THE APPLICATION OF THE DEBT REGULATIONS AND STATE, LOCAL AND FOREIGN TAX LAWS. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS SHALL HAVE ANY LIABILITY TO ANY PERSON OR CLAIMHOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE OR LOCAL TAX CONSEQUENCES OF THE PLAN ON THE FOREGOING DISCUSSION.

          XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

          If the Plan is not confirmed and consummated, the Debtors' alternatives include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) the preparation and presentation of an alternative plan or plans of reorganization.

A.   LIQUIDATION UNDER CHAPTER 7

          If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a chapter 7 liquidation would have on the recovery of holders of Claims and Equity Interests is set forth in Section VI.C.4., "Confirmation and Consummation Procedure--Confirmation--Best Interests Test." The Debtors believe that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan because of the additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations and (iii) the failure to realize the greater, going concern value of the Debtors' assets.

B.   ALTERNATIVE PLAN OR PLANS OF REORGANIZATION

          If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan or plans of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of their assets. With respect to an alternative plan, various other alternatives in connection with the extensive negotiation process involved in the formulation and development of the Plan have been considered by the Debtors, the Committees and the State.

          ITT Corporation ("ITT") and Hilton Hotels Corporation ("HILTON") have previously expressed an interest in proposing a plan for one or more of the Debtors. ITT indicated in March 1996, in its response to HJC's first request for an extension of the time within which HJC had the exclusive right to file a plan of reorganization, that ITT was working toward submitting a plan of reorganization under which the State, the City, the Bondholders, and unsecured creditors would receive at least as much, if not more, than would be available under any competing plan. ITT has not come forward with any plan, and has not opposed any of the Debtors' subsequent requests for extensions of time within which they have the exclusive right to file and solicit acceptances of a plan of reorganization. Hilton has stated publicly that it is no longer interested in pursuing a transaction involving the Debtors, and no other party has approached the Debtors with any proposal to fund a plan of reorganization. In addition, no one opposed the Debtors' requests for extensions of the time within which they would have the exclusive right to solicit acceptances of a plan of reorganization through April 30, 1997. Furthermore, no one has proposed a competing plan of reorganization since exclusivity terminated. Based upon the lack of interest by third parties in proposing a plan of reorganization for the Debtors, among other things, the Debtors believe that the value being received by their estates under the Plan is the highest value possible.

          In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, and a trustee need not be appointed. Accordingly, creditors would receive greater recoveries than in a chapter 7 liquidation. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to creditors because a greater return to creditors is provided for in the Plan. Consequently, the Debtors believe that the Plan, as opposed to any of the alternatives, enables the Debtors to emerge successfully and expeditiously from chapter 11, preserves their business and allows creditors to realize the highest recoveries under the circumstances.

                          XII. CONCLUSION AND RECOMMENDATION

          The Proponents believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims. In addition, other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Proponents urge holders of impaired Claims entitled to vote on the Plan to vote to accept the Plan and to evidence their acceptance by returning their ballots so that they will be received not later than the date and time set forth in the accompanying notice.

Dated:  __________ ___, 1997

                                   Respectfully submitted:


                                   -----------------------------

                                   JENNER & BLOCK
                                   One IBM Plaza
                                   Chicago, Illinois 60611
                                   Telephone:  (312) 222-9350
                                   Fax:  (312) 840-7353


                                   -----------------------------

                                   WILLIAM HARDY PATRICK, III,
                                   A PROFESSIONAL CORPORATION
                                   10636 Linkwood Court
                                   Baton Rouge, Louisiana 70810-2854
                                   Telephone:  (504) 767-1460
                                   Fax:  (504) 769-0010

                                   Attorneys for Harrah's Jazz Company
                                   and Harrah's Jazz Finance Corp.


                                   -----------------------------

                                   BRONFIN & HELLER, L.L.C.
                                   650 Poydras Street, Suite 2500
                                   New Orleans, Louisiana 70130
                                   Telephone:  (504) 568-1888
                                   Fax:  (504) 522-0949

                                   Attorneys for Harrah's New Orleans
                                   Investment Company


                                   -----------------------------

                                   LATHAM & WATKINS
                                   885 Third Avenue
                                   New York, New York 10022
                                   Telephone:  (212) 906-1200
                                   Fax:  (212) 751-4864

                                   Attorneys for Harrah's Entertainment, Inc.

                                      Exhibit B

                      FORECASTED CONDENSED FINANCIAL STATEMENTS

                    SUMMARY OF SIGNIFICANT FORECASTED ASSUMPTIONS

                                      Exhibit B

                      FORECASTED CONDENSED FINANCIAL STATEMENTS

                    SUMMARY OF SIGNIFICANT FORECASTED ASSUMPTIONS

     A.   INTRODUCTION

          This projected financial information (the "Financial Forecast") was prepared by HET, on behalf of the Proponents, to show the estimated consolidated financial position, results of operations, cash flows and capitalization of JCC Holding Company ("JCC Holding") and its subsidiaries (collectively, the "Company") following February 28, 1998, which is assumed to be the Effective Date of the Plan of Reorganization for this Financial Forecast.

          This Financial Forecast contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to a number of risks and uncertainties.
 The forecasted construction budget represents HET's estimate of the costs to complete construction of the Casino and to open the Casino. Accordingly, the forecast reflects HET's judgment, as of the date of this Disclosure Statement, of the expected conditions and its expected course of action.
Some assumptions inevitably will not materialize, and unanticipated events and circumstances may occur subsequent to November 14, 1997, the date of this Financial Forecast. Many of these events and circumstances are out of the control of the Proponents. Therefore, the actual results achieved during the forecast period will vary from those set forth in the Financial Forecast, and the variations may be material. As discussed elsewhere in the Disclosure Statement, there are a number of legal proceedings pending which may affect HJC or the Company. If adversely decided, such proceedings could have a material adverse effect on the Financial Forecast. In addition, the Financial Forecast does not include any adjustments that might result should HJC or the Company be unable to continue as a going concern. The Company and the Proponents undertake no obligation to publicly release the result of any revisions to this Financial Forecast that may be made to reflect any future events or circumstances. The Financial Forecast is based on the assumptions discussed below and should be read in conjunction with the Disclosure Statement, including "Section IX -- CERTAIN RISK FACTORS TO BE CONSIDERED."

          All capitalized terms not defined in this Exhibit B have the same meanings ascribed to them in the Disclosure Statement to which this exhibit is attached.

          THE FINANCIAL FORECAST WAS NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS ("AICPA") OR THE FINANCIAL ACCOUNTING STANDARDS BOARD ("FASB"). FURTHERMORE, THE FINANCIAL FORECAST HAS NOT BEEN AUDITED OR REVIEWED BY THE PROPONENTS' INDEPENDENT ACCOUNTANTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE FINANCIAL FORECAST IS BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE PROPONENTS. CONSEQUENTLY, THE FINANCIAL FORECAST SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE PROPONENTS OR ANY OTHER PERSON, AS TO THE ACCURACY OF THE FINANCIAL FORECAST OR THAT THE FINANCIAL FORECAST WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THESE FINANCIAL FORECASTS.

          The financial information herein includes:

               Pro Forma Condensed Consolidated Balance Sheet of the Company as of February 28, 1998, based on the historical consolidated balance sheet as of June 30, 1997, updated to reflect the effect of projected activity up to the Effective Date, and reflecting the anticipated accounting effects of the Plan's consummation and of "fresh start" accounting as promulgated by AICPA Statement of Position 90-7 entitled "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7").

               Forecasted Condensed Consolidated Income Statements of the Company for the twelve months ending February 28, 1999, February 29, 2000, February 28, 2001, and February 28, 2002.

               Forecasted Condensed Consolidated Capitalization Tables of the Company as of February 28, 1999, February 29, 2000, February 28, 2001, and February 28, 2002.

               Forecasted Condensed Consolidated Statements of Cash Flows of the Company for the twelve months ending February 28, 1999, February 29, 2000, February 28, 2001, and February 28, 2002.

               The Financial Forecast has been prepared on the basis of generally accepted accounting principles consistent with those currently utilized by HJC in the preparation of its historical consolidated financial statements except as noted in the accompanying assumptions. The Financial Forecast should be read in conjunction with the significant assumptions, qualifications and notes set forth below.

               HJC does not, as a matter of course, publish its business plans and strategies or projections of its anticipated financial position, results of operations or cash flows. Accordingly, the Proponents and the Company do not intend, and disclaim any obligation, to (a) furnish updated business plans or projections to holders of Claims or Equity Interests, or (b) include such updated information in any documents which may be required to be filed with the Securities and Exchange Commission. The Proponents and the Company do not intend to revise the Financial Forecast solely to reflect circumstances arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events. The Proponents and the Company assume no responsibility to advise recipients of the Financial Forecast about any subsequent changes.

          NO ASSURANCE CAN BE GIVEN THAT THE FINANCIAL FORECAST WILL BE REALIZED. THE PROPONENTS URGE THAT THE UNDERLYING ASSUMPTIONS BE CONSIDERED CAREFULLY BY HOLDERS OF CLAIMS IN REACHING THEIR DETERMINATION OF WHETHER TO ACCEPT OR REJECT THE PLAN.

     B.   REORGANIZATION ASSUMPTIONS

          The Financial Forecast assumes Confirmation of the Plan in accordance with its terms and that all transactions contemplated by the Plan to be consummated by the Effective Date will be so consummated on February 28, 1998.

          The application of fresh start reporting as set forth in SOP 90-7 requires the valuation of the assets and liabilities of the Company at their fair values. In accordance with SOP 90-7, for purposes of the February 28, 1998, Pro Forma Condensed Consolidated Balance Sheet and the Financial Forecast, the fair values of the Company's assets and liabilities have been derived from a reorganization value for JCC Holding determined as of the Effective Date.

          The Financial Forecast also assumes that, as part of the Plan of Reorganization, the Bondholders will exchange the Old Bonds for, among other things, $187.5 million in aggregate principal amount of Senior Subordinated Notes due 2009 with Contingent Payments (the "New Bonds"), and Senior Subordinated Contingent Notes (the "New Contingent Bonds"). The New Bonds will pay (i) Fixed Interest semi-annually at a rate of 5.867% per annum increasing over the first three years to a rate of 6.214% per annum in the third through fifth years (as set forth in the Bondholder Term Sheet), and increasing to 8% per annum after the first five years, and (ii) contingent interest equal to 75% of EBITDA over $65 million and under $85 million.
Fixed Interest begins accruing on the New Bonds on the Effective Date. The Company will have the option of making the first six semi-annual payments of Fixed Interest on the New Bonds in kind rather than in cash; provided, however, that the Company must pay the first four semi-annual payments of Fixed Interest in kind if Tranche A-1 and/or Tranche A-2 is outstanding when such payments are due. The Company will have the option to pay the fifth and sixth semi-annual payments of Fixed Interest in kind. If the Company pays Fixed Interest in kind on any of the first six semi-annual interest payment dates, HNOMC will defer its Base Management Fees and HET and HOCI will defer their fees under the HET/JCC Agreement to the extent that the cash savings from paying Fixed Interest in kind is needed for cash flow deficiencies other than for repayment of Tranche A-1 and Tranche A-2. If the Company is required to pay Fixed Interest in kind with respect to the third, fourth, fifth or sixth semi-annual interest payment because of the terms of the Term Loans, or if the Company elects to pay Fixed Interest in kind during such periods, the Incentive Management Fee payable to HNOMC will be deferred during such corresponding period.

          Payments of Fixed Interest in kind or deferrals of fees and other obligations are possible if the Company does not meet certain EBITDA targets starting with the fourth year after the Effective Date. If EBITDA for the Company is not in excess of $28.5 million for the twelve months ending one month prior to each semi-annual interest payment date, Fixed Interest on the New Bonds will be paid in kind, the Base and Incentive Management Fees will be deferred, amortization under the Term Loans will be deferred and the fees due under the HET/JCC Agreement will be deferred. The Financial Forecast assumes that the first four semi-annual payments of Fixed Interest will be made in kind. For accounting purposes, the New Bonds will be discounted at issuance to adjust the carrying amount to approximate their fair value at the date of issuance.

          All payments in respect of the New Contingent Bonds will be contingent and will be limited to 75% of EBITDA, as defined, over $85 million and under $109.425 million. Due to the contingent nature of all payments due under the terms of the New Contingent Bonds, no liability is recognized for these bonds in the February 28, 1998 Pro Forma Condensed Consolidated Balance Sheet of the Company. Payments made pursuant to the terms of the New Contingent Bonds are reported by JCC Holding in the Financial Forecast as interest expense.

          The Financial Forecast includes interest expense on the New Bonds at the fixed rate and amortization of the assumed discount, which combine for an effective annual interest rate for the eleven years that the New Bonds will be outstanding of 15.4%. The Financial Forecast also includes contingent interest on both the New Bonds and the New Contingent Bonds when payable in accordance with the terms of the respective agreements.

          The Financial Forecast assumes that the Company will enter into the A Term Loan and that such loan will provide the Company with $60 million to construct the Casino. The A Term Loan will consist of three tranches: (i) Tranche A-1 totaling $10 million, (ii) Tranche A-2 totaling $20 million, and
(iii) Tranche A-3 totaling 30 million. The Financial Forecast also assumes that the Company will enter into the B Term Loan and that such loan will provide the Company with $135 million to construct the Casino. The B Term Loan will consist of two tranches: (i) Tranche B-1 totaling $30 million, and
(ii) Tranche B-2 totaling $105 million. The Financial Forecast assumes that pursuant to the HET Loan Guarantee, HET and HOCI will provide a payment guarantee or a "put" agreement with respect to Tranche A-2 and Tranche B-2. The Financial Forecast assumes that Tranche A-1, Tranche A-3 and Tranche B-1 will be funded on the Effective Date, and that borrowings under Tranche A-2 and Tranche B-2 will be funded as required for the construction of the Casino. The Financial Forecast also assumes that the

Company will enter into the Working Capital Facility, that such facility will provide the Company with up to $25 million of availability, that such facility will be fully available to meet the Company's short-term working capital requirements and to fund any minimum balance required by the Amended Management Agreement, and that pursuant to the HET Loan Guarantee, HET and HOCI will provide a payment guarantee or a "put" agreement with respect to the Working Capital Facility. The scheduled quarterly amortization payments will be deferred for any of the first six semi-annual interest payment periods if (i) the Company has elected to pay Fixed Interest in kind during the interest period ending prior to the current quarter, (ii) HNOMC has deferred both Base Management Fees and Incentive Management Fees for the corresponding interest period and (iii) HET and HOCI have deferred their fees under the HET/JCC Agreement. The Financial Forecast assumes that the Company will not defer any scheduled quarterly amortization payments.

          In exchange for providing the HET Loan Guarantee, BTCo will pay to HET an annual credit support fee equal to 2%, and the Company will pay to HET an annual credit support fee equal to 0.75%, of the average aggregate principal amount of loans and/or stated amount of letters of credit outstanding from time to time under the Working Capital Facility (but the Financial Forecast assumes that there will be no amount of loans or letters of credit outstanding under the Working Capital Facility), Tranche A-2 and Tranche B-2 (in the case of Tranche B-2, only to the extent the aggregate outstanding principal amount thereof from time to time is in excess of $10 million); provided, however, that (1) the BTCo Credit Support Fee and the JCC Credit Support Fee shall be subject to adjustment as provided in the Indicative Term Sheet attached as Exhibit J to the Plan; (2) HET shall not receive credit support fees based on amounts outstanding, or stated amounts of letters of credit relating to project costs of the Casino, under the Working Capital Facility until the Carry Obligations of HET and HOCI under the New Completion Guarantees have terminated; and (3) the BTCo Credit Support Fee will be payable only to the extent such fee is actually received by BTCo from the Company as interest under Tranche A-2, Tranche B-2 and the Working Capital Facility, and so long as HET and HOCI are not in default under the HET Loan Guarantee.

          The Financial Forecast also assumes that on the Effective Date, BTCo will purchase approximately $11 million aggregate principal amount, and that Salomon, BT Securities Corporation and DLJ will purchase approximately $15 million aggregate principal amount, of the Convertible Junior Subordinated Debentures. The Financial Forecast assumes that the Convertible Junior Subordinated Debentures will be due on the 15th anniversary of the Effective Date and will bear interest at a rate of 8% per annum.

          The Financial Forecast assumes that the Company will enter into the Junior Subordinated Credit Facility, that such facility will provide $10 million of availability, and that the Company will incur the entire $10 million of indebtedness available under the Junior Subordinated Credit Facility.

          HJC is in the process of negotiating with the State of Louisiana and City of New Orleans with regard to certain modifications to the Casino Operating Contract and the Canal Street Casino Lease. Payments to the State are assumed to be substantially as set forth in the summary of the Amended Casino Operating Contract in the Disclosure Statement. See
Section V.C.3., "The Plan of Reorganization -- Executory Contracts and
Unexpired Leases -- Casino Operating Contract." City rent payments are assumed to be substantially as set forth in the summary of the Amended Canal Street Casino Lease in the Disclosure Statement. See Section V.C.2. "The
Plan of Reorganization -- Executory Contracts and Unexpired Leases -- Canal Street Casino Lease."

          The Financial Forecast assumes that the Harrah's New Equity Investment made on the Effective Date will be in the amount of $36.0 million (the difference between $75.0 million and the $39.0 million of debtor-in-possession financing assumed to have been provided by the DIP Lender as of the Effective Date). The Harrah's Investor's obligation to make the Harrah's New Equity Investment is subject to various conditions. See
Section V.F.3.s. "The Plan of Reorganization -- Conditions Precedent to Confirmation and Effective Date --Conditions Precedent to Effective Date."

     C.   CERTAIN OPERATING ASSUMPTIONS

          The Financial Forecast assumes that the Company will enter into an exclusive contract to operate the sole land-based casino in Orleans Parish, Louisiana, and will enter into a long-term lease for the site in the City designated by law for the Casino's development.

          The Financial Forecast assumes that the Casino, upon the completion of Casino-Phase I, will contain approximately 100,000 square feet of net gaming space.

          The Financial Forecast includes the first four years of operations for the Company. HET has based this Financial Forecast on the assumptions identified herein including but not limited to the following:

          (i) the Company will own and operate the sole land-based casino in Orleans Parish, Louisiana, the number of riverboats in Louisiana remains limited, and riverboat casinos operating within the market area comply with the cruising requirements of existing Louisiana riverboat gaming statutes, thereby limiting the competitive environment in Louisiana;

          (ii) the Company will not be involved with any legal proceedings which could affect its revenues and expenses;

          (iii) Casino--Phase I will open, and Second Floor Shell Construction--Phase II will be completed, on February 28, 1999;

          (iv) there will be no material changes made to the Gaming Act or the regulations thereunder or any other applicable legal requirements that would restrict or prevent the operations of the Casino;

          (v) the Company will not incur any labor disputes or other disturbances that would have a material effect on the construction or operations of the Casino;

          (vi) the underlying demographics and tourist visits to the New Orleans market remain substantially the same as the trends experienced over the past five years;

          (vii) gaming is not legalized in any new jurisdiction from which the Casino is expected to draw its customers;

          (viii)  there is no material downturn in general economic conditions;

          (ix) the Company is able to identify and attract adequate competent personnel; and

          (x) there will be no change in generally accepted accounting principles that may have a material effect on the financial results of the Company.

     D.   ESTIMATED PROJECT COSTS

          The total additional construction and other costs required to complete and open the Casino are estimated as follows (in millions):

CONSTRUCTION COSTS
Total Construction Costs.............................................. $129.4
                                                                       ------
NON-CONSTRUCTION COSTS
Gaming Equipment & Supplies...........................................   19.1

Cash Loads, Preopening Expenses and Initial Working Capital...........   37.3

Organization Costs/Financing Fees and Other(1)........................   36.2
                                                                       ------
     Total Non-Construction Costs.....................................   92.6

Reorganization Expenses...............................................   59.9

Unsecured Creditors(2)................................................   16.5

Cure Payments in connection with Contract Assumptions.................   40.4

Cash/Receivable Collections...........................................  (32.8)
                                                                       ------
    Total Costs....................................................... $306.0
                                                                       ------
                                                                       ------

-------------------

(1)/ Other includes State payments, City payments, interest payments and contingency.2/

(2)/   Excludes related parties.

          Major construction projects, such as the Casino, entail significant risks, including, but not limited to, possible unanticipated shortages of materials or skilled labor, unforeseen engineering or environmental problems, remediation necessitated by the shutdown of the project, work stoppages, weather interference, unanticipated cost increases, and regulatory problems. Adverse developments in any of these areas could delay the project or increase its costs.

     E.   CASINO REVENUES

          The gaming demand forecast for the market was derived by analyzing anticipated demand of residents living within a 50-mile radius of New Orleans, as well as visitors coming from beyond the 50-mile range. The market was sub-divided to forecast annual demand generated in four market segments around New Orleans:

          Local residents (0 to 50 miles around New Orleans)
          Regional tourists (50 to 200 miles)
          Tourists (> 200 miles)
          Incremental tourists

          The demand for the Casino was estimated using a three step analysis: (i) determine population in the market based on distance from the Casino; (ii) assess that population's propensity to wager through comparable market research and local polling; and (iii) estimate the Company's market share of those wagers through local market research. Steps (i) and (ii) were duplicated for both residents and tourists. After estimating the number of casino visits the Casino is expected to attract, HET estimated the win per casino visit. HET then multiplied these two numbers to estimate gaming revenues.

          HET expects that the Company will compete with other gaming facilities and other forms of gaming in the market, including dockside casinos, riverboats, video poker and pari-mutual betting.

     F.   OPERATING EXPENSES

          The operating expense forecast was prepared, in general, based upon HJC's experience operating the Basin Street Casino and on the operations of casinos of similar size and with similar equipment in other markets.

     G.   INTEREST EXPENSE

          See "Summary of Significant Forecasted Assumptions --
Reorganization Assumptions."

    H.   INCOME TAXES

         The Financial Forecast assumes that JCC Holding is a corporation, that JCC Intermediary and JCC are limited liability companies, and that the JCC Entities will be treated as a single taxable entity subject to a 38.5% combined federal and state income tax rate on its estimated taxable income throughout the forecast period. See "Material Federal Income Tax Considerations" in the Disclosure Statement.

    I.   CAPITAL EXPENDITURES

         The Financial Forecast assumes that annual maintenance capital expenditures will be approximately 1% of Gross Revenues during the forecast period.

                                 JCC HOLDING COMPANY
                           PRO FORMA CONDENSED CONSOLIDATED
                        BALANCE SHEET AS OF FEBRUARY 28, 1998
                                    (IN MILLIONS)

                                        ASSETS

Current assets
    Cash and cash equivalents . . . . . . . . . . . . . . . . . . . .    $ 74.1
    Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1.8
                                                                         ------
         Total current assets . . . . . . . . . . . . . . . . . . . .      75.9
                                                                         ------

Land, buildings and equipment
    Property held for development . . . . . . . . . . . . . . . . . .      13.2
    Construction in progress. . . . . . . . . . . . . . . . . . . . .     153.3
    Furniture, fixtures and equipment . . . . . . . . . . . . . . . .      26.1
                                                                         ------
         Total land, buildings and equipment. . . . . . . . . . . . .     192.6
                                                                         ------

Deferred operating contract costs . . . . . . . . . . . . . . . . . .      57.5
Lease prepayments . . . . . . . . . . . . . . . . . . . . . . . . . .      14.2
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4.0
                                                                         ------
         Total other assets . . . . . . . . . . . . . . . . . . . . .      75.7
                                                                         ------
              Total assets. . . . . . . . . . . . . . . . . . . . . .    $344.2
                                                                         ------
                                                                         ------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities . . . . . . . . . . . . . . . . . . . . . . . . .    $   --
                                                                         ------

Long-term debt
    Senior Subordinated Notes due 2009 with
         Contingent Payments. . . . . . . . . . . . . . . . . . . . .     187.5
         Discount . . . . . . . . . . . . . . . . . . . . . . . . . .     (73.6)
    Senior Subordinated Contingent Notes. . . . . . . . . . . . . . .        --
    A Term Loan . . . . . . . . . . . . . . . . . . . . . . . . . . .      40.0
    B Term Loan . . . . . . . . . . . . . . . . . . . . . . . . . . .      30.0
    Junior Subordinated Credit Facility . . . . . . . . . . . . . . .        --
    Convertible Junior Subordinated Debentures. . . . . . . . . . . .      26.0
                                                                         ------
         Total long-term debt . . . . . . . . . . . . . . . . . . . .     209.9
                                                                         ------

Commitments and contingencies

Stockholders' equity
    Common stock
         Class A. . . . . . . . . . . . . . . . . . . . . . . . . . .      75.3
         Class B. . . . . . . . . . . . . . . . . . . . . . . . . . .      75.0
         Capital Surplus/(Deficit). . . . . . . . . . . . . . . . . .     (16.0)
                                                                         ------
              Total stockholders' equity. . . . . . . . . . . . . . .     134.3
                                                                         ------
                   Total liabilities and stockholders' equity . . . .    $344.2
                                                                         ------
                                                                         ------

See accompanying Summary of Significant Forecasted Assumptions.

                                 JCC HOLDING COMPANY
              FORECASTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                    (IN MILLIONS)



                                                                                Twelve Months Ending
                                                    -----------------------------------------------------------------------------
                                                    February 28, 1999   February 29, 2000   February 28, 2001   February 28, 2002
                                                    -----------------   -----------------   -----------------   -----------------
Revenues
    Casino . . . . . . . . . . . . . . . . . . .               $   --              $348.0              $387.0              $422.0
    Food and beverage. . . . . . . . . . . . . .                   --                20.9                23.2                25.3
    Parking, retail and other. . . . . . . . . .                   --                15.4                17.1                18.6
    Less:  casino promotional allowances . . . .                   --               (16.5)              (18.4)              (20.0)
                                                               ------              ------              ------              ------
              Net revenues . . . . . . . . . . .                   --               367.8               408.9               445.9
                                                               ------              ------              ------              ------

Operating Expenses
    Direct
         Casino
              LGCB Payments. . . . . . . . . . .                   --               100.0               100.0               100.0
              Other casino . . . . . . . . . . .                   --               114.5               121.7               130.1
         Food and beverage . . . . . . . . . . .                   --                15.4                16.8                18.1
         Parking, retail and other . . . . . . .                   --                 5.6                 6.2                 6.7
    Undistributed expenses . . . . . . . . . . .                   --                55.2                57.5                59.9
    Management fees. . . . . . . . . . . . . . .                   --                11.5                12.8                15.0
    Ground lease rentals . . . . . . . . . . . .                   --                15.8                17.8                19.6
    Other. . . . . . . . . . . . . . . . . . . .                   --                 1.3                 1.3                 1.3
    Franchise tax. . . . . . . . . . . . . . . .                   --                 1.6                 1.5                 1.5
    Guaranty Fee . . . . . . . . . . . . . . . .                   --                 6.0                 6.0                 5.0
    Depreciation and amortization. . . . . . . .                   --                27.8                25.8                26.5
    Preopening . . . . . . . . . . . . . . . . .                 46.8                  --                  --                  --
                                                               ------              ------              ------              ------
                   Total operating expenses. . .                 46.8               354.7               367.4               383.7
                                                               ------              ------              ------              ------

Operating income (loss). . . . . . . . . . . . .                (46.8)               13.1                41.5                62.2
Credit Support Fee . . . . . . . . . . . . . . .                  0.9                 0.9                 0.8                 0.8
Interest expense, net. . . . . . . . . . . . . .                 10.2                35.5                36.3                54.2
                                                               ------              ------              ------              ------

Income (loss) before income taxes. . . . . . . .                (57.9)              (23.3)                4.4                 7.2
Provision for income taxes . . . . . . . . . . .                 22.3                 6.0                (4.9)               (6.2)
                                                               ------              ------              ------              ------
Net income (loss). . . . . . . . . . . . . . . .               $(35.6)             $(17.3)             $ (0.5)             $  1.0
                                                               ------              ------              ------              ------
                                                               ------              ------              ------              ------



See accompanying Summary of Significant Forecasted Assumptions.

                                 JCC HOLDING COMPANY
               FORECASTED CONDENSED CONSOLIDATED CAPITALIZATION TABLES
                                    (IN MILLIONS)



                                                                                Twelve Months Ending
                                                    -----------------------------------------------------------------------------
                                                    February 28, 1999   February 29, 2000   February 28, 2001   February 28, 2002
                                                    -----------------   -----------------   -----------------   -----------------

Long-term debt
    A Term Loan. . . . . . . . . . . . . . . . .               $ 60.0              $ 48.7              $ 28.3              $ 16.2
    B Term Loan. . . . . . . . . . . . . . . . .                135.0               132.0               124.0               110.3
    Senior Subordinated Notes due
         2009 with Contingent payments . . . . .                122.8               138.7               150.2               156.8
    Senior Subordinated Contingent Notes . . . .                   --                  --                  --                  --
    Junior Subordinated Credit Facility. . . . .                 10.0                10.0                10.0                10.0
    Convertible Junior Subordinated
         Debentures. . . . . . . . . . . . . . .                 26.0                26.0                26.0                26.0
                                                               ------              ------              ------              ------
              Total long-term debt . . . . . . .                353.8               355.4               338.5               319.3
Total stockholders' equity . . . . . . . . . . .                 98.7                81.4                80.9                81.9
                                                               ------              ------              ------              ------
              Total capitalization . . . . . . .               $452.5              $436.8              $419.4              $401.2
                                                               ------              ------              ------              ------
                                                               ------              ------              ------              ------


See accompanying Summary of Significant Forecasted Assumptions.

                                 JCC HOLDING COMPANY
              FORECASTED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (IN MILLIONS)


                                                                                Twelve Months Ending
                                                    -----------------------------------------------------------------------------
                                                    February 28, 1999   February 29, 2000   February 28, 2001   February 28, 2002
                                                    -----------------   -----------------   -----------------   -----------------

Cash flows from operating activities

    Net income (loss). . . . . . . . . . . . . .               $(35.6)             $(17.3)              $(0.5)               $1.0
    Adjustments to reconcile net income (loss) to
         net cash flows from operating activities
              Changes in deferred taxes. . . . .                (22.3)               (6.0)                4.9                 6.2
              Depreciation and amortization. . .                   --                27.8                25.8                26.5
              Amortization of debt discount. . .                  3.4                 4.2                 5.3                 6.6
              Expensed PIK interest. . . . . . .                   --                11.7                 6.2                  --
              Changes in working capital accounts                  --                  --                  --                  --
                                                               ------              ------              ------              ------
                Cash flows provided by operating
                   activities. . . . . . . . . .                (54.5)               20.4                41.7                40.3
                                                               ------              ------              ------              ------

Cash flows used in investing activities
    Land, buildings and equipment additions. . .               (147.5)               (3.0)               (4.0)               (5.0)
                                                               ------              ------              ------              ------

Cash flows used in financing activities
    Proceeds from Bank Loans, Convertible
         Junior Subordinated Debentures and
         Junior Subordinated Credit Facility . .                135.0                  --                  --                  --

    Debt retirements . . . . . . . . . . . . . .                   --               (14.2)              (28.5)              (25.7)
                                                               ------              ------              ------              ------

Cash Flows provided by (used in)
    financing activities . . . . . . . . . . . .                135.0               (14.2)              (28.5)              (25.7)
                                                               ------              ------              ------              ------
Increase (Decrease) in cash and cash equivalents                (67.0)                3.2                 9.2                 9.6
Cash and cash equivalents, beginning of period .                 74.1                 7.1                10.3                19.5
                                                               ------              ------              ------              ------
Cash and cash equivalents, end of period . . . .               $  7.1              $ 10.3              $ 19.5              $ 29.1
                                                               ------              ------              ------              ------
                                                               ------              ------              ------              ------



See accompanying Summary of Significant Forecasted Assumptions.